As filed with the Securities and Exchange Commission on August 10, 2001

                                                      Registration No. 333-57684
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 3

                                       TO
                                   FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CHARTER FINANCIAL CORP.
             (exact name of registrant as specified in its charter)

       United States                       6035              Application Pending
(state or other jurisdiction of      (Primary Standard          (IRS Employer
incorporation or organization) Classification Code Number) Identification No.) Identification No.)

                                c/o CharterBank
                                600 Third Avenue
                             West Point, GA 31833
                                 (706) 645-1391
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 ____________

                               Robert L. Johnson
                     President and Chief Executive Officer
                                  CharterBank
                               600 Third Avenue
                           West Point, Georgia 31833
                                (706) 645-1391
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 ____________

                                  Copies to:

        V. Gerard Comizio, Esq.                      John J. Spidi, Esq.
        Thacher Proffitt & Wood                    Malizia and Spidi, P.C.
 1700 Pennsylvania Ave, N.W., Ste. 800            1100 New York Avenue, N.W.
        Washington, D.C.  20006                         Suite 340 West
            (202) 347-8400                           Washington, DC 20005
                                                        (202) 434-4660



                                 ____________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box / X /
                               ---

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of each Class of       Amount to be         Proposed Maximum               Proposed Maximum         Amount of Registration
 Securities to be Registered    Registered(1)   Offering Price Per Share(2)   Aggregate Offering Price (2)           Fee(3)
-----------------------------------------------------------------------------------------------------------------------------------
        Common Stock,             6,083,500               $10.00                      $60,835,000                   $15,209
       $.01 par value
===================================================================================================================================


(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) $12,895 previously paid.


The Registrant hereby amends this Registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                            Charter Financial Corp.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

Registration Statement Item and Caption                Location or Headings in Prospectus
---------------------------------------                ----------------------------------
1.  Forepart of the Registration Statement and         Outside Front Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of       Inside Front and Outside Back Cover Pages
    Prospectus

3.  Summary Information and Risk Factors               Summary; Risk Factors

4.  Use of Proceeds                                    Summary--How We Intend to Use the Proceeds We Raise from the Offering;
                                                       How We Intend to Use the Proceeds from the Offering

5.  Determination of Offering Price                    Summary---How We Determined the Offering Range and the $10.00 Price
                                                       Per Share; The Reorganization and the Offering--How We Determined the
                                                       Offering Range and the $10.00 Price Per Share

6.  Dilution                                           Not Applicable

7.  Selling Security Holders                           Not Applicable

8.  Plan of Distribution                               Summary--Persons Who May Order Stock in the Offering; The
                                                       Reorganization and the Offering--Subscription Offering and Subscription
                                                       Rights, Direct Community Offering and Syndicated Community Offering

9.  Description of Securities to be Registered         Description of Capital Stock of Charter Financial Corp.

10. Interests of Named Experts and Counsel             Not Applicable

11. Information with Respect to the Registrant         Outside Front Cover Page; Summary--The Companies; Summary--Our
                                                       Directors, Officers and Employees Will Have Additional Compensation and
                                                       Benefit Programs After the Reorganization; Selected Consolidated Financial
                                                       and Other Data; CharterBank; Charter Financial Corp.; First Charter, MHC;
                                                       Our Policy Regarding Dividends; Market for the Common Stock; Regulatory
                                                       Capital Compliance; Capitalization; Pro Forma Data; CharterBank
                                                       Consolidated Statements of Operations; Management's Discussion and
                                                       Analysis of Financial Condition and Results of Operations; Business of
                                                       CharterBank; Business of First Charter, MHC; Business of Charter Financial
                                                       Corp.; Regulation of CharterBank and Charter Financial Corp; Federal
                                                       Banking Regulation; Management; Executive Officers; The Reorganization
                                                       and the Offering; Restrictions on Acquisition of Charter Financial Corp. and
                                                       CharterBank; Description of Capital Stock of Charter Financial Corp.;
                                                       Financial Statements

12.  Disclosure of Commission Position on              Not Applicable
     Indemnification for Securities Act Liabilities

[LOGO]

                                                         Charter Financial Corp.
                                        Proposed Holding Company for CharterBank
                                      Up to 6,083,500 Shares of Common Stock


Charter Financial Corp. is a federally-chartered corporation that is offering shares of its common stock in connection with the reorganization of CharterBank into a mutual holding company. The shares we are offering represent 20% of the outstanding common stock of Charter Financial. CharterBank formed Charter Financial to own CharterBank as part of the reorganization of its structure. First Charter, MHC, a federally-chartered mutual holding company, will own 80% of the outstanding common stock of Charter Financial. The common stock of Charter Financial will be quoted on the Nasdaq National Market under the symbol "CHFN."

                  __________________________________________

                             TERMS OF THE OFFERING

                            Price: $10.00 per share

                                                  Minimum       Maximum
                                                -----------   -----------
Number of shares.............................     3,910,000     5,290,000
Underwriting commissions and other expenses..   $ 1,495,000   $ 1,647,000
Net proceeds to Charter Financial............   $37,605,000   $51,253,000
Net proceeds per share to Charter Financial..   $      9.62   $      9.69


    We may sell up to 6,083,500 shares because of regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers.


                  __________________________________________

   This investment involves a degree of risk, including the possible loss of principal. Please read the Risk Factors beginning on page [_].

     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     We are offering the common stock on a best efforts basis, subject to certain conditions. The minimum number of shares that you may purchase is 25 shares. Funds received prior to the completion of the offering will be held in an account at CharterBank which will bear interest at our savings passbook rate. This offering is expected to terminate on [_], 2001. We may extend this expiration date without notice to you, until [_], 2001, unless the Office of Thrift Supervision approves a later date.

                       Sandler O'Neill & Partners, L.P.
                                 _______, 2001

--------------------------------------------------------------------------------


                      [MAP OF CHARTERBANK BRANCH OFFICES]


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----
Summary...........................................................    1
Risk Factors......................................................   12
Forward Looking Statements........................................   19
Selected Consolidated Financial and Other Data....................   20
Recent Developments...............................................   22
CharterBank.......................................................   29
Charter Financial.................................................   30
First Charter, MHC................................................   30
Charter Insurance Company.........................................   30
How We Intend to Use the Proceeds From the Offering...............   31
Our Policy Regarding Dividends....................................   32
Market for the Common Stock.......................................   33
Regulatory Capital Compliance.....................................   34
Capitalization....................................................   36
Pro Forma Data....................................................   37
CharterBank Condensed Consolidated Statements of
 Income and Comprehensive Income..................................   48
Management's Discussion and Analysis of
 Financial Condition and Results of Operations....................   49
Business of CharterBank...........................................   85
Business of Charter Financial.....................................  119
Regulation of CharterBank and Charter Financial...................  120
Taxation..........................................................  129
Management........................................................  130
The Reorganization and the Offering...............................  143
Restrictions on Acquisition of Charter Financial And CharterBank..  162
Description of Capital Stock of Charter Financial.................  165
Legal and Tax Opinions............................................  167
Experts...........................................................  167
Registration Requirements.........................................  167
Where You Can Find Additional Information.........................  168
Index to Financial Statements.....................................  F-1

--------------------------------------------------------------------------------

                                    SUMMARY

     You should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

Our Reorganization and Stock Offering

     CharterBank is currently a federally-chartered mutual savings and loan association headquartered in West Point, Georgia. CharterBank is reorganizing into the mutual holding company structure. As part of the reorganization, Charter Financial is offering up to 6,083,500 shares to the public, representing 20% of its outstanding common stock. After the reorganization, Charter Financial will own 100% of CharterBank.


     This chart shows our new structure after the reorganization:

                                                                                  Public
                            First Charter, MHC                                  Stockholders
                    80% of Charter                                                   20% of Charter Financial's
                     Financial's                                                           common stock
                     common stock                    Charter Financial Corp.

                                        100% Ownership                      100% Ownership

                                       Charter Insurance                     CharterBank
                                            Company

     First Charter, MHC will own a majority of Charter Financial's common stock after the reorganization. The same directors and officers who manage CharterBank will manage Charter Financial and First Charter, MHC.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Companies

CharterBank

     We are a federally-chartered mutual savings and loan association, headquartered in West Point, Georgia. We were formed in 1954 and operate four full-service branch offices and three loan production offices in west-central Georgia and east-central Alabama. We are a community-oriented financial institution serving consumer households and small businesses. At March 31, 2001, we had total assets of $934.8 million, including 5,055,000 shares of Freddie Mac stock with a market value of $327.7 million, equity of $249.2 million and total deposits of $185.2 million, respectively. We are the only locally-owned and operated financial institution in the Valley area, which is comprised of West Point, Georgia and Lanett and Valley, Alabama. Our address is 600 Third Avenue, West Point, Georgia 31833, and our telephone number is (706) 645-1391. Our assets have grown over the past three years from $729.3 million at September 1998 to $934.8 million at March 31, 2001, an increase of over 28%.

Charter Financial Corp.

     Charter Financial will be the stock holding company for CharterBank after the reorganization. Charter Financial has not engaged in any business to date. After the reorganization, Charter Financial will hold 1.7 million shares of Freddie Mac stock, currently held in CharterBank's investment portfolio and will own Charter Insurance Company which will own an additional 400,000 shares of Freddie Mac stock. See "Business of Charter Financial."

First Charter, MHC

     First Charter, MHC will own at least a majority of the outstanding common stock of Charter Financial after the reorganization. We do not expect that First Charter, MHC will engage in any business activity other than owning a majority of the common stock of Charter Financial and holding 400,000 shares of Freddie Mac stock, currently held in CharterBank's investment portfolio. First Charter, MHC has not engaged in any business to date.

Charter Insurance Company

     Charter Insurance Company is a Hawaiian corporation which commenced operations in December 2000. Charter Insurance Company is a wholly-owned subsidiary of Charter Holdings, Inc., a wholly-owned subsidiary of CharterBank. Charter Insurance Company generates fee income by reinsuring a portion of CharterBank's loan originations which carry private mortgage insurance. CharterBank has capitalized Charter Insurance Company with $450,000. As part of the reorganization, 400,000 shares of Freddie Mac stock will be contributed to Charter Insurance Company and Charter Insurance Company will become a subsidiary of Charter Financial. Charter Insurance Company's revenues are expected to be less than 1% of Charter Financial's total revenues.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The following are highlights of CharterBank's operations:

     .    Ownership of Freddie Mac Stock

     Our balance sheet is unique in comparison to our peers in that we own 5,055,000 shares of Freddie Mac stock with a market value of approximately $327.7 million at March 31, 2001, which represents approximately 35.1% of our total assets. The $197.0 million in after-tax unrealized gain on our Freddie Mac stock represents 79.9% of our equity at March 31, 2001. The Freddie Mac stock is held in our investment portfolio as available-for-sale under generally accepted accounting principles. Our investment in Freddie Mac stock in the 1980s has significantly increased our capital and earnings. Because we believe that our ownership of Freddie Mac stock continues to present attractive earnings growth potential and because the sale of Freddie Mac stock would result in substantial tax liability for us, we have no current plans to liquidate our investment. However, we are reallocating the stock so as to more effectively manage our Freddie Mac stock investment and CharterBank's retail operations. In this regard, as part of the reorganization, 2.5 million shares of the Freddie Mac stock will be transferred out of CharterBank's portfolio to Charter Financial, First Charter, MHC and Charter Insurance Company, leaving 50.5% of our Freddie Mac stock in CharterBank's portfolio. Following the reorganization, we will continue to monitor our Freddie Mac stock investment.

     .    Community Banking and Customer Service

     We are a service-oriented bank providing retail and small business customers with products and services designed to create long term, profitable relationships. We strive to offer high quality services to customers, not only through personal service, but also by offering a competitive array of financial products which address customer needs. In this regard, we offer numerous loan products, including residential mortgage loans, commercial real estate loans, commercial loans, home equity loans, second mortgages and other loan products. We also offer deposit products including consumer and commercial checking accounts, savings accounts, money market accounts and certificates of deposit, as well as other services to our customers. In addition, we have funded The Charter Foundation, a non-profit charitable foundation, which makes charitable contributions to our community.

     .    Residential Lending

     We are the leading residential mortgage lender in the Valley area. As of March 31, 2001, our residential mortgage loans totaled $153.3 million, equal to 60.8% of our total loans. Our strategy is to offer customers a broad range of mortgage products including adjustable and fixed rate loans and "jumbo" loan products, which are loans with balances that exceed Fannie Mae guidelines. For the six months ended March 31, 2001, we originated $38.0 million in residential loans. For the years ended September 30, 2000 and 1999, we originated $92.5 million and $139.5 million, respectively, in residential loans.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     .    Branch Expansion

     We plan to expand our targeted market area to include higher income areas within the I-85 corridor in west-central Georgia and east-central Alabama. In this regard, we plan to establish additional branch offices and upgrade existing facilities over the next three to four years. As part of this strategy, we acquired Citizens National Bank, Valley, Alabama in August 1999 and are currently constructing a new branch in Auburn, Alabama, which is scheduled to open in the fourth quarter of this year.

     .    Expanded Delivery Channels

     To serve our existing customers better and to complement our planned branch expansion, we will increase the channels through which we deliver products and services. In this regard, we will expand our use of ATMs by placing additional ATMs at strategic locations within our primary market area. We also plan to introduce Internet banking products which will give our customers on-line access to their accounts and the ability to conduct account transactions such as online bill payment and electronic funds transfers.

     .    Capital Strength

     Our policy has been to maintain the financial strength of CharterBank through conservative risk management, sound financial condition, stable earnings and an efficient operation. Our strong capital position is bolstered by our Freddie Mac Stock investment. At March 31, 2001, we had $197.0 million in after-tax unrealized gain from the investment in the Freddie Mac stock.

     .    Interest Rate Strategy

     We seek to maintain an acceptable balance between maximizing potential yield and limiting exposure to changing interest rates. To reduce the risk that our earnings will be impacted if interest rates change, we:

          . sell most of our conforming fixed rate one- to four-family mortgage loans that we currently originate rather than retain them in our loan portfolio;

          . emphasize investments with adjustable rates and/or short and intermediate-term average lives of less than ten years; and

          . structure most of our commercial real estate loans with adjustable rates or as balloon loans, which require a large, lump sum payment at maturity.

     We believe that our high level of capital historically has allowed us to support a high level of interest rate risk to enhance long term income at the cost of increased volatility in the income stream. Our reliance on borrowings rather than deposits presents an interest rate challenge for us. As part of our efforts to address our interest rate risk, during the six months ended March 31, 2001, CharterBank extended its interest rate reset on $102.0 million of Federal Home Loan Bank borrowings from one month to seven or more years and reduced its mortgage related investment securities by $62.3 million. The risk profile after these actions is shown in the Net Portfolio Value table in the next section of the prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Reasons for the Reorganization

     The reorganization of CharterBank to a mutual holding company will permit Charter Financial to issue common stock, which is a source of capital not available to mutual savings banks. The proceeds from the sale of common stock of Charter Financial will provide CharterBank with new capital, which will support our planned branch expansion, future deposit growth and expanded operations.

     CharterBank's mutual form of ownership will be preserved in First Charter, MHC. First Charter, MHC, as a mutual holding company, will own at least a majority of the common stock of Charter Financial as long as First Charter, MHC remains in existence. The reorganization will allow CharterBank to achieve certain benefits of a stock company, while allowing us to raise capital incrementally.

     The reorganization is also intended to provide an additional source of capital to Charter Financial in order to allow it to:

     . finance its planned branch expansion through acquisitions of other financial institutions as well as through de novo branching;

     .    finance acquisitions of other businesses related to banking;

     .    pay dividends to stockholders; and

     .    repurchase shares of our common stock.

     As part of the reorganization, CharterBank will transfer 2.5 million shares of its Freddie Mac stock holdings with an approximate market value of $162.1 million as of March 31, 2001 to Charter Financial, Charter Insurance Company and First Charter, MHC. We believe that the transfer of Freddie Mac stock to Charter Financial, Charter Insurance Company and First Charter, MHC will allow CharterBank's management to focus on improving returns on our core banking activities.

     Additionally, after the reorganization, Charter Financial will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions without assuming the risks of raising capital through the sale of Freddie Mac stock, although no additional capital issuance and no mergers or acquisitions are planned or contemplated at the present time. In addition, the reorganization will allow Charter Financial to establish stock benefit plans for management and employees, including incentive stock option plans, stock award plans and an employee stock ownership plan, in order to allow us to attract and retain qualified personnel. We also believe that the reorganization will provide local customers and other residents with an opportunity to become equity owners of Charter Financial, and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally-owned financial institution.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     After considering the advantages and risks of the reorganization, as well as applicable fiduciary duties, the Board of Directors of CharterBank unanimously approved the reorganization as being in the best interests of CharterBank, our depositors and the communities that we serve.


Terms of the Offering


     We are offering between 3,910,000 and 5,290,000 shares of common stock of Charter Financial to qualifying depositors, tax-qualified employee plans and possibly to the public. The maximum number of shares that we sell in the offering may increase by up to 15% to 6,083,500 shares as a result of regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 6,083,500 or decreased below 3,910,000, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Sandler O'Neill & Partners, L.P., our financial and marketing advisor in connection with the reorganization, will use its best efforts to assist us in selling our stock.



Persons Who May Order Stock in the Offering

     We are offering the shares of common stock of Charter Financial in what we call a "subscription offering" in the order of priority listed below:

     (1) Depositors with accounts at CharterBank with aggregate balances of at least $50 on September 30, 1999;

     (2) The tax-qualified employee plans of CharterBank (including the ESOP), which will provide retirement benefits to our employees;


     (3) Depositors with accounts at CharterBank with aggregate balances of at least $50 on June 30, 2001; and


     (4) Other depositors and borrowers of CharterBank on the voting record date who do not already have subscription rights in the above priorities.

     The shares of common stock not purchased in the subscription offering will be offered, in what we call a "direct community offering," on a priority basis, with preference to the natural persons residing within our Community Reinvestment Act assessment area which consists of the entirety of Troup and Harris Counties, Georgia, as well as the entirety of Chambers and Lee Counties, Alabama. Shares may also be offered to the general public. The direct community offering, if any, will commence concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering to the public through a syndicate of broker-dealers managed by Sandler O'Neill & Partners, L.P. (referred to as a "syndicated community offering.") We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
How We Determined the Offering Range and the $10.00 Price Per Share

     The offering range is based on an independent appraisal of the common stock to be offered. RP Financial, LC., an appraisal firm experienced in appraisals of savings banks and financial institutions, has estimated as of March 2, 2001 the market value of the common stock to be between $39,100,000 and $52,900,000. This results in an offering of between 3,910,000 and 5,290,000 shares of common stock at an offering price of $10.00 per share. RP Financial's estimate of our market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial's independent appraisal will be updated before we complete our reorganization.


     The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of federal savings banks. See "Pro Forma Data."


Limits on Your Purchase of the Common Stock

     Your orders for common stock will be limited in the following ways:

     (1)  the minimum order is 25 shares or $250;

     (2) in the subscription offering, the maximum amount that an individual may purchase is $500,000;


     (3) in the direct community offering and in the syndicated community offering, the maximum amount that an individual may purchase is $500,000;


     (4) in all categories of the offering combined, the total amount that an individual may purchase, acting together with others, is $1,300,000; and


     (5) if we receive orders for a greater number of shares than we are offering, then we will allocate the available shares that we issue. This may result in your receiving a smaller number of shares than you ordered. See "The Reorganization and The Offering."

We may increase the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the shares issued in the reorganization on a basis that will promote a widespread distribution of stock. Thereafter, we must allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. The ESOP is authorized to purchase up to 8% of the shares sold in the offering to persons other than First Charter, MHC without regard to these purchase limitations. For example, the ESOP may purchase up to 312,800 and 423,200 shares of common stock, respectively, at the minimum and maximum of the offering range. The Office of Thrift Supervision has proposed regulations which, if adopted, would permit the ESOP to purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. These proposed regulations have not yet been adopted and may not


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

be adopted for the foreseeable future or at all, or if adopted, may permit ESOP purchases in amounts lesser than permitted under the proposal. However, if the Office of Thrift Supervision adopts these proposed regulations, the ESOP may purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, or up to 780,400 and 1,055,900 shares of common stock, respectively, at the minimum and maximum of the offering range. If the proposed regulations are adopted prior to the close of the offering, Charter Financial intends to fund the ESOP with 8% of 49.9% of the outstanding shares of Charter Financial. For additional information on these purchase limitations see "The Reorganization and The Offering -- Limitations on Common Stock Purchases."


How You May Pay for Your Shares

     In the subscription offering and the direct community offering you may pay for your shares only by:

     (1)  personal check, bank check or money order; or

     (2) authorizing us to withdraw money from your deposit accounts maintained with CharterBank.

     We may also, but are not required, to permit wire transfers as payment for shares ordered for purchase. CharterBank cannot lend funds to anyone for the purpose of purchasing shares.


You May Not Sell or Transfer Your Subscription Rights

     If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights.


Deadline for Orders of Common Stock

     If you wish to purchase shares, a properly completed stock order form, together with payment for the shares must be received by CharterBank no later than 4:00 p.m., Eastern time, on [], 2001, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order forms to one of our full-service branch offices.

Termination of the Offering

     The subscription offering will terminate at 5:00 p.m., Eastern time, on [_], 2001. We expect that the direct and/or syndicated community offerings would terminate at the same time. We may extend this expiration date without notice to you, until [_], 2001, unless regulators approve a later date. If the subscription offering and/or community offerings are extended

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
beyond [_], 2001, we will be required to resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond [_].


Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

     If we do not receive orders for at least 3,910,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the $500,000 and $1,300,000 purchase limitations to a maximum of $2,645,000, which is 5% of the maximum of the offering range. In addition, we may seek regulatory approval to extend the offering beyond the [_] expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering. See "The Reorganization and The Offering - Limitations on Common Stock Purchases."



Market for the Common Stock

     We expect the common stock of Charter Financial to trade on the Nasdaq National Market under the symbol "CHFN" Sandler, O'Neill & Partners, L.P. currently intends to make a market in the common stock but it is under no obligation to do so. See "Market for Common Stock."


How We Intend to Use the Proceeds We Raise from the Offering

     Assuming we sell 5,290,000 shares in the offering, we intend to distribute the net proceeds from the offering as follows:

     .    $25,626,500 will be contributed to CharterBank;


     . $4,232,000 will be loaned to the ESOP to fund its purchase of common stock; and

     .    $21,394,500 will be retained by Charter Financial.


     Charter Financial intends to use the net proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other businesses that are financial in nature, to pay dividends, to repurchase common stock or for other general corporate purposes. CharterBank may use the proceeds it receives to repay certain borrowings, expand its lending activities and its branch network, to purchase mortgaged-backed securities and investment securities and for general corporate purposes. See "How We Intend To Use the Proceeds from the Offering."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Our Policy Regarding Dividends

     Although no decision has been made regarding the payment of dividends, we will consider a policy of paying quarterly cash dividends on the common stock starting the first quarter after we complete the reorganization. We cannot guarantee, however, that we will pay dividends, or that we will not reduce or eliminate dividends in future periods.


Our Directors, Officers and Employees Will Have Additional Compensation and Benefit Programs After the Reorganization

     In order to tie our officers', directors' and employees' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Accordingly, we are adding new benefit plans for our officers and employees at no cost to them, including an employee stock ownership plan (ESOP) and a benefit restoration plan. We also plan to adopt a stock option plan and management recognition plan in connection with the reorganization and to enter into an employment agreement with Robert L. Johnson, our President and Chief Executive Officer. In addition, we also plan to enter into change in control agreements with certain of our executive officers. These new benefit plans and employment agreements will increase our future costs of compensating our directors and employees, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the management recognition plan. See "Risk Factors- The implementation of stock-based benefits will increase our future compensation expense, reduce our earning and cause dilution" and "Management- Employment Agreements, -Change of Control Agreements, -Benefit Plans and -Future Stock Benefit Plans."


Possible Conversion of First Charter, MHC to Stock Form

     In the future, First Charter, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, depositors of First Charter, MHC would have subscription rights to purchase shares of Charter Financial and the stockholders of Charter Financial would be entitled to exchange their shares of common stock for shares of the converted First Charter, MHC in a manner that is fair and reasonable to the shareholders. This percentage may be adjusted to reflect the assets owned by First Charter, MHC. Charter Financial's public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a "second-step conversion" transaction.

How You May Obtain Additional Information Regarding the Reorganization and Offering

     If you have any questions regarding the offering or the reorganization,
please call the Conversion Center at [        ], Monday through Friday between
10:00 a.m. and 4:00 p.m., Eastern time.

--------------------------------------------------------------------------------

                                 RISK FACTORS


--------------------------------------------------------------------------------

   You should consider carefully the following risk factors before deciding whether to invest in our common stock.
--------------------------------------------------------------------------------


A decrease in the market value of our Freddie Mac stock investment may reduce our earnings and capital.

     CharterBank currently owns 5,055,000 shares of Freddie Mac stock which, as of March 31, 2001, had an estimated fair market value of $327.7 million including an after tax unrealized gain of $197.0 million, and represented approximately 35.1% of its outstanding total assets. Our current revenue and strong capital structure are due, in part, to dividend income from the Freddie Mac stock and the appreciation of the stock investment. Because First Charter, MHC will retain 400,000 shares of Freddie Mac stock in the reorganization, Charter Financial's earnings will be reduced by the amount of dividends and appreciation that we would have realized on the shares of Freddie Mac stock retained by First Charter, MHC. Therefore, we will be more dependent on income from our loan and investment portfolio to increase our future earnings. If we cannot increase income from our loan and investment portfolio and the market value of our Freddie Mac stock investment declines, our capital and profitability may be adversely impacted.

     In addition, the price of Freddie Mac stock tends to move inversely to long term interest rates. Accordingly, recent declines in interest rates have caused Freddie Mac stock to trade near its all time high. The following table shows the per share high, low, ending and average daily trading price of Freddie Mac stock for the period from March 31, 2001 to August 10, 2001, for the six months ended March 31, 2001 and for each of the three years ended September 30, 2000.



                                                 Price Per Share($)
                                           -----------------------------
              Period Ended                  High    Low    End   Average
----------------------------------------   ------- ------ ----- --------
August 10, 2001.........................
June 30, 2001...........................    69.89  50.75  68.05    62.56
September 30, 2000......................    55.75  37.69  54.06    45.99
September 30, 1999......................    65.13  45.31  52.00    57.34
September 30, 1998......................    51.38  35.13  49.63    44.59



Because the price of Freddie Mac stock may fluctuate significantly, management believes that the recent trading prices of Freddie Mac stock may not accurately reflect the value of the asset. If the market value of our Freddie Mac stock investment declines, our capital will be reduced proportionately.

We have a significant deferred tax liability on our Freddie Mac stock investment. If it became payable, this tax liability would significantly adversely affect our liquidity, ability to hold Freddie Mac stock and earnings.


     At March 31, 2001 we had deferred taxes of $127.5 million which relate primarily to the unrealized gain on our Freddie Mac stock. The unrealized gain, net of tax, has been recorded as other comprehensive income and has been included in the equity section of the statement of financial condition as Accumulated Other Comprehensive Income and the related deferred taxes have been included in the liability section as Deferred Income Taxes. We have designated our Freddie Mac stock investment as held for investment, as opposed to trading, for tax purposes. If, because of frequent sales or for other reasons, the Internal Revenue Service designates our Freddie Mac stock investment as trading, the investment would be marked to market for tax purposes each year. As of March 31, 2001, this would add $320.8 million to taxable income which, assuming a 38.6% effective tax rate, would require a combined tax payment of $123.8 million. The payment of this deferred tax liability would adversely affect our liquidity, ability to hold Freddie Mac stock and earnings.


If our dividend income exceeds our taxable income for any given year, we will lose potential tax benefits associated with the dividends received deduction.

     We receive a dividends received deduction on dividend income from our investment in Freddie Mac stock. This deduction is the lesser of 70% of dividends received or 70% of taxable income before the dividend received deduction. Therefore, if taxable income exceeds 70% of dividend income or if we incur a net loss for any given year, the full deduction of 70% of dividends is allowed, creating significant tax savings for us. However, if 70% of dividend income exceeds taxable income for any given year, we will not be able to take full advantage of the dividends received deduction and we would lose potential tax benefits. The table below shows the tax benefit of the dividends received deduction at different levels of taxable income assuming constant dividend income of $3,500,000 and an effective tax rate of 37.72%.


                                              Taxable Income (Loss)
                                      -----------------------------------------
1.  Taxable income (loss)              $4,000,000   $  100,000   $ (100,000)
       before dividend exclusion....   ----------   ----------   ----------

2.  Dividend income.................   $3,500,000   $3,500,000   $3,500,000
3.  Dividends received deduction -
       lesser of line 1 or 2........   $2,450,000   $   70,000   $2,450,000
4.  Tax benefit of deduction........   $  924,140   $   26,404   $  924,140


Our earnings may be reduced if we are required to take our bad debt reserve into income.

     The reorganization will be effected using the "purchase and assumption" method, under which assets and liabilities of the present CharterBank will be successively transferred to Charter Financial and to the new CharterBank, in each case in exchange for at least 80% of the stock of the transferee. Although such transactions are generally tax-free, it is not clear whether or not the use of this method would require the present CharterBank to "recapture" (i.e., take into income) its bad debt reserve, and the IRS will not issue private letter rulings in that regard. Accordingly, although we may take the position that, under available authority, such recapture is not required, there is a possibility that the use of the purchase and assumption method will cause the present CharterBank to recapture the balance of its bad debt reserve, which would result in a federal tax liability of approximately $800,000.

A decrease in our sources of funds may affect our ability to fund loans. This would reduce our earnings.

     CharterBank funds its operations with a combination of retail and wholesale deposits, and with borrowings from the Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase. Credit union certificates of deposits comprised approximately 22% of our total deposit base at March 31, 2001. The balances of our credit union deposits are more volatile than our retail deposits. Wholesale deposits of approximately $40.9 million are scheduled to mature during the next several quarters. As these deposits mature, they are less likely to remain with CharterBank, as compared to the relatively stable balance of our core retail deposit base. As a result, these maturities
will most likely outpace the growth of our retail deposit base.   Accordingly,
we plan to continue to utilize either borrowed funds or wholesale deposits to fund asset growth and maturing liabilities.

     Our capacity to borrow is impacted by the amount of available collateral. This collateral is impacted by interest rates, delinquencies and other factors related to the underlying loans and securities. In a rising interest rate environment or a weak economy, the value of our collateral may decrease thereby reducing our capacity to borrow. Further, the Federal Home Loan Bank may have higher priority than other lenders from whom we have borrowed in times of financial distress and demand significant collateral. At March 31, 2001, CharterBank had available lines of credit commitments with the FHLB totaling $280.5 million, of which $236.8 million was advanced and $43.7 million was available at March 31, 2001.

     Although we have secured a line of credit based on the value of our Freddie Mac stock, we believe that the significant negative tax implications associated with borrowing against our Freddie Mac stock makes this option a last resort.

     If sufficient deposits or borrowings are not available to effectively fund loans, our future earnings may be negatively impacted.


Our local economy may affect our future growth possibilities.

     Our current market area is principally located in the Valley region consisting of West Point, Georgia and Lanett and Valley, Alabama. Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand our market area. While we expect our local economy to moderately grow over the next several years, a downturn in our local economy may limit funds available for deposit and may negatively affect our borrowers' ability to repay their loans on a timely basis, both of which could have an impact on our profitability.

     Our market area has traditionally depended on the textile industry as a source of employment, and while our local economy has expanded to include other trade sectors in recent years, our local economy has not experienced the same growth as other nearby regions. In addition, a local provider of wireless telephone service, Powertel Inc., which is headquartered in West Point, Georgia has recently been sold to VoiceStream (Deutsche Telekom). While we will seek to address this economic risk through expansion of our retail delivery systems into other nearby markets, we cannot guarantee that a downturn in our local economy will not have a negative impact on our earnings.


Our high market share in the Valley area may limit further growth and lower our profitability.

     Our already strong market share in the Valley area may limit further growth in this area which could limit the amount of funds available to originate loans. Therefore, our profitability will depend, in part, on our ability to expand our retail market area beyond the Valley region. If this growth strategy is not successful, our earnings may be negatively impacted.

Our return on average equity will be low compared to other companies. This could hurt the trading price of our common stock.

     We will not be able to deploy the increased capital from this offering into high-yielding earning assets immediately. Our ability to profitably deploy our new capital will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. Freddie Mac stock, based on the price and dividend at March 31, 2001 had a dividend yield of approximately 1.20%. These factors will reduce our return on average equity to a level that will be lower than our peers.
For the six months ended March 31, 2001, our return on average equity was 2.25%. As long as we own Freddie Mac stock and until we can invest profitably our increased capital and increase portfolio loans and retail deposits, we expect our return on equity to be below the industry average, which may negatively impact the value of our stock.

There is no guarantee that an active trading market for your stock will develop.


     Because Charter Financial has never issued stock, there is no current trading market for the common stock. Consequently, Charter Financial cannot assure or guarantee that an active trading market for the common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence and individual decisions of willing buyers and sellers at any given time over which neither Charter Financial nor any market maker will have any control. Further, Charter Financial will only be issuing 20% of its outstanding common stock to the public. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell shares on short notice.

The price of your stock may be negatively affected by many factors, including the price of Freddie Mac stock.


     The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including the price of Freddie Mac stock, prevailing interest rates, investor perceptions of Charter Financial and general industry and economic conditions. Therefore, we cannot assure you that, following the reorganization, the trading price of our common stock will be at or above the $10.00 per share initial offering price.


Because we intend to pursue conservative and locally-based business goals, our earnings may not increase significantly, which could negatively affect the price of your stock.


     On a post-reorganization basis, CharterBank intends to continue to serve the financial needs of the local community and to remain an independent, community-based institution pursuing our lending and investment strategies. We will continue to lend primarily within our targeted market area within the I-85 corridor in Georgia and Alabama after our reorganization. We also will not lower credit standards even though our capital base will be larger. For these reasons, our future earnings may not increase significantly. If your investment goals are to invest in companies with high earnings growth, you may find that we may not suit your investment objectives.



A decrease in demand for mortgage, commercial and consumer loans may lower our earnings.

     Making loans is a major component of our business and a primary source of revenues. If customer demand for loans decreases, our earnings may decrease because our alternative investments earn less revenue for us than real estate, commercial and consumer loans. Customer demand for loans could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values, an increase in interest rates or increased competition from other institutions.

Because we intend to increase our commercial real estate lending, our lending risk will increase and downturns in the real estate market or local economy could adversely impact our earnings.

     Loans secured by commercial real estate properties generally involve a higher degree of risk than residential mortgages. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties or a related business, repayment of such loans may be subject to a greater extent, to adverse conditions in the real estate market or the local economy. Commercial real estate loans may also involve relatively large loan balances to single borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties secured by the loan or the revenues from the business thereby increasing the risk of nonperforming loans. As the volume of commercial real estate loans in our loan portfolio increases, the corresponding risks and potential for losses from these activities may also increase.


Because our loans are concentrated in the states of Georgia and Alabama, downturns in the economy or real estate market in our market area will adversely impact our earnings.

     Our loan portfolio is secured primarily by real estate located in Georgia and Alabama. Accordingly, the asset quality of our loan portfolio depends upon the economy and unemployment rate in this area. A downturn in the economy or the real estate market in our primary lending area would likely adversely affect our operations and earnings.

Because we plan to expand our traditional and nontraditional delivery channels, our expense base will increase. This will reduce our earnings in the short term.

     We plan to expand by adding traditional branches and other delivery channels including additional ATMs, a voice response unit, and Internet banking in order to be more competitive and have the capacity to deepen our relationships with our existing customers as we attract new customers. As these investments are made, our expense base will grow. Until our new branches become profitable through loan and deposit growth, our earnings will be negatively impacted. In addition, costs will outpace revenue on our alternative delivery channels referred to above unless and until customer acceptance and usage generates sufficient fee income to cover costs.




The implementation of stock-based benefit plans will increase our future compensation expense and reduce our earnings.


     We intend to adopt a stock option plan that will provide for granting to our eligible officers, employees, and directors options to purchase common stock; a management recognition plan that will provide for awards of common stock to eligible employees, officers and directors; and an ESOP which intends to purchase up to 8% of the shares issued in the offering to persons other than First Charter, MHC, for allocation to employees as a retirement benefit. The expense of the ESOP and management recognition plan may be volatile because such expenses must reflect the market value of the underlying Charter Financial common stock awarded to participants. These plans will increase our future costs of compensating our directors and employees, thereby reducing our earnings.



     Our compensation expenses will increase and our earnings will decrease further if the Office of Thrift Supervision adopts proposed regulations that would permit the ESOP and management recognition plan to purchase additional stock because it is expected that such plans will increase purchases of stock under these regulations.The Office of Thrift Supervision has proposed regulations which, if adopted, would permit the ESOP to purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. In addition, the proposed regulations would permit Charter Financial to make restricted stock awards under the management recognition plan of up to 4.0% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, provided CharterBank has tangible capital in excess of 10% following the reorganization. If the Office of Thrift Supervision adopts these regulations, Charter Financial intends to implement the ESOP and management recognition to the maximum extent permitted by the regulations, which would further increase our compensation expense and decrease our earnings.


The implementation of stock-based benefit plans may dilute your ownership interest in Charter Financial.


     We intend to adopt a stock option plan and management recognition plan following the reorganization. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the management recognition plan.

Because First Charter, MHC will own a majority of Charter Financial's common stock, First Charter, MHC will be able to prevent transactions you might be in favor of, including a sale or merger of Charter Financial.

     Provisions of our federal charter and bylaws and applicable provisions of federal law and regulations may delay, inhibit or prevent an organization or person from gaining control of Charter Financial through a tender offer, business combination, proxy contest or some other method even though some of our stockholders might believe a change in control is desirable.

     In addition, First Charter, MHC will own at least a majority of Charter Financial's common stock after the reorganization. The same directors and officers who manage CharterBank will manage First Charter, MHC. The board of directors of First Charter, MHC will control the outcome of most matters put to a vote of stockholders of Charter Financial. We cannot assure you that the votes cast by First Charter, MHC will be in your personal best interests as a stockholder.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

     .  general and local economic conditions;

     . changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

     .  changes in accounting principles, policies, or guidelines;

     .  changes in legislation or regulation;

     . and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

     Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary information presented below at or for each of the years presented is derived in part from the consolidated financial statements of CharterBank. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.


                                            At March 31,                      At September 30,
                                                            -----------------------------------------------
                                              2001        2000(1)       1999       1998       1997       1996
                                              ----        ------        ----       ----       ----       ----
                                            (Unaudited) (Restated)              (In Thousands)
Selected Financial Data:
   Total assets.......................      $934,828    $942,687      $904,586   $729,286   $498,011   $352,082
   Loans receivable, net(2)...........       246,999     253,467       208,456    166,360    135,256     98,105
 Investment securities available for         309,524     381,590       388,429    252,830    136,838     96,592
       sale(3)........................
   Freddie Mac common stock...........       327,716     273,286       262,860    280,877    199,515    139,566
   Retail deposits....................       144,289     144,546       153,731    100,808     89,889     84,778
   Total deposits.....................       185,187     274,371       282,965    135,611     89,889     84,778
   Deferred income taxes..............       121,626     100,247        96,678    101,123     71,894     49,213
   Total borrowings...................       352,305     352,219       312,867    288,638    186,925    109,000
   Total retained earnings............        54,347      51,699        50,826     23,797     23,322     20,267
   Accumulated other
       comprehensive income(4)........       194,865     152,828       147,663    171,394    119,790     81,748
   Total equity.......................       249,212     204,527       198,489    195,191    143,112    102,015
   Allowance for loan losses..........         5,375       6,346         5,710      2,054      1,846      1,627
   Non-performing assets                       2,429       3,461         2,211        436      1,443      1,709


                                                             For The Six Months                      For The Years Ended
                                                              Ended March 31,                           September 30,
                                                             ------------------ -------------------------------------------------
                                                              2001       2000       2000(1)     1999      1998      1997      1996
                                                              ----       ----       -------     ----      -----     ----      ----
                                                                (Unaudited)       (Restated)              (In Thousands)
Selected Operating Data:
 Interest and dividend income.............................   $26,167  $ 26,033    $54,213   $ 36,969   $29,175    $21,200   $15,387
 Interest expense.........................................    17,884    16,939     36,647     23,341    19,409     12,757     8,989
                                                             -------  --------    -------   --------   -------    -------   -------
 Net interest income......................................     8,283     9,094     17,566     13,628     9,766      8,443     6,398
 Provision for loan losses................................       300       180      1,410        240       180        300       171
                                                             -------  --------    -------   --------   -------    -------   -------
 Net interest and dividend income                              7,983     8,914     16,156     13,388     9,586      8,143     6,227
  after provision for loan losses.........................   -------  --------    -------   --------   -------    -------   -------

 Total noninterest income (loss)..........................     1,295       834      1,949     38,749   (3,307)     3,606     1,118
 Total noninterest expenses...............................     5,774     6,120     15,943     10,749     6,622      8,326     6,324
                                                             -------  --------    -------   --------   -------    -------   -------
 Income (loss) before provision for                            3,504     3,628      2,162     41,388      (343)     3,423     1,021
   income taxes...........................................   -------  --------    -------   --------   -------    -------   -------

 Income tax expense (benefit).............................       855       942      1,290     14,359      (818)       368      (136)
                                                             -------  --------    -------   --------   -------    -------   -------
 Net income...............................................   $ 2,649  $  2,686    $   872   $ 27,029   $   475    $ 3,055   $ 1,157
                                                             =======  ========    =======   ========   =======    =======   =======
 Other comprehensive income (loss), net of tax(5).........   $42,037  $(26,828)   $ 5,165   $(23,731)  $51,604    $38,042   $25,081
                                                             =======  ========    =======   ========   =======    =======   =======
 Comprehensive income loss(6).............................   $44,686  $(24,142)   $ 6,037   $  3,298   $52,079    $41,097   $26,238
                                                             =======  ========    =======   ========   =======    =======   =======


_______________________________

(1) Certain balance sheet and income statement items for the year ended September 30, 2000 have been restated. See note 22 on page F-44 of the prospectus for a discussion of the restatement.
(2) Loans are shown net of deferred loan fees and allowance for loan losses and excludes loans held for sale.
(3) Includes all CharterBank investment securities available for sale excluding Freddie Mac common stock.
(4) Consists of unrealized holding gains and losses on Freddie Mac common stock, investments, mortgage-backed securities and collateralized mortgage obligations classified as available for sale, net of income taxes.
(5) Consists of the change in unrealized holding gains or losses on Freddie Mac common stock, investments, mortgage-backed securities, and collateralized mortgage obligations classified as available for sale, net of income taxes.
(6)  Consists of net income for the period plus other comprehensive income
     (loss).

                                                      At or for the
                                                           Six
                                                       Months Ended
                                                         March 31,           At or for the Years Ended September 30,
                                                     -----------------      ------------------------------------------
                                                        2001      2000      2000(1)    1999     1998     1997     1996
                                                        ----      ----      ------     ----     ----     ----     ----
                                                                (Unaudited)    (Restated)
Selected Financial Ratios and Other
 Data(7):
 Performance:
  Return on average assets........................      0.55%     0.59%     0.10%      3.39%    0.08%    0.71%    0.37%
  Comprehensive return on average assets(8).......      9.33     (5.30)     0.66       0.41     8.39     9.58     8.46
  Return on average equity........................      2.25      2.83      0.48      11.98     0.27     2.32     1.30
  Comprehensive return on average equity(9).......     38.04    (25.45)     3.34       1.46    29.85    31.17    29.52
  Average equity to average assets................     24.52     20.81     19.84      28.26    28.11    30.73    28.68
  Equity to total assets at end of period.........     26.66     20.19     21.70      21.94    26.76    28.74    28.97
  Average interest rate spread....................     (0.54)     0.35      0.27      (0.54)   (0.76)   (0.33)    0.86
  Net interest margin(10).........................      1.76%     2.05%     1.98%      1.73%    1.61%    2.03%    2.51%
  Average interest-earning assets to average
    interest-bearing liabilities..................      1.60x     1.44x     1.41x      1.76x    1.74x    1.77x    1.47x
  Total noninterest expense to average
    assets........................................      1.21%     1.34%     1.74%      1.34%    1.06%    1.94%    2.04%
  Efficiency ratio(11)............................     60.28     61.64     81.17      54.72   116.32    87.32    86.58
 Regulatory Capital Ratios:
  Tangible capital................................      8.80      6.89      7.49       7.02     5.20     7.24     9.18
  Core capital....................................      8.80      6.89      7.49       7.02     5.20     7.24     9.18
  Risk-based capital..............................     28.37     26.71     26.45      36.66    11.86    15.42    23.15
 Asset Quality Ratios:
  Non-performing loans as a percent
      of total loans..............................      0.66      0.99      1.09       0.93     0.18     0.85     1.61
  Non-performing assets as a percent
      of total assets.............................      0.26      0.37      0.37       0.24     0.06     0.29     0.49
  Allowance for loan losses as a percent
      of total loans..............................      2.13%     2.22%     2.44%      2.67%    1.22%    1.34%    1.63%
  Allowance for loan losses as a ratio
      of non-performing loans.....................      3.24x     2.12x     2.24x      2.87x    6.71x    1.57x    1.01Ax
 Number of:
  Full-time equivalent employees..................       124       128       126        129       92       82       82


____________________________

(7) Asset quality ratios and regulatory capital ratios are end of period ratios. Ratios for the period at or for the six months ended March 31, 2001 and 2000 are annualized.
(8) Comprehensive return on average assets represents annualized comprehensive income divided by average assets. This is included because in contrast to other financial institutions, a vast majority of CharterBank's comprehensive income is in the form of other comprehensive income instead of net income, comprehensive return on average assets provides useful information. This information is relevant because of CharterBank's significant investment in Freddie Mac common stock.
(9) Comprehensive return on average equity represents annualized comprehensive income divided by average equity. This is included because in contrast to other financial institutions, a vast majority of CharterBank's comprehensive income is in the form of other comprehensive income instead of net income, comprehensive return on average equity provides useful information. This information is relevant because of CharterBank's significant investment in Freddie Mac common stock.
(10) Net interest margin represents net interest income including dividend income from Freddie Mac stock as a percentage of average interest-earning assets including Freddie Mac stock.
(11) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and noninterest income less gain on sales of investments.

                              RECENT DEVELOPMENTS

     The summary information presented below under "Selected Financial Data," "Selected Operating Data" and "Selected Financial Ratios and Other Data" at or for each of the three and nine months ended June 30, 2001 and 2000 are derived in part from the unaudited consolidated financial statements of CharterBank. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the three and nine months ended June 30, 2001 do not necessarily indicate the results that may be expected for the fiscal year ending September 30, 2001.


                                                At June 30,    At September 30,
                                                   2001            2000(1)
                                               -------------  -----------------
                                                (Unaudited)      (Restated)
                                                       (In thousands)
SELECTED FINANCIAL DATA:
  Total assets.................................   $942,276        $942,687
  Loans receivable, net(2).....................    235,754         253,467
  Investment securities available for sale(3)..    336,236         381,590
  Freddie Mac common stock.....................    343,993         273,286
  Retail deposits..............................    151,994         144,546
  Total deposits...............................    190,394         274,371
  Deferred income taxes........................    127,153         100,247
  Total borrowings.............................    348,864         352,219
  Total retained earnings......................     55,850          51,699
  Accumulated other comprehensive income(4)....    203,658         152,828
  Total equity.................................    259,508         204,527
  Allowance for loan losses....................      5,492           6,346
  Non-performing assets........................      2,243           3,461


                                                         For the Three Months        For the Nine Months
                                                            Ended June 30,              Ended June 30,
                                                       -----------------------     -----------------------
                                                          2001          2000         2001           2000
                                                       --------      ---------     ---------      --------
                                                                           (Unaudited)
                                                                          (In thousands)
Selected Operating Data:
  Interest and dividend income.....................    $ 11,491      $  14,178      $ 37,659      $ 40,210
  Interest expense.................................       7,205          9,638        25,090        26,576
                                                       --------      ---------      --------      --------
  Net interest income..............................       4,286          4,540        12,569        13,634
  Provision for loan losses........................         150            130           450           310
                                                       --------      ---------      --------      --------
  Net interest and dividend income after
    provision for loan losses......................       4,136          4,410        12,119        13,324
                                                       --------      ---------      --------      --------
  Total noninterest income (loss)..................         435            422         1,730         1,255
  Total noninterest expenses.......................       2,581          3,089         8,355         9,209
                                                       --------      ---------      --------      --------
  Income before income taxes.......................       1,990          1,743         5,494         5,370
                                                       --------      ---------      --------      --------
  Income tax expense...............................         487            430         1,342         1,371
                                                       --------      ---------      --------      --------
  Net income.......................................    $  1,503      $   1,313      $  4,152      $  3,999
                                                       ========      =========      ========      ========
  Other comprehensive income (loss),
    net of tax(5)..................................    $  8,793      $ (11,792)     $ 50,830      $(38,621)
                                                       ========      =========      ========      ========
  Comprehensive income (loss)(6)...................    $ 10,296      $ (10,749)     $ 54,982      $(34,622)
                                                       ========      =========      ========      ========

______________________

(1) Certain balance sheet and income statement items for the year ended September 30, 2000 have been restated. See note 22 on page F-44 of the prospectus for a discussion of the restatement.
(2) Loans are shown net of deferred loan fees and allowance for loan losses and excludes loans held for sale.
(3) Includes all CharterBank investment securities available for sale excluding Freddie Mac common stock.
(4) Consists of unrealized holding gains and losses on Freddie Mac common stock, investments, mortgage-backed securities and collateralized mortgage obligations classified as available for sale, net of income taxes.
(5) Consists of the change in unrealized holding gains or losses on Freddie Mac common stock, investments, mortgage-backed securities, and collateralized mortgage obligations classified as available for sale, net of income taxes.
(6)  Consists of net income for the period plus other comprehensive income
     (loss).

                                                         At or for the Three          At or for the Nine Months Ended
                                                         Months Ended June 30,                    June 30,
                                                        ---------------------------   -------------------------------
                                                           2001            2000           2001               2000
                                                        ----------      -----------   -----------         -----------
                                                                                 (Unaudited)
Selected Financial Ratios and Other Data(7):
 Performance:
  Return on average assets...........................     0.65%            0.57%           0.58%             0.58%

  Comprehensive return on average assets(8)..........     4.44            (4.66)           7.73             (5.04)

  Return on average equity...........................     2.39             2.97            2.30              2.88

  Comprehensive return on average equity(9)..........    16.34           (24.32)          30.47            (24.90)

  Average equity to average assets...................    27.15            19.17           25.38             20.26

  Equity to total assets at end of period............    27.54            17.97           27.54             17.97

  Average interest rate spread.......................    (0.30)            0.41           (0.50)             0.34

  Net interest margin(10)............................     1.98%            2.01%           1.80%             2.04%

  Average interest-earning assets to
   average interest-bearing liabilities..............     1.72x            1.37x           1.64x             1.43x

  Total noninterest expense to average assets........     1.11%            1.34%           1.18%             1.34%

  Efficiency ratio(11)...............................    54.99%           61.96%          59.45%            61.01%

 Regulatory Capital Ratios:

  Tangible capital...................................     9.15             6.98            9.15              6.98

  Core capital.......................................     9.15             6.98            9.15              6.98

  Risk-based capital.................................    29.63            25.52           29.63             25.52

 Asset Quality Ratios:

  Non-performing loans as a percent
      of total loans.................................     0.62             0.89            0.62              0.89

  Non-performing assets as a percent
   of total assets...................................     0.24             0.30            0.24              0.30

  Allowance for loan losses as a
   percent of total loans............................     2.28%            2.04%           2.28%             2.04%

  Allowance for loan losses as a ratio
   of non-performing loans...........................     3.67x            2.30x           3.67x             2.30x

 Number of:

  Full-time equivalent employees.....................      120              134             125               134


_______________________

(7) Asset quality ratios and regulatory capital ratios are end of period ratios. Ratios for the period at or for the three and nine months ended June 30, 2001 and 2000 are annualized.
(8) Comprehensive return on average assets represents annualized comprehensive income divided by average assets. This is included because in contrast to other financial institutions, a vast majority of CharterBank's comprehensive income is in the form of other comprehensive income instead of net income, comprehensive return on average assets provides useful information. This information is relevant because of CharterBank's significant investment in Freddie Mac common stock.
(9) Comprehensive return on average equity represents annualized comprehensive income divided by average equity. This is included because in contrast to other financial institutions, a vast majority of CharterBank's comprehensive income is in the form of other comprehensive income instead of net income, comprehensive return on average equity provides useful information. This information is relevant because of CharterBank's significant investment in Freddie Mac common stock.
(10) Net interest margin represents net interest income including dividend income from Freddie Mac stock as a percentage of average interest-earning assets including Freddie Mac stock.
(11) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and noninterest income less gain on sales of investments.

Comparison of Financial Condition at June 30, 2001 and September 30, 2000

     Total assets were essentially unchanged at $942.3 million at June 30, 2001, compared to $942.7 million at September 30, 2000.

     The market value of Freddie Mac stock increased from $273.3 million at September 30, 2000 to $344.0 million at June 30, 2001 for an increase of $70.7 million. Mortgage securities decreased by $51.9 million from $367.7 million at September 30, 2000 to $315.8 million at June 30, 2001 as part of the CharterBank's plan to reduce interest rate risk by selling fixed rate securities and either reducing asset size or replacing fixed rate securities with floating rate securities. Total loans, net decreased from $253.5 million at September 30, 2000 to $235.8 million at June 30, 2001 for a reduction of $17.7 million. We attribute the reduction in loans to refinancings in a lower interest rate environment and an economic slowdown.

     Deposits decreased from $274.4 million at September 30, 2000 to $190.4 million at June 30, 2001 for a decrease of $84.0 million. The decrease was a result of CharterBank's decision not to renew approximately $90.0 million of brokered deposits. The redemption of these brokered deposits was partially funded by the sale of mortgage securities and proceeds from loan repayments. Deferred income taxes increased by $27.0 million from $100.2 million at September 30, 2000 to $127.2 million at June 30, 2001 as a result of an increase in unrealized gain on the Freddie Mac stock.

     Total equity increased $55.0 million from $204.5 million at September 30, 2000 to $259.5 million at June 30, 2001. This increase was primarily due to a $43.4 million increase in accumulated other comprehensive income driven by after tax unrealized gains on Freddie Mac stock, and a decrease of $7.4 million in the unrealized loss on debt securities. Net income for the nine months ended June 30, 2001 was $4.2 million.


Comparison of Operating Results for the Three months Ended June 30, 2001 and June 30, 2000

General

     Net income was $1.5 million for the three months ended June 30, 2001 which was $190,000 higher than the $1.3 million for the three months ended June 30, 2000. Total comprehensive income was $10.3 million for the three months ended June 30, 2001 compared to a loss of $10.7 million for the three months ended June 30, 2000.


Interest Income

     Interest income decreased by $2.7 million to $11.5 million for the three months ended June 30, 2001 from $14.2 million for the three months ended June 30, 2000. The major component of the decrease was a decrease in interest income on mortgage securities resulting from a decrease in the average balance of mortgage securities and the declining interest rate environment in 2001. Interest income on loans also decreased by $201,000 due to a combination of a reduction in average balances of loans and lower interest rates during the quarter ended June 30, 2001.

Interest Expense

     Interest expense decreased from $9.6 million for the three months ended June 30, 2000 to $7.2 million for the three months ended June 30, 2001, for a decrease of $2.4 million. Interest expense on deposits decreased by $962,000 and interest expense on borrowings decreased by $1.5 million. The decrease in interest expense on borrowings is primarily due to lower interest rates while the decrease in deposit interest expense is due to lower rates, and lower levels of brokered deposits.


Net Interest Income

     Net interest income decreased by $254,000 from $4.5 million for the three months ended June 30, 2000 to $4.3 million for the three months ended June 30, 2001. The decrease of $2.7 million in interest income was primarily offset by the decrease of $2.4 million in interest expense. Accordingly, the interest rate spread decreased 71 basis points for the three months ended June 30, 2001, compared to the three months ended June 30, 2000, reflecting that asset yields declined at a greater pace than the cost of interest-bearing liabilities.


Provision for Loan Losses

     The provision for loan losses was $150,000 for the three months ended June 30, 2001 which reasonably compares to $130,000 provision for the three months ended June 30, 2000.


Noninterest Income

     Noninterest income of $435,000 for the three months ended June 30, 2001 was slightly higher than the $422,000 for the three months ended June 30, 2000. During the three months ended June 30, 2001, gain on sale of loans increased $390,000 to $509,000 compared to $119,000 for the three months ended June 30, 2000. This increase was caused by a higher volume of loans originated and sold and a higher profit on these sales. The primary reason for the increased volume and increased profits was declining interest rates. This increase was offset by a decrease in other income of $425,000 resulting primarily from a loss of $380,000 on a loan servicing partnership for the three months ended June 30, 2001.


Noninterest Expense

     Noninterest expense decreased to $2.6 million for the three months ended June 30, 2001 from $3.1 million for the three months ended June 30, 2000 for a decrease of $508,000. The three months ended June 30, 2000 included amortization of intangibles of $227,000 for which there was no comparable charge to income in the three months ended June 30, 2001, due to the impairment charge that was taken at the end of the prior fiscal year. Noninterest expense for the three months ended June 30, 2000 also reflected $158,000 in professional services due to expenses related to the formation of Charter Insurance Company and our subsequently withdrawn application to form a non-stock mutual holding company. Occupancy expense decreased by $105,000 primarily due to the closing of one branch facility in Valley, Alabama in November 2000.

Income Taxes

     Income taxes increased to $487,000 for the three months ended June 30, 2001 from $430,000 for the three months ended June 30, 2000 for an increase of $57,000. The effective tax rate decreased slightly from 24.6% for the three months ended June 30, 2000 to 24.5% for the three months ended June 30, 2001. The corporate dividends received deduction continues to be a significant reason that the effective rate is less than the statutory rate.


Comprehensive Income

     Other comprehensive income was $8.8 million for the three months ended June 30, 2001, compared to a loss of $11.8 million for the three months ended June 30, 2000. This increase is primarily the result of the increase in the price of Freddie Mac common stock over the comparable periods. During the three months ended June 30, 2001, the price of Freddie Mac common stock increased from $64.83 per share at March 31, 2001 to $68.05 per share at June 30, 2001. During the three months ended June 30, 2000, the price of Freddie Mac common stock decreased from $44.19 per share to $40.50 per share.


Comparison of Operating Results for the Nine Months Ended June 30, 2001 and June 30, 2000

General

     Net income for the nine months ended June 30, 2001 was $4.2 million, compared to $4.0 million for the nine months ended June 30, 2000. Comprehensive income was $55.0 million for the nine months ended June 30, 2001, compared to a loss of $34.6 million for the nine months ended June 30, 2000.


Interest Income

     Interest income was $37.7 million for the nine months ended June 30, 2001, a decrease of $2.6 million when compared to $40.2 million for the nine months ended June 30, 2000. Interest income on mortgage securities decreased $4.0 million for the nine months ended June 30, 2001, when compared to the same period in 2000, while interest income on loans increased $1.2 million for the nine months ended June 30, 2001 when compared to the same period in 2000. Interest income on securities decreased due to lower average balances and lower interest rates. Interest income on loans increased due to an increase in average balances as yields on loans remained relatively flat.

Interest Expense

     Interest expense for the nine months ended June 20, 2001 was $25.1 million, which was a decrease of $1.5 million when compared to $26.6 million for the nine months ended June 30, 2000. Interest on deposits decreased $1.7 million reflecting the reduced level of brokered deposits and the lower interest rate environment for the nine months ended June 30, 2001.

Net Interest Income

     Net interest income was $12.6 million for the nine months ended June 30, 2001, which was a decrease of $1.1 million when compared to $13.6 million for the nine months ended June 30, 2000. The $2.6 million decrease in interest income was only partially offset by the decrease in interest expense. Consequently, the interest rate spread decreased 84 basis points for the nine months ended June 30, 2001 compared to the nine months ended June 30, 2000.


Provision for Loan Losses

     The provision for loan losses for the nine months ended June 30, 2001 was $450,000 compared to $310,000 for the nine months ended June 30, 2000. The increase for the nine months ended June 30, 2001 was due to relatively higher levels of charge-offs during the period.


Noninterest Income

     Total noninterest income increased from $1.3 million for the nine months ended June 30, 2000 to $1.7 million for the nine months ended June 30, 2001 for an increase of $475,000. The gain on the sale of loans and the gain on sale of securities increased $625,000 and $452,000, respectively, for the nine months ended June 30, 2001 in the declining interest rate environment. Other income decreased $637,000 due primarily to an increased loss of $487,000 on an investment in a loan servicing partnership as underlying mortgage servicing rights have declined in value as interest rates have decreased.


Noninterest Expense

     Noninterest expense decreased $854,000 from $9.2 million for the nine months ended June 30, 2000 to $8.4 million for the nine months ended June 30, 2001. The nine months ended June 30, 2000 included $702,000 in amortization of intangibles for which there was no comparable charge to income in the nine months ended June 30, 2001. Compensation expense increased $736,000 to $4.6 million for the nine months ended June 30, 2001 from $3.9 million for the nine months ended June 30, 2000 due to increased staff to enhance the commercial lending, loan review, the Auburn branch and other functions. Professional fees decreased by $487,000 to $465,000 for the nine months ended June 30, 2001 from $952,000 for the nine months ended June 30, 2000. Professional fees for the nine months ended June 30, 2000 included expenses relating to the formation of Charter Insurance Company and our subsequently withdrawn application to form a non-stock mutual holding company.

Comprehensive Income

     Other comprehensive income for the nine months ended June 30, 2001 was $50.8 million compared to other comprehensive loss for the nine months ended June 30, 2000 of $38.6 million. The increase is primarily due to the increase in the price of Freddie Mac common stock between the two periods. The price of Freddie Mac common stock increased from $54.06 per share at September 30, 2000 to $68.05 per share at June 30, 2001, while from September 30, 1999 to June 30, 2000 it decreased from $52.00 per share to $40.50 per share.


Income Taxes

     Income tax expense of $1.4 million remained flat for the nine months ended June 30, 2001 when compared to the nine months ended June 30, 2000. The effective tax rate of 24.4% for the nine months ended June 30, 2001 was lower than the effective rate of 25.5% for the prior period due to a higher level of nondeductible intangible amortization in the prior period.


Asset Quality

     CharterBank's ratio of nonperforming assets to total assets was .24% at June 30, 2001 compared to .26% at March 31, 2001 and .37% at September 30, 2000, respectively. Nonperforming loans to total loans was .62% at June 30, 2001 compared to .66% at March 31, 2001 and 1.09% at September 30, 2000 respectively. Net charge-offs decreased to .47% (annualized) of average loans for the nine months ended June 30, 2001 compared to .64% for the year ended September 30, 2000.

                                  CHARTERBANK

     CharterBank is a federally-chartered savings and loan association, established in 1954. We are headquartered in West Point, Georgia, which is located in west-central Georgia on the Alabama border. Our deposits are insured by the FDIC and we are examined and regulated by the Office of Thrift Supervision and the FDIC. Our executive offices are located at 600 Third Avenue, West Point, Georgia and our telephone number is (706) 645-1391.

     We are a community-oriented bank providing retail and small business customers with value driven products and services to meet customer needs. We provide a wide variety of deposit products, residential mortgage loans, commercial real estate loans, commercial loans and consumer loans to our customers in the cities and towns around the "Valley" area of Georgia, which includes West Point, Georgia and Valley and Lanett, Alabama, and LaGrange, Georgia. We currently operate four full-service branch offices and three loan production offices. We also plan to open an additional branch in Auburn, Alabama in October, 2001 and additional branch offices during the next three or four years. In addition, we operate a service corporation subsidiary, Charter Insurance Company.


     As of June 30, 2000, CharterBank maintained the largest deposit market share in the Valley area. Based on asset size, we are also the largest federal mutual savings and loan association in the State of Georgia with total assets of $934.8 million, total deposits of $185.2 million and total equity of $249.2 million at March 31, 2001. We also currently own 5,055,000 shares of Freddie Mac stock which, as of March 31, 2001, had an estimated fair market value of $327.7 million including an after tax unrealized gain of $197.0 million, and represented approximately 35.1% of our total assets.

     As part of our business plan, we will seek to expand our targeted market area to include the I-85 corridor in east-central Alabama and west-central Georgia. We believe that our expansion into more profitable markets will address the economic risks and limited growth potential in our current market area. As part of this planned branch expansion, on August 18, 1999, we acquired all of the issued and outstanding shares of Citizens Bancgroup, Inc. and its wholly-owned subsidiary Citizens National Bank, a national bank headquartered in Valley, Alabama for a purchase price of approximately $2.25 million in cash (the "Citizens acquisition"). As part of the Citizens acquisition we acquired approximately $24.7 million in loans, net and $42.0 million in deposits. The acquisition was accounted for using the purchase method of accounting and, therefore, the results of operations of Citizens National have been included in our operations since the effective date of the acquisition.

     At March 31, 2001, we had total loans of $252.3 million, of which $153.3 million were residential mortgage loans. We generally sell the conforming residential mortgage loans that we originate and retain nonconforming residential mortgage loans for our loan portfolio. We originate commercial and multi-family mortgage loans, commercial loans and consumer installment loans.
We also invest in mortgage-backed and other investment securities, including our investment in Freddie Mac stock. For further information on our operations and financial condition, see "Business of CharterBank."

                               CHARTER FINANCIAL

     Charter Financial will be a federally-chartered stock holding company. Charter Financial has not engaged in any business to date and will serve as a holding company of CharterBank and Charter Insurance Company following the reorganization. Charter Financial will be a savings and loan association holding company registered with the Office of Thrift Supervision. Following the reorganization, 1,700,000 shares of Freddie Mac stock currently owned by CharterBank will be transferred to Charter Financial. As part of the reorganization, Charter Insurance Company will become a subsidiary of Charter Financial and will also receive 400,000 shares of Freddie Mac stock and the related deferred taxes. CharterBank will retain 2,555,000 shares of Freddie Mac stock and the related deferred taxes. First Charter, MHC will own approximately 80% of Charter Financial's outstanding common stock. Charter Financial's executive offices are located at 600 Third Avenue, West Point, Georgia and our telephone number is (706) 645-1391.


                              FIRST CHARTER, MHC

     As part of our reorganization, CharterBank will organize First Charter, MHC as a federally-chartered mutual savings and loan holding company which will be registered with the Office of Thrift Supervision. Persons who had liquidation rights with respect to CharterBank as of the date of the reorganization will continue to have liquidation rights solely with respect to First Charter, MHC. Their liquidation rights in First Charter, MHC will exist as long as they maintain a deposit account of CharterBank. See "The Reorganization and the Offering - Effects of the Reorganization - Liquidation Rights." First Charter, MHC's executive offices are located at 600 Third Avenue, West Point, Georgia and our telephone number is (706) 645-1391.

     First Charter, MHC's principal assets will be the common stock of Charter Financial it receives in the reorganization, $100,000 in cash it receives as its initial capitalization, and 400,000 shares of Freddie Mac stock currently owned by CharterBank along with the related deferred taxes. At the present time, we expect that First Charter, MHC will not engage in any business activity other than its investment in a majority of the common stock of Charter Financial and the management of any cash dividends received from shares of its Freddie Mac stock. Federal law and regulations require that as long as First Charter, MHC is in existence it must own a majority of Charter Financial's common stock. Federal law, regulations, and the plan of reorganization, permit First Charter, MHC to convert to the stock form of organization. For additional information regarding a stock conversion of First Charter, MHC, see "Regulation of CharterBank and Charter Financial --Possible Conversion of First Charter, MHC to Stock
Form."


                           CHARTER INSURANCE COMPANY

     Charter Insurance Company, a Hawaiian corporation, is a second-tier service corporation of CharterBank and began operations in December 2000. Charter Insurance Company generates fee income by reinsuring a portion of CharterBank's loan originations which carry private mortgage insurance. Following the reorganization, Charter Insurance Company will become a subsidiary of Charter Financial and will receive 400,000 shares of Freddie Mac stock, currently owned by CharterBank along with the related deferred taxes. Charter Insurance Company's revenues are expected to be less than 1% of Charter Financial's total revenues.

              HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

     The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal, regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $37.6 million and $51.3 million, or $59.1 million if the offering is increased by 15%.



Charter Financial intends to distribute the net proceeds from the offering as follows:



                                                        Number of Shares Sold
                                                  ---------------------------------
                                                  Minimum   Maximum   Super-maximum
                                                  -------   -------   -------------
                                                           (In thousands)
Offering proceeds..............................    $39,100   $52,900        $60,835
Less: offering expenses........................      1,495     1,647          1,734
Net offering proceeds..........................     37,605    51,253         59,101
Less:
   Proceeds contributed to CharterBank.........     18,803    25,627         29,551
   Proceeds used for loan to ESOP..............      3,128     4,232          4,867
                                                   -------   -------        -------
Proceeds retained by Charter Financial.........    $15,675   $21,395        $24,684
                                                   =======   =======        =======




     The net proceeds may vary because total expenses relating to the reorganization may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering are adjusted to reflect a change in the estimated pro forma market value of Charter Financial and CharterBank or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by CharterBank but will result in a reduction of CharterBank's deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.


Charter Financial may use the proceeds it retains from the offering:

     . to finance possible acquisitions of financial institutions or other financially-related businesses, although we have no current plans to do so;

     .    to pay dividends to stockholders;

     .    to invest in securities; and

     .    for general corporate purposes.

     Following the reorganization, we may also implement stock repurchase programs. Our ability to repurchase our common stock may be subject to regulatory restrictions.


CharterBank may use the proceeds it receives from the offering:

     .    to fund new loans;

     . to establish or acquire new branches in our targeted market areas within the I-85 corridor;

     .    to diversify products that we offer;

     . to increase delivery systems, including the expanded use of ATMs and the introduction of Internet banking;

     .    to repay debt;

     .    to invest in securities; and

     .    for general corporate purposes.


                        OUR POLICY REGARDING DIVIDENDS

     Although no decision has been made regarding the payment of dividends, we will consider a policy of paying quarterly cash dividends on our common stock beginning the first full quarter after the reorganization. The payment of dividends will be subject to determination by our board of directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by CharterBank to Charter Financial. We cannot guarantee that we will pay dividends or that, if paid, that we will not reduce or eliminate dividends in the future.

     If Charter Financial pays dividends to its stockholders, it will be required to pay dividends to First Charter, MHC, unless First Charter, MHC elects to waive dividends. We currently anticipate that First Charter, MHC will waive dividends paid by Charter Financial. Any decision to waive dividends will be subject to regulatory approval. See "Regulation of CharterBank and Charter Financial -- Dividend Waivers by First Charter, MHC."

          Charter Financial will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. The source of payment of any dividends paid will initially come from Charter Financial's proceeds retained in the offering and dividend income on Charter Financial's 1,700,000 shares of Freddie Mac stock. Our ability to pay dividends will also depend on how much of our common stock we may repurchase and upon the amount of funds available from CharterBank, which must provide the Office of Thrift Supervision with 30 days notice of its intention to make a capital distribution to Charter Financial. Office of Thrift Supervision regulations may also limit, in certain circumstances, CharterBank's ability to make capital distributions.

                          MARKET FOR THE COMMON STOCK

     We have not previously issued common stock, so there is currently no established market for the common stock. We have received conditional approval from The Nasdaq Stock Market to have our common stock quoted on the Nasdaq National Market under the symbol "CHFN" after completion of the offering. One of the conditions for Nasdaq quotation is that at least three market makers make, or agree to make, a market in our common stock. We will seek to encourage at least three market makers to make a market in our stock. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock following the reorganization, but is under no obligation to do so. While we anticipate that before completion of the offering we will obtain a commitment from at least two other broker-dealers to make a market in our common stock, there can be no assurance that this will occur.

     The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                         REGULATORY CAPITAL COMPLIANCE

     At March 31, 2001, CharterBank exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America ("GAAP") and our compliance with regulatory capital standards at March 31, 2001, on a historical and pro forma basis. We have assumed that the indicated number of shares were sold as of March 31, 2001 and that CharterBank received 50% of the net proceeds from the offering. For purposes of the table below, the amount expected to be loaned to the employee stock ownership plan and the cost of the shares expected to be acquired by the management recognition plan are deducted from pro forma regulatory capital. For a discussion of the capital requirements applicable to CharterBank, see "Regulation of CharterBank and Charter Financial
- Federal Banking Regulation - Capital Requirements."


                                                  Pro Forma at March 31, 2001 Based Upon the Sale at $10.00 Per Share
                                                  -------------------------------------------------------------------
                                                                                                                 6,083,500 Shares
                                                   3,910,000 Shares    4,600,000 Shares     5,290,000 Shares        (15% Above
                                 Historical at        (Minimum of        (Midpoint of         (Maximum of           Maximum of
                                March 31, 2001          Range)              Range)               Range)              Range)(1)
                               ----------------    ------------------  -----------------   -----------------  ----------------------
                                       Percent              Percent              Percent              Percent              Percent
                                         of                   of                   of                   of                   of
                              Amount  Assets(2)    Amount  Assets(2)    Amount  Assets(2)    Amount  Assets(2)   Amount   Assets(2)
                             ------- ----------   -------  ---------   -------- ---------   ------- ----------  -------- -----------
                                                                              (In thousands)
Equity under Generally
 Accepted Accounting
 Principles................ $249,212    26.66%   $161,907    19.03%   $164,491    19.27%   $167,075     19.50%  $170,047     19.76%
                            ========    =====    ========    =====    ========    =====    ========     =====   ========     =====

Tangible capital(3)........   54,347     8.80      64,408    10.21      66,992    10.57      69,576     10.92     72,547     11.33
Requirement(4).............    9,262     1.50       9,460     1.50       9,507     1.50       9,554      1.50      9,608      1.50
                            --------    -----    --------    -----    --------    -----    --------     -----   --------     -----
Excess.....................   45,085     7.30      54,948     8.71      57,485     9.07      60,022      9.42     62,939      9.83
                            ========    =====    ========    =====    ========    =====    ========     =====   ========     =====

Core capital(3)............   54,347     8.80      64,408    10.21      66,992    10.57      69,576     10.92     72,547     11.33
Requirement(4).............   18,524     3.00      18,920     3.00      19,014     3.00      19.108      3.00     19,216      3.00
                            --------    -----    --------    -----    --------    -----    --------     -----   --------     -----
Excess.....................   35,823     5.80      45,488     7.21      47,978     7.57      50,468      7.92     53,331      8.33
                            ========    =====    ========    =====    ========    =====    ========     =====   ========     =====

Risk-Based capital(3)(5)...  108,694    28.37     128,815    32.40     133,983    33.40     139,151     34.39    145,095     35.50
Requirement(4).............   30,651     8.00      31,805     8.00      32,089     8.00      32,373      8.00     32,699      8.00
                            --------    -----    --------    -----    --------    -----    --------     -----   --------     -----
Excess..................... $ 78,043    20.37%   $ 97,010    24.40%   $101,894    25.40%   $106,778     26.39%  $112,395     27.50%
                            ========    =====    ========    =====    ========    =====    ========     =====   ========     =====

______________________________

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma capital levels assume receipt by CharterBank of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint and maximum of the offering range. These levels assume funding by Charter Financial of the management recognition plan equal to 4% of the shares issued to persons other than First Charter, MHC, and the purchase by the employee stock ownership plan of 8% of the shares issued to persons other than First Charter, MHC. If CharterBank's post-reorganization tangible capital does not exceed 10.0%, the management recognition plan will be funded with 3% of the shares issued to persons other than First Charter, MHC, and the employee stock ownership plan will be able to purchase up to 7% of the shares issued to persons other than First Charter, MHC.
(4) The current minimum core/leverage capital requirement for savings associations under FIRREA is 3% of total adjusted assets. The current core/leverage capital ratio applicable to savings associations under FDICIA is 4%. Well capitalized financial institutions, as defined, must maintain a 5% core capital ratio.

(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk-weighting of CharterBank's risk-weighted assets as of March 31, 2001.

                                     (footnotes continued on following page)

(6) Set forth below is a reconciliation of equity under generally accepted accounting principles at March 31, 200l to pro forma regulatory capital at the midpoint of the offering range.


                                                                                  Midpoint of Range
                                                                                  (4,600,000 shares)
                                                                                ---------------------------
                                                                                  (Dollars in thousands)
Gross proceeds ................................................................ $    46,000
     ESOP .....................................................................      (3,680)
     MRP ......................................................................      (1,840)
                                                                                -----------
     Expenses .................................................................      (1,571)
     Cash infused into the MHC ................................................        (100)
     Net proceeds .............................................................      38,809
     Assets of Charter Insurance Company ($450,000 of cash) ...................        (450)
     Basis of Freddie Mac stock (2,500,000 shares at $1.40/share) .............      (3,500)
   Proceeds after adjustment ..................................................      34,859
     Proceeds retained at holding company (50% gross of proceeds less expenses)     (22,215)
                                                                                -----------
   Pro forma increase in core capital ......................................... $    12,645
   Historical core capital ....................................................      54,347
                                                                                -----------
   Total pro forma core capital ............................................... $    66,992
                                                                                ===========
   Total capital
     Increase to core capital .................................................      12,645
     Increase to supplementary capital (sup. capital may not exceed core cap.).      12,645
                                                                                -----------
   Pro forma increase in total capital ........................................ $    25,289
   Historical risk-based capital ..............................................     108,694
                                                                                -----------
   Total pro forma risked-based capital ....................................... $   133,983
                                                                                ===========
   Historical GAAP capital .....................................    $   249,212
     GAAP adjustments not included above:
        Excluded unrealized gains on Freddie Mac stock .........       (158,575)
        Plus tax effect at 38.6% ...............................         61,210
                                                                    -----------
   Historical GAAP capital after adjustment ...................................     151,847
   Pro forma increase in core capital .........................................      12,645
                                                                                -----------
   Pro forma GAAP capital ..................................................... $   164,491
                                                                                ===========

                                CAPITALIZATION

     The following table presents the historical deposits and consolidated capitalization of CharterBank at March 31, 2001, and the pro forma capitalization of Charter Financial and subsidiaries after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the offering may materially affect the capitalization.




                                                                       Pro Forma Based Upon Sale at $10.00 Per Share
                                                      -----------------------------------------------------------------------------
                                          Historical                                                             6,083,500 Shares
                                            as of      3,910,000 Shares   4,600,000 Shares   5,290,000 Shares       (15% Above
                                          March 31,        (Minimum          (Midpoint           (Maximum           Maximum of
                                             2001         of Range)          of Range)           of Range)           Range)(1)
                                         ------------ -----------------  -----------------  ------------------  -------------------
                                                                           (In thousands)
Deposits(2).........................         $185,187          $185,187           $185,187           $185,187           $185,187
Borrowings..........................          352,305           352,305            352,305            352,305            352,305
                                             --------          --------           --------           --------           --------
Total deposits and borrowed funds...         $537,492          $537,492           $537,492           $537,492           $537,492
                                             ========          ========           ========           ========           ========

Stockholders' equity:
   Common stock, $0.01 par
     value, 60,000,000
     shares authorized; shares to
     be issued
     as reflected(3)................                -               196                230                265                304
   Preferred stock, $.01 par
     value, 10,000,000
     shares authorized; no shares
     to be issued...................                -                 -                  -                  -                  -
   Additional paid-in capital(3)....                -            37,410             44,199             50,989             58,797
   Retained earnings(4).............           54,347            53,687             53,687             53,687             53,687
 Accumulated other comprehensive
  income (5)........................          194,865           179,287            179,287            179,287            179,287
Less:
 Common stock acquired by ESOP(6)...                -            (3,128)            (3,680)            (4,232)            (4,867)
 Common stock acquired by...........                -            (1,564)            (1,840)            (2,116)            (2,433)
  management recognition plan(7)....         --------          --------           --------           --------           --------

Total stockholders' equity..........         $249,212          $265,887           $273,883           $277,879           $284,775
                                             ========          ========           ========           ========           ========




____________________________________

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of shares sold in the offering at a value of $10.00 per share of up to 20% of the outstanding shares of Charter Financial's common stock to qualifying depositors of CharterBank, tax qualified employee plans and other members of Charter Bank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community offering. No effect has been given to the issuance of additional shares of common stock pursuant to Charter Financial's proposed stock option plan intended to be adopted by Charter Financial following the reorganization.
(4) The retained earnings of CharterBank will be substantially restricted after the offering. The pro forma retained earnings is reduced by $100,000 cash and the historical cost of Freddie Mac stock retained by First Charter, MHC ($560,000, which equals 400,000 shares) retained by First Charter, MHC with a cost basis of $1.40 per share.

(5) Pro forma accumulated other comprehensive income excludes the net after tax unrealized gain on the 400,000 shares of Freddie Mac stock retained by First Charter, MHC, equal to $15.578 million.

(6) Assumes that 8.0% of the shares issued to persons other than First Charter, MHC will be purchased by the employee stock ownership plan at an average cost of $10 per share and that the funds used to acquire such shares will be borrowed from Charter Financial. If CharterBank's post-reorganization tangible capital does not exceed 10.0%, the employee stock ownership plan will be able to purchase up to 7% of the shares issued to persons other than First Charter, MHC. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity.

(7) Assumes that, subsequent to the offering, an amount equal to 4.0% of the shares issued to persons other than First Charter, MHC, is purchased by a management recognition plan through open market purchases. If CharterBank's post-reorganization tangible capital does not exceed 10.0%, the management recognition plan will be funded with 3% of the shares issued to persons other than First Charter, MHC. The proposed management recognition plan is intended to be adopted by Charter Financial at the time of the reorganization. The common stock purchased by the management recognition plan is reflected as a reduction of stockholders' equity.

                                PRO FORMA DATA

     We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $37.6 million and $51.3 million, or $59.1 million if the offering range is increased by 15%, based upon the following assumptions:


     .    we will sell all shares of common stock in the subscription offering;

     . we will pay Sandler O'Neill & Partners, L.P. fees and expenses of approximately $547,150 at the maximum offering range. No fee will be paid with respect to shares of common stock purchased by the ESOP, the management recognition plan, and officers, directors and employees of CharterBank and their immediate families. See "Marketing Arrangements" on page;


     . 278,000 shares of common stock will be purchased by executive officers, directors and employees of CharterBank; and

     . total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P. will be approximately $1.1 million.


     We calculated the pro forma consolidated net income and stockholders' equity of Charter Financial for the six months ended March 31, 2001 and the year ended September 30, 2000, as if the common stock had been sold at the beginning of the year and the net proceeds had been invested at 4.09% for both periods. We chose this yield because it represents the yield on one-year U.S. Government securities for the corresponding periods. In light of changes in interest rates in recent periods, we believe this rate more accurately reflects pro forma reinvestment rates than the arithmetic average method which assumes reinvestment of the net proceeds at a rate equal to the average of yield on interest-earning assets and cost of deposits for these periods. We assumed a tax rate of 38% for both periods. This results in an annualized after-tax yield of 2.54% for both periods. We assumed that $2.0 million of net proceeds would not be invested as it will be expended for the proposed Auburn branch. CharterBank previously expended approximately $500,000 to purchase land for the Auburn branch.

     We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.


     The tables and footnotes on pages 33 through 36 give effect to the ESOP and management recognition plan under the current Office of Thrift Supervision regulations. Under the current Office of Thrift Supervision regulations, the ESOP is authorized to purchase up to 8% of the shares sold in the offering to persons other than First Charter, MHC. In addition, current Office of Thrift Supervision regulations permit Charter Financial make restricted stock awards under the management recognition plan of up to 4.0% of the shares sold in the offering to persons other than First Charter, MHC, provided CharterBank has tangible capital in excess of 10% following the reorganization.


     The Office of Thrift Supervision has proposed regulations which, if adopted, would permit the ESOP to purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. In addition, the proposed regulations would permit Charter Financial to make restricted stock awards under the management recognition plan of up to 4.0% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, provided CharterBank has tangible capital in excess of 10% following the reorganization. These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit restricted stock awards in amounts lesser than permitted under the proposal. The tables and footnotes on pages 37 through 40 give effect to the ESOP and management recognition plan as if the proposed regulations have been adopted.

     As described above, the tables on pages 33 through 40 give effect to "management recognition plan", under the current and proposed Office of Thrift Supervision regulations, respectively, which we expect to adopt following the reorganization and present to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the reorganization. If the management recognition plan is approved by stockholders, the management recognition plan will acquire an amount of common stock reserved under the plan, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables we assumed that stockholder approval has been obtained and that the shares acquired by the management recognition plan are purchased in the open market at $10.00 per share.


     As discussed under "How We Intend to Use the Proceeds from the Offering," Charter Financial intends to infuse CharterBank with 50% of the net proceeds from the offering, make a loan to the ESOP, and retain all of the rest of the proceeds at the holding company for capital needs that arise in the future.

     An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber's ownership interest and the pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

     The following tables do not give effect to:


     . the shares to be reserved for issuance under the stock option plan, which requires the approval of stockholders at an annual or special meeting of stockholders to be held at least six months following completion of the reorganization;

     . withdrawals from deposit accounts to purchase common stock in the reorganization;

     .    Charter Financial's results of operations after the reorganization; or

     . changes in the market price of the common stock after the reorganization.

     The following pro forma information may not represent the financial effects of the reorganization at the date on which the reorganization actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Charter Financial computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated. Finally, the pro forma stockholders' equity per share does not give effect to CharterBank's bad debt reserve in the event of liquidation.

     Pro Forma Data Under Current Office of Thrift Supervision Regulations




                                                  At or for the Six Months Ended March 31, 2001
                                                ---------------------------------------------------
                                                                                          Maximum
                                                  Minimum      Midpoint     Maximum     As Adjusted
                                                 3,910,000    4,600,000    5,290,000     6,083,500
                                                  Shares        Shares       Shares        Shares
                                                 AT $10.00    AT $10.00    AT $10.00     at $10.00
                                                 Per Share    Per Share    Per Share    Per Share(1)
                                                -----------  -----------  -----------  ------------
                                                 (Dollars in thousands, except per share amounts)
Gross proceeds................................   $   39,100   $   46,000   $   52,900    $   60,835
Less expenses.................................        1,495        1,571        1,647         1,734
                                                 ----------   ----------   ----------    ----------
Estimated net proceeds........................       37,605       44,429       51,253        59,101
Less: Common stock purchased by ESOP(2)(4)....       (3,128)      (3,680)      (4,232)       (4,867)
Less: Common stock purchased by MRP(3)........       (1,564)      (1,840)      (2,116)       (2,433)
                                                 ----------   ----------   ----------    ----------
  Estimated net proceeds, as adjusted.........   $   32,913   $   38,909   $   44,905    $   51,801
                                                 ==========   ==========   ==========    ==========

For the 6 months ended March 31, 2001:
--------------------------------------
Consolidated net income:
 Historical...................................   $    2,649   $    2,649   $    2,649    $    2,649
 Adjustment for mutual holding company
  formation(5)................................         (143)        (143)        (143)         (143)
 Pro forma income on net proceeds.............          392          468          544           631
 Pro forma ESOP adjustment(2)(4)..............          (81)         (95)        (109)         (126)
 Pro forma MRP adjustment(3)..................          (97)        (114)        (131)         (151)
                                                 ----------   ----------   ----------    ----------
   Pro forma net income.......................   $    2,720   $    2,765   $    2,810    $    2,860
                                                 ==========   ==========   ==========    ==========
Per share net income (reflects SOP 93-6)(6):
 Historical...................................   $     0.14   $     0.12   $     0.10    $     0.09
 Adjustment for mutual holding company
  formation(5)................................        (0.01)       (0.01)       (0.01)           --
 Pro forma income on net proceeds.............         0.02         0.02         0.02          0.02
 Pro forma ESOP adjustment(2)(4)..............           --           --           --            --
 Pro forma MRP adjustment(3)..................        (0.01)       (0.01)       (0.01)        (0.01)
                                                 ----------   ----------   ----------    ----------
  Pro forma net income per share(7)...........   $     0.14   $     0.12   $     0.10    $     0.10
                                                 ==========   ==========   ==========    ==========
Offering price as a ratio of pro forma net
 annualized income per share..................        35.71x       41.67x       50.00x        50.00x

At March 31, 2001
-----------------
Stockholders' equity:
 Historical...................................   $  249,212   $  249,212   $  249,212    $  249,212
 Adjustment for mutual holding company
  formation...................................      (16,238)     (16,238)     (16,238)      (16,238)
 Estimated net proceeds.......................       37,605       44,429       51,253        59,101
 Less: Common Stock acquired by ESOP(2)(4)....       (3,128)      (3,680)      (4,232)       (4,867)
 Less: Common Stock acquired by MRP(3)........       (1,564)      (1,840)      (2,116)       (2,433)
                                                 ----------   ----------   ----------    ----------
  Pro forma stockholders' equity..............   $  265,887   $  271,883   $  277,879    $  284,775
                                                 ==========   ==========   ==========    ==========

Stockholders' equity per share(6):
 Historical...................................   $    12.75   $    10.84   $     9.42    $     8.19
 Adjustment for mutual holding company
  formation...................................        (0.83)       (0.71)       (0.61)        (0.53)
 Estimated net proceeds.......................         1.92         1.93         1.94          1.94
 Less: Common Stock acquired by ESOP(2)(4)....        (0.16)       (0.16)       (0.16)        (0.16)
 Less: Common stock acquired by MRP(3)........        (0.08)       (0.08)       (0.08)        (0.08)
                                                 ----------   ----------   ----------    ----------
   Pro forma stockholders' equity per share...   $    13.60   $    11.82   $    10.51    $     9.36
                                                 ==========   ==========   ==========    ==========
Offering price as a percentage of pro forma
 stockholders' equity per share...............        73.53%       84.60%       95.15%       106.84%
                                                 ==========   ==========   ==========    ==========

_____________________

(1) We reserve the right to issue up to a total of 6,083,500 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $60.8 million (15% above the maximum of the offering range.)



(2) Assumes 8% of the shares sold to persons other than First Charter, MHC, are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Charter Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. CharterBank's total annual payment of the employee stock ownership plan debt is based on 12 equal installments of principal. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a twelve-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.


(3) Assumes a number of issued and outstanding shares of common stock equal to 4% of the shares sold to persons other than First Charter, MHC, will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by Charter Financial's stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted by approximately 0.79% . For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at March 31, 2001 was 156,400, 184,000, 211,600 and 243,340 for the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.



(4) CharterBank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at March 31, 2001 was 13,003, 15,333, 17,633 and 20,278 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.



(5) Includes adjustments for assets retained by First Charter, MHC and the income received from those assets. These assets include $100,000 cash and 400,000 shares of Freddie Mac stock retained by First Charter, MHC. The adjustment to consolidated net income includes income received from the reinvestment of the $100,000 cash and the after-tax dividend income received on the 400,000 shares of Freddie Mac stock. The adjustment for the stockholders equity includes the $100,000 cash and the tax-adjusted value of the 400,000 shares of Freddie Mac stock.


(6) Per share data for earnings per share is based upon 19,250,233, 22,647,333, 26,044,433 and 29,951,098 shares outstanding, representing shares sold in the offering, shares purchased by the ESOP and management recognition plan and shares issued to First Charter, MHC at the minimum midpoint, maximum and 15% above the maximum of the offering range. Per share data for pro forma stockholders' equity per share is based on 19,550,000, 23,000,000, 26,450,000 and 30,417,500 total shares outstanding at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.



(7) As part of the reorganization, CharterBank intends on implementing a stock option plan under which 10% of the shares sold to persons other than First Charter, MHC, will be reserved for the grant of options. Before the stock option plan is implemented, it must be approved by the holders of a majority of the outstanding shares of Charter Financial Corp. held by
     persons other than First Charter, MHC.   In the event the shares issued, as
     a result of the exercise of stock options, under the stock option plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted. The effect on pro forma earnings per share of Charter Financial if all stock options reserved for issuance had been exercised at $10.00 and issued from authorized but unissued shares of common stock is shown below:


                                     Minimum    Midpoint   Maximum    Maximum as Adjusted
Pro forma net income per
 share, including stock options       $0.14      $0.12      $0.11        $0.11

                                                               At or for the Year Ended September 30, 2000
                                                           ------------------------------------------------------
                                                                                                      Maximum As
                                                            Minimum       Midpoint      Maximum        Adjusted
                                                            3,910,000     4,600,000    5,290,000      6,083,500
                                                             Shares        Shares        Shares         Shares
                                                           At $10.00     At $10.00     At $10.00       At $10.00
                                                           Per Share     Per Share     Per Share      Per Share(1)
                                                           ----------    ----------    ----------     ------------
                                                                (Dollars In Thousands, Except Per Share Amounts)

Gross proceeds............................................   $   39,100   $   46,000   $   52,900       $   60,835
Less expenses.............................................        1,495        1,571        1,647            1,734
                                                              ----------   ----------   ----------       ----------
   Estimated net proceeds.................................       37,605       44,429       51,253           59,101
   Less: Common stock purchased by ESOP(2)(4).............       (3,128)      (3,680)      (4,232)          (4,867)
   Less: Common stock purchased by MRP(3).................       (1,564)      (1,840)      (2,116)          (2,433)
                                                              ----------   ----------   ----------       ----------
                                                              $   32,913   $   38,909   $   44,905       $   51,801
                                                              ==========   ==========   ==========       ==========

For the 12 months ended September 30, 2000
------------------------------------------
   Consolidated net income
   Historical.............................................   $      872   $      872   $      872       $      872
   Adjustment for mutual holding company
      formation(5)........................................         (286)        (286)        (286)            (286)
   Pro forma income on net proceeds.......................          784          936        1,088            1,263
   Pro forma ESOP adjustment(2)(4)........................         (162)        (190)        (219)            (251)
   Pro forma MRP adjustment(3)............................         (194)        (288)        (262)            (302)
                                                              ----------   ----------   ----------       ----------
     Pro forma net income.................................   $    1,014   $    1,014   $    1,193       $    1,296
                                                              ==========   ==========   ==========       ==========

Per share net income (reflects SOP 93-6)(6):
   Historical.............................................   $     0.05   $     0.04   $     0.03       $     0.03
   Adjustment for mutual holding company
      formation(5)........................................        (0.01)       (0.01)       (0.01)           (0.01)
   Pro forma income on net proceeds.......................         0.04         0.04         0.04             0.04
   Pro forma ESOP adjustment(2)(4)........................        (0.01)       (0.01)       (0.01)           (0.01)
   Pro forma MRP adjustment(3)............................        (0.01)       (0.01)       (0.01)           (0.01)
                                                              ----------   ----------   ----------       ----------
     Pro forma net income per share(7)....................   $     0.06   $     0.05   $     0.04       $     0.04
                                                              ==========   ==========   ==========       ==========

Offering price as a percentage of pro forma net
  earnings per share......................................       166.67x      200.00x      250.00x          250.00x

At September 30, 2000
---------------------
Stockholders' equity:
   Historical.............................................   $  204,527   $  204,527   $  204,527   (S) $  204,527
   Adjustment for mutual holding company formation........      (13,594)     (13,594)     (13,594)         (13,594)
   Estimated net proceeds.................................       37,605       44,429       51,253           59,101
   Less: Common Stock acquired by ESOP(2)(4)..............       (3,128)      (3,680)      (4,232)          (4,867)
   Less:  Common Stock acquired by MRP(3).................       (1,564)      (1,840)      (2,116)          (2,433)
                                                              ----------   ----------   ----------       ----------
     Pro forma stockholders' equity.......................   $  223,846   $  229,842   $  235,838       $  242,734
                                                              ==========   ==========   ==========       ==========

Stockholders' equity per share:(6)
   Historical.............................................   $    10.46   $     8.89   $     7.73       $     6.72
   Adjustment for mutual holding company formation........        (0.70)       (0.59)       (0.51)           (0.45)
   Estimated net proceeds.................................         1.92         1.93         1.94             1.94
   Less: Common Stock acquired by ESOP(2)(4)..............        (0.16)       (0.16)       (0.16)           (0.16)
   Less:  Common Stock acquired by MRP(3).................        (0.08)       (0.08)       (0.08)           (0.08)
                                                              ----------   ----------   ----------       ----------
     Pro forma stockholders' equity per share.............   $    11.44   $     9.99   $     8.92       $     7.97
                                                              ==========   ==========   ==========       ==========

Offering price as a percentage of pro forma
  stockholders' equity per share..........................        87.41%      100.10%      112.11%          125.47%
                                                              ==========   ==========   ==========       ==========

-------------------

(1) We reserve the right to issue up to a total of 6,083,500 shares at $10.00 per share, or 15% above the maximum of the Independent Valuation. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $60.8 million (15% above the maximum of the Independent Valuation.)


(2) Assumes 8% of the shares sold to persons other than First Charter, MHC, are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Charter Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. CharterBank's total annual payment of the employee stock ownership plan debt is based on 12 equal installments of principal. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a twelve-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(3) Assumes a number of issued and outstanding shares of common stock equal to 4% of the shares sold to persons other than First Charter, MHC, will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by Charter Financial's stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted by approximately 0.79%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at September 30, 2000 was 156,400, 184,000, 211,600 and 243,340 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(4) CharterBank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at September 30, 2000 was 26,067, 30,667, 35,267 and 40,557 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(5) Includes adjustments for assets retained by First Charter, MHC and the income received from those assets. These assets include $100,000 cash and 400,000 shares of Freddie Mac stock retained by First Charter, MHC. The adjustment to consolidated net income includes income received from the reinvestment of the $100,000 cash and the after-tax dividend income received on the 400,000 shares of Freddie Mac stock. The adjustment for the stockholders equity includes the $100,000 cash and the tax-adjusted value of the 400,000 shares of Freddie Mac stock.

(6) Per share data for earnings per share is based upon 19,263,267, 22,662,667, 26,062,067 and 29,971,377 shares outstanding, representing shares sold in the offering, shares purchased by the ESOP and management recognition plan and shares issued to First Charter, MHC at the minimum midpoint, maximum and 15% above the maximum of the offering range. Per share data for pro forma stockholders' equity per share is based on 19,550,000, 23,000,000, 26,450,000 and 30,417,500 total shares outstanding at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(7) As part of the reorganization, CharterBank intends on implementing a stock option plan under which 10% of the shares sold to persons other than First Charter, MHC, will be reserved for the grant of options. Before the stock option plan is implemented, it must be approved by the holders of a majority of the outstanding shares of Charter Financial Corp. held by persons other than First Charter, MHC. In the event the shares issued, as a result of the exercise of stock options, under the stock option plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted. The effect on pro forma earnings per share of Charter Financial if all stock options reserved for issuance had been exercised at $10.00 and issued from authorized but unissued shares of common stock is shown below:


                                     Minimum  Midpoint  Maximum  Maximum as Adjusted
Pro forma net income per
   share, including stock options      $0.05     $0.06    $0.05         $0.05

    Pro Forma Data Under Proposed Office of Thrift Supervision Conversion
                                  Regulations


                                                     At or for the Six Months Ended March 31, 2001
                                                  ---------------------------------------------------
                                                                                            Maximum
                                                    Minimum      Midpoint     Maximum     As Adjusted
                                                   3,910,000    4,600,000    5,290,000     6,083,500
                                                    Shares        Shares       Shares        Shares
                                                   at $10.00    at $10.00    at $10.00     at $10.00
                                                   Per Share    Per Share    Per Share    Per Share(1)
                                                   ---------    ---------    ---------    ------------
                                                    (Dollars in thousands, except per share amounts)


Gross proceeds.................................     $   39,100   $   46,000   $   52,900    $   60,835
Less expenses..................................          1,495        1,571        1,647         1,734
                                                    ----------   ----------   ----------    -----------
Estimated net proceeds..........................        37,605       44,429       51,253        59,101
Less:  Common stock purchased by ESOP(2)(4) ....        (7,804)      (9,182)     (10,559)      (12,143)
Less:  Common stock purchased by MRP(3) ........        (3,902)      (4,591)      (5,279)       (6,071)
                                                    ----------   ----------   ----------    ----------
       Estimated net proceeds, as adjusted .....    $   25,898   $   30,657   $   35,415    $   40,887
                                                    ==========   ==========   ==========    ==========

For the 6 months ended March 31, 2001:
-------------------------------------
Consolidated net income:
  Historical ...................................    $    2,649   $    2,649   $    2,649    $    2,649
  Adjustment for mutual holding company
      formation(5) .............................          (143)        (143)        (143)         (143)
  Pro forma income on net proceeds .............           303          363          424           493
  Pro forma ESOP adjustment(2)(4) ..............          (202)        (237)        (273)         (314)
  Pro forma MRP adjustment(3) ..................          (242)        (285)        (327)         (376)
                                                    ----------   ----------   ----------    ----------
      Pro forma net income......................    $    2,365   $    2,347   $    2,330    $    2,309
                                                    ==========   ==========   ==========    ==========
Per share net income (reflects SOP 93-6)(6):
  Historical ...................................    $     0.14   $     0.12   $     0.10    $     0.09
  Adjustment for mutual holding company
    formation(5) ...............................         (0.01)       (0.01)       (0.01)            -
  Pro forma income on net proceeds .............          0.02         0.02         0.02          0.02
  Pro forma ESOP adjustment(2)(4) ..............         (0.01)       (0.01)       (0.01)        (0.01)
  Pro forma MRP adjustment(3) ..................         (0.01)       (0.01)       (0.01)        (0.01)
                                                    ----------   ----------   ----------    ----------
      Pro forma net income per share(7) ........    $     0.13   $     0.11   $     0.09    $     0.09
                                                    ==========   ==========   ==========    ==========
Offering price as a ratio of pro forma net
  annualized income per share ..................         38.46x       45.45x       55.56x        55.56x

At March 31, 2001
-----------------
Stockholders' equity:
  Historical ...................................    $  249,212   $  249,212   $  249,212    $  249,212
  Adjustment for mutual holding company
    formation ..................................       (16,238)     (16,238)     (16,238)      (16,238)
  Estimated net proceeds .......................        37,605       44,429       51,253        59,101
  Less: Common Stock acquired by ESOP(2)(4) ....        (7,804)      (9,182)     (10,559)      (12,143)
  Less: Common Stock acquired by MRP(3) ........        (3,902)      (4,591)      (5,279)       (6,071)
                                                    ----------   ----------   ----------    ----------
      Pro forma stockholders' equity ...........    $  258,872   $  263,631   $  268,389    $  273,861
                                                    ==========   ==========   ==========    ==========

Stockholders' equity per share(6):
  Historical ...................................    $    12.75   $    10.84   $     9.42    $     8.19
  Adjustment for mutual holding company
    formation ..................................         (0.83)       (0.71)       (0.61)        (0.53)
  Estimated net proceeds .......................          1.92         1.93         1.94          1.94
  Less: Common Stock acquired by ESOP(2)(4) ....         (0.40)       (0.40)       (0.40)        (0.40)
  Less: Common stock acquired by MRP(3) ........         (0.20)       (0.20)       (0.20)        (0.20)
                                                    ----------   ----------   ----------    ----------
      Pro forma stockholders' equity per share .    $    13.24   $    11.46   $    10.15    $     9.00
                                                    ==========   ==========   ==========    ==========
Offering price as a percentage of pro forma              75.53%       87.26%  $    98.52%       111.11%
  stockholders' equity per share ...............    ==========   ==========   ==========    ==========


____________________________

 1) We reserve the right to issue up to a total of 6,083,500 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $60.8 million (15% above the maximum of the offering range.)


(2) Assumes 8% of 49.9% of the outstanding shares of common stock of Charter Financial are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Charter Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. CharterBank's total annual payment of the employee stock ownership plan debt is based on 12 equal installments of principal. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a twelve-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.

(3) Assumes a number of issued and outstanding shares of common stock equal to 4% of 49.9% of the outstanding shares of common stock of Charter Financial will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by Charter Financial's stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted by approximately 1.96% . For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at March 31, 2001 was 390,218, 459,080, 527,942 and 607,133 for the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.


(4) CharterBank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at March 31, 2001 was 32,518, 38,257, 43,995 and 50,594 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(5) Includes adjustments for assets retained by First Charter, MHC and the income received from those assets. These assets include $100,000 cash and 400,000 shares of Freddie Mac stock retained by First Charter, MHC. The adjustment to consolidated net income includes income received from the reinvestment of the $100,000 cash and the after-tax dividend income received on the 400,000 shares of Freddie Mac stock. The adjustment for the stockholders equity includes the $100,000 cash and the tax-adjusted value of the 400,000 shares of Freddie Mac stock.

(6) Per share data for earnings per share is based upon 18,802,082, 22,120,097, 25,438,111 and 29,253,828 shares outstanding, representing shares sold in the offering, shares purchased by the ESOP and management recognition plan and shares issued to First Charter, MHC at the minimum midpoint, maximum and 15% above the maximum of the offering range. Per share data for pro forma stockholders' equity per share is based on 19,550,000, 23,000,000, 26,450,000 and 30,417,500 total shares outstanding at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(7) Following the reorganization, CharterBank intends on implementing a stock option plan under which 10% of 49.9% of the outstanding shares of common stock of Charter Financial will be reserved for the grant of options. Before the stock option plan is implemented, it must be approved by the holders of a majority of the outstanding shares of Charter Financial Corp. held by persons other than First Charter, MHC. In the event the shares issued, as a result of the exercise of stock options, under the stock option plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted. The effect on pro forma earnings per share of Charter Financial if all stock options reserved for issuance had been exercised at $10.00 and issued from authorized but unissued shares of common stock is shown below:


                                  Minimum  Midpoint  Maximum  Maximum as Adjusted
Pro forma net income per
share, including stock options      $0.12     $0.10    $0.09        $0.09

                                                        At or for the Year Ended September 30, 2000
                                                  -------------------------------------------------------
                                                                                           Maximum as
                                                     Minimum      Midpoint     Maximum      Adjusted
                                                    3,910,000    4,600,000    5,290,000     6,083,500
                                                     Shares        Shares      Shares        Shares
                                                    at $10.00    at $10.00    at $10.00     at $10.00
                                                    Per Share    Per Share    Per Share   Per Share(1)
                                                  -----------------------------------------------------
                                                    (Dollars in thousands, except per share amounts)
Gross proceeds..................................    $   39,100   $   46,000   $   52,900    $   60,835
Less expenses...................................         1,495        1,571        1,647         1,734
                                                    ----------   ----------   ----------    ----------
 Estimated net proceeds.........................        37,605       44,429       51,253        59,101
 Less: Common stock purchased by ESOP(2)(4).....        (7,804)      (9,182)     (10,559)      (12,143)
 Less: Common stock purchased by MRP(3).........        (3,902)      (4,591)      (5,279)       (6,071)
                                                    ----------   ----------   ----------    ----------
                                                    $   25,898   $   30,657   $   35,415    $   40,887
                                                    ==========   ==========   ==========    ==========

For the 12 months ended September 30, 2000
------------------------------------------
 Consolidated net income
 Historical.....................................    $      872   $      872   $      872    $      872
 Adjustment for mutual holding company
    formation(5)................................          (286)        (286)        (286)         (286)
 Pro forma income on net proceeds...............           606          727          847           986
 Pro forma ESOP adjustment(2)(4)................          (403)        (474)        (546)         (627)
 Pro forma MRP adjustment(3)....................          (484)        (569)        (655)         (753)
                                                    ----------   ----------   ----------    ----------
    Pro forma net income........................    $      305   $      270   $      232    $      192
                                                    ==========   ==========   ==========    ==========

Per share net income (reflects SOP 93-6)(6):
 Historical.....................................    $     0.05   $     0.04   $     0.03    $     0.03
 Adjustment for mutual holding company
    formation(5)................................         (0.02)       (0.01)       (0.01)        (0.01)
 Pro forma income on net proceeds...............          0.03         0.03         0.03          0.03
 Pro forma ESOP adjustment(2)(4)................         (0.02)       (0.02)       (0.02)        (0.02)
 Pro forma MRP adjustment(3)....................         (0.03)       (0.03)       (0.03)        (0.03)
                                                    ----------   ----------   ----------    ----------
    Pro forma net income per share(7)...........    $     0.01   $     0.01   $        -    $        -
                                                    ==========   ==========   ==========    ==========

Offering price as a percentage of pro forma net
   earnings per share...........................       N/A          N/A          N/A           N/A

At September 30, 2000
---------------------
Stockholders' equity:
 Historical.....................................    $  204,527   $  204,527   $  204,527    $  204,527
 Adjustment for mutual holding company
    formation...................................       (13,594)     (13,594)     (13,594)      (13,594)
 Estimated net proceeds.........................        37,605       44,429       51,253        59,101
 Less: Common Stock acquired by ESOP(2)(4)......        (7,804)      (9,182)     (10,559)      (12,143)
 Less:  Common Stock acquired by MRP(3).........        (3,902)      (4,591)      (5,279)       (6,071)
                                                    ----------   ----------   ----------    ----------
    Pro forma stockholders' equity..............    $  216,831   $  221,590   $  226,348    $  231,820
                                                    ==========   ==========   ==========    ==========

Stockholders' equity per share:(6)
 Historical.....................................    $    10.46   $     8.89   $     7.73    $     6.72
 Adjustment for mutual holding company
    formation...................................         (0.70)       (0.59)       (0.51)        (0.45)
 Estimated net proceeds.........................          1.92         1.93         1.94          1.94
 Less: Common Stock acquired by ESOP(2)(4)......         (0.40)       (0.40)       (0.40)        (0.40)
 Less:  Common Stock acquired by MRP(3).........         (0.20)       (0.20)       (0.20)        (0.20)
                                                    ----------   ----------   ----------    ----------
    Pro forma stockholders' equity per share....    $    11.08   $     9.63   $     8.56    $     7.61
                                                    ==========   ==========   ==========    ==========

Offering price as a percentage of pro forma
 stockholders' equity per share.................    $    90.25%      103.84%      116.82%       131.41%
                                                    ==========   ==========   ==========    ==========


______________

(1) We reserve the right to issue up to a total of 6,083,500 shares at $10.00 per share, or 15% above the maximum of the Independent Valuation. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $60.8 million (15% above the maximum of the Independent Valuation.)



(2) Assumes 8% of 49.9% of the outstanding shares of common stock of Charter Financial are purchased by the employee stock ownership plan under all circumstances, and that the funds used to purchase such shares are borrowed from Charter Financial. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the employee stock ownership plan, we expect to make discretionary contributions to the employee stock ownership plan in an amount at least equal to the principal and interest payments on the employee stock ownership plan debt. CharterBank's total annual payment of the employee stock ownership plan debt is based on 12 equal installments of principal. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a twelve-year term. The provisions of SOP 93-6 have been applied for shares to be acquired by the employee stock ownership plan and for purposes of computing earnings per share.


(3) Assumes a number of issued and outstanding shares of common stock equal to 4% 49.9% of the outstanding shares of common stock of Charter Financial will be purchased by the management recognition plan. Before the management recognition plan is implemented, it must be approved by Charter Financial's stockholders. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the offering. As we accrue compensation expenses to reflect the vesting of such shares over 5 years pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted by approximately 1.96%. For purposes of the preceding table, it was assumed that the number of unvested management recognition plan shares at September 30, 2000 was 390,218, 459,080, 527,942 and 607,133 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(4) CharterBank intends to record compensation expense related to the employee stock ownership plan in accordance with SOP 93-6. As a result, to the extent the value of the common stock appreciates over time, compensation expense related to the employee stock ownership plan will increase. SOP 93-6 also changes the earnings per share computations for leveraged employee stock ownership plans to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of employee stock ownership plan shares that were committed to be released at September 30, 2000 was 65,036, 76,513, 87,990 and 101,189 for the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.



(5) Includes adjustments for assets retained by First Charter, MHC and the income received from those assets. These assets include $100,000 cash and 400,000 shares of Freddie Mac stock retained by First Charter, MHC. The adjustment to consolidated net income includes income received from the reinvestment of the $100,000 cash and the after-tax dividend income received on the 400,000 shares of Freddie Mac stock. The adjustment for the stockholders equity includes the $100,000 cash and the tax-adjusted value of the 400,000 shares of Freddie Mac stock.


(6) Per share data for earnings per share is based upon 18,834,600, 22,158,353 25,482,106 and 29,304,422 shares outstanding, representing shares sold in the offering, shares purchased by the ESOP and management recognition plan and shares issued to First Charter, MHC at the minimum midpoint, maximum and 15% above the maximum of the offering range. Per share data for pro forma stockholders' equity per share is based on 19,550,000, 23,000,000, 26,450,000 and 30,417,500 total shares outstanding at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.


(7) Following the reorganization, CharterBank intends on implementing a stock option plan under which 10% of 49.9% of the outstanding shares of common stock of Charter Financial will be reserved for the grant of options. Before the stock option plan is implemented, it must be approved by the holders of a majority of the outstanding shares of Charter Financial Corp. held by persons other than First Charter, MHC. In the event the shares issued, as a result of the exercise of stock options, under the stock option plan consist of newly issued shares of common stock at the price per share in the offering, the per share financial condition and result of operations of Charter Financial would be proportionately reduced and the interest of existing stockholders would be diluted. The effect on pro forma earnings per share of Charter Financial if all stock options reserved for issuance had been exercised at $10.00 and issued from authorized but unissued shares of common stock is shown below:




                                          Minimum    Midpoint   Maximum   Maximum as Adjusted
Pro forma net income per
     share, including stock options        $0.03      $0.03     $0.02         $0.02

                                  CHARTERBANK
      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

     The Consolidated Statements of Income and Comprehensive Income of CharterBank for the years ended September 30, 2000, 1999 and 1998 have been audited by KPMG LLP, independent certified public accountants, and are included in this prospectus, along with their Auditors' Report on page F-45. The following condensed consolidated statements of income and comprehensive income have been derived from the audited consolidated statements of income and comprehensive income and should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements in this prospectus and "Management's Discussion and Analysis of the Financial Condition and Results of Operations" beginning on page F-1 of this prospectus. The consolidated statements of income for the six month periods ended March 31, 2001 and 2000 are unaudited, but in the opinion of management, reflect all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the results for such periods and are in accordance with accounting principles generally accepted in the United States of America. The results for the six month period ended March 31, 2001 are not necessarily indicative of the results of CharterBank for the entire year or any other period.


                                                 For the Six
                                                   Months                   For the Years Ended
                                                Ended March 31,                 September 30,
                                        -----------------------   --------------------------------------
                                         2001      2000             2000(1)         1999         1998
                                        ------    ------          ----------     --------      ---------
                                          (Unaudited)              (Restated)  (In thousands)
Interest and dividend income........  $ 26,167       $ 26,033      $ 54,213        $ 36,969     $ 29,175
                                      --------       --------      --------        --------     --------
Interest expense....................    17,884         16,939        36,647          23,341       19,409
                                      --------       --------      --------        --------     --------
Net interest income.................     8,283          9,094        17,566          13,628        9,766


Provision for loan losses...........       300            180         1,410             240          180
                                      --------      ---------      --------       ---------     --------
Net interest income after
   provision for loan losses........     7,983          8,914        16,156          13,388        9,586
                                      --------      ---------      --------       ---------     --------

Noninterest income (loss)...........     1,295            834         1,949          38,749       (3,307)

Noninterest expenses................     5,774          6,120        15,943          10,749        6,622
                                      --------      ---------      --------       ---------     --------
Income (loss)  before provision
   for income taxes.................     3,504          3,628         2,162          41,388         (343)
Income tax expense (benefit)........       855            942         1,290          14,359         (818)
                                      --------      ---------      --------       ---------     --------
Net income..........................  $  2,649      $   2,686      $    872       $  27,029     $    475
                                      ========      =========      ========       =========     ========
Other comprehensive income (loss),
   net of tax.......................  $ 42,037      $ (26,828)     $  5,165       $ (23,731)    $ 51,604
                                      ========      =========      ========       =========     ========

Comprehensive income (loss).........  $ 44,686      $ (24,142)     $  6,037        $  3,298      $52,079
                                      ========      =========      ========       =========     ========


_________________________


(1) Certain balance sheet and income statement items for the year ended September 30, 2000 have been restated. See note 22 on page F-44 of prospectus for a discussion of the restatement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
 This discussion and analysis reflects CharterBank's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with CharterBank's Financial Statements and accompanying Notes to Financial Statements beginning on page F-1 of this prospectus, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the financial condition and operations of CharterBank.
--------------------------------------------------------------------------------

General

     CharterBank's results of operations depend primarily on earnings on investments and net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. Our interest-earning assets consist primarily of residential mortgage loans, commercial mortgage loans, consumer loans, mortgage-backed securities and investment securities, such as our Freddie Mac stock investment. Interest-bearing liabilities consist primarily of retail and wholesale deposits, repurchase agreements and borrowings from the Federal Home Loan Bank of Atlanta. Our balance sheet at March 31, 2001 also contains non-interest bearing liabilities of approximately $156.8 million of which $123.8 million represents deferred taxes on the unrealized gain on our Freddie Mac stock. Our results of operations also depend on our provision for loan losses, non-interest income and our non-interest expense. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income includes service fees and charges.

     Our results of operations may also be affected significantly by economic and competitive conditions in our market area and elsewhere, including those conditions that influence market interest rates, government policies and the actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially impact us. Furthermore, because our lending activity is concentrated in loans secured by real estate located in Georgia and Alabama, downturns in the regional economy encompassing these states could have a negative impact on our earnings.


Management Strategy

     In recent years, we have adopted a growth-oriented strategy that has focused on expanding our retail banking operations, using our strong capital position to increase net income by funding the purchase of mortgage related securities with borrowings, and continuing to hold our Freddie Mac stock investment.

     Our retail banking strategy is to operate as a well-capitalized community bank dedicated to providing quality services at competitive prices. We have sought to implement this strategy by maintaining our core product offerings, including residential and commercial mortgage loans and a variety of checking and savings deposit products, while at the same time broadening our product lines and services, expanding delivery systems for our customers and extending our branch network. More specifically, we seek to:

     . continue to focus on expanding our residential lending and retail banking franchise, and increasing the number of households served within our market area;

     . expand our commercial loan and deposit banking products and services for businesses, as a means to increase the yield on our loan portfolio, to attract lower cost deposit accounts and increase non-interest income;

     . increase convenience to customers as a means to compete for an increased share of our customers' financial service business; and

     . increase the use of our existing alternative delivery channels, such as ATMs and telephone banking, and implement new alternative delivery channels, such as Internet banking.

     In addition, we offer competitive interest rates to attract new deposits and attempt to cross sell additional services to our customers as a way of expanding these relationships. We train our employees not only in the technical aspects of their jobs, but also in how to provide outstanding quality service to customers. We also continue our dedication to our community through continual support of, and donations to, the Charter Foundation. We believe that this growth-oriented strategy is best for our long term success and viability, and complements our existing commitment to high quality customer service.

     CharterBank's GAAP capital position has allowed us to engage in a second strategy of maximizing net interest income through investment in mortgage related securities funded with advances from the Federal Home Loan Bank and repurchase agreements. The margins involved in this type of wholesale investment strategy are narrower than those of a traditional retail bank due to lower yields on mortgage securities than other retail investments and the higher cost of borrowed funds than traditional retail deposits. While this wholesale strategy has helped to increase net interest income, it also has a negative effect on our interest rate spread and net interest margin. We have recently embarked on a strategy of investing more of the borrowed funds in higher-yielding commercial real estate loans in order to improve our interest rate spread and net interest margin thereby increasing the profitability of our core banking operations.

     Our third strategy is to hold our large position of Freddie Mac common stock. This strategy has worked well for us with the total return on Freddie Mac stock averaging better than 20% for the past ten years.

     Following the reorganization, we intend to utilize proceeds from the offering to further the objectives of our growth-oriented strategy. We may also use the offering proceeds to acquire branches from other banks or to make other acquisitions, although we have no current plans to do so. See "How We Intend to Use the Proceeds from the Offering."

Management of Interest Rate Risk

     As a financial institution, we face risk from interest rate volatility. Fluctuations in interest rates impact both our level of income and expense on a large portion of our assets and liabilities. Fluctuations in interest rates also affect the market value of all interest-earning assets.

     The primary goal of our interest rate management strategy is to limit fluctuations in net interest income as interest rates vary up or down. We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, portfolio equity will remain within an acceptable range.

     Our lending activities have emphasized one- to four-family and commercial mortgage loans. Our sources of funds includes retail deposits, consisting primarily of certificates of deposit, which have shorter terms to maturity than the loan portfolio, and transaction accounts, Federal Home Loan Bank advances, repurchase agreements and wholesale deposits. Recently, we have employed several strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

     . Selling a majority of the 30 and 15 year fixed-rate mortgages we originate to the secondary market, generally on a servicing released basis;

     . Maintaining the diversity of our existing loan portfolio through the origination of commercial real estate and consumer loans which typically have variable rates and shorter terms than residential mortgages; and

     .    Emphasizing investments with adjustable interest rates.

     The actual amount of time before loans are repaid can be significantly impacted by changes in market interest rates. Prepayment rates also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic variables, the assumability of the loans, related refinancing opportunities and competition. We monitor interest rate sensitivity so that we can attempt to adjust our asset and liability mix in a timely manner and thereby minimize the negative effects of changing rates.

     We believe that our high level of capital historically has allowed us to support a high level of interest rate risk to enhance long term income at the cost of increased volatility in the income stream. Our reliance on borrowings rather than deposits presents an interest rate challenge for us. As part of our efforts to address our interest rate risk, during the six months ended March 31, 2001, CharterBank extended its interest rate reset on $102.0 million of Federal Home Loan Bank borrowings from one month to seven or more years and reduced its mortgage related investment securities by $62.3 million. The risk profile after these actions is shown in the Net Portfolio Value table in the next section of the prospectus.

     Net Interest Income Simulation. We use a simulation model to monitor interest rate risk. This model reports the net interest income at risk primarily under two different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down 100, 200 and 300 basis points from current rates over the one year time period following the current financial statement.

     The table below sets forth, as of March 31, 2001, the estimated changes in net interest portfolio value that would result from a 300 basis point change in interest rates over the applicable twelve-month period.


     Change           Net Portfolio Value                      Post Shock
    In Rates        $ Amount      $ Change      % Change      Capital Ratio
--------------    -----------   -----------   ------------  ----------------
                    (Dollars in thousands)
    +300 bp        $ 216,403     $ (36,270)     (14.35)%          24.77%
    +200 bp          228,139       (24,534)      (9.71)%          25.55%
    +100 bp          239,586       (13,087)      (5.18)%          26.26%
       0 bp          252,673             -           - %          27.08%
    -100 bp          254,499         1,826         0.72%          26.84%
    -200 bp          244,617        (8,056)      (3.19)%          25.66%
    -300 bp          235,366       (17,307)      (6.85)%          24.51%



     The net portfolio value is the capital, the excess of assets over liabilities, after all assets and liabilities are marked to market. The net portfolio value decreases as interest rates increase because our fixed rate assets with long maturities decline in value while our liabilities generally have adjustable rates and therefore do not increase in value with the combined result of a reduction of net portfolio value. At March 31, 2001, fixed rate investment and mortgage securities comprised of $148.7 million or 48.1% of our total portfolio of investment and mortgage securities of $309.5 million. We do not have a parallel gain in portfolio value when rates go down 200 or 300 basis points because most of our fixed rate assets, whether in loan or security form, have a borrower option to prepay and so the assets do not gain value with the reduced rates. The disparate results on net portfolio value of interest rate increases versus interest rate decreases is sometimes referred to as negative convexity. The post shock capital ratio is the post shock net portfolio value as a percent of total assets.

     The effects of interest rates on net portfolio value and net interest income are not predictable. Nevertheless, CharterBank's management does not expect current interest rates to have a material adverse effect on CharterBank's net portfolio value or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

     Average Balance Sheet and Analysis of Net Interest Income. The following tables depict the significant effect of the Freddie Mac stock on our traditional bank ratios, such as net interest income, net interest rate spread, and net interest margin. The tables show these measures with and without the effects of the Freddie Mac stock, which had a dividend return on cost basis of approximately 52.8% at March 31, 2001. However, the appreciation on the market value of the Freddie Mac stock results in only 1.11% dividend return on market value. The appreciation in the market value of the Freddie Mac stock has been the cause of our strong comprehensive income.

     Overall, ratios have weakened for the six months ended March 31, 2001, as compared to the six months ended March 31, 2000, due to the effects of the rising interest rate environment during this time period on our wholesale investment strategy. We hold a significant amount of short-term, variable rate borrowings whose costs increased 47 basis points during this time period, while long-term fixed rate mortgage securities decreased 9 basis points in yield. The yield on loans receivable increased 15 basis points during the six months ended March 31, 2001 compared to the six months ended March 31, 2000; yet, the costs of deposits increased 61 basis points from 5.08% to 5.69% in comparing the similar 2000 period to the six months ended March 31, 2001. The combination of these rate changes reduced the overall net interest margin by 29 basis points from 2.05% for the six months ended March 31, 2000 to 1.76% for the six months ended March 31, 2001.

     In the table below, we derived the yields and costs by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. We derived average balances from actual daily balances over the periods indicated. Interest income includes fees we earned from making changes in loan rates or terms, and fees we earned when commercial real estate loans were prepaid or refinanced.

                                                   At March 31,                    For the Six Months Ended March 31,
                                                ------------------   ---------------------------------------------------------------
                                                       2001                       2001                             2000
                                                ------------------   ------------------------------   ------------------------------
                                                                                            Average                          Average
                                                 Actual     Yield/   Average                Yield/    Average                Yield/
                                                Balance      Cost    Balance    Interest     Cost     Balance    Interest     Cost
                                                -------     ------   -------    --------    -------   -------    --------    -------
Assets:                                                                        (Dollars in thousands)
Interest-earning assets:
 Interest-bearing deposits in other
  financial institutions....................... $ 17,465     4.80%   $  8,993   $   233      5.18%    $  2,213   $    61      5.51%
 FHLB common stock and other equity............   12,700     7.25      12,689       474      7.47       12,161       468      7.70
 Mortgage-backed securities and collateralized
   mortgage obligations available for sale.....  300,738     6.54     339,352    11,861      6.99      376,713    13,345      7.08
 Other investment securities available for sale    8,786     6.42      14,110       481      6.82       22,390       708      6.32
 Loans receivable..............................  247,409     8.70     252,793    11,248      8.90      224,809     9,834      8.75
                                                --------             --------   -------               --------   -------
  Total interest-earning assets excluding
   Freddie Mac common stock....................  587,098     7.14     627,937    24,297      7.74      638,286    24,416      7.65
 Freddie Mac common stock......................  327,716     1.11     312,760     1,870      1.20      248,134     1,617      1.30
                                                --------             --------   -------               --------   -------
 Total interest-earning assets including
   Freddie Mac common stock....................  914,814     5.15     940,697    26,167      5.56      886,420    26,033      5.87
  Total non-interest earning assets............   20,014        -      17,391         -         -       25,265         -         -
                                                --------             --------   -------               --------   -------
  Total assets................................. $934,828             $958,088   $26,167               $911,685   $26,033
                                                ========             ========   =======               ========   =======

Liabilities and Equity:
Interest-Bearing Liabilities:
 NOW accounts..................................   14,449     1.79      15,026       142      1.89       13,810       143      2.07
 Savings accounts..............................    8,328     1.99       8,098        79      1.95        8,647       178      4.12
 Money market deposit accounts.................   15,015     4.45      11,999       295      4.92        9,667       215      4.45
 Certificates of deposit accounts..............  138,680     6.20     181,463     5,648      6.22      238,622     6,344      5.32
                                                --------             --------   -------               --------   -------
  Total interest-bearing deposits..............  176,472     5.49     216,586     6,164      5.69      270,746     6,880      5.08
 Borrowed funds................................  352,305     5.71     369,798    11,720      6.34      342,978    10,059      5.87
                                                --------             --------   -------               --------   -------
  Total interest-bearing liabilities...........  528,777     5.64     586,384    17,884      6.10      613,724    16,939      5.52

 Noninterest-bearing deposits..................    8,712        -       8,351         -         -        8,221         -         -
 Other noninterest-bearing liabilities.........  148,124        -     128,402         -         -      100,026         -         -
                                                --------             --------   -------               --------   -------
  Total noninterest-bearing liabilities........  156,839        -     136,753         -         -      108,247         -         -
                                                --------             --------   -------               --------   -------

  Total liabilities............................  685,616     4.35     723,137    17,884      4.95      721,971    16,939      4.69
  Total equity.................................  249,212              234,951         -                189,714         -
                                                --------             --------   -------               --------   -------
  Total liabilities and equity................. $934,828             $958,088   $17,884               $911,685   $16,939
                                                ========             ========   =======               ========   =======

 Net interest income, including Freddie Mac
  common stock.................................                                 $ 8,283                          $ 9,094
                                                                                =======                          =======
 Net interest rate spread, including Freddie Mac
  common stock(1)..............................                                             (0.54)%                           0.35%
 Net interest margin, including Freddie Mac
 common stock(2)...............................                                              1.76%                            2.05%
 Ratio of interest-earning assets to average
  interest-bearing liabilities, including
  Freddie Mac common stock.....................                                  160.44%                          144.46%
 Net interest income excluding
  Freddie Mac common stock dividends...........                                 $ 6,413                          $ 7,477
                                                                                =======                          =======
 Net interest rate spread excluding
  Freddie Mac common stock(3)..................                                              1.64%                            2.13%
 Net interest rate margin excluding
  Freddie Mac common stock(4)..................                                              2.04%                            2.34%
 Ratio of interest-earning assets to average
  interest-bearing liabilities, excluding
  Freddie Mac common stock.....................                                  107.10%                          104.02%


                                                   (footnotes on following page)

                                                                            For The Years Ended September 30,
                                                     -------------------------------------------------------------------------------
                                                               2000                        1999                      1998
                                                     -------------------------   ------------------------- -------------------------
                                                                       Average                     Average                   Average
                                                     Average           Yield/    Average           Yield/  Average           Yield/
                                                     Balance  Interest  Cost     Balance  Interest  Cost   Balance Interest   Cost
                                                     -------  -------- -------   -------  -------- ------- ------- --------  -------
                                                                                 (Dollars in thousands)
Assets:
Interest-earning assets:
 Interest-bearing deposits in other
  financial institutions.........................  $  2,625    $   159  6.06%  $  3,053    $   148  4.85% $  1,710 $   103    6.02%
 FHLB common stock and other equity..............    12,660        971  7.67     10,059        736  7.32     9,348     672    7.19
 Mortgage-backed securities and collateralized
   mortgage obligations available for sale.......   381,924     27,477  7.19    261,272     16,592  6.35   187,883  12,163    6.47
 Other investment securities available for sale..    18,152      1,194  6.58     26,218      1,524  5.81     7,244     480    6.63
 Loans receivable................................   240,401     21,076  8.77    180,772     15,015  8.31   153,031  13,153    8.59
                                                   --------    -------         --------    -------        -------- -------
   Total interest-earning assets excluding
   Freddie Mac common stock......................   655,762     50,877  7.76    481,374     34,015  7.07   359,216  26,571    7.40
 Freddie Mac common stock........................   232,471      3,336  1.44    306,379      2,954  0.96   246,136   2,604    1.06
                                                   --------    -------         --------    -------        -------- -------
 Total interest-earning assets including
   Freddie Mac common stock......................   888,233     54,213  6.10    787,753     36,969  4.69   605,352  29,175    4.82
  Total non-interest earning assets..............    22,756          -     -     10,682          -     -    15,393       -       -
                                                   --------    -------         --------    -------        -------- -------
  Total assets...................................  $910,989    $54,213         $798,435    $36,969        $620,745 $29,175
                                                   ========    =======         ========    =======        ======== =======

Liabilities and Equity:
Interest-Bearing Liabilities:
 NOW accounts....................................    13,717        282  2.06      6,601        128  1.94     5,104     123    2.41
 Savings accounts................................     8,585        275  3.20      6,503        292  4.49     6,357     168    2.64
 Money market deposit accounts...................    10,063        483  4.80      8,189        321  3.92     6,538     277    4.24
 Certificates of deposit accounts................   230,482     12,892  5.59    177,416      9,682  5.46    94,416   5,410    5.73
                                                   --------    -------         --------    -------        -------- -------
  Total interest-bearing deposits................   262,847     13,932  5.30    198,709     10,423  5.25   112,415   5,978    5.32
 Borrowed funds..................................   365,745     22,715  6.21    247,914     12,918  5.21   235,542  13,431    5.70
                                                   --------    -------         --------    -------        -------- -------
  Total interest-bearing liabilities.............   628,592     36,647  5.83    446,623     23,341  5.23   347,957  19,409    5.58

 Noninterest-bearing deposits....................     8,472          -     -      3,411          -     -     2,496       -       -
 Other noninterest-bearing liabilities...........    93,187          -     -    122,751          -     -    95,815       -       -
                                                   --------    -------         --------    -------        -------- -------
  Total noninterest-bearing liabilities..........   101,659          -     -    126,162          -     -    98,311       -       -
                                                   --------    -------         --------    -------        -------- -------

  Total liabilities..............................   730,251     36,647  5.02    572,785     23,341  4.08   446,268  19,409    4.35
  Total equity...................................   180,738          -          225,650          -         174,477       -
                                                   --------    -------         --------    -------        -------- -------
  Total liabilities and equity...................  $910,989    $36,647         $798,435    $23,341         620,745 $19,409
                                                   ========    =======         ========    =======        ======== =======

 Net interest income,
  including Freddie Mac
  common stock...................................              $17,566                     $13,628                 $ 9,766
                                                               =======                     =======                 =======
 Net interest rate spread, including Freddie Mac
  common stock(1)................................                       0.27%                      (0.54)%                   (0.76)%
 Net interest margin, including Freddie Mac
  common stock(2)................................                       1.98%                       1.73%                     1.61%
 Ratio of interest-earning assets to average
  interest-bearing liabilities, including
   Freddie Mac common stock......................    141.31%                     176.38%                            173.97%
 Net interest income excluding
  Freddie Mac common stock dividends.............              $14,230                     $10,674                 $ 7,162
                                                               =======                     =======                 =======
 Net interest rate spread excluding
  Freddie Mac common stock(3)....................                       1.93%                       1.84%                     1.82%
 Net interest rate margin excluding
  Freddie Mac common stock (4)...................                       2.17%                       2.22%                     1.99%
 Ratio of interest-earning
  assets to average
  interest-bearing
   liabilities, excluding
  Freddie mac common stock.......................    104.32%                     107.78%                            103.24%

                                                   (footnotes on following page)

________________________________

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) Net interest rate spread excluding Freddie Mac common stock represents the difference between the weighted average yield on total interest-earning assets excluding Freddie Mac common stock and the weighted average cost of interest-bearing liabilities.
(4) Net interest margin excluding Freddie Mac common stock represents net interest income excluding Freddie Mac common stock dividends as a percentage of average interest-earning assets excluding Freddie Mac common stock.

     Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

     (1) interest income changes attributable to changes in volume (changes in volume multiplied by prior rate);

     (2) interest income changes attributable to changes in rate (changes in rate multiplied by prior volume); and

     (3)  the net change.

                                                  Six Months Ended March 31, 2001                 Year Ended September 30, 2000
                                                   Compared To Six Months Ended                       Compared To Year Ended
                                                           March 31, 2000                                September 30, 1999
                                                        Increase/(Decrease)                              Increase/(Decrease)
                                            -------------------------------------------  ------------------------------------------

                                                        Due To                                      Due To
                                            --------------------------------             -------------------------------
                                             Volume      Rate      Combined       Net     Volume      Rate     Combined      Net
                                            --------   --------   ----------   --------  --------    -------  ----------   --------
                                                                          (In Thousands)
Interest-earning assets:
 Interest-bearing deposits in other
  financial institutions..................   $    374   $     (7)  $   (195)  $    172   $    (21)   $    37    $    (5)   $     11
 FHLB common stock and other
  equity securities.......................         41        (28)        (7)         6        190         35         10         235
 Mortgage-backed securities and
  collateralized mortgage obligations
  available for sale......................     (2,645)      (339)     1,500     (1,484)     7,661      2,195      1,029      10,885

 Other investment securities
  available for sale......................       (523)       112        184       (227)      (469)       202        (64)       (330)

 Loans Receivable.........................      2,449        337     (1,372)     1,414      4,995        832        207       6,061
                                             --------   --------   --------   --------   --------    -------    -------    --------
  Total interest-earning assets...........       (304)        75        110       (119)    12,316      3,301      1,177      16,862
 Freddie Mac common stock.................        840       (248)      (339)       253       (710)     1,471       (379)        382
                                             --------   --------   --------   --------   --------    -------    -------    --------
  Total interest-earning assets...........   $    536   $   (173)  $   (229)  $    134   $ 11,606    $ 4,772    $   798    $ 17,244
                                             --------   --------   --------   --------   --------    -------    -------    --------
Interest-bearing liabilities:
 NOW accounts.............................   $     25   $    (25)  $     (1)  $     (1)  $    138    $     8    $     8    $    154
 Savings accounts.........................        (23)      (188)       112        (99)        93        (84)       (26)        (17)
 Money market deposit accounts............        104         45        (69)        80         73         72         17         162
 Certificates of deposit..................     (3,039)     2,148        185       (696)     2,909        231         82       3,210
                                             --------   --------   --------   --------   --------    -------    -------    --------
  Total interest-bearing deposits.........     (2,923)     1,980        227       (716)     3,213        227         81       3,509
 Borrowed funds...........................      1,574      1,612     (1,525)     1,661      6,139      2,479      1,179       9,797
                                             --------   --------   --------   --------   --------    -------    -------    --------
  Total interest-bearing liabilities......   $ (1,349)  $  3,592   $ (1,298)  $    945   $  9,352    $ 2,066    $ 1,248    $ 13,306
                                             --------   --------   --------   --------   --------    -------    -------    --------

Change in net interest income.............   $  1,885   $ (3,765)  $  1,069   $   (811)  $  2,554    $ 1,066    $  (382)   $  3,938
                                             ========   ========   ========   ========   ========    =======    =======    ========

                                                  Year Ended September 30, 1999
                                                      Compared To Year Ended
                                                         September 30, 1998
                                                         Increase/(Decrease)
                                            --------------------------------------------

                                                        Due To
                                            ---------------------------------
                                            Volume       Rate       Combined      Net
                                            -------    --------    ----------   --------
                                                           (In Thousands)
Interest-earning assets:
 Interest-bearing deposits in other
  financial institutions..................   $     81   $    (20)  $    (16)  $     45
 FHLB common stock and other
  equity securities.......................         51         12          1         64
 Mortgage-backed securities and
  collateralized mortgage
  obligations available for sale..........      4,748       (225)       (94)     4,429

 Other investment securities
  available for sale......................      1,258        (59)      (155)     1,044

 Loans Receivable.........................      2,383       (428)       (93)     1,862
                                             --------   --------   --------   --------
  Total interest-earning assets...........      8,521       (720)       (57)     7,444
 Freddie Mac common stock.................        639       (246)    (1,235)       350
                                             --------   --------   --------   --------
  Total interest-earning assets...........   $  7,882   $   (966)  $   (878)  $  7,794
                                             --------   --------   --------   --------
Interest-bearing liabilities:
 NOW accounts.............................   $     36   $    (24)  $     (7)  $      5
 Savings accounts.........................          4        118          2        124
 Money market deposit accounts............         70        (21)        (5)        44
 Certificates of deposit..................      4,768       (255)      (241)     4,272
                                             --------   --------   --------   --------
  Total interest-bearing deposits.........      4,878       (182)      (251)     4,445
 Borrowed funds...........................        705     (1,154)       (64)      (513)
                                             --------   --------   --------   --------
  Total interest bearing liabilities......   $  5,583   $ (1,336)  $   (315)  $  3,932
                                             --------   --------   --------   --------

Change in net interest income.............   $  2,299   $    370   $ (1,193)  $  3,862
                                             ========   ========   ========   ========

Comparison of Financial Condition at March 31, 2001 and September 30, 2000

     Our consolidated total assets decreased $7.8 million, or 0.83%, to $934.8 million at March 31, 2001 from $942.7 million at September 30, 2000. The decrease was primarily due to a $67.0 million, or 18.2%, decrease in mortgage securities which was partially offset by a $54.5 million, or 19.1%, increase in the market value of Freddie Mac stock.

     Total mortgage securities available for sale decreased $67.0 million, or 18.2%, to $300.7 million. This reduction was part of our strategy to increase the interest rate spread and net interest margin by shifting assets from lower-yielding, fixed rate mortgage securities to higher-yielding loans and reduce interest rate risk by selling long-term fixed rate securities and either reducing asset size or replacing securities with floating rate securities. Whereas CharterBank held fixed rate U.S. Government agencies, mortgage-baked securities, and collateralized mortgage obligations aggregating approximately $237.1 million at September 30, 2000, these fixed rate investments were $148.7 million at March 31, 2001, representing an $88.4 million reduction during this six-month period. Variable rate investments and mortgage securities increased from $144.5 million at September 30, 2000 to $160.9 million at March 31, 2001.

     Deposits decreased $89.2 million, or 32.5%, to $185.2 million at March 31, 2001 from $274.4 million at September 30, 2000. The primary cause of the decrease was the maturing of approximately $89.4 million of brokered certificates of deposit which were redeemed primarily with the proceeds from
sales of mortgage securities.   We also experienced a decline of $257,000 in
retail deposits between September 30, 2000 and March 31, 2001.

     Borrowings, including Federal Home Loan Bank advances and repurchase agreements, totaled $352.3 million at March 31, 2001, an increase of $86,000 over $352.2 million at September 30, 2000.

     Total equity increased $44.7 million, or 21.8%, to $249.2 million at March 31, 2001 from $204.5 million at September 30, 2000. The increase was primarily due to a $42.0 million increase in accumulated other comprehensive income driven by after tax unrealized gains on securities, primarily Freddie Mac stock, and $2.6 million in net income for the six months ended March 31, 2001.


Comparison of Operating Results for the Six Months Ended March 31, 2001 and 2000


General

     Net income was $2.6 million for the six months ended March 31, 2001, a decrease of $38,000, or 1.4%, compared to the six months ended March 31, 2000. Operations were adversely affected by a $811,000 decrease in net interest income primarily related to the increased cost of borrowed funds. In addition, we had a $120,000 increase in the provision for loan losses due to higher loan delinquency levels, higher losses as the economy shows signs of slowing and consideration of larger balance commercial real estate loans in the loan portfolio. These reductions in earnings were offset by a $461,000 increase in total non-interest income, a decrease of $345,000 in total non-interest expense and a $87,000 decrease in income tax expense.

     Other comprehensive income was $42.0 million for the six months ended March 31, 2001, which represented a $68.8 million increase as compared to the other comprehensive loss of $26.8 million for the six months ended March 31, 2000. This increase in other comprehensive income relates to an increase in the value of our investment in Freddie Mac stock and the recovery in the fair value of other, largely fixed rate, investments in mortgage securities. Given the composition of our investment portfolio, the recovery in fair value of mortgage securities was due to the lower interest rate environment at March 31, 2001 compared to March 31, 2000.


Comprehensive Income

     Other comprehensive income was $42.0 million for the six months ended March 31, 2001 compared to a loss of $26.8 million for the same period in the prior year. The major component of this increase was the appreciation in the price of Freddie Mac stock from $54.0625 per share at September 30, 2000 to $64.83 at March 31, 2001, resulting in an after tax increase of $33.4 million. The mortgage securities portion of the balance sheet provided the remaining $8.6 million of other comprehensive income for the 2001 period. The per share price of Freddie Mac stock declined from $52.00 to $44.188 during the six months ended March 31, 2000, resulting in an after tax total decrease of $24.2 million. The mortgage securities portion of the balance sheet provided the remaining $2.6 million of other comprehensive loss for the 2000 period.


     The impact of appreciation (depreciation) in the price of Freddie Mac stock on our total comprehensive income (loss) is shown in the table below.



                                                 Six Months Ended March 31, 2001
                                   -----------------------------------------------------------
                                               Market Price    Total Market   Unrealized Gain
                                     Shares      Per Share        Value          Net of Tax
                                   ---------  --------------  -------------- -----------------
September 30, 2000                  5,055,000    $54.0625      $273,285,938      $163,569,491
March 31, 2001                      5,055,000      64.830       327,715,650       196,989,334
                                                 --------      ------------      ------------
Change in Freddie Mac stock.......          -    $10.7675      $ 54,429,712        33,419,843
Other comprehensive
  income related to
  mortgage securities
  and other investments...........                                                  8,616,894

Total other comprehensive income..                                               $ 42,036,737
                                                                                 ============

                                               Six Months Ended March 31, 2000
                                   -----------------------------------------------------------
                                                 Market Price  Total Market    Unrealized Gain
                                     Shares       Per Share       Value           Net of Tax
                                   ----------   -------------- ------------   ----------------
September 30, 1999                  5,055,000      $52.0000    $262,860,000      $157,167,965
March 31, 2000                      5,055,000        44.188     223,367,813       132,919,762
                                                   --------    ------------      ------------
Change in Freddie Mac stock.......          -      $ (7.812)   $(39,492,187)      (24,248,203)
Other comprehensive
  loss related to
  mortgage securities
  and other investments...........                                                 (2,579,978)

Total other comprehensive loss....                                               $(26,828,181)
                                                                                 ============



Interest Income

     Total interest and dividend income for the six months ended March 31, 2001 was $26.2 million, up $135,000 or 0.5% from $26.0 million for the six months ended March 31, 2000. Total interest and dividend income, excluding Freddie Mac stock dividends, was $24.3 million for the six months ended March 31, 2001, a $118,000 or 0.48% decrease, compared with $24.4 million for the same period in 2000. Increases in interest income on loans, interest income on interest bearing deposits and dividend income were almost fully offset with decreases in interest income on mortgage securities and interest income on investment securities.
This decrease related primarily to a decrease in interest income on mortgage securities of $1.5 million, or 11.1%, to $11.9 million from $13.3 million for the six months ended March 31, 2000. The decrease in interest income on mortgage securities was primarily related to our sale of certain securities consistent with our strategy to reduce interest rate risk. Interest income on investment debt securities available for sale decreased $227,000 to $481,000 from $708,000 for the six months ended March 31, 2000.

     Interest income on loans increased by 14.3% to $11.2 million for the six months ended March 31, 2001 from $9.8 million for the six months ended March 31, 2000. The growth in interest income on loans was due in part to a $28.0 million or 12.4% increase in the average balance of total loans, which rose to $252.8 million for the six months ended March 31, 2001 compared to $224.8 million for the six months ended March 31, 2000. This increase reflects our continued emphasis on the origination of residential one-to-four-family mortgage and commercial real estate loans.

     The average balance of our other investment securities, mortgage-backed securities, and collateralized mortgage obligations available for sale decreased $45.6 million from $399.1 million for the six months ended March 31, 2000 to $353.5 million for the six months ended March 31, 2001. The decrease in the average balance of these securities reflects our ongoing strategy of using proceeds from sales of securities to fund growth in higher yielding residential and commercial real estate loans, thereby reducing our interest rate risk. We expect this strategy of replacing securities with loans to have a positive affect on our performance ratios, including interest rate spread and net interest margin, because our average yield on loans is 191 basis points greater than the average yields on our mortgage-backed securities and collateralized mortgage obligations.

     The yield on interest-earning assets, excluding Freddie Mac stock, increased 9 basis points for the six months ended March 31, 2001 when compared to the same period in 2000. Total interest-earning assets averaged $627.9 million for the six months ended March 31, 2001, down from $638.3 million for the comparable 2000 period, representing a 1.62% decrease. The average yield on loans, net, increased 15 basis points to 8.90% due to the increase in higher-yielding commercial real estate loans in our portfolio. The yield on mortgage-related securities decreased from 7.08% to 6.99%.

     Dividend income on Freddie Mac stock increased by $253,000 to $1.9 million for the six months ended March 31, 2001 from $1.6 million for the six months ended March 31, 2000 due to an increase in Freddie Mac's quarterly dividend from $0.17 to $0.20 per share.

Interest Expense


     Total interest expense for the six months ended March 31, 2001 was $17.9 million, a $0.9 million, or 5.6%, increase from the six months ended March 31, 2000. This increase in interest expense was due to a 58 basis point increase in average cost of funds. The average balance of interest-bearing liabilities was reduced from $613.7 million to $586.3 million for the six months ended March 31, 2001. The increase in average cost was spread across borrowed funds (47 basis points), certificates of deposit (90 basis points), and money market accounts (47 basis points). The increase reflects the higher interest rate environment that prevailed during the 2001 period as compared to the 2000 period. The drop in rates starting in January 2001 was not in effect long enough to reduce the average rates for the 2001 period down to the levels of the prior period. In addition, it is indicative of the rate-sensitive nature of our liabilities including our significant exposure to variable rate debt and short term, highly competitive wholesale certificates of deposit which typically carry rates of 50 to 100 basis points higher than similarly termed retail certificates of deposit.

     Interest expense on deposits decreased $716,000, or 10.4%, to $6.2 million for the six months ended March 31, 2001 compared with $6.9 million for the same period in 2000. The average balance of certificates of deposit decreased to $181.4 million in 2001 from $238.6 million in 2000 due primarily to the replacement of certain wholesale certificates of deposit with borrowings and the redemption of other wholesale certificates of deposit with the proceeds from the sales of mortgage securities. Interest expense on certificates of deposit decreased $696,000 for the six months ended March 31, 2001 compared with 2000 with a $57.1 million drop in average balances more than offsetting a 90 basis point increase in rate. Interest expense on money market balances increased $80,000, reflecting a $2.3 million rise in average money market account balances and a 47 basis point increase in average cost. We continue to seek to increase our core retail deposits as the cost of such funds are generally lower than wholesale deposits cost.

     Interest expense on borrowings increased $1.7 million for the six months ended March 31, 2001 compared to the same period in 2000 as a result of the $26.8 million rise in the average balance of borrowings resulting from redemption of wholesale certificates of deposit and a 47 basis point increase in average cost.

Net Interest Income

     Net interest income for the six months ended March 31, 2001 decreased $811,000 or 8.9% to $8.3 million compared to $9.1 million for the six months ended March 31, 2000. The net interest rate spread - the difference between the average yield on average total interest-earning assets and the average cost of average total interest-bearing liabilities - decreased by 89 basis points to negative 54 basis points. The yield on interest-earning assets was 5.56% for the six months ended March 31, 2001 which is down from 5.87% for the six months ended March 31, 2000. Our net interest rate spread is negative because our largest asset, Freddie Mac stock, which accounts for $312.8 million or 33.2% of average interest-earning assets for the six months ended March 31, 2001, has a yield of 1.2%.

     If we exclude the Freddie Mac stock from average earning assets and the dividend on Freddie Mac stock from interest and dividend income, the yield on assets increases from 5.56% to 7.74%. The net interest rate spread excluding Freddie Mac stock dividends - the difference between the average yield on average total interest-earning assets and the average cost of average total interest-bearing liabilities - decreased 49 basis points to 1.64% for the six months ended March 31, 2001 from 2.13% for the comparable period in 2000. Net interest margin, which is net interest income divided by average total interest-earning assets, decreased 30 basis points to 2.04% for the six months ended March 31, 2001 as compared to 2.34% for the six months ended March 31, 2000. These decreases are due to the rising interest rate environment between the two periods and its significant effect on our short-term variable rate liabilities. The asset side of our balance sheet is much less sensitive to changes in interest rates resulting in a reduction of interest rate spread and margin in an increasing rate environment. We believe that our current strategy of reducing floating rate borrowings, reinvesting the proceeds of mortgage security sales in higher-yielding adjustable rate loans and floating rate securities will lower, but not eliminate, the risk of changing interest rates on our net interest income.


     A substantial portion of our earning assets are invested in mortgage related securities that had a yield of 6.99% for the six months ended March 31, 2001 and over half of our interest-bearing liabilities were borrowings which had a cost of 6.34% for the same period. Accordingly, our balance sheet, excluding our Freddie Mac stock, reflects a wholesale or marginal investment strategy that yielded a modest 65 basis point spread during the six months ended March 31, 2001. In addition, this portion of our balance sheet tends to be the most sensitive to changes in interest rates resulting in a significant narrowing of spread when compared to the same period in 2000. Conversely, the spread between loans receivable and deposits, including wholesale deposits, was 321 basis points for the six months ended March 31, 2001 which compares more favorably to the thrift industry as a whole.

     Our net interest margin and net interest spread are low when compared to industry standards primarily due to two factors. First, the dividend rate of our Freddie Mac stock investment, as compared to its market value, is low. However, when compared to our cost basis in the investment, the dividend rate is almost 60%. Second, under our wholesale investment strategy, our assets include a high proportion of securities with rates lower than those that would typically be earned on loans and our liabilities include a high proportion of borrowings and wholesale deposits with higher costs than those typically paid on retail deposits. This lowers our net interest margin and net interest spread. However, our wholesale investment strategy has historically increased annual interest income. Our Freddie Mac stock had a dividend yield of

1.20% which lowered the yield on earning assets from 7.74% to 5.56% for the six months ended March 31, 2001.


Provision for Loan Losses and Asset Quality

     During the six months ended March 31, 2001, we provided $300,000 for loan losses, compared to $180,000 for the 2000 period. The provision for the six months ended March 31, 2001 reflected higher loan delinquency levels, higher losses as the economy showed signs of slowing, and consideration of larger balance commercial real estate loans in the loan portfolio. Net charge-offs for the six months ended March 31, 2001 were $1.3 million and consisted primarily of loans acquired in the Citizens acquisition for which loan loss reserves were provided in a prior period.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and its underlying collateral, the mix of loans within the portfolio, delinquency trends, economic conditions, current and prospective trends in real estate values, and other relevant factors. We estimate our allowance for loan losses based on a methodology which assigns a credit grade to each loan in the portfolio.

     Underperforming loans are balloon loans that are 90 days or more past contractual maturity on which we are still receiving monthly payments and accruing interest. Non-performing loans are nonaccrual and restructured loans. The following table shows underperforming and non-performing assets:

                                            At March 31, 2001    At September 30, 2000
                                            -----------------    ---------------------
                                                         (In thousands)
Underperforming loans                                   $  515                  $  159

Total non-performing loans                               1,661                   2,831
Foreclosed real estate, net                                768                     630
Total non-performing assets                              2,429                   3,461

Non-performing loans to total loans                       0.66%                   1.09%
Non-performing assets to total assets                     0.26%                   0.37%


     In addition to the underperforming loans of $515,000 at March 31, 2001, other disbursed loans of approximately $2.3 million and a committed line of credit with an undisbursed amount of $584,000 are potential problem loan relationships. This 2.3 million is composed of the following two items. First, we have a $981,000 loan relationship which is secured by a retail building and certain low income residential rental properties. While this loan is correct and has only been 30 days past due once, the cash flows from the borrower's financial statements indicate weak debt service coverage. Second, we have a $1,900,000 line of credit with $1,316,000 drawn as of March 31, 2001 secured by high risk receivables with another borrower. This loan has never been delinquent but is of concern because of difficulty in valuing the collateral and the high risk nature of the collateral. Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     At March 31, 2001, the allowance for loan losses as a percentage of total loans was 2.13% compared with 2.22% at March 31, 2000. Net charge-offs for the six months ended March 31, 2001 totaled $1.3 million and net charge-offs for the year ended September 30, 2000 were $774,000. For the eighteen months since the Citizens acquisition, total net charge-offs were approximately $2.1 million or 38.0% of the allowance for loan losses as of March 31, 2001. While delinquencies and non-performing loan levels are similar at September 30, 2000 and March 31, 2001, as shown in the table below, loan delinquencies as a percentage of total loans were significantly higher at interim periods between these two dates, thus demonstrating one factor contributing to the increase in the provision for loan losses for the six months ended March 31, 2001.


                                                                     Total
                                 30-89 Days        90+ Days        Delinquency
                                 Percentage       Percentage       Percentage
                                 ----------       ----------       ----------
          March 31, 2001             3.31%             0.75%             4.08%
          February 28, 2001          4.31              0.99              5.29
          January 31, 2001           4.16              1.01              5.17
          December 31, 2000          5.34              1.24              6.57
          November 30, 2000          9.53              1.17              4.70
          October 31, 2000           3.80              1.03              4.83
          September 31, 2000         2.88              1.08              3.96


     Our allowance for loan loss methodology is a loan classification based system. We base the required reserve on a percentage of the loan balance for each type of loan and classification level. Doubtful, substandard and special mention loans are reserved at 60%, 17.5% and 5% respectively. CharterBank establishes specific reserves in addition to general reserves when inherent losses are indentifiable at the loan level. Loans may be classified manually and are automatically classified if they are not previously classified when they reach certain levels of delinquency. Unclassified loans are reserved at different percentages based on our perception of the inherent losses in the loan portfolio. Unclassified loans are reserved at percentages as listed in the table below:

                           HIGH    LOW
1-4 family                 2.00%  0.25%
Commercial real estate     2.25   2.00
Commercial                 5.00   1.00
Consumer                  10.00   0.25
Construction               2.25   1.00


     One of the higher percentages on the 1-4 family loans is for a loan plan that provides low to moderate income borrowers with limited credit histories loans for up to 100% of the purchase price of the house. The conforming 1-4 family loans in the portfolio are at lower percentages. The above percentages are based on each individual lending program and its loss history and underwriting characteristics including loan to value, credit score, debt coverage, collateral, and capacity to service debt. We obtain updated credit scores on our portfolio approximately every eighteen months and reevaluate based on loan plan, loan to value, and credit score. This analysis is used to validate the loan loss reserve matrix as well as assist in establishing overall lending direction. The 10% percentage on consumer loans is applied to our overdraft protection loans. These loans have a maximum credit line of $1,000 and are unsecured. The overdraft protection loan is a relatively new product to CharterBank and has an unproven loss experience. CharterBank's initial loss experience on this loan product was high. As a result, CharterBank recently tightened its credit standards on its overdraft protection loans. The 5% reserve percentage on commercial loans is for workout loans that have high inherent losses due to the nature of workouts.


     The largest change in the allocation of the allowance for loan losses is the drop in the consumer allocation from $2.3 million at September 30, 2000 to $1.0 million at March 31, 2001. During this period there was a decline in consumer loan balances of $3.2 million including gross charge-offs of consumer loans of $1.2 million. Auto loans with balloon payments in excess of $500, were specifically reserved at 50% of the estimated balloon payment, for specific reserves of $176,000 at March 31, 2001. CharterBank acquired these loans in the Citizens acquisition and such loan terms are not in accordance with CharterBank's lending policy. In many cases borrowers on these auto loans have limited capacity to pay a balloon. In these cases, specific reserves have been established for these loans.

     The basis for the CharterBank's unallocated reserves of approximately $456,000 at March 31, 2001 is:

     (1) the increase in the number of large balance loans in the portfolio relative to the loan loss reserve - With relatively few large balance commercial real estate loans, a loss on one loan could use the entire loss reserve for that type of loan. For that reason, CharterBank believes that it is appropriate to have unallocated reserves. For example, within the past year CharterBank has added two commercial real estate loan relationships between $5.0 million and $6.0 million, while allocated general reserves for commercial real estate loans are $1.6 million. In addition, CharterBank has two commercial credit lines of approximately $2.0 million which significantly exceed the allocated commercial reserves of $425,000;

     (2) recent growth in commercial and commercial real estate loans for which CharterBank has limited loss history information, yet for which credit losses have increased - With allocated general reserves of $1.6 million for commercial real estate and $425,000 for commercial loans, CharterBank has individual loans in each category that exceed the allocated general reserves. The allocated general reserves are based on the best company specific information available. The general reserves are supplemented by additional unallocated reserves, as appropriate, based on industry standards;


     (3) local economic concerns - Local employer West Point Stevens, the largest single employer in the West Point area, announced in June 2000 that it would expense $125.0 million in reorganization charges, consolidate units and out source work to cut costs. In addition, Powertel, a regional provider of wireless telephone services is in the process of being purchased by VoiceStream (Deutsch Telekom);

     (4) overall softening economic environment in the nation and the states of Georgia and Alabama - Unemployment rates have increased in each state from September 30, 2000 to March 31, 2001; and

     (5) volatility including higher levels of delinquent loans from month to month.

Noninterest Income

     Noninterest income includes service fees on deposit accounts, servicing released loan fees, other service charges and net gains on sales of securities. Total noninterest income increased $461,000, or 55.3%, to $1.3 million for the six months ended March 31, 2001 compared with $834,000 for the 2000 period.
This partially resulted from a $236,000 increase in gain on sale of loans, net and servicing released loan fees from $300,000 for the six months ended March 31, 2000 to $536,000 for the six months ended March 31, 2001. This $236,000 increase was caused by management's decision to sell loans servicing released (as opposed to selling a portion of loans servicing retained) and a more favorable mortgage origination environment in 2001. The six months ended March 31, 2000 included a loss on sale of securities of $182,000 compared to a gain of $219,000 for the six months ended March 31, 2001. The gains on sale of securities resulted as CharterBank restructured its portfolio of investment securities, mortgage-backed securities, and collateralized mortgage obligations to reduce its investment in fixed rate investments. Such fixed rate investments decreased by approximately $88.4 million during the six months ended March 31, 2001 from $237.1 million at September 30, 2000 to $148.7 million at March 31, 2001. Fees on deposits were relatively stable with $355,000 in the six months ended March 31, 2001, which represented a $22,000 increase from the $333,000 for the six months ended March 31, 2000. Other income for the six months ended March 31, 2001 was $39,000, a decrease of $141,000 from the total of $180,000 for the six months ended March 31, 2000. This decrease was caused by our decision to terminate an arrangement that provided fee income with a company that originated loans through a call center.

Noninterest Expense

     Total noninterest expense decreased $345,000, or 5.6%, to $5.8 million during the six months ended March 31, 2001 compared with $6.1 million for the six months ended March 31, 2000. The 2000 non interest expense included $475,000 of goodwill amortization associated with the Citizens acquisition. There was no comparable expense during the six months ended March 31, 2001 since management had assessed the goodwill as impaired and, accordingly, wrote it off during the quarter ended September 30, 2000. Noninterest expense included $670,000 for professional services for the six months ended March 31, 2000 compared to $340,000 for the same period in 2001. The six months ended March 31, 2000 included professional fees and services related to the expense of formation of Charter Insurance Company and our subsequently withdrawn application to form a non-stock mutual holding company.

     Salaries and employee benefits combined with occupancy and equipment expense comprised 55.6% of total noninterest expense for the six months ended March 31, 2001. Salaries and employee benefits increased $698,000, or 27.8%, to $3.2 million for the six months ended March 31, 2001 compared with $2.5 million for 2000, reflecting salary increases and staff increases particularly related to geographic expansion and our increased emphasis on commercial real estate lending.


     Our efficiency ratio, determined by dividing noninterest expense by the sum of net interest income and noninterest income, excluding gains(losses) on securities transactions, was 60.28% for the six months ended March 31, 2001 compared with 61.64% for the comparable 2000 period. The ratio of noninterest expense to average assets was 1.21% for 2001 and 1.34% for 2000 with the largest factor in the increase being the charge for impairment of goodwill. Annual operating expenses are expected to increase in the near term due to the planned expansion of our facilities, products and services and the increased costs of operating as a public company. The efficiency ratio and ratio of noninterest expense to average assets are lower than they would be if the balance sheet had more retail assets and liabilities instead of the high proportion of wholesale assets and liabilities.

Income Taxes

     Income tax expense decreased $86,000, or 9.2%, to $855,000 for the six months ended March 31, 2001 compared with $941,000 for the comparable 2000 period, resulting in an effective tax rate of 24.4% for the six months ended March 31, 2001 and 25.9% for the comparable 2000 period. The effective tax rate also reflects the dividend exclusion for 70% of the Freddie Mac stock dividends. The lower effective tax rate for the six months ended March 31, 2001 reflects a higher proportion of income that qualified for that tax exclusion and the elimination of nondeductible goodwill amortization.

Comparison of Financial Condition at September 30, 2000 and 1999

     Our total assets increased $38.1 million, or 4.2%, to $942.7 million at September 30, 2000 from $904.6 million at September 30, 1999. The increase was primarily due to growth in the commercial loan portfolio and an increase in the market price of our Freddie Mac stock.

     Total loans increased $45.5 million, or 21.2%, to $259.7 million at September 30, 2000 compared to $214.2 million at September 30, 1999 as management grew the commercial real estate portfolio by $14.3 million and the residential real estate portfolio by $20.8 million. Mortgage-backed securities and collateralized mortgage obligations increased from $356.5 million to $367.7 million for an increase of $11.2 million or 3.1%. Other investment securities were reduced from $31.9 million to $13.9 million for a decrease of $18.0 million or 56.4%. Proceeds from the sales of these securities were used to purchase collateralized mortgage obligations or to fund loan growth. The market value of Freddie Mac stock and other equity securities increased $10.1 million, or 3.9%, from $263.1 million to $273.3 million. Management recorded an impairment loss of $3.6 million in addition to the scheduled amortization of $930,000 for intangible assets associated with the Citizens acquisition. The impairment was determined based on an analysis that indicated that the undiscounted future cash flows associated with the purchase of assets and the assumption of liabilities would be negative, and therefore insufficient to recover the carrying amount of the related intangible assets.

     Asset growth was funded primarily by a $39.4 million increase in borrowings, which grew from $312.9 million at September 30, 1999 to $352.2 million at September 30, 2000, a 12.6% increase. Management placed increased reliance on borrowings, especially Federal Home Loan Bank advances, in light of the limited capacity to raise significant new retail deposits. Accordingly, total deposits fell from $283.0 million to $274.4 million.

     Our total equity, which is comprised of retained earnings and accumulated other comprehensive income, increased $6.0 million, or 3.0%, to $204.5 million at September 30, 2000. Accumulated other comprehensive income at CharterBank is comprised of net unrealized holding gains on securities available for sale. The balance of accumulated other comprehensive income at September 30, 2000 was $152.8 million, a $5.2 million increase from the balance at September 30, 1999 of $147.7 million.

Comparison of Operating Results for the Years Ended September 30, 2000 and 1999

General

     Net income of $872,000 for the year ended September 30, 2000 represents a $26.2 million decrease from net income of $27.0 million for the year ended September 30, 1999. This decrease was due primarily to the unusually high level of income in the year ended September 30, 1999 attributed to a $35.9 million pre-tax gain on the sale of Freddie Mac stock.

     Net interest income during the year ended September 30, 2000 increased significantly due to internal growth in loans, earnings on additional mortgage-related securities, and the earnings stream associated with the assets and core deposits from the Citizens acquisition being included for the entire year. Noninterest expenses for the year ended September 30, 2000 were increased by a charge of $4.5 million for amortization and impairment of intangible assets resulting from the Citizens acquisition, a $1.2 million increase in the loan loss provision attributed to increased charge-offs and non-performing loans and growth in commercial/commercial real estate loans, and a $763,000 increase in compensation due to additional talent hired to help grow the commercial and mortgage loan portfolios and the additional expense of having employees added in the Citizens acquisition for an entire year.

Comprehensive Income

     Other comprehensive income for the year ended September 30, 2000 was $5.2 million compared to a loss of $23.7 million for the year ended September 30, 1999. The per share price of Freddie Mac stock increased from $52.00 at September 30, 1999 to $54.063 at September 30, 2000, resulting in an after tax increase in our Freddie Mac investment of $6.4 million. Other comprehensive loss relating to mortgage securities and other investments decreased by $1.2 million as a result of high interest rates. Other comprehensive loss for the year ended September 30, 1999 was $23.7 million which was a result of comprehensive income relating to mortgage and other securities of $10.7 million and net unrealized gains on Freddie Mac stock which decreased during fiscal year 1999 because of the sale and donation of 605,000 shares. There was also a comprehensive loss relating to mortgage securities and other investments because of increasing interest rates on the fair market value of fixed rate securities in our portfolio.


                                                  Year Ended September 30, 2000
                                  -----------------------------------------------------------
                                                    Market
                                                    Price      Total Market   Unrealized Gain
                                    Shares        Per Share        Value         Net of Tax
                                 ------------   ------------  -------------   ---------------
September 30, 1999                  5,055,000       $52.0000   $262,860,000      $157,167,965
September 30, 2000                  5,055,000        54.0625    273,285,938       163,569,491
                                                    --------   ------------      ------------
Change in Freddie Mac stock.......          -       $ 2.0625   $ 10,425,938         6,401,526
Other comprehensive
  loss related to
  mortgage securities
   and other investments..........                                                 (1,236,354)

Total other comprehensive income..                                               $  5,165,172
                                                                                 ============

                                                  Year Ended September 30, 1999
                                    ---------------------------------------------------------
                                                   Market
                                                   Price       Total Market   Unrealized Gain
                                     Shares      Per Share        Value          Net of Tax
                                    ---------   ------------   ------------   ---------------
September 30, 1998                  5,660,000       $ 49.625   $280,877,500      $170,171,359
September 30, 1999                  5,055,000         52.000    262,860,000       157,167,965
                                                    --------   ------------      ------------
Change in Freddie Mac stock.......   (605,000)      $  2.375   $(18,017,500)      (13,003,394)
Other comprehensive
  loss related to
  mortgage securities
   and other investments..........                                                (10,727,875)

Total other comprehensive loss....                                               $(23,731,269)
                                                                                 ============


Interest Income


  The total interest and dividend income excluding Freddie Mac stock was $50.9 million for the year ended September 30, 2000, a 49.6% increase over interest and dividend income excluding Freddie Mac stock of $34.0 million for the year ended September 30, 1999. Interest on loans rose $6.1 million, or 40.4%, to $21.1 million from $15.0 million for the year ended September 30, 1999. This increase is due to growth in CharterBank's higher-yielding commercial real estate loan portfolio and growth in the residential mortgage portfolio between these periods. Interest on investment debt securities available for sale decreased $330,000 to $1.2 million for the year ended September 30, 2000 from $1.5 million for the year ended September 30, 1999. Dividend income on Freddie Mac stock increased by $382,000 to $3.3 million for the year ended September 31, 2000 from $2.9 million for the year ended September 30, 1999 due to the increase in quarterly dividends of Freddie Mac stock from $0.15 per share to $0.17 per share. Interest on mortgage-backed securities and collateralized mortgage obligations increased by $10.9 million to $27.4 million for the year ended September 30, 2000 from $16.6 million for the year ended September 30, 1999. The increase was primarily due to the $119.8 million increase in the average balance of mortgage related securities from $261.2 million for the year ended September 30, 1999 to $381.9 million for the year ended September 30, 2000.


  The growth in interest income on loans was due in part to a $45.4 million, or 21.2%, increase in the balance of total loans, which rose to $259.5 million at September 30, 2000. Average loans for the year ended September 30, 2000 were $240.4 million compared to $187.0 million for the year ended September 30, 1999. This increase reflects our continued emphasis on residential one-to-four-family mortgage and commercial loan originations as well as the effects of the Citizens acquisition. The average balance of investment securities available for sale and mortgage related securities increased $112.6 million from $287.5 million for the year ended September 30, 1999 to $400.1 million for the year ended September 30, 2000. This increase reflected our strategy of using borrowings to fund the purchase of investment securities.

  The yield on interest-earning assets excluding Freddie Mac stock increased 69 basis points and total interest-earning assets excluding Freddie Mac stock averaged $652.8 million for the year ended September 30, 2000, up from $481.4 million from the comparable 1999 period, a 36.2% increase. The average yield on loans, net, increased 35 basis points to 8.88%, while the yield on mortgage-related securities increased from 6.35% for the year ended September 30, 1999 to 7.19% for the year ended September 30, 2000 reflecting the rising interest rate environment during this time period. In addition, the average yield on our loans was positively impacted by the increase in higher-yielding commercial real estate loans.

Interest Expense


  Total interest expense for the year ended September 30, 2000 was $36.6 million, a $13.3 million, or 57.0%, increase from the year ended September 30, 1999. The increase is attributable to a 60 basis point increase in the average cost and a $182.0 million increase in the average balance of interest-bearing liabilities from $446.6 million for the year ended September 30, 1999 to $628.6 million for the year ended September 30, 2000. The majority of the growth was in wholesale certificates of deposit and borrowings, as we relied on these sources of funds to match the growth of the securities and loan portfolios. The increase in average cost was primarily due to the cost of borrowed funds (up 100 basis points as compared to the year ended September 30, 1999). The increase reflects the higher interest rate environment that prevailed during 2000 compared to the 1999 period and the rate-sensitive nature of our liabilities.


  Interest expense on deposits increased $3.5 million, or 33.7%, to $13.9 million for the year ended September 30, 2000 compared with $10.4 million for the year ended September 30, 1999. The average balance of certificates of deposit increased $53.1 million to $230.5 million for the year ended September 30, 2000 from $177.4 million for the year ended September 30, 1999 because of our wholesale deposit strategy coupled with the Citizens acquisition. Despite the rising interest rate environment during this period, the average cost of interest-bearing deposits increased only 5 basis points during the year ended September 30, 2000 because of growth in NOW, savings, and money market accounts combined with disciplined time deposit pricing. Interest expense on money market balances increased $162,000 from the year ended September 30, 1999 to the year ended September 30, 2000, as the average balance of these accounts increased $1.9 million and the cost increased 88 basis points as we more aggressively competed with rates offered by brokerage competition due to relatively low transaction volume and strong average balances for these accounts.


  Interest expense on borrowed funds increased $9.8 million as a result of the $117.8 million rise in the average balance of borrowed funds and the 100 basis point increase in average cost. The increase in the average balance of borrowed funds is attributable to our use of borrowed funds to purchase mortgage related securities and fund loan growth during the year. The increase in the average costs was attributed to the rising interest rate environment during this time period on these short-term, rate sensitive liabilities.

Net Interest Income

  Net interest income excluding the effects of Freddie Mac stock increased $3.6 million, or 33.3%, to $14.2 million for the year ended September 30, 2000 compared with $10.7 million for the year ended September 30, 1999. The net interest rate spread - the difference between the average yield on average total interest-earning assets and the average cost of average total interest-bearing liabilities - was relatively flat as increases in yields on loans receivable and mortgage related securities were offset by a large increase in the average cost of borrowings. The net interest margin - net interest income divided by average total interest-earning assets -decreased 5 basis points, primarily because of increased borrowings cost. As the interest spread and interest margin were flat, the increase in net interest income is attributable to the $174.4 million increase in average earning assets. The annual dividend yield on Freddie Mac stock was 1.44% for the year ended September 30, 2000 and 0.96% for the prior year.


  Our net interest margin and net interest spread are low when compared to industry standards primarily due to two factors. First, the dividend rate as compared to the market value of our Freddie Mac stock is low. However, when compared to our cost basis in the investment, the dividend rate exceeds 50%. Second, under our wholesale investment strategy, our assets include a high proportion of securities with rates lower than those that would typically be earned on loans and our liabilities include a high proportion of borrowings and wholesale deposits with higher costs than those typically paid on retail deposits. This lowers our net interest margin and net interest spread. However, our wholesale investment strategy has historically increased annual interest income. Net interest income including Freddie Mac stock dividends for the year ended September 30, 2000 increased $3.9 million, or 28.9%, to $17.6 million compared with $13.6 million for the year ended September 30, 1999. The net interest rate spread including Freddie Mac stock increased 81 basis points to 0.27% for the year ended September 30, 2000 from negative 0.54% for the prior year. The increase was attributable to the lower market value of the Freddie Mac stock during the year and an increase on the dividend per share of Freddie Mac stock during the year from $0.15 per share to $0.17 per share. Traditional bank measures such as the net interest rate spread and the net interest rate margin would improve as the market value of the Freddie Mac stock becomes a smaller portion of our earning assets. The average balance of the Freddie Mac stock was $232.4 million for the year ended September 30, 2000 as compared to $306.4 million for the year ended September 30, 1999. The net interest margin, which is net interest income including dividends on Freddie Mac stock divided by average total interest-earning assets, increased 25 basis points to 1.98% for the year ended September 30, 2000.

Provision for Loan Losses and Asset Quality

     For the year ended September 30, 2000, we provided $1.4 million for loan losses, compared to $240,000 for the year ended September 30, 1999. Gross charge-offs totaled $1.1 million for the year ended September 30, 2000 as compared to the prior year total of $420,000. These charge-offs in 2000 primarily relate to the auto loan portfolio and other loans acquired in the Citizens acquisition. The higher provision in 2000 reflects:

     (1) higher levels of charge-offs and non-performing loans - Net charge-offs for the year ended September 30, 2000 were $773,801 compared to net charge-offs of $336,282 for the year ended September 30, 1999. Non-performing loans at September 30, 2000 were $2.8 million compared to $2.0 million at September 30, 1999. The largest components of this increase was a $301,000 increase in nonaccrual auto loans, a $240,000 increase in nonaccrual nonresidential loans and a $245,000 increase in nonaccrual 1-4 family residential permanent loans;

     (2) a weakening economic environment - Local employer West Point Stevens, the largest single employer in the West Point area, announced in June 2000 that it would expense $125.0 million in reorganization charges, consolidate units and out source work to cut costs. In addition, Powertel, a regional provider of wireless telephone services headquartered in West Point, is in the process of being purchased by VoiceStream (Deutsch Telekom); and

     (3) growth in the commercial and commercial real estate loan portfolios of $20.0 million and $5.6 million in consumer loans - CharterBank's reserve methodology, as outlined on page___, requires reserves based on a percentage of the outstanding balance for each type of loan. The percentage is based on CharterBank's estimate of losses inherent within that type of loan.

     The allowance for loan losses as of September 30, 2000 was 2.44% of total loans compared with 2.67% at the end of the comparable 1999 period. The decrease in the coverage ratio reflects the fiscal 2000 charge-offs of the portfolio acquired in the Citizens acquisition. The relatively high coverage ratio for both years as compared to other community banks and CharterBank's historical level reflects the additional losses inherent in the portfolio acquired in the Citizens acquisition, the growth in the commercial real estate portfolio, and signs of a slowdown in the local economy.

     Future provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and its underlying collateral, the mix of loans within the portfolio, delinquency trends, economic conditions, current and prospective trends in real estate values, and other relevant factors.

     The table below shows under-performing and non-performing assets:


                                         September 30, 2000   September 30, 1999
                                         ------------------   ------------------
                                                      (In thousands)
Underperforming loans..................          $  159               $  -

Total non-performing loans.............           2,831              1,989
Foreclosed real estate, net............             630                222
Total non-performing assets............           3,461              2,211

Non-performing loans to total loans....            1.09%              0.93%
Non-performing assets to total assets..            0.37%              0.24%


     Our allowance for loan loss methodology is a loan classification based system. We base the required reserve on a percentage of the loan balance for each type of loan and classification level. Doubtful, substandard and special mention loans are reserved at 60.0%, 17.5% and 5.0% respectively. Loans may be classified manually and are automatically classified if they are not previously classified when they reach certain levels of delinquency, no longer than 90 days delinquent. Unclassified loans are reserved at different percentages based on our perception of the inherent losses in the type of loan. The conforming 1-4 family loans in the portfolio are reserved at lower percentages. Reserve percentages are based on each individual lending program and its loss history and underwriting characteristics including loan to value, credit score, debt coverage, collateral, and capacity to service debt. We update credit scores on our portfolio approximately every eighteen months and analyze based on loan plan, loan to value, and credit score. This analysis is used to validate the loan loss reserve matrix as well as assist in establishing overall lending direction.

Noninterest Income

     Noninterest income decreased to $1.9 million for the year ended September 30, 2000 compared with $38.7 million in the prior year. The primary cause of the decrease was that non-interest income for the year ended September 30, 1999 included a $35.9 million gain on the sale and donation of Freddie Mac stock. Excluding the gain on disposition of Freddie Mac stock, non-interest income decreased $1.0 million from $2.9 million to $1.9 million.

    Noninterest income for the year ended September 30, 1999 included $448,000 of equity in earnings of limited partnerships for which there was a $29,000 loss recognized in 2000. The limited partnerships are involved in mortgage loan servicing. Accordingly, income substantially fluctuates based on the underlying market value of related mortgage servicing rights. This market value is impacted by loan prepayment activity and the future expectation of such activity. As rates fall, the level of prepayment and expectation for future prepayments increase which results in lower market values for the underlying servicing rights. Loan prepayments and a decline in interest rates in the last six months of fiscal 2000 adversely affected our equity in earnings of limited partnerships.

     Noninterest income for the year ended September 30, 1999 as compared to the same period in 2000 was also higher due to comparative gains on the sale of loans and servicing released loan fees.

     Despite an increased volume of sales, gains in fiscal 2000 declined as a result of declining margins in the secondary market and an overall rising interest rate environment during the year ended September 30, 2000. Loss on sale of mortgage-backed securities was $128,000 for the year ended September 30, 2000 as compared to a gain of $396,000 for the same period in 1999, a difference of $523,000 in income for the year ended September 30, 2000. The losses resulted on these sales during 2000 as CharterBank sought to decrease its investment in fixed rate mortgage related securities. Deposit fees increased to $701,000 from $377,000 due to the additional transaction deposits acquired in the Citizens acquisition and a reevaluation of the fee structure on deposit accounts.

Noninterest Expense

     Total noninterest expense increased $5.2 million, or 48.3%, to $15.9 million for the year ended September 30, 2000 compared with $10.7 million for the prior year. The primary causes of the increase were the $4.5 million amortization and impairment of intangible assets recorded in fiscal 2000 versus $67,000 of amortization in fiscal 1999 and increases in salaries and benefits due to additional employees. Salaries and employee benefits expense increased $763,000 from $4.2 million for the year ended September 30, 1999 compared to $5.0 million for the same time period in 2000. Major causes include the addition of employees through the Citizens acquisition and new personnel employed in both the residential and commercial real estate portions of CharterBank.

     Occupancy and equipment expenses increased $729,000, or 44.7%, for the year ended September 30, 2000 as compared to the same period in 1999 due to the expense of properties acquired in the Citizens acquisition for the entire fiscal year in 2000.

     Amortization and impairment of intangible assets increased to $4.5 million for the year ended September 30, 2000 from $67,000 for the year ended September 30, 1999. CharterBank recorded its normal amortization expense relating to intangible assets acquired in the Citizens acquisition of $930,000 and $67,000 for the years ended September 30, 2000 and 1999, respectively. Additionally, CharterBank recorded an impairment loss of $3.6 million for the year ended September 30, 2000 in connection with the Citizens acquisition in August 1999. Although Citizens was not a going concern at the time of the Citizens acquisition, CharterBank believed that the purchase of assets and assumption of liabilities was a strategic investment for CharterBank that would be profitable. However, after one year of operations following the Citizens acquisition, CharterBank performed an analysis of expected cash flows associated with the assets purchased and liabilities assumed in the Citizens acquisition. This analysis indicated that undiscounted future cash flows associated with these assets and liabilities would be negative and therefore insufficient to recover the carrying amount of the related intangible assets. More specifically, the analysis showed that:

     . reduced loans outstanding from prepayments and charge-offs significantly reduced actual and projected interest income;

     . actual and projected noninterest income dropped significantly as CharterBank experienced deposit run-off; and

     . CharterBank was unable to achieve the projected reductions in operating expenses.

     Based on this analysis, it became evident that even the marginal benefits anticipated from the Citizens acquisition would not be realized, and thus, CharterBank determined that the goodwill acquired in the Citizens acquisition was impaired. Accordingly, CharterBank recorded the impairment loss of $3.6 million for the year ended September 30, 2000.


     Legal and professional increased to $1.5 million for the year ended September 30, 2000 from $753,000 for the year ended September 30, 1999. The high level of professional fees and expenses in fiscal 2000 was attributable to expenses related to regulatory applications for Charter Insurance Company and the withdrawn application to reorganize CharterBank into a non-stock mutual holding company. Charitable contributions dropped from $2.2 million for the year ended September 30, 1999 to $62,000 for the same time period in 2000. The 1999 charitable contribution was primarily a donation of Freddie Mac stock to The Charter Foundation. The donation was made pursuant to CharterBank's desire to support The Charter Foundation and its community efforts and to the extent that contributions to The Charter Foundation provide tax benefits.

Income Taxes

     Income taxes decreased from $14.4 million for the year ended September 30, 1999 to $1.3 million for the year ended September 30, 2000. The 1999 income tax expense included $12.5 million attributable to the gain on the sale of Freddie Mac stock. The effective tax rate was 59.7% in 2000 and 34.7% in 1999. The 2000 effective tax rate was exorbitantly high because of the high level of goodwill amortization, which is not deductible, compared to taxable income. In both fiscal 2000 and fiscal 1999, the dividends received deduction relating to 70% of the Freddie Mac cash dividends received has reduced federal income tax. There can be no assurance that future periods will result in similar benefits.

Comparison of Operating Results for the Years Ended September 30, 1999 and 1998

General

     Net income for the year ended September 30, 1999 increased $26.6 million to $27.0 million from $475,000 for the year ended September 30, 1998. The most significant factor affecting net income for the year ended September 30, 1999 was a $35.9 million gain on the sale of Freddie Mac stock. No Freddie Mac stock was sold during 1998. Equity in earnings of limited partnerships was $448,000 for the year ended September 30, 1999 compared with a loss of $5.8 million for the year ended September 30, 1998. The equity loss of limited partnerships in 1998 was primarily due to the decline in value of mortgage servicing rights assets owned by the partnerships due to declining interest rates leading to significant refinancing activity. During 1999, the interest rate environment led to a small recovery in the mortgage servicing rights. The Citizens acquisition did not have a significant impact on operating results for the year ended September 30, 1999 as only one month of income and expense was included in net income. Other comprehensive loss for the year ended September 30, 1999 was $23.7 million compared to other comprehensive income of $51.6 million in the prior year. The decline in comprehensive income was primarily due to a decline in market value of our securities portfolio due to increasing interest rates and the decrease in unrealized gains attributable to the sale of Freddie Mac stock.

Comprehensive Income

     Other comprehensive loss for the year ended September 30, 1999 was $23.7 million compared to other comprehensive income of $51.6 million in the prior year. The price of a share of Freddie Mac stock increased from $49.625 at September 30, 1998 to $52.00 at September 30, 1999. However, during the period, CharterBank sold or made charitable contributions of 605,000 shares which caused an overall reduction in unrealized gains on Freddie Mac stock. The other comprehensive income of $51.6 million for the year ended September 30, 1998 primarily resulted from an increase in the per share market price of Freddie Mac common stock from $35.25 at September 30, 1997 to $49.625 at September 30, 1998.

     The impact of appreciation in the price of Freddie Mac stock on our total comprehensive income in shown in the tables below.

                                                  Year Ended September 30, 1999
                                    --------------------------------------------------------------
                                                   Market Price     Total Market   Unrealized Gain
                                      Shares         Per Share          Value        Net of Tax
                                    ---------      ------------     -------------  ---------------
September 30, 1998                  5,660,000         $49.625       $280,877,500     $170,171,359
September 30, 1999                  5,055,000          52.000        262,860,000      157,167,965
                                                      -------       ------------     ------------
Change in Freddie Mac stock.......   (605,000)        $ 2.375       $(18,017,500)     (13,003,394)

Other comprehensive
  loss related to
  mortgage securities
   and other investments..........                                                    (10,727,875)

Total other comprehensive loss....                                                   $(23,731,269)
                                                                                     ============

                                                  Year Ended September 30, 1998
                                    --------------------------------------------------------------
                                                   Market Price    Total Market    Unrealized Gain
                                     Shares          Per Share        Value          Net of Tax
                                    ---------      ------------    -------------   ---------------
September 30, 1997                  5,660,000        $35.250       $199,515,000      $119,498,794
September 30, 1998                  5,660,000         49.625        280,877,500       170,171,359
                                                     -------       ------------      ------------
Change in Freddie Mac stock.......          -        $14.375       $ 81,362,500        50,672,565
Other comprehensive
  income related to
  mortgage securities
   and other investments..........                                                        931,912

Total other comprehensive income..                                                   $ 51,604,477
                                                                                     ============


Interest Income

     Total interest and dividend income increased $7.8 million to $37.0 million for the year ended September 30, 1999 compared to $29.2 million for the same period in 1998. The primary causes of the increase were additional investments in mortgage related securities and additional income derived from growth within the residential and commercial real estate lending portfolios. The average balance of interest-earning assets excluding Freddie Mac stock increased $122.2 million to $481.4 million for the year ended September 30, 1999 as compared to $359.2 million for the year ended September 30, 1998. The average yield on interest-earning assets excluding Freddie Mac stock decreased 33 basis points for the year ended September 30, 1999 as compared to the prior year due to the growth in lower-yielding mortgage securities and U.S. Government Treasuries, as well as a slight decrease in yield on loans.

     Interest income on mortgage related securities increased by $4.4 million from the year ended September 30, 1998 to the year ended September 30, 1999, a 36.4% increase. As mentioned above, this increase was primarily caused by an increase in the average balance of these securities, which increased $73.4 million over the time period, a 39.0% increase. This increase was indicative of our strategy during 1999 to grow our balance sheet and leverage equity with wholesale investments funded primarily with borrowings. Interest income on investment debt securities increased $1.0 million, or 217.5%, to $1.5 million for the year ended September 30, 1999 from $480,000 for the year ended September 30, 1998 due to the U.S. Treasury investments held as part of our Year 2000 liquidity planning.

     Interest on loans increased $1.9 million, or 14.2%, to $15.0 million for the year ended September 30, 1999 as compared to $13.1 million for the same period in 1998. The average balance of loans increased $27.7 million to $180.0 million for the year ended September 30, 1999 as compared to $153.0 million for the year ended September 30, 1998. The bulk of the increase was due to growth in the residential mortgage loan portfolio resulting from success in marketing our 5-1 adjustable rate mortgage product in fiscal 1999. The average yield on loans decreased from 8.59% for the year ended September 30, 1998 to 8.31% for the same period in 1999 due to the lower interest rates that prevailed in the mortgage market during the majority of 1999.

     Dividends on Freddie Mac common stock increased from $2.6 million for the year ended September 30, 1998 to $2.9 million for the same period in 1999, a $350,000 increase. The increase was primarily due to an increase in the quarterly dividend on Freddie Mac stock from $0.12 per share to $0.15 per share during the time period.

Interest Expense

     Interest expense on deposits increased $4.4 million or 74.4%, to $10.4 million for the year ended September 30, 1999 compared with $6.0 million for year ended September 30, 1998. The increase in interest expense on deposits is almost entirely due to an increase in the average balance of deposits from $112.4 million for the year ended September 30, 1998 to $198.7 million over the same time period in 1999. The increases in balances were primarily the result of a build-up of wholesale deposits, brokered and credit union certificates of deposit, used to fund the increase in our investment portfolio and as a precaution for possible Year 2000 liquidity issues. The weighted average cost of total deposits decreased by a modest 7 basis points from 5.32% for the year ended September 30, 1998 to 5.25% for the same period in 1999 with the higher cost of brokered and credit union deposits offset by reduced rates on retail deposits in a lower interest rate environment.

     Interest expense on borrowed funds decreased $513,000 from $13.4 million for the year ended September 30, 1998 to $12.9 million for the year ended September 30, 1999 while the average balance of borrowings increased by $12.4 million from $235.5 million for the year ended September 30, 1998 to $247.9 million for the same time period in 1999. The decrease in interest expense was due to a 49 basis point decrease in the average cost of borrowed funds from 5.70% for the year ended September 30, 1998 to 5.21% for the 1999 period and resulted from lower wholesale short term interest rates.

Net Interest Income

     Net interest income for the year ended September 30, 1999 increased $3.9 million or 39.5%, to $13.76 million compared with $9.8 million for the year ended September 30, 1998. The net interest rate spread - the difference between the average yield on average total interest-earning assets, excluding Freddie Mac stock, and the average cost of average total interest-bearing liabilities - increased 2 basis points from the 1998 period to the 1999 period. The net interest margin increased 23 basis points. Modest increases in net interest margin and interest rate spread were expected in the declining rate environment present during most of 1999 since our interest-bearing liabilities adjusted more quickly to market conditions than our interest-earning assets. This decrease was moderated by the increased leverage of lower spread on mortgage related securities and borrowings.

     CharterBank's net interest margin and net interest spread are low when compared to industry standards primarily due to two factors. First, the dividend rate as compared to the market value of our Freddie Mac stock is low. However, when compared to our cost basis in the investment, the dividend rate was almost 50%. Second, under our wholesale investment strategy, our assets include a high proportion of securities with rates lower than those that would typically be earned on loans and our liabilities include a high proportion of borrowings and wholesale deposits with higher costs than those typically paid on retail deposits. This lowers our net interest margin and net interest spread. However, our wholesale investment strategy has historically increased annual interest income. The high proportion of securities assets and borrowings also lower the net interest spread and net interest margin compared to industry standards. Net interest income including Freddie Mac stock for the year ended September 30, 1999 increased $3.8 million, or 39.5%, to $13.6 million compared with $9.8 million for the year ended September 30, 1998. The net interest rate spread including Freddie Mac stock - the difference between the average yield on average total interest-earning assets including Freddie Mac stock and the average cost of average total interest-bearing liabilities - increased 22 basis points to negative 0.54% for the year ended September 30, 1999 from negative 0.76% for the prior year. The increase was attributable to growth in interest-earning assets other than our Freddie Mac stock during the year and an increase in the quarterly dividend per share of Freddie Mac stock during the year from $0.12 per share to $0.15 per share. Traditional bank performance measures such as the net interest rate spread and the net interest rate margin would improve as the proportion of earning assets invested in Freddie Mac stock is reduced. The average balance of the Freddie Mac stock was $306.4 million for the year ended September 30, 1999 as compared to $246.1 million for the year ended September 30, 1998. The net interest margin, which is net interest income including dividends on Freddie Mac stock divided by average total interest-earning assets, including Freddie Mac stock, increased 12 basis points to 1.73% for the year ended September 30, 1999.

Provision for Loan Losses and Asset Quality

     During fiscal 1999, we provided $240,000 for loan losses, compared to $180,000 for the year ended September 30, 1998. The higher provision reflected higher inherent losses associated with growth in commercial real estate loans during the year ended September 30, 1999.

     The allowance for loan losses at September 30, 1999 was 2.67% of total loans compared with 1.23% at September 30, 1998. The increase in coverage was attributable to approximately $3.8 million in loan loss reserves that were acquired in the Citizens acquisition. The increased coverage reflected the significantly higher probable and inherent losses in the acquired loan portfolio. In particular, the consumer auto loan portfolio acquired in the Citizens acquisition was identified by management as containing significant inherent losses due to the payment history of many borrowers, low credit scores of many borrowers, significant collateral shortcomings, nonamortizing loans and the overall quality of the underwriting on these loans. With the Citizens acquisition closing late in fiscal 1999, management aggressively worked and charged off these loans during fiscal 2000.

     The table below shows total non-performing loans:

                                         September 30, 1999   September 30, 1998
                                         ------------------   ------------------
                                                      (In thousands)
Total non-performing loans.............        $1,989              $ 306
Foreclosed real estate, net............           222                130
Total non-performing assets............         2,211                436

Non-performing loans to total loans....          0.93%              0.18%
Non-performing assets to total assets..          0.24%              0.06%

     Our allowance for loan loss methodology is a loan classification based system. We base the required reserve on a percentage of the loan balance for each type of loan and classification level. Doubtful, substandard and special mention loans are reserved at 60.0%, 17.5% and 5.0% respectively. Loans may be classified manually and are automatically classified if they are not previously classified when they reach certain levels of delinquency. Unclassified loans are reserved at different percentages based on our perception of the inherent losses in the type of loan.

Noninterest Income

     Total noninterest income increased $42.0 million to $38.7 million for the year ended September 30, 1999 from a loss of $3.3 million for the year ended September 30, 1998. The increase was primarily due to a $35.9 million gain on the sale of Freddie Mac stock and $448,000 of equity in earnings of limited partnerships during fiscal 1999 as compared with no gains on the sale of Freddie Mac stock and a $5.8 million equity in loss of limited partnerships during 1998. The 1998 equity in loss of limited partnerships resulted from a significant decline in the value of mortgage servicing rights owned by the partnerships resulting from decreases in mortgage interest rates. As rates stabilized and increased slightly during the last quarter of the year ended September 30, 1999, prepayments slowed and modest income resulted. Freddie Mac stock was sold in 1999 to improve our regulatory capital and liquidity as a Year 2000 precaution. Additionally, gain on sale of loans increased $103,000 in the 1999 period compared to 1998. The increase was attributable to the increase in production of residential mortgage loans and the subsequent sales of these loans to the secondary market that occurred as interest rates were declining during most of fiscal year 1999. Loan servicing fee income increased $63,000 as management retained servicing on a portion of the loans that were sold to institutional investors such as Freddie Mac.

Noninterest Expense

     Total noninterest expense increased $4.1 million or 62.3%, to $10.7 million for the year ended September 30, 1999 compared with $6.6 million for the prior year. Charitable contributions were $2.2 million during the year ended September 30, 1999 as compared to $25,000 during 1998. This increase was primarily due to a $2.1 million contribution of Freddie Mac stock to The Charter Foundation. The donation resulted in tax benefits for CharterBank.

     Salaries and employee benefits increased by $695,000 from September 30, 1998 to September 30, 1999 primarily due to increased short-term and long-term incentive compensation, routine salary adjustments, and the addition of approximately 30 full time equivalent employees resulting from the Citizens acquisition. Occupancy and equipment expenses increased $317,000 as we made equipment replacements and upgrades in preparation for Year 2000, opened a loan production office and made replacements due to the Citizens acquisition. Professional fees for the year ended September 30, 1999 increased by $380,000 to $753,000 from $373,000 for the prior year. The increase in the professional fee expense was attributable to tax consulting in connection with the sale of the Freddie Mac common stock and the fees associated with the formation of Charter Insurance Company and CharterBank's subsequently withdrawn application for reorganization into a non-stock mutual holding company.

Income Taxes

     Income taxes increased $15.2 million to $14.4 million for the year ended September 30, 1999, resulting in an effective tax rate of 34.7% in fiscal 1999. The primary reason for the increase was the approximately $36.0 million pre-tax gain on the sale of Freddie Mac stock during the year ended September 30, 1999. The increase in the effective tax rate is due to the high level of taxable income which minimized the effect of the dividends received deduction on the reduction of the effective tax rate. In fiscal 1998, we had a tax benefit of $818,000 for the year due to the operating loss of $343,000 for the year and the dividends received deduction on Freddie Mac stock.

Liquidity and Capital Resources

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of liquidity are deposits, borrowings, scheduled amortization and prepayments of loan principal and mortgage related securities, maturities and calls of investment securities and funds provided by our operations. We can borrow funds from the Federal Home Loan Bank based on eligible collateral of loans and securities up to a limit of 30% of assets. At March 31, 2001 and September 30, 2000, our maximum borrowing capacity from the Federal Home Loan Bank is approximately $280.5 million and $283.9 million, respectively. At March 31, 2001 and September 30, 2000 we had outstanding borrowings of $236.8 million and $234.8 million with unused borrowing capacity of $43.7 million and $49.1 million respectively. In addition, we may enter into reverse repurchase agreements with approved broker-dealers. Reverse repurchase agreements are agreements that allow us to borrow money using our securities as collateral. We can obtain funds in the brokered deposit markets. We can also obtain funds using our Freddie Mac stock as collateral and have established a line of credit that provides for borrowing up to half of the market value of the stock. We consider this source of funds a last resort due to the potential adverse tax consequences on the dividends received deduction which exempts 70% of our Freddie Mac dividends from taxable income. CharterBank has increasingly relied on wholesale fundings including advances from the Federal Home Loan Bank, repurchase agreements and brokered deposits to fund securities and loan growth in the past two fiscal years. This reflects a growth in our loan portfolio that has outpaced growth in retail deposits. CharterBank monitors its liquidity position frequently and anticipates that we will have sufficient funds to meet our current funding commitments.

     At March 31, 2001, repurchase agreements totaled $115.6 million, a $1.9 million decrease over the amount outstanding at September 30, 2000 of $117.5 million. The funding for this reduction in wholesale deposits came from the sale of fixed-rate mortgage securities. Wholesale deposits were $40.9 million at March 31, 2001 as compared to $129.9 million at September 30, 2000.

     Loan repayment and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

     Our primary investing activities are the origination of one- to four-family real estate, commercial real estate, commercial and consumer loans, and the purchase of mortgage and investment securities. During the six months ended March 31, 2001, we originated approximately $59.3 million in total loans. Residential mortgage loans accounted for 64.1 % of the originations, construction loans accounted for 18.4% of the originations and commercial real estate for 13.4% of the originations during the six month period ended March 31, 2001. During the year ended September 30, 2000, we originated loans of approximately $171.2 million, and during the comparable period of 1999 we originated loans of approximately $175.5 million excluding loans acquired in the Citizens acquisition. Residential mortgage loans accounted for 54.0% of total loan originations for fiscal 2000 as compared to 79.5% of total loans originated for fiscal 1999. Commercial real estate loans accounted for 32.4% of total originations for fiscal 2000 as compared to 6.1% of total origination for fiscal 1999. This reflects management's strategy of increasing the amount of commercial real estate loans. Purchases of investment securities totaled $46.5 million for the six months ended March 31, 2001 and $124.1 million for the year ended September 30, 2000 and $474.3 million for the year ended September 30, 1999. At March 31, 2001 and September 30, 2000, CharterBank had loan commitments to borrowers of approximately $7.6 million and $5.1 million, respectively and available home equity and unadvanced lines of credit of approximately $9.4 million and $7.4 million, respectively.

     Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. Total deposits were $185.2 million at March 31, 2001, a $89.1 million decrease from the $274.3 million balance at September 30, 2000. The decrease reflects the maturing of approximately $89.3 million in brokered deposits during the period which were replaced with borrowings. Total deposits decreased by $8.6 million during the year ended September 30, 2000 as compared to fiscal 1999, as retail certificates of deposits obtained through the Citizens acquisition matured and some were not renewed. Total deposits of $283.0 million at September 30, 1999, a $147.4 million increase over total deposits of $135.6 million at September 30, 1998, reflects the acquisition of brokered deposits as a Year 2000 precaution and additional deposit accounts acquired in the Citizens acquisition. Time deposit accounts scheduled to mature within one year were $112.3 million and $202.2 million at March 31, 2001 and September 30, 2000, respectively. While CharterBank has experienced deposit run-off, we anticipate that a significant portion of these certificates of deposit will remain on deposit. Management is currently working on a new deposit pricing strategy that we believe will strengthen our focus on customer relationships.

     CharterBank has traditionally been a well-capitalized savings bank, due, among other factors, to the unrealized gains on Freddie Mac stock. At March 31, 2001 and September 30, 2000, we exceeded each of the applicable regulatory capital requirements. Our tier 1 capital was $54.3 million and $51.7 million at March 31, 2001 and September 30, 2000, respectively. Tier 1 capital represented 14.2% and 13.2% of risk-weighted assets at March 31, 2001 and September 30, 2000 respectively. Tier 1 capital represented 8.8% and 7.5% of total regulatory assets at March 31, 2001 and September 30, 2000 which exceeds the well capitalized requirements of 5.0%. At March 31, 2001 and September 30, 2000, respectively, we had a risk-based total capital of $108.7 million and $103.4 million, a risk-based capital ratio of 28.4% and 26.5% which significantly exceeds the applicable well capitalized requirements of 10%. We had additional unrealized gains that could not be included in Tier 2 capital due to the limitation that Tier 2 capital cannot exceed Tier 1 capital.

     The construction of our new Auburn branch is under contract for $1.7 million. We anticipate incurring an additional $200,000-$300,000 of equipment related capital expenses in connection with the Auburn branch. In connection with the construction of the Auburn branch, we previously purchased the land upon which the branch is being built for approximately $500,000. We also anticipate that the purchase of a customer voice response system and Internet banking software will cost approximately $250,000. Establishing other satellite branches and ATMs will involve additional capital expenditures which have not yet been determined. Other larger expenditures may include the purchase of land or buildings for future branch sites within our target market area. Except for the above, we do not anticipate any other material capital expenditures during fiscal year 2001. We do not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those financial instruments at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: a hedge of the exposure or changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment that are attributable to a particular risk. A hedge of the exposure to variability in the cash flows of a recognized asset or liability, or of a forecasted transaction, that is attributable to a particular risk. Or, a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss of the hedging instrument with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change. The effective date of SFAS No. 133 was delayed until fiscal years beginning after June 15, 2000 with the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting standards of Statement No. 133 for certain derivative instruments and certain hedging activities. CharterBank adopted SFAS No. 133 and its related amendments on October 1, 2000 and, accordingly, conducted an assessment of the nature of its derivative instruments including an assessment of its embedded derivatives, which were determined to be clearly and closely related to its investment and debt instruments. SFAS No. 133 and its related amendments did not have a material impact on CharterBank's financial statement presentations.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise", which amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities". This statement requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. CharterBank's adoption of this statement on January 1, 1999, did not have a material impact on our financial position or results of operation.

     In September 2000, FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 replaces SFAS No. 125 issued in June 1996 and is effective for fiscal years ending after December 15, 2000. SFAS No. 140 addresses implementation issues that were identified in applying SFAS No. 125. SFAS No. 140 is not expected to have a material impact on CharterBank.

Impact of Inflation and Changing Prices

     The consolidated financial statements and accompanying notes of CharterBank have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

                            BUSINESS OF CHARTERBANK

General

     We are a federally-chartered mutual savings and loan association founded in 1954. Our mission is to be a profitable community-oriented provider of banking products and services to individuals and small businesses, including residential and commercial mortgages, consumer loans, commercial loans, and a variety of deposit instruments. We operate through four full service banking offices and three loan production offices located in west-central Georgia and east-central Alabama.

     Our revenues are derived principally from interest on our loans and mortgage-backed securities and interest and dividends on our investment securities, including our investment in Freddie Mac stock. Our primary sources of funds are deposits (both wholesale and retail), scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities, reverse repurchase agreements, deferred income taxes, and funds provided by operations and borrowings. We also use borrowings from the Federal Home Loan Bank as a source of funds for loans, investments and other assets. See "-- Sources of Funds."

     The largest component of our expenses is the interest that we pay on deposits and borrowings.

Market Area


     We conduct our operations in west-central Georgia and east-central Alabama through our main office in West Point, Georgia, two branch offices in Valley, Alabama and a branch office in LaGrange, Georgia. The main office and two Valley, Alabama offices serve the "Valley" region of our market area which consists of West Point, Georgia, and Lanett and Valley, Alabama. The LaGrange office serves an adjacent community on Interstate 85. In addition, we are building a branch in Auburn, Alabama which is expected to open in October, 2001. We also operate loan production offices in Newnan and Columbus, Georgia, and in Auburn, Alabama. The Valley area is a small market area and we hope to expand our market area to nearby counties along the Interstate I-85 corridor which are larger and have more growth potential.

     The economy of our market areas has been historically supported by the textile industry. Manufacturing represents more than 30% of the workers in our market area. Over the last several decades, government, services and related trade have expanded significantly. Several large employers in our market area include the corporate headquarters of West Point Stevens, Powertel Inc., Batson Cook, ITC Deltacom and Intercall. Powertel Inc., which is headquartered in West Point, Georgia has recently been sold to VoiceStream, which is in the process of merging with Deutsche Telekom. Unemployment in our market area is generally low and, specifically, the unemployment rates in Troup and Chambers Counties are below the national average. The median household income in our area is also below national and state-wide levels. Our loan production offices are located in more urbanized areas, generally with comparatively higher income levels. We believe that our new Auburn branch office and the areas served by our loan production offices will provide the best opportunity for growth and significant opportunities for profitable banking relationships.

Competition

     We face intense competition both in making loans and attracting deposits. West-central Georgia and east-central Alabama have a high concentration of financial institutions, many of which are branches of large money center, super-regional and regional banks which have resulted from the consolidation of the banking industry in Alabama and Georgia. Many of these competitors have greater resources than we do and may offer services that we do not provide.

     Our competition for loans comes from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, insurance companies and brokerage and investment banking firms. Our most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations, credit unions and mutual funds. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies.

Lending Activities

     Loan Portfolio Composition. Our loan portfolio consists of one to four-family residential first mortgage loans, commercial real estate loans, real estate construction loans, consumer loans and commercial loans.

     At March 31, 2001 and September 30, 2000, we had total loans receivable of $252.3 million and $259.7 million, respectively. Approximately $27.0 million of the growth in loans between September 30, 1998 and September 30, 1999 was due to loans acquired in the Citizens acquisition. Residential mortgage loans comprised $153.3 million, or 60.8%, and $152.8 million, or 58.9%, of total loans at March 31, 2001 and September 30, 2000, respectively. Loans secured by mortgages on commercial real estate totaled $59.2 million at March 31, 2001 and $60.8 million at September 30, 2000. The $60.8 million balance of these loans at September 30, 2000 was a $14.3 million or 30.7% increase over the balance of commercial real estate loans at September 30, 1999. Management's strategy is to grow the commercial real estate loan portfolio. We hired additional personnel in the commercial lending area during fiscal 2000 to strengthen our operations in this area.

     At March 31, 2001, management estimates that approximately $20.0 million of total commercial real estate loans are secured by real estate in the Atlanta metropolitan area, approximately $25.0 million of total commercial real estate loans are secured by real estate in the local bank market, and approximately $15.0 million of total commercial real estate loans are secured by commercial real estate in other areas, primarily in the southeast United States. We expect continued growth in our commercial real estate portfolio in the future.

     The remaining portion of our loan portfolio at March 31, 2001 and September 30, 2000 consisted of consumer loans totaling $26.7 million and $29.9 million, respectively, real estate construction loans of $6.0 million and $7.1 million, respectively, and commercial loans of $7.1 million and $9.0 million, respectively. Our consumer loan portfolio at March 31, 2001 contains about $2.1 million in auto loans acquired as a result of the Citizens acquisition.

     Our loans are subject to federal and state law and regulations. The interest rates we charge on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by our competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

     The following table presents the composition of our loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.


                                   At March 31,                                      At September 30
                                                      ----------------------------------------------------------------------------
                                       2001                  2000                   1999                   1998
                               -------------------    ------------------     ------------------     ------------------
                                          Percent                Percent                Percent                Percent
                                            of                     of                     of                     of
                                Amount     Total       Amount     Total       Amount     Total       Amount     Total      Amount
                               --------   -------     --------   -------     --------   -------     --------   -------    --------
                                                                                     (Dollars in Thousands)
1-4 family residential
   real estate(1)..........    $153,320      60.8%    $152,822      58.9%    $132,036      61.6%    $116,395      69.0%   $101,399
Commercial real estate.....      59,194      23.4       60,838      23.4       46,545      21.7       34,343      20.4      22,419
Consumer and other(2)......      26,718      10.6       29,915      11.5       24,353      11.4        9,026       5.4       6,126
Commercial.................       7,096       2.8        8,987       3.5        3,245       1.5        3,601       2.1       3,116
Real estate construction(3)       6,003       2.4        7,138       2.7        8,038       3.8        5,295       3.1       4,390
                               --------     -----     --------     -----     --------     -----     --------     -----    --------
   Total loans.............     252,331     100.0%     259,700     100.0%     214,217     100.0%     168,660     100.0%    137,450
                                            =====                  =====                  =====                  =====

Less:
Net deferred loan costs
   (fees)..................          43                    113                    (51)                  (246)                 (348)
Allowance for loan losses..      (5,375)                (6,346)                (5,710)                (2,054)               (1,846)
                               --------               --------               --------               --------              --------
   Loans receivable, net...    $246,999               $253,467               $208,456               $166,360              $135,256
                               ========               ========               ========               ========              ========

                                ---------------------------------
                                 1997                 1996
                                ---------------------------------
                                      Percent             Percent
                                        of                  of
                                       Total     Amount    Total
                                      -------  ---------  -------
1-4 family residential
   real estate(1)..........            73.7%   $ 78,951    78.9%
Commercial real estate.....            16.3      10,902    10.9
Consumer and other(2)......             4.5       5,411     5.4
Commercial.................             2.3       3,878     3.9
Real estate construction...             3.2         875     0.9
                                      -----    --------   -----
   Total loans.............           100.0%    100,017   100.0%
                                      =====               =====

Less:
Net deferred loan costs
   (fees)..................                        (285)
Allowance for loan losses..                      (1,627)
                                               --------
   Loans receivable, net...                    $ 98,105
                                               ========

 -----------------------------------

(1)  Excludes loans held for sale.
(2)  Includes home equity loans and second mortgage loans.
(3)  Net of undisbursed proceeds on loans-in-process.

     Loan Maturity and Repricing. The following table shows the repricing dates or contractual maturity dates as of March 31, 2001. The table does not reflect prepayments or scheduled principal amortization. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less.

                                                                    At March 31, 2001
                                       ---------------------------------------------------------------------------
                                        1-4 family
                                       Residential
                                       Real Estate   Commercial    Consumer                  Real Estate
                                          Loans      Real Estate   and Other    Commercial   Construction(1)   Totals
                                       -----------   -----------   ---------    ----------   ---------------   ------
                                                                      (In thousands)
Amounts due:
Within one year......................      $ 50,471      $15,444       $10,715      $3,164        $6,003       $ 85,797

After one year:
   One to three years................        29,829        4,882         2,968         649             -         38,328
   Three to five years...............        47,126       14,531         1,506       2,957             -         66,120
   Five to ten years.................         7,759       18,201         4,234         245             -         30,439
   Over ten years....................        18,135        6,136         7,295          81             -         31,647
                                           --------      -------       -------      ------  ------------       --------
Total due after one year.............       102,849       43,750        16,003       3,932             -        166,534
                                           --------      -------       -------      ------  ------------       --------

Total amount due:                          $153,320      $59,194       $26,718      $7,096        $6,003   $252,331
                                           ========      =======       =======      ======  ============   ========

(1) Presented net of undisbursed proceeds on loans-in-process.

     The following table presents, as of March 31, 2001, the dollar amount of all loans contractually due or scheduled to reprice after March 31, 2002 and whether such loans have fixed interest rates or adjustable interest rates.

                                Due After March 31, 2002
                              ----------------------------
                              Fixed    Adjustable    Total
                              -----    ----------    -----
                                     (In Thousands)
   1-4 family residential
      real estate..........   $31,707     $71,142   $102,849
   Commercial real estate..    30,160      13,590     43,750
   Consumer and other......    16,003           -     16,003
   Commercial..............     2,991         941      3,932
                              -------     -------   --------

      Total loans..........   $80,861     $85,673   $166,534
                              =======     =======   ========

     The following table presents our loan originations, purchases, sales and principal payments for the periods indicated.

                                                   For the Six Months
                                                     Ended March 31,         For the Years Ended September 30,
                                                  ----------------------    ----------------------------------
                                                       2001        2000        2000        1999        1998
                                                  ----------     -------    --------     --------    ---------
                                                                       (In thousands)
Loans(1):
 Balance outstanding at beginning of period.....   $259,700    $214,217    $214,217    $168,660   $137,450

Originations:
 1-4 family residential real estate.............     38,008      46,839      92,504     139,499     95,766
 1-4 family real estate acquired
   in Citizens acquisition......................          -           -           -       8,405          -
 Commercial real estate and commercial..........      7,975      16,736      55,445      10,725     16,561
 Commercial real estate and commercial
   acquired in Citizens acquisition.............          -           -           -       9,122          -
 Consumer and other loans.......................      2,327       8,730      15,506      10,769      4,576
 Consumer and other loans acquired
   through Citizens acquisition.................          -           -           -       9,455          -
 Real estate construction.......................     10,953       8,596       7,696      14,457      8,202
 Real estate construction loans acquired
   through Citizens acquisition.................          -           -           -         369          -
                                                   --------    --------    --------    --------   --------
   Total originations and loans acquired
    through Citizens acquisition................     59,263      80,901     171,151     202,801    125,105

Less:
 Principal repayments, unadvanced funds and
   other, net...................................     43,181      32,756      87,430     133,428     30,590
 Sale of residential mortgage loans, principal
   balance......................................     21,525      16,716      36,186      23,129     63,204
 Loan charge-offs (recoveries), and transfers
   to foreclosed real estate....................      1,926       1,329       2,052         687        101
                                                   --------    --------    --------    --------   --------
   Total deductions.............................     66,632      50,801     125,668     157,244     93,895
 Net loan activity..............................     (7,369)     30,100      45,483      45,557     31,210
                                                   --------    --------    --------    --------   --------
   Ending balance...............................   $252,331    $244,317    $259,700    $214,217   $168,660
                                                   ========    ========    ========    ========   ========

-------------------------

(1)  Excludes loans held for sale.

     Residential Mortgage Loans and Originations. We emphasize the origination of first and second mortgages secured by one- to four-family properties primarily within Georgia and Alabama. At March 31, 2001 and September 30, 2000, loans on one-to-four-family properties accounted for 60.8% and 58.9% of our total loan portfolio, respectively.

     Our mortgage origination strategy is to offer a broad array of products to meet customer needs. These products include nonconforming loans which are held in our portfolio, fixed rate loans sold to investors with servicing released for fee income, and fixed rate loans sold to the secondary market where we retain the servicing rights. Management's current strategy has been to sell more loans with servicing released, as we believe that this improves our overall profitability. Current originations of nonconforming loans are nonconforming due to property or income exceptions. Our loan portfolio also contains some loans that are nonconforming due to loan to value or credit exceptions.

     Our originations of all types of residential first mortgages amounted to $38.0 million for the six months ending March 31, 2001, $92.5 million for the year ended September 30, 2000, $139.5 million for the year ended September 30, 1999, and $95.8 million for the year ended September 30, 1998. Due to the low interest rate environment, a significant portion of loans originated in 1998 and 1999 were refinances, including refinances of our existing portfolio loans and loans in our servicing portfolio. The average size of our residential mortgage loans originated in the quarter ended March 31, 2001 was $108,000 and $96,000 for the year ended September 30, 2000.

     We utilize a variety of strategies to originate new mortgage loans including third party alliances with mortgage lenders, dedicated mortgage originators, and branch referrals. Our mortgage originators develop referrals from real estate brokers, attorneys, past customers and other key referral sources.

     We offer a variety of mortgage products to allow customers to select the best product for their needs. A description of the products and underwriting guidelines are highlighted below.

     Adjustable Rate Mortgage Loans. We offer a variety of adjustable rate mortgage products that initially adjust after one, three, five, or seven years. After the initial term, adjustable rate mortgage loans generally adjust on an annual basis at a fixed spread over the monthly average yield on United States Treasury securities. The adjusted rates are based on a constant maturity of one year (constant treasury maturity index). The interest rate adjustments are generally subject to a maximum increase of 2% per adjustment period and the aggregate adjustment is generally subject to a maximum increase of 6% over the life of the loan. We originated approximately $10.0 million in one- to four-family adjustable rate mortgage loans in the six months ended March 31, 2001 and approximately $70.0 million in the year ended September 30, 2000. At March 31, 2001 and September 30, 2000, 70.8% and 75.3%, respectively, of the residential mortgage loans in our portfolio were adjustable rate mortgage loans.

     Generally, we offer adjustable rate mortgage loans in amounts up to $1.0 million depending on the loan-to-value ratio and the type of property. The loan-to-value ratio is the loan amount divided by the lower of (a) the appraised value of the property or (b) the purchase price of the property. The loan-to-value ratio is commonly used by financial institutions as one measure of potential exposure to risk.

     Our most popular portfolio product is a 5-1 adjustable rate loan that is not conforming to secondary market standards due to property or income exceptions. This type of loan yields a fixed rate for the first five years and adjusts to a pre-determined index annually thereafter. At March 31, 2001, our portfolio contained $68.9 million of 5-1 and similar adjustable rate loans with a weighted average rate of 8.21%. Loans on owner occupied one- to four-family residences are generally subject to a maximum loan to value ratio of 80% or have mortgage insurance.

     All adjustable rate mortgage loans are underwritten using specifications set by Freddie Mac. Generally, our adjustable rate mortgage loans with loan balances below the Freddie Mac maximum loan standard ($275,000 for a single-family property) are conforming loans maintained in our portfolio. Jumbo loans (amounts above the secondary market conforming standards) are considered non-conforming but may be saleable to other investors.

     Fixed Rate Mortgages Sold Servicing Released. We offer a variety of fixed-rate products that we sell to investors on a servicing released basis. These loans are underwritten to the investors' standards and are generally sold to the investor after the loan closes. The rate on these loans is committed with the investor on a best efforts basis when the borrower locks in their interest rate. Gains on sales of residential loans amounted to $536,000 and $730,000 of our non-interest income for the six months ended March 31, 2001 and the year ended September 30, 2000, respectively.

     Fixed Rate Mortgages Sold with Servicing Retained. We are an approved seller/servicer for Freddie Mac. Our fixed rate loans are underwritten to comply with Freddie Mac standards for sale to this investor. At March 31, 2001 and September 30, 2000, CharterBank serviced loans for Freddie Mac with an aggregate balance of $141.4 million and $152.8 million, respectively.

     Home Equity Credit Lines and Second Mortgages. We offer home equity lines of credit as a complement to our one- to four-family lending activities. We believe that offering home equity credit lines helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. Home equity credit lines provide adjustable-rate loans secured by a first or second mortgage on owner-occupied one- to four-family residences located primarily in Georgia and Alabama. Home equity credit lines enable customers to borrow at rates tied to the prime rate as reported in The Wall Street Journal. The underwriting standards applicable to home equity credit lines are generally the same as one- to four-family first mortgage loans with the exception of loan to value ratios which may go to 100%. Starting in 1999, equity lines with loan to value ratios over 80% were generally insured with lender paid mortgage insurance. At March 31, 2001 and September 30, 2000, we had $21.1 million and $22.3 million, respectively, of home equity and second mortgage loans. We also had $4.9 million and $5.0 million of unfunded home equity commitments at March 31, 2001 and September 30, 2000, respectively

     Commercial Real Estate Loans. CharterBank embarked on a strategy of increasing its commercial real estate loan portfolio during fiscal 1998. We originate commercial real estate loans secured by properties located in our primary market area and metropolitan Atlanta. In underwriting commercial real estate loans, we consider not only the property's historic cash flow, but also its current and projected occupancy, location, and physical condition. We generally lend up to a maximum loan-to-value ratio of 80% on commercial properties and require a minimum debt coverage ratio of 1.25 or compensating factors. At March 31, 2001 and September 30, 2000, respectively, we had $59.2 million and $60.8 million of loans in our commercial real estate portfolio. The average loan size at September 30, 2000 is larger than the average loan size in prior years due to several multi-million commercial loans that were closed during fiscal 2000. Our largest loan exposure is a commercial real estate construction permanent loan with a commitment of $5.6 million at September 30, 2000 and $5.2 million at March 31, 2001 with approximately $371,000 drawn. This loan was secured by a hotel located in Auburn, Alabama. We also have a $15.0 million credit line secured by two properties in Florida. CharterBank sold 66.6% of this relationship in a loan participation, leaving us with a maximum exposure of $5.0 million on the line of credit.

     Commercial real estate lending involves additional risks compared with one- to four-family residential lending. Payments on loans secured by commercial real estate properties often depend on the successful management of the properties, on the amount of rent from the properties, or on the level of expenses needed to maintain the properties. Repayment of such loans may therefore be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. In order to mitigate this risk, we monitor our loan concentration and our loan policies generally limit the amount of loans to a single borrower or group of borrowers. We also utilize the services of an outside consultant to conduct credit quality reviews of the commercial loan portfolio. Because of increased risks associated with commercial real estate loans, our commercial real estate loans generally have higher rates and shorter maturities than residential mortgage loans. We usually offer commercial real estate loans at fixed rate and adjustable rates tied to the prime rate or to yields on U.S. Treasury securities. The terms of such fixed rate loans generally do not exceed 25 years.

     We closely monitor the performance of our commercial real estate loan portfolio. We are in the process of expanding our internal risk rating system for our commercial real estate loans. In order to update the grades assigned to individual commercial real estate loans under the internal risk rating system, we will be regrading the entire commercial real estate loan portfolio according to the new criteria established.

     Commercial Loans. Commercial loans generally are limited to terms of five years or less. Whenever possible, we collateralize these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment. We also generally require the personal guarantee of the business owner. Interest rates on commercial loans generally have higher yields than residential or commercial real estate loans due to the risk inherent in this type of loan.

     Commercial loans are generally considered to involve a higher degree of risk than residential or commercial real estate loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, business lending generally requires substantially greater supervision efforts by our management compared to residential or commercial real estate lending. In this regard, we have recently hired three senior commercial banking officers who have extensive experience in business banking in our market. Commercial loans however, comprise a small portion of our loan portfolio, at approximately 3% of total loans receivable at March 31, 2001 and September 30, 2000.

     Consumer Loans. We offer a variety of consumer loans to retail customers in the communities we serve in order to increase the yield on our loan portfolio. Examples of our consumer loans include:


          .    home equity loans-open and closed end;

          .    secured deposit loans;

          . credit lines tied to deposit accounts to provide overdraft protection; and

          .    unsecured credit lines and installment loans.

     At March 31, 2001 and September 30, 2000, the consumer loan portfolio totaled $26.7 million and $29.9 million, respectively, or 10.6% and 11.5% of total loans.

     Consumer loans are generally originated at higher interest rates than residential and commercial mortgage loans and tend to have a higher credit risk than residential loans because they may be secured by a home with a loan-to-value of 100%, secured by rapidly depreciable assets, or unsecured. Despite these risks, our level of consumer loan delinquencies, excluding auto loans, has generally been low. We cannot assure you, however, that our delinquency rate on consumer loans will continue to remain low in the future, or that we will not incur future losses on these activities.

     At March 31, 2001, we had a total of $2.1 million of auto loans in our consumer loan portfolio. These loans were acquired in connection with the Citizens acquisition. The balance of the portfolio was approximately $7.0 million at the time of the Citizens acquisition. During due diligence, management identified numerous risks associated with the portfolio. Notably, underwriting standards on these loans were well below CharterBank standards. Many of the borrowers displayed low credit scores, had collateral shortages, or poor income coverage ratios. Management also discovered that over $1.0 million of these loans had balloon payments at the end of their terms and were not amortizing properly. Accordingly, many of these loans have had poor payment histories and CharterBank has continually worked this loan portfolio and charged off auto loans as appropriate. Charge-offs on the auto loan portfolio amounted to approximately $1.0 million for the six months ended March 31, 2001 and $470,000 for the year ending September 30, 2000. At March 31, 2001, management has established reserves of over $1,000,000 for consumer loans with the reserves on auto loans being the primary component of these reserves.

     We make loans for up to 50% of the amount of a borrower's savings account or certificates of deposit balance. These savings secured loans totaled $855,000 and $639,000 at March 31, 2001 and September 30, 2000, respectively.

     Loan Approval Procedures and Authority. Our lending policies provide that various lending departments may review and approve loans and lines up to prescribed limits as follows:

          .    Residential mortgage loans up to conforming limits of $275,000;

          . Commercial real estate mortgage loans up to $250,000 that meet our underwriting standards;

          . Home equity loans or lines for owner occupied one to four properties up to $250,000 that conform to our underwriting guidelines;

          . Home equity loans or lines up to $100,000 for vacation and non-owner occupied properties;

          .    Unsecured loans up to $50,000; and

          .    Commercial loans up to $250,000.

     All loan applications that exceed the above mentioned amounts up to $500,000 require a senior management loan authority approval and all loans above $500,000 require approval of either the Executive Committee of the Board of Directors or approval of the Board Loan Committee. In addition, on loans with a loan to value ratio of greater than 80%, we generally require the borrower to obtain private mortgage insurance.

     The following generally describes our current lending procedures for residential mortgages and home equity lines and loans. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and verify other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all mortgage loans, except for home equity loans or lines where an alternative evaluation may be used to determine the loan to value ratio. Appraisals are performed by licensed or certified third-party appraisal firms and are reviewed by our lending department. We require title insurance or a title opinion on all mortgage loans, except for home equity lines and loans.

     We require borrowers to obtain hazard insurance and we may require borrowers to obtain flood insurance prior to closing. For properties with a private sewage disposal system, we also require evidence of compliance with applicable law on residential mortgage loans. Further, we generally require borrowers to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, hazard insurance, flood insurance and private mortgage insurance premiums, if required.

     Commercial real estate loans are approved through the Bank's Credit Committee process. The Credit Committee consists of the President, the Executive Vice President, the Chief Financial Officer and certain other senior lending and credit officers. The Credit Committee has authority to approve individual loans and modifications up to $500,000. Commercial real estate loans less than $250,000 may be approved outside the Committee process by an officer who has commercial real estate loan authority.

Asset Quality

     One of our key operating objectives has been and continues to be the achievement of a high level of asset quality. We maintain a large proportion of loans secured by residential one- to four-family properties and commercial properties; we set sound credit standards for new loan originations; and we follow careful loan administration procedures. These practices and relatively favorable economic and real estate market conditions have resulted in a low level of non-performing assets in recent years. Subsequent to December 31, 2000, we strengthened our focus on credit risk by hiring additional personnel in the credit risk management area. Currently, we are re-assessing our loan review process and other credit risk factors in light of the new talent in this area. Delinquencies increased during the year ended September 30, 2000 due to loans acquired in the Citizens acquisition and higher delinquencies in nonconforming residential loans as the average age of these loans reaches the third year. Freddie Mac has estimated that most mortgage loans that encounter delinquency troubles usually begin in the third to sixth year of the mortgage.

     Delinquent Loans and Foreclosed Assets. Our policies require that management continuously monitor the status of the loan portfolio and report to the Loan Committee of the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate, and our actions and plans to cure the delinquent status of the loans and to dispose of the foreclosed property. The Loan Committee approves action plans on all loans that are 90 days delinquent. The Loan committee consists of two outside directors and at least one Board member who is a member of management. One of the outside directors acts as Chairman of the Loan Committee, while other Board members rotate monthly in the second outside director position.

     The following table presents information regarding total nonaccrual loans, accruing loans delinquent 90 days or more, and foreclosed real estate as of the dates indicated. At March 31, 2001, and September 30, 2000, 1999 and 1998, we had $1.7 million, $2.8 million, $2.0 million, and $306,000, respectively, of nonperforming loans. If all nonaccrual loans had been performing in accordance with their original terms and had been outstanding from the earlier of the beginning of the period or origination, we would have recorded additional interest income on these loans of approximately $50,000 for the six month period ended March 31, 2001. For the year ended September 30, 2000, there would have been $176,000 of additional interest income recorded on these loans.

                                                                           At September 30,
                                              At March 31,  ------------------------------------------
                                                  2001        2000     1999    1998     1997     1996
                                              -----------   -------    ----    ----     ----     -----
                                                                        (In thousands)
Underperforming loans - accruing loans
   delinquent 90 days or more...........        $  515       $  159   $    -  $    -  $     -  $     -
                                                ======       ======   ======   =====   ======   ======
Total non-performing loans..............         1,661        2,831    1,989     306    1,173    1,611

Foreclosed real estate, net.............           768          630      222     130      270       98
                                                ------       ------   ------   -----   ------   ------
Total non-performing assets.............         2,429        3,461    2,211     436    1,443    1,709
                                                ======       ======   ======   =====   ======   ======
Non-performing loans to total loans.....          0.66%        1.09%    0.93%   0.18%    0.85%    1.61%
                                                ======       ======   ======   =====   ======   ======
Non-performing assets to total assets...          0.26%        0.37%    0.24%   0.06%    0.29%    0.49%
                                                ======       ======   ======   =====   ======   ======

Nonperforming assets at March 31, 2001 and September 30, 2000, 1999 and 1998 were $2.4 million, $3.5 million, $2.2 million, and $436,000 respectively. Of these totals, $88,000, $824,000, $523,000, and $0 respectively represented auto loans.

     We generally stop accruing income when interest or principal payments are 90 days in arrears. We may stop accruing income on such loans earlier than 90 days when we consider the timely collectibility of interest or principal to be doubtful. We may continue to accrue interest income beyond 90 days if the loan is well secured and we determine that the ultimate collection of all principal and interest is not in doubt.

     When we designate nonaccrual loans, we reverse all outstanding interest that we had previously credited. If we receive a payment on a nonaccrual loan, we may recognize a portion of that payment as interest income, if we determine that the ultimate collectibility of principal is no longer in doubt. However, such loans would remain on nonaccrual status.

     All nonaccrual commercial real estate and commercial loans are classified as impaired loans. Impaired loans are individually assessed to determine whether the carrying value exceeds the fair value of the collateral or the present value of the undiscounted cash flow produced by the underlying collateral. Smaller balance homogeneous loans, such as residential mortgage loans and consumer loans, are collectively evaluated for impairment. At March 31, 2001, September 30, 2000, and September 30, 1999, impaired loans totaled $400,000, $1,200,000 and $2,000,000 respectively. Approximately $309,000, $460,000, and $500,000 of
total impaired loans at March 31, 2001, September 30, 2000, and September 30, 1999, respectively, relate to loans acquired through the Citizens acquisition. At March 31, 2001 and September 30, 2000 and 1999, we had no loans classified as troubled debt restructurings.

     Foreclosed real estate consists of property we have acquired through foreclosure or deed in lieu of foreclosure. Foreclosed real estate properties are initially recorded at the lower of the recorded investment in the loan or fair value. Thereafter, we carry foreclosed real estate at fair value less estimated selling costs. At March 31, 2001 and September 30, 2000 and 1999, respectively, we had $768,000, $630,000 and $222,000 in foreclosed real estate.

     Allowance for Loan Losses. The following table presents the activity in our allowance for loan losses and other ratios at or for the dates indicated.

                                             At or for Six Months
                                               Ended March 31,                     At or for Years Ended September 30,
                                             ---------------------     ------------------------------------------------------
                                               2001        2000         2000        1999        1998        1997        1996
                                             ------        -------     -----        ----        ----        ----        -----
                                                                         (Dollars in Thousands)
Balance at beginning of period............   $  6,346    $  5,710    $  5,710    $  2,054    $  1,846    $  1,627    $  1,459
Loan loss reserve of acquired
   company(1).............................          -           -           -       3,752           -           -           -
Charge-offs:
   1-4 residential real estate............        (33)        (25)       (104)        (49)       (156)        (37)        (30)
   Commercial real estate.................          -         (91)        (91)          -           -           -           -
   Commercial.............................       (364)        (21)        (26)       (133)         (1)         (2)          -
   Consumer and other.....................     (1,197)       (349)       (713)       (238)       (100)        (84)        (64)
   Real estate construction...............        (23)       (204)       (204)          -           -           -           -
                                             --------    --------    --------    --------    --------    --------    --------
   Total charge-offs......................     (1,617)       (690)     (1,138)       (420)       (257)       (123)        (94)
                                             --------    --------    --------    --------    --------    --------    --------
Recoveries:
   1-4 residential real estate............        119           1          32           1          25           -           3
   Commercial real estate.................         21          18          18           -         220           -           -
   Commercial.............................          -          20          20           -           -           -          20
   Consumer and other.....................        206         176         294          83          40          42          68
   Real estate construction...............          -           -           -           -           -           -           -
                                             --------    --------    --------    --------    --------    --------    --------
   Total recoveries.......................        346         215         364          84         285          42          91
                                             --------    --------    --------    --------    --------    --------    --------
Net (charge-offs) recoveries..............     (1,271)       (475)       (774)       (336)         29         (81)         (3)
Provision for loan losses.................        300         180       1,410         240         180         300         171
                                             --------    --------    --------    --------    --------    --------    --------
Balance at end of period..................   $  5,375    $  5,415    $  6,346    $  5,710    $  2,054    $  1,846    $  1,627
                                             ========    ========    ========    ========    ========    ========    ========
Total loans receivable (2)................   $252,331    $244,317    $259,700    $214,217    $168,660    $137,450    $100,017
                                             ========    ========    ========    ========    ========    ========    ========
Average loans outstanding.................   $257,751    $226,970    $242,868    $178,496    $152,728    $121,523    $ 82,135
                                             ========    ========    ========    ========    ========    ========    ========

Allowance for loan losses
   as a percent of total
   loans receivable (2)...................       2.13%       2.22%       2.44%       2.67%       1.22%       1.34%       1.63%
                                              ========    ========    ========    ========    ========    ========    ========

Net loans (charged off)
   recovered as a percent
   of average outstanding(3)..............      (0.99)%     (0.42)%     (0.32)%     (0.38)%       0.00%     (0.13)%     (0.00)%
                                               ========    ========    ========    ========    ========    ========    ========

-----------------------------------

(1)     Established as a result of Citizens acquisition.
(2)     Does not include loans held for sale or deferred fees.
(3)     Interim periods have been annualized.

     Our evaluation of the loan portfolio includes the review of all loans on which the collection of principal might be at risk. We consider the following factors as part of this evaluation:

          .    our historical loan loss experience;

          .    estimated losses in the loan portfolio;

          . increases in categories with higher loss potential, such as commercial real estate loans and jumbo loans;

          .    credit scores and credit history;

          .    the estimated value of the underlying collateral; and

          .    current economic and market trends.

There may be other factors that may warrant our consideration in maintaining the allowance at a level sufficient to cover probable losses. Although we believe that we have established and maintained the allowance for loan losses at adequate levels, future additions may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

     In addition, the Office of Thrift Supervision as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require us to increase the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting our results of operations.


     For the six months ended March 31, 2001 and the year ended September 30, 2000, we increased our allowance for loan losses through a $300,000 and $1.4 million provision for loan losses, respectively, based on our evaluation of the items discussed above. Management believes, that to the best of its knowledge, the allowance for loan losses is sufficient to cover all known losses and inherent losses in the current loan portfolio at March 31, 2001 and September 30, 2000. To determine the adequacy of the allowance, we look at historical trends in the growth and composition of our loan portfolio, among other factors. The most significant risk trends over the last five years are the growth of our commercial real estate loan portfolio, the growth of the nonconforming residential loan portfolio, and the increase in nonperforming loans due to the Citizens acquisition. We believe that, despite using prudent underwriting standards, commercial real estate loans contain higher loss potential than one-to four-family residential mortgages.


    See "Management's Discussion and Analysis of Financial Condition and Results of Operations--for the Six Months Ended March 31, 2001 and 2000 and the Years Ended September 30, 2000, 1999 and 1998 -- Provision for Loan
Losses."

     Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans indicated.

                                                                                          At September 30,
                                      At March 31,            --------------------------------------------------------------
                                           2001                             2000                             1999
                              -----------------------------   ------------------------------   -----------------------------
                                                   Percent                          Percent                          Percent
                                                   of loans                         of loans                         of loans
                                         Loan      in Each                Loan      in Each                Loan      in Each
                                        Balances   Category              Balances   Category              Balances   Category
                                          by       to Total                by       to Total                by       to Total
Loan Category                 Amount    Category    Loans      Amount    Category    Loans      Amount    Category     Loans
                              -----     --------    -----      ------    --------    -----      ------    --------     -----
                                                                                  (Dollars in thousands)
1-4 family residential
   real estate.............    $1,421    $153,320      60.8%    $1,228    $152,822      58.9%    $1,529    $132,036      61.6%
Commercial real estate.....     1,632      59,194      23.4      1,487      60,838      23.4      1,448      46,545      21.7
Consumer loans and
   other(1)................     1,030      26,718      10.6      2,345      29,915      11.5      2,154      24,353      11.4
Commercial.................       425       7,096       2.8        623       8,987       3.5        376       3,245       1.5
Real estate construction...       411       6,003       2.4        236       7,138       2.7        119       8,038       3.8
Unallocated................       456           -         -        427           -         -         84           -         -
                               ------    --------    ------     ------    --------    ------     ------    --------    ------
Total allowance for loan
   losses..................    $5,375    $252,331    100.00%    $6,346    $259,700    100.00%    $5,710    $214,217    100.00%
                               ======    ========    ======     ======    ========    ======     ======    ========    ======

                                                                                     At September 30,
                             ------------------------------------------------------------------------------------------------
                                          1998                             1997                             1996
                             ------------------------------------------------------------------------------------------------
                                                   Percent                          Percent                          Percent
                                                   of loans                         of loans                         of loans
                                         Loan      In Each                Loan      In Each                Loan      In Each
                                        Balances   Category              Balances   Category              Balances   Category
                                          by       to Total                by       to Total                by       to Total
Loan Category                 Amount    Category     Loans     Amount    Category     Loans     Amount    Category     Loans
                              ------    --------   --------    ------    --------   -------     ------    --------   --------
                                                                         (Dollars In Thousands)
1-4 family residential
   real estate.............    $  727    $116,395      69.0%    $  625    $101,399      73.7%    $  526    $ 78,951      78.9%
Commercial real estate.....       684      34,343      20.4        725      22,419      16.3        559      10,902      10.9
Consumer loans and
   other(1)................       248       9,026       5.4        162       6,126       4.5         73       5,411       5.4
Commercial.................        54       3,601       2.1         56       3,116       2.3         15       3,878       3.9
Real estate construction...        58       5,295       3.1         44       4,390       3.2         16         875       0.9
Unallocated................       283           -         -        234           -         -        438           -         -
                               ------    --------    ------     ------    --------    ------     ------    --------    ------
Total allowance for loan
   losses..................    $2,054    $168,660    100.00%    $1,846    $137,450    100.00%    $1,627    $100,017    100.00%
                               ======    ========    ======     ======    ========    ======     ======    ========    ======

_____________________

(1)   Includes home equity lines of credit, excludes loans held for sale.

Investment Activities

     The Board of Directors reviews and approves our investment policy on an annual basis. The President and Chief Financial Officer, as authorized by the Board, implements this policy based on the established guidelines within the written investment policy, and other established guidelines, including those set periodically by the Asset Liability Management Committee.

     The primary goal of our investment policy is to invest funds in assets with varying maturities which will result in the best possible yield while maintaining the safety of the principal invested and assist in managing interest rate risk. We also seek to use our strong capital position to maximize our net income through investment in higher yielding mortgage related securities funded by borrowings. The investment portfolio is also viewed as a source of liquidity. The broad objectives of our investment portfolio management are to:

     .    Minimize the risk of loss of principal or interest;

     . Generate a favorable return without incurring undue interest rate and credit risk;

     .    Manage the interest rate sensitivity of our assets and liabilities;

     . Meet daily, cyclical and long term liquidity requirements while complying with our established policies and regulatory liquidity requirements;

     . Diversify assets in stable economic regions and address specific gap imbalances; and

     .    Provide collateral for pledging requirements.

     In determining our investment strategies, we consider our interest rate sensitivity, yield, credit risk factors, maturity and amortization schedules, collateral value and other characteristics of the securities to be held.

     Our investment policies and procedures also encompass evaluating and monitoring our Freddie Mac stock investment.


Liquidity

     We calculate liquidity by taking the total of:

          .    our cash;

          .    cash we have in other banks;

          .    unpledged U.S. Government or Government Agency Securities; and

          . unpledged mortgage-backed securities guaranteed by the U.S. Government or Agencies or rated AAA.

We utilize borrowing lines of credit supported by available collateral, including Freddie Mac stock, which provides a high level of liquidity. We borrow funds from the Federal Home Loan Bank based on eligible collateral of loans and securities up to a limit of 30% of assets. Our maximum borrowing capacity from the Federal Home Loan Bank is approximately $280.4 million, of which $236.8 million of borrowings are already outstanding. We utilize Federal Home Loan Bank advances, reverse repurchase agreements and other borrowings to fund the purchase of higher yielding investment securities in order to increase our net income and return on equity.


Investment Portfolio

     General. Federally chartered thrifts have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. Our investments primarily fall into three major categories:

     .    U.S. agency obligations;

     .    equity investments; and

     .    collateralized mortgage obligations and mortgage-backed securities.

     Securities can be classified as trading, held to maturity, or available for sale at the date of purchase. All of our securities are currently classified as "available for sale." The weighted average annualized yield of the portfolio was 6.53% and 6.97% as of March 31, 2001 and September 30, 2000, respectively. We believe the credit quality of the portfolio is high, with 99% of the portfolio, excluding equity investments, invested in U.S. Government, U.S. Government Agency, or U.S. Government Agency-guaranteed mortgage-backed securities or mortgage related securities with a rating of AA or better as of March 31, 2001
and September 30, 2000.   For information see  "Management Discussion and
Analysis - Carrying Values, Yields and Maturities."

     Investment Portfolio. The following table sets forth the composition of our investment securities portfolio at the dates indicated.


                                                                               At September 30,
                                  At March 31,      -----------------------------------------------------------------------
                                       2001                    2000                    1999                    1998
                            ----------------------  ----------------------  -----------------------  ----------------------
                             Amortized     Market    Amortized     Market    Amortized     Market    Amortized     Market
                                Cost       Value        Cost       Value        Cost       Value        Cost       Value
                            ----------   ---------  -----------  ---------  -----------  ----------  ----------  ----------
                                                                                         (Dollars in Thousands)
Investment Securities:
Federal Home Loan Bank
 stock.....................    $ 12,700    $ 12,700    $ 12,588    $ 12,588    $ 10,408    $ 10,408    $  9,890    $  9,890
SBA loan participation
 certificates..............           -           -           -           -           -           -           -           -
U.S. Government agencies...       7,932       7,751      14,449      12,880      31,388      29,950           -           -

Other debt securities......       1,000       1,035       1,000       1,003       2,044       2,256       1,756       1,995
                               --------    --------    --------    --------    --------    --------    --------    --------
   Total investment
    securities.............    $ 21,632    $ 21,486    $ 28,037    $ 26,471    $ 43,840    $ 42,614    $ 11,646    $ 11,885
                               --------    --------    --------    --------    --------    --------    --------    --------

Mortgage-backed and
 mortgage-related
   securities:
Ginnie Mae.................      43,474      42,925      85,700      82,171      81,651      77,919      10,564      10,547
Fannie Mae.................      43,126      42,715      52,832      50,783      64,839      62,536      45,591      45,602
Freddie Mac................       4,165       4,185      25,043      24,355      24,357      23,785      22,498      22,667
Non-agency.................           -           -           -           -           -           -       1,970       1,905
                               --------    --------    --------    --------    --------    --------    --------    --------
   Total mortgage-backed
    and mortgage-
       related securities..      90,765      89,825     163,575     157,309     170,847     164,240      80,623      80,721
                               --------    --------    --------    --------    --------    --------    --------    --------

Collateralized mortgage
 obligations:
Fannie Mae.................      69,927      69,854      78,831      77,777      61,621      60,528      81,894      82,682
Freddie Mac................      79,396      79,175      70,513      69,369      60,493      59,464      42,180      42,660
Non-agency.................      60,447      58,361      67,198      59,946      74,288      68,950      44,413      44,772
Ginnie Mae.................       3,517       3,522       3,518       3,306       3,504       3,316           -           -
                               --------    --------    --------    --------    --------    --------    --------    --------
   Total collateralized
    mortgage obligations...     213,287     210,912     220,060     210,398     199,906     192,258     168,487     170,114
                               --------    --------    --------    --------    --------    --------    --------    --------

   Total mortgage-backed
    securities and
        collateralized
         mortgage
         obligations.......     304,052     300,737     383,635     367,707     370,753     356,498     249,110     250,835
                               --------    --------    --------    --------    --------    --------    --------    --------

   Total investment and
    mortgage securities....    $325,684    $322,223    $411,672    $394,178    $414,593    $399,112    $260,756    $262,720
                               ========    ========    ========    ========    ========    ========    ========    ========

Freddie Mac common stock...    $  6,886    $327,716    $  6,886    $273,286    $  6,886    $262,860    $  7,642    $280,877
                               ========    ========    ========    ========    ========    ========    ========    ========
Total investment and
 mortgage securities
   and Freddie Mac common
    stock..................    $332,570    $649,939    $418,558    $667,464    $421,479    $661,972    $268,398    $543,597
                               ========    ========    ========    ========    ========    ========    ========    ========

                                               At September 30,
                              ---------------------------------------------
                                         1997                    1996
                              ---------------------------------------------
                               Amortized     Market    Amortized     Market
                                  Cost       Value        Cost       Value
                              ----------------------  ---------------------
Investment Securities:
Federal Home Loan Bank
 stock.....................    $  8,716    $  8,716    $  5,488    $  5,488
SBA loan participation
 certificates..............           -           -       3,940       3,946
U.S. Government agencies...       5,811       5,794       3,806       3,761
Other debt securities......       1,929       2,047       1,093       1,179
                               --------    --------    --------    --------
   Total investment
    securities.............    $ 16,456    $ 16,557    $ 14,327    $ 14,374
                               --------    --------    --------    --------

Mortgage-backed and
 mortgage-related
   securities:
Ginnie Mae.................       5,074       5,057       2,997       2,945
Fannie Mae.................      23,280      23,247       6,323       6,281
Freddie Mac................       6,423       6,426       4,546       4,584
Non-agency.................           -           -           -           -
                               --------    --------    --------    --------
   Total mortgage-backed
    and mortgage-
       related securities..      34,777      34,730      13,866      13,810
                               --------    --------    --------    --------

Collateralized mortgage
 obligations:
Fannie Mae.................      45,672      45,805      28,481      28,027
Freddie Mac................      37,941      38,138      28,246      28,153
Non-agency.................      10,240      10,324      17,758      17,716
Ginnie Mae.................           -           -           -           -
                               --------    --------    --------    --------
   Total collateralized
    mortgage obligations...      93,853      94,267      74,485      73,896
                               --------    --------    --------    --------

   Total mortgage-backed
    securities and
        collateralized
         mortgage
         obligations.......     128,630     128,997      88,351      87,706
                               --------    --------    --------    --------

   Total investment and
    mortgage securities....    $145,086    $145,554    $102,678    $102,080
                               ========    ========    ========    ========

Freddie Mac common stock...    $  7,642    $199,515    $  7,709    $139,566
                               ========    ========    ========    ========
Total investment and
 mortgage securities
   and Freddie Mac common
    stock..................    $152,728    $345,069    $110,387    $241,646
                               ========    ========    ========    ========

     The following table sets forth the composition of the investment portfolio at the dates indicated and whether such investments have fixed or adjustable interest rates.

                                                          At March 31, 2001                           At September 30, 2000
                                               --------------------------------------  --------------------------------------
                                                Amortized                 Unrealized    Amortized                 Unrealized
                                                  Costs    Market Value  Gain/(Loss)      Costs    Market Value  Gain/(Loss)
                                               ----------  ------------  ------------  ----------  ------------  ------------
                                                                           (Dollars in Thousands)
Fixed rate investment securities:
U.S. Government agencies......................   $  7,932      $  7,751      $   (181)   $ 14,449      $ 12,880      $ (1,569)
                                                 --------      --------      --------    --------      --------      --------
   Total fixed rate investment securities.....      7,932         7,751          (181)     14,449        12,880        (1,569)

Fixed rate mortgage-backed and
   mortgage-related securities:
Ginnie Mae....................................     41,293        40,731          (562)     83,450        79,960        (3,490)
Fannie Mae....................................     34,219        33,794          (425)     47,213        45,263        (1,950)
Freddie Mac...................................      4,165         4,185            20       4,290         4,088          (202)
                                                 --------      --------      --------    --------      --------      --------
   Total fixed rate mortgage-backed and
       mortgage related securities............     79,677        78,710          (967)    134,953       129,311        (5,642)

Fixed rate collateralized
    mortgage obligations:
Fannie Mae....................................      2,860         2,913            53      15,649        15,330          (319)
Freddie Mac...................................      4,341         4,383            42      15,714        15,092          (622)
Non-agency....................................     53,471        51,394        (2,078)     68,425        61,161        (7,264)
Ginnie Mae....................................      3,517         3,522             4       3,518         3,306          (212)
                                                 --------      --------      --------    --------      --------      --------
   Total fixed rate collateralized
       mortgage obligations...................     64,189        62,212        (1,977)    103,306        94,889        (8,417)

   Total fixed rate mortgage-backed securities
       and collateralized mortgage
       obligations............................    143,866       140,922        (2,944)    238,259       224,200       (14,059)

   Total fixed rate investment and mortgage
       securities.............................    151,798       148,673        (3,125)    252,708       237,080       (15,628)

Variable rate investment
   and mortgage securities....................      1,000         1,035            35       1,000         1,003             3
Variable rate mortgage-backed and mortgage-
   related securities.........................     11,087        11,115            28      28,622        27,998          (624)
Variable rate collateralized
   mortgage obligations.......................    149,099       148,700          (399)    116,754       115,509        (1,245)
                                                 --------      --------      --------    --------      --------      --------
Total variable rate investment and
   mortgage securities........................    161,186       160,850          (336)    146,376       144,510        (1,866)
Federal Home Loan Bank stock..................     12,700        12,700             -      12,588        12,588             -
Freddie Mac Common Stock......................      6,886       327,716       320,830       6,886       273,286       266,400
                                                 --------      --------      --------    --------      --------      --------
Total investment and mortgage
   securities and Freddie Mac common stock....   $332,570      $649,939      $317,369    $418,558      $667,464      $248,906
                                                 ========      ========      ========    ========      ========      ========

     Investment Portfolio Maturities. The composition and maturities of the investment securities portfolio (debt securities) and the mortgage-backed securities portfolio at March 31, 2001 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or redemptions that may occur.


                                                   More than One Year   More than Five Years
                              One Year or Less     through Five Years     through Ten Years         More than Ten Years
                             -------------------   -------------------  --------------------        --------------------
                                        Weighted              Weighted              Weighted                    Weighted
                             Amortized   Average   Amortized   Average   Amortized   Average        Amortized    Average
                               Cost       Yield      Cost       Yield      Cost       Yield            Cost       Yield
                             ---------  --------   ---------  --------   ---------  --------        ---------   --------
                                                               (Dollars in Thousands)
Investment securities
 available for sale:
 Federal Agencies..........  $       -         -   $       -         -   $       -         -          $  7,932      6.18%
 Other debt securities.....      1,000      8.23%          -         -           -         -                 -         -
                             ---------             ---------               -------                    --------
  Total investment
   securities..............      1,000      8.23           -         -           -         -             7,932      6.18
                             ---------             ---------               -------                    --------

Mortgage-backed securities
available for sale:
 Ginnie Mae................          -         -           -         -           -         -            43,474      6.35
 Fannie Mae................          -         -       5,400      6.47       9,779      6.11%           27,948      6.49
 Freddie Mac...............          -         -           -         -          54      6.44             4,111      6.24
                             ---------             ---------               -------                    --------
  Total mortgage-backed
   securities..............          -         -       5,400      6.47       9,833      6.11            75,533      6.39
                             ---------             ---------               -------                    --------

Collateralized mortgage
 obligations:
 Fannie Mae................          -         -           -         -           -          -           69,927      6.63
 Freddie Mac...............          -         -           -         -         186       5.76           79,210      6.61
 Non-agency................          -         -           -         -         107       7.05           60,340      6.59
 Ginnie Mae................          -         -           -         -           -          -            3,517      6.78
                             ---------             ---------               -------                    --------
  Total collateralized
   mortgage obligations....          -         -           -         -         293      6.23           212,994      6.62
                             ---------             ---------               -------                    --------


Total......................     $1,000      8.23%     $5,400      6.47%    $10,126      6.11          $296,458      6.38%
                             =========             =========               =======                    ========

                                     Total Securities
                             ----------------------------------
                                                       Weighted
                             Amortized     Market       Average
                                Cost       Value         Yield
                             ---------     ------      --------
Investment securities
 available for sale:
 Federal Agencies..........  $  7,932    $  7,751        6.18%
 Other debt securities.....     1,000       1,035        8.23
                             --------    --------
  Total investment
   securities..............     8,932       8,786        6.41
                             --------    --------

Mortgage-backed securities
available for sale:
 Ginnie Mae................    43,474      42,925        6.35
 Fannie Mae................    43,126      42,715        6.40
 Freddie Mac...............     4,165       4,185        6.24
                             --------    --------
  Total mortgage-backed
   securities..............    90,765      89,825        6.36
                             --------    --------

Collateralized mortgage
 obligations:
 Fannie Mae................    69,927      69,854        6.63
 Freddie Mac...............    79,396      79,175        6.61
 Non-agency................    60,447      58,361        6.59
 Ginnie Mae................     3,517       3,522        6.78
                             --------    --------
  Total collateralized
   mortgage obligations....   213,287     210,912        6.60
                             --------    --------
Total......................  $312,984    $309,523        6.53%
                             ========    ========

     U.S. Agency Obligations. The balances of U.S. Agency obligations of $7.8 million at March 31, 2001 are relatively small compared to mortgage related securities or total assets. These securities provide some diversification from the mortgage related securities.

     Equity Securities. As of March 31, 2001, equity securities are primarily comprised of 5,055,000 shares of Freddie Mac common stock which had a per share market value of $64.83 per share, a total market value of $327.7 million and a cost basis of approximately $1.40 per share. The large unrealized pre-tax gain of approximately $320.8 million is the result of a series of well-timed investments in Freddie Mac stock in the middle to late 1980's, the substantial portion of which we continue to own. As a result of strong fundamental growth at Freddie Mac and favorable stock market environment, our Freddie Mac stock investment has appreciated significantly, constituting approximately 35.1% of our total assets. The unrealized gain in Freddie Mac stock has substantially strengthened our capital and earnings. The after tax unrealized gain in Freddie Mac stock constitutes 79.9% of our equity capital, making it the largest segment of our equity position. In addition, our substantial investment in Freddie Mac stock has allowed us to increase our interest rate risk position, with the intent of receiving increased net interest income. Dividends on Freddie Mac stock have also significantly increased our dividend and interest income.

     Because we believe that our ownership of Freddie Mac stock continues to present attractive earnings growth potential and because the sale of Freddie Mac stock would result in substantial tax liability for us, we have no current plans to liquidate our Freddie Mac stock investment. However, we are reallocating the Freddie Mac stock so as to more effectively manage our investment and retail operations. In this regard, as part of the reorganization, 2.5 million shares of the Freddie Mac stock will be transferred out of CharterBank's portfolio to Charter Financial, First Charter, MHC and Charter Insurance Company, leaving 50.5% of the Freddie Mac stock in CharterBank's portfolio. Following the reorganization, we will continue to monitor our Freddie Mac stock investment.

     Mortgage Related Securities. Our mortgage-backed security portfolio is composed of collateralized mortgage obligations and mortgage-backed securities. Collateralized mortgage obligations and mortgage-backed securities consist of various types of securities issued by the major secondary market issuers including Ginnie Mae, Fannie Mae and Freddie Mac, as well as a variety of private issuers. The portfolio includes securities with a wide variety of structures including variable rate and fixed rate securities, including many hybrid securities with balloon terms.

     Mortgage-backed securities generally yield less than the loans that underlie these securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. However, mortgage-backed securities are more liquid than individual mortgage loans and may be used as collateral for our borrowings. In general, mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, Ginnie Mae or private issuers that rate AA or better are weighted at not more than 20% for risk-based capital purposes, compared to 50% risk weighting assigned to most non-securitized residential mortgage loans.

     While mortgage-backed securities carry a reduced credit risk as compared to whole loans, they remain subject to the risk of a fluctuating interest rate environment. Along with other factors, such as the geographic distribution of the underlying mortgage loans, changes in interest rates may alter the prepayment rate of those mortgage loans and affect both prepayment rates and value of mortgage-backed securities.

     While mortgage related securities have maturities as stated in the accompanying tables, average maturities may be significantly shorter based on interest rates and underlying loan prepayments. Based on interest rates and market prepayment assumptions as of March 31, 2001, the estimated average life of our fixed rate mortgage backed security portfolio was 10.1 years and of our fixed rate collateralized mortgage obligation portfolio was 17.6 years.

     As discussed above, we have sought to utilize our strong equity position to enhance our earnings and return on equity by using Federal Home Loan Bank advances, reverse repurchase agreements and other borrowings to fund the purchase of higher yielding investment securities. In this regard, our mortgage-backed securities portfolio has been effective in leveraging our strong capital and increasing net earnings levels. Collateralized mortgage obligations and mortgage-backed securities and other securities will continue to be purchased in the future with the same general objectives.

     Mortgage-Backed Securities and Mortgage-Related Securities. The following table discloses the amortized cost and fair value of our mortgage-backed and mortgage-related securities, all of which are classified as available for sale as of the dates indicated. Since 1994, all mortgage-backed and mortgage-related securities have been classified as available for sale.

                                        At March 31,           -------------------------------
                                            2001                              2000
                             ------------------------------    -------------------------------
                             Amortized   Percent of  Market    Amortized   Percent of  Market
                               Cost        Total      Value      Cost        Total      Value
                             ---------   ----------  ------    ---------   ----------  -------
                                                 (Dollars In Thousands)
Mortgage-backed
   securities available
   for sale:
Ginnie Mae.................    $ 43,474    14.30%    $ 42,925    $ 85,700    22.33%   $ 82,171
Fannie Mae.................      43,126    14.18       42,715      52,832    13.77      50,783
Freddie Mac................       4,165     1.37        4,185      25,043     6.53      24,355
Other......................           -        -            -           -        -           -

Collateralized mortgage
   obligations available
   for sale:
Fannie Mae.................      69,927    23.00       69,854      78,831    20.55      77,777
Freddie Mac................      79,396    26.11       79,175      70,513    18.38      69,369
Other......................      60,447    19.88       58,361      67,198    17.52      59,946
Ginnie Mae.................       3,517     1.16        3,522       3,518     0.92       3,306
                               --------   ------     --------    --------   ------    --------

   Total...................    $304,052   100.00%    $300,737    $383,635   100.00%   $367,707
                               ========   ======     ========    ========   ======    ========

                                                      At September, 30
                             -----------------------------------------------------------------
                                            1999                              1998
                             ------------------------------    -------------------------------
                             Amortized   Percent of  Market    Amortized   Percent of  Market
                               Cost        Total      Value      Cost        Total      Value
                             ---------   ----------  ------    ---------   ----------  -------
Mortgage-backed
   securities available
   for sale:
Ginnie Mae.................    $ 81,651    22.01%    $ 77,919    $ 10,564     4.24%   $ 10,547
Fannie Mae.................      64,839    17.49       62,536      45,591    18.30      45,602
Freddie Mac................      24,357     6.57       23,785      22,498     9.03      22,667
Other......................           -        -            -       1,970     0.79       1,905

Collateralized mortgage
   obligations available
   for sale:
Fannie Mae.................      61,621    16.62       60,528      81,894    32.88      82,682
Freddie Mac................      60,493    16.32       59,464      42,180    16.93      42,660
Other......................      74,288    20.04       68,950      44,413    17.83      44,772
Ginnie Mae.................       3,504     0.95        3,316           -        -           -
                               --------   ------     --------    --------   ------    --------

   Total...................    $370,753   100.00%    $356,498    $249,110   100.00%   $250,835
                               ========   ======     ========    ========   ======    ========

                                                     At September 30,
                             -----------------------------------------------------------------
                                            1997                              1996
                             ------------------------------    -------------------------------
                             Amortized   Percent of  Market    Amortized   Percent of  Market
                               Cost        Total      Value      Cost        Total      Value
                             ---------   ----------  ------    ---------   ----------  -------
                                                   (Dollars In Thousands)
Mortgage-backed
   securities available
   for sale:
Ginnie Mae.................    $  5,074     3.94%    $  5,057    $  2,997     3.39%   $  2,945
Fannie Mae.................      23,280    18.10       23,247       6,323     7.16       6,281
Freddie Mac................       6,423     4.99        6,426       4,546     5.15       4,584

Collateralized mortgage
   obligations available
   for sale:
Fannie Mae.................      45,672    35.51       45,805      28,481    32.23      28,027
Freddie Mac................      37,941    29.50       38,138      28,246    31.97      28,153
Other......................      10,240     7.96       10,324      17,758    20.10      17,716
                               --------   ------     --------    --------   ------    --------
   Total...................    $128,630   100.00%    $128,997    $ 88,351   100.00%   $ 87,706
                               ========   ======     ========    ========   ======    ========

     Federal Home Loan Bank Stock. Every federally insured financial institution that borrows funds from a Federal Home Loan Bank as a source of liquidity is required to invest in the stock of that Federal Home Loan Bank. The institution's investment in Federal Home Loan Bank stock, along with other assets of the institution, is then pledged as collateral for the advances. As of March 31, 2001, we owned approximately $12.7 million of stock in the Federal Home Loan Bank of Atlanta.


Sources of Funds

     Deposits (both retail and wholesale), borrowings, securities under agreements to repurchase, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investments securities and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Deposits. At March 31, 2001, our total deposits amounted to $185.2 million, of which $144.3 million were retail deposits and $40.9 million were wholesale deposits. Wholesale deposits consist of brokered certificates of deposit and/or funds on deposit from credit unions. At September 30, 2000, our retail deposits totaled $144.5 million, or 52.7% of total deposits, and our wholesale deposits totaled $129.9 million, or 47.3% of total deposits.

     Retail Deposits. We offer a variety of deposit products to meet the needs of retail and business customers. We currently offer non-interest bearing demand accounts, interest bearing demand accounts (NOWs), savings passbook and statement accounts, money market accounts and certificates of deposits. Deposit products are developed to meet the needs of our targeted markets. At this point no new deposit products are anticipated post reorganization.

     Our deposit flows are influenced by a number of factors including:

     .    general and local economic conditions;

     .    the perceived strength of the stock and stock mutual fund market;

     .    prevailing interest rates; and

     .    competition.

Our retail deposits are primarily obtained from areas surrounding our offices. To attract and retain deposits, we utilize a strategy that incorporates competitive pricing with high quality service and the development of long term relationships. We determine our deposit rates by evaluating our competition's pricing, the cost of Federal Home Loan Bank borrowings, rates on U.S. Treasury securities and other related funds.

     As of March 31, 2001 and September 30, 2000, demand deposits, NOW deposits, savings, and money market accounts represented 25.1% and 15.3% of total retail deposits respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Net Interest Income" for information relating to the average balances and costs of our deposit accounts for the six months ended March 31, 2001 and the years ended September 30, 2000, 1999, and 1998. We expect that the composition of our retail deposit base will expand to reflect the planned expansion of our retail branch network and that our transaction accounts will increase as a result of our increased marketing efforts related to such accounts within our targeted market area.

     Wholesale Deposits. Our wholesale deposits consist of brokered deposits and/or funds on deposit from credit unions. CharterBank solicits brokered certificates of deposit with terms of less than two years to increase liquidity through deposit brokers. A deposit broker is broadly defined as any person engaged in the business of placing deposits, or facilitating the placement of deposits, of third parties with insured depository institutions. CharterBank obtains brokered deposits through major securities brokers. The fees paid in connection with the brokered deposits are amortized over the life of the deposit and are included in interest expense. CharterBank obtains credit union deposits by placing rates on a rate service. CharterBank pays to advertise its rates with the third party. Credit unions with an interest in depositing funds with CharterBank contact CharterBank directly.

     Legal title to these brokered deposits is held in street name. These certificates of deposit are actively traded based on prevailing interest rates, and ownership changes hands on a daily basis and are held by a broker in "street name." We had no brokered deposits as of March 31, 2001. At September 30, 2000, our brokered certificates of deposit totaled $89.3 million, or 32.5% of total deposits, with a weighted average interest rate of 5.96%.

     Wholesale deposits of approximately $40.9 million are scheduled to mature during the next several quarters. The balances of our wholesale deposits are more volatile than retail deposits. As wholesale deposits mature, these deposits are less likely to remain with CharterBank, as compared to the relatively stable balances of our core retail deposit base. While we expect our retail deposit base to increase in the next several years, the maturities of our brokered deposits will most likely outpace the growth of our retail deposit base. Accordingly, we plan to utilize either borrowed funds or increase the balances of our wholesale certificates of deposit to fund loans.

     At March 31, 2001, our credit union certificates of deposit totaled $40.9 million, or 22.1% of total deposits. At September 30, 2000, our credit union certificates of deposit totaled $40.5 million, or 14.8% of total deposits.

     Deposit Distribution Weighted Average. The following table sets forth the distribution of our deposit accounts, by account type, at the dates indicated.

                                       At March 31,             ----------------------------
                                           2001                            2000
                               -----------------------------    ----------------------------
                                                    Weighted                        Weighted
                                                    Average                          Average
                                Amount    Percent    Rates      Amount    Percent     Rates
                               --------   -------   --------    ------    -------   --------
                                                   (Dollars in thousands)
Retail:
 Non-certificated accounts:
  Non-interest bearing
   demand deposits (1).....    $  8,715     4.71%        -%    $  8,060     2.94%        -%
  NOW deposits.............      14,449     7.80      1.79       13,962     5.09      1.95
  Savings deposits.........       8,328     4.50      1.99        8,386     3.06      1.99
  Money market deposits....      15,015     8.11      4.45       11,440     4.17      5.42
                               --------   ------               --------   ------
 Total non-certificated
  accounts.................      46,507    25.12      2.35       41,848    15.25      2.53

 Certificates of deposit:
  Due within 1 year........      74,984    40.49      5.81       77,076    28.09      5.74
  Over 1 year through 3
   years...................      16,979     9.17      6.07       19,204     7.00      6.08
  Over 3 years.............       5,819     3.14      6.40        6,418     2.34      6.32
                               --------   ------               --------   ------
Total retail certificates
 of deposit................      97,782    52.80      5.89      102,698    37.43      5.76
                               --------   ------               --------   ------
  Total retail deposits....     144,289    77.92      4.75      144,546    52.68      4.83
                               --------   ------               --------   ------

Wholesale:
 Certificates of deposit
 Due within 1 year.........      37,324    20.15      6.93      125,166    45.62      6.13
 Over 1 year through 3
  years....................       3,574     1.93      6.95        4,659     1.70      6.55
 Over 3 years..............           -        -         -            -        -         -
                               --------   ------               --------   ------
 Total wholesale:..........      40,898    22.08      6.93      129,825    47.32      6.15
                               --------   ------               --------   ------
  Total certificate
   accounts................     138,680    74.88      6.20      232,523    84.75      5.98
                               --------   ------               --------   ------
  Total deposit accounts...    $185,187   100.00%     5.23%    $274,371   100.00%     5.48%
                               ========   ======               ========   ======

                                                          At September 30,
                               --------------------------------------------------------------
                                            1999                            1998
                               -----------------------------    -----------------------------
                                                    Weighted                         Weighted
                                                     Average                          Average
                                Amount    Percent     Rates     Amount    Percent      Rates
                               --------   -------   --------    ------    -------    --------
Retail:
 Non-certificated accounts:
  Non-interest bearing
   demand deposits (1).....    $  8,704     3.08%        -%    $  2,608     1.92%        -%
  NOW deposits.............      14,495     5.12      2.00        5,169     3.81      2.42
  Savings deposits.........       8,789     3.11      2.49        7,345     5.42      2.68
  Money market deposits....       9,686     3.42      4.10        6,160     4.54      4.08
                               --------   ------               --------   ------
 Total non-certificated
  accounts.................      41,674    14.73      2.17       21,282    15.69      2.69

 Certificates of deposit:
  Due within 1 year........      87,533    30.93      5.07       63,435    46.78      5.73
  Over 1 year through 3          18,755     6.63      5.45       12,363     9.12      5.69
   years...................
  Over 3 years.............       5,769     2.04      5.43        3,728     2.75      5.53
                               --------   ------               --------   ------
Total retail certificates
 of deposit................     112,057    39.60      5.09       79,526    58.64      5.71
                               --------   ------               --------   ------
  Total retail deposits....     153,731    54.33      4.30      100,808    74.34      5.08
                               --------   ------               --------   ------

Wholesale:
 Certificates of deposit
 Due within 1 year.........      84,206    29.76      5.25       26,782    19.75      5.94
 Over 1 year through 3
  years....................      44,929    15.88      5.22        7,922     5.84      5.99
 Over 3 years..............          99        -      6.13           99        -      6.13
                               --------   ------               --------   ------
 Total wholesale:..........     129,234    45.67      5.24       34,803    25.66      5.95
                               --------   ------               --------   ------
  Total certificate
   accounts................     241,291    85.27      5.17      114,329    84.31      5.79
                               --------   ------               --------   ------
  Total deposit accounts...    $282,965   100.00%     4.80%    $135,611   100.00%     5.26%
                               ========   ======               ========   ======

_________________________

(1)   Includes mortgagors' escrow payments.

     Deposit Flow. The following table summarizes the deposit activity of the Bank for the periods indicated.

                                      Six Months Ended
                                         March 31,           For the Years Ended September 30,
                                     ------------------      ---------------------------------
                                        2001      2000         2000         1999        1998
                                     --------   --------     --------     --------    --------
                                                     (Dollars in thousands)
Balance at beginning of period...    $274,371   $282,965     $282,965     $135,611    $ 89,889
Net (decrease) increase before
   interest credited.............     (93,664)   (14,804)     (17,679)     142,798      42,917
Interest credited................       4,480      3,788        9,085        4,556       2,805
                                     --------   --------     --------     --------    --------
Balance at end of period.........    $185,187   $271,949     $274,371     $282,965    $135,611
                                     ========   ========     ========     ========    ========
   Total (decrease) increase in
       deposit accounts..........    $(89,184)  $(11,016)    $ (8,594)    $147,354    $ 45,722
                                     ========   ========     ========     ========    ========

Percentage (decrease) increase...      (32.50)%    (3.89)%      (3.04)%     108.66%      50.86%


     C.D. Maturities. At March 31, 2001, we had $33.2 million in certificates of deposits with balances of $100,000 and over maturing as follows:

                                                  Weighted
                                                   Average
           Maturity Period               Amount     Rate
--------------------------------------  --------  --------
                                          (In thousands)
Retail:
Three months or less..................   $ 6,885    6.16%
Over three months through six months..     6,621    6.09
Over six months through 12 months.....     5,920    5.99
Over 12 months........................     6,112    6.67
                                         -------    ----
   Total..............................   $25,538    6.23%
                                         =======    ====

Wholesale:

Three months or less..................   $ 4,600    7.31%
Over three months through six months..       600    6.51
Over six months through 12 months.....     1,500    6.65
Over 12 months........................     1,000    6.93
                                         -------    ----
   Total..............................   $ 7,700    7.07%
                                         =======    ====

Total.................................   $33,238    6.42%
                                         =======    ====

     C.D. Balances by Rates. The following table sets forth, by interest rate ranges, information concerning our certificates of deposit at the dates indicates.

                                                    At March 31, 2001
                           -----------------------------------------------------------------------
                                                   Period To Maturity
                           -----------------------------------------------------------------------
                           Less than      One to       Two to     More Than             Percent of
                            One Year    Two Years   Three Years  Three Years   Total       Total
                           ---------    ---------   -----------  -----------   -----    ----------
                                                (Dollars in Thousands)
Retail:
   4.00% and below..        $     -     $     -       $    -       $    -     $     -          -
   4.01% to 5.00%...          6,160         930          292          365       7,747       7.92%
   5.01% to 6.00%...         38,480       4,617        2,629        1,220      46,946      48.01
   6.01% to 7.00%...         29,532       4,842        2,910        3,989      41,273      42.21
   7.01% and above..            812         285          474          245       1,816       1.86
                            -------     -------       ------       ------     -------     ------
       Total........        $74,984     $10,674       $6,305       $5,819     $97,782     100.00%
                            =======     =======       ======       ======     =======     ======
Wholesale:
   4.00% and below..              -           -            -            -           -          -
   4.01% to 5.00%...             99           -            -            -          99        .24%
   5.01% to 6.00%...          6,802         298            -            -       7,100      17.36
   6.01% to 7.00%...          5,876       1,290          199            -       7,365      18.01
   7.01% and above..         24,547       1,787            -            -      26,334      64.39
                            -------     -------       ------       ------     -------     ------
       Total........        $37,324     $ 3,375       $  199       $    -     $40,898     100.00%
                            =======     =======       ======       ======     =======     ======


     Borrowings. In addition to deposits, borrowings from the Federal Home Loan Bank and securities sold under agreements to repurchase provide an additional source of funds to finance our lending and investing activities. We also utilize borrowings to leverage our capital position. At March 31, 2001, our total borrowings totaled $352.3 million, as compared to $352.2 million at September 30, 2000. Our utilization of borrowings has contributed to our profitability and we will continue to employ borrowings as a source of funds. At the same time, we will consider whether to undertake future borrowings as a source of funds only after a complete review of numerous relevant factors including:

     .    the potential interest spread and risks involved;

     .    analysis of the current and anticipated interest rate environment;

     .    the current and expected levels of our deposit base; and

     . various other risk factors associated with using borrowings as a source of funds.

     Federal Home Loan Bank Advances. At March 31, 2001, our outstanding FHLB advances totaled $236.7 million, as compared to $234.7 million at September 30, 2000. At March 31, 2001, CharterBank had pledged, under a specific collateral lien with the Federal Home Loan Bank of Atlanta:

     . all stock of the Federal Home Loan Bank of Atlanta held by CharterBank;

     . certain qualifying first mortgage loans with unpaid principal balances totaling $147.1 million; and

     . certain mortgage-backed securities, collateralized mortgage obligations, corporate securities, and U.S. Government Agency securities with an aggregate fair value of $125.6 million.

     At March 31, 2001, CharterBank has available lines of credit commitments with the FHLB totaling $280.5 million, of which $236.8 million was advanced and $43.7 million was available at March 31, 2001.

     Securities Sold Under Agreements to Repurchase. We had approximately $115.6 million and $117.5 million of securities sold under agreements to repurchase outstanding at March 31, 2001 and September 30, 2000, respectively. The securities sold under agreement to repurchase at March 31, 2001 are secured by certain mortgage-backed securities, collateralized mortgage obligations, and U.S. Government Agency securities with an aggregate fair market value, including accrued interest of $122.0 million, as compared to $124.4 million at September 30, 2000. All securities sold under the agreements to repurchase are under our control. The repurchase agreements at March 31, 2001 and September 30, 2000 have maturities of less than 90 days and provide for the purchase of identical securities and specify delivery of the underlying securities to an approved custodian.

     The following table sets forth information concerning balances and interest rates on the Bank's Federal Home Loan Bank advances and securities sold under agreement to repurchase at the dates and for the periods indicated.


                                                 At or for the Six
                                                   Months Ended
                                                     March 31,               At or for the Year Ended September 30,
                                             --------------------------      --------------------------------------
                                                2001             2000           2000          1999          1998
                                             ---------         --------      ---------      --------      ---------
                                                                  (Dollars in thousands)
Federal Home Loan Bank advances:
   Average balance outstanding........        $239,517         $235,151       $239,921      $189,030      $175,881
   Maximum amount outstanding at any
       month-end during the period....         254,000          255,650        260,500       206,900       197,000
   Balance outstanding at end of
       the period.....................         236,750          237,500        234,750       205,650       197,000
   Weighted average interest rate
       during the period..............            6.26%            5.76%          6.25%         4.61%         5.07%
   Weighted average interest rate at
       end of period..................            5.83%            6.11%          6.32%         5.34%         4.80%

Securities sold under agreements
   to repurchase:
   Average balance outstanding........        $130,281         $107,827       $122,726      $ 60,135      $ 59,660
   Maximum amount outstanding at any
       month-end during the period....         157,963          137,127        153,308       111,320       127,765
   Balance outstanding at end of
       the period.....................         115,555          137,127        117,469       107,217        91,638
   Weighted average interest rate
       during the period..............            6.49%            6.09%          6.64%         5.42%         5.82%
   Weighted average interest rate at
       end of period..................            5.54%            5.11%          6.76%         5.54%         5.67%


     Current and Planned Sources of Funds. As discussed above, we expect to continue to rely on a combination of both retail and wholesale deposits to fund our operations. We will seek to grow the retail component of our funding structure, while reducing our dependence on brokered deposits as a source of funds. In this regard, the Auburn market, where we expect to open a branch in October 2001, offers a larger, higher growth market, than our current market area. In addition, our planned branch expansion within our targeted market area and the on-going establishment of smaller retail facilities and ATMs should enhance our ability to attract retail deposits.

     While we will attempt to reduce our reliance on wholesale deposits in the long term, the maturities of our brokered deposits and the growth of our loan portfolio will most likely outpace the growth of our retail deposit base over the next several years. Thus, wholesale deposits and borrowings will continue to remain a significant source of funds for CharterBank in the near term. In addition to deposits and borrowings, other significant sources of funds include liquidity, loan repayments, maturing investments and retained earnings.

Investment in Limited Partnerships

     In 1997, CharterBank purchased interests in two limited partnerships, which were formed to acquire mortgage servicing rights for $7.0 million. CharterBank was allocated approximately 12% and 21% of the respective earnings or losses of these two partnerships. During 1998, CharterBank wrote off its entire limited partnership investment of $2.0 million in the partnership for which it had a previous 12% interest and recorded a $3.7 million valuation allowance relating to its $5.0 million limited partnership investment for which it has a 21% interest. For the six months ended March 31, 2001, CharterBank recognized $(71,615) equity in the net earnings (loss) of the limited partnerships, and $(28,602) and $448,000 for the years ended September 30, 2000 and 1999, respectively. CharterBank's current equity investment in the limited partnership is approximately $1.8 million. See Note 11 of the Notes to Consolidated Financial Statements for further discussion of the limited partnership interest.

Properties

     We currently conduct our business through four full-service banking offices and three loan production offices. We are also in the process of building a new facility located in Auburn, Alabama. We anticipate that occupancy of the building will occur by October, 2001. The estimated cost is approximately $2.5 million (including approximately $500,000 used to purchase the land upon which the branch is being built). The Auburn loan production office is qualified to accept deposits but is actively soliciting only loan customers for noncash deposits until the full-service facility is open. As of March 31, 2001, the properties and leasehold improvements owned by us had an aggregate net book value of $2.0 million.

                                                       Year of Lease
                                                         or License     Deposits as of
          Location             Ownership  Year Opened  Expiration(1)    March 31, 2001
---------------------------    ---------  -----------  -------------    --------------
                                                                        (In thousands)
Administrative/Main Office:
600 Third Avenue                 Owned        1965                 -        $94,332
West Point, Georgia

Branch Offices:
300 Church Street                Owned        1976                 -         23,184
LaGrange, Georgia

3500 20/th/ Avenue(2)            Leased       1963           7/31/08         61,020
Valley, Alabama

91 River Road(2)                 Owned        1989                 -          6,313
Valley, Alabama

Auburn, Alabama(3)               Owned        2001                 -              -
Loan Production Offices:
15 Ruth Drive, Suite C           Leased       1993          Month-to-             -
Newnan, Georgia                                                Month

118-C Enterprise Court           Leased       1993           10/31/01             -
Columbus, Georgia

Airport Plaza                    Leased       1994          Month-to-           338
Auburn, Alabama(3)                                             Month

___________________

(1) Lease expiration dates assume all options to extend lease terms are exercised.
(2) Includes time period operated by Citizens National Bank prior to the Citizens acquisition.

(3) Target opening date of October 2001, for the permanent branch but are authorized to accept deposits in loan production office where we are accepting deposits. We are not aggressively pursuing deposits.

Legal Proceedings

     We are not involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. We believe that these routine legal proceedings, in the aggregate, are immaterial to our financial condition and results of operations.


Personnel


     As of March 31, 2001, CharterBank had 124 full-time equivalent employees. The employees are not represented by a collective bargaining unit, and we consider our relationship with our employees to be excellent.


Subsidiary Activities

     CharterBank has one subsidiary Charter Holdings, Inc. Charter Holdings is a Georgia corporation whose sole purpose is to own all of the outstanding stock of Charter Insurance Company, a Hawaiian corporation. Charter Insurance Company was incorporated for the purpose of engaging in mortgage reinsurance activities and commenced activities in December 2000. After the reorganization, Charter Insurance Company will be a subsidiary of Charter Financial and Charter Holding will be dissolved.


Charitable Activities

     CharterBank has also created The Charter Foundation, Inc., an Alabama non-stock tax qualified not-for-profit corporation incorporated in 1994. The purpose of The Charter Foundation is to make grants to the local community to improve the quality of life. CharterBank has donated $5.0 million of Freddie Mac common stock and approximately $200,000 of real estate since The Charter Foundation's formation in 1994. By contributing shares of Freddie Mac stock to The Charter Foundation, CharterBank recognizes any gain, which is exempt from income taxes, on the disposition of the stock, while receiving a tax benefit in the way of a deduction as a contribution expense of the total fair market value of any Freddie Mac stock donated to the foundation. CharterBank has charitable contribution carryovers aggregating approximately in $1.7 million at September 30, 2000 for tax reporting purposes.

                         BUSINESS OF CHARTER FINANCIAL

     Charter Financial has not engaged in any business to date. Upon completion of the reorganization, Charter Financial will own CharterBank. Charter Financial will retain up to 50% of the net proceeds from the offering. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

     Immediately after consummation of the reorganization, it is expected that the only business activities of Charter Financial will include holding all of the outstanding common stock of CharterBank, funding a loan to the ESOP from the proceeds of capital raised in the offering, and contributing 50% of the net proceeds from the offering to CharterBank as additional capital. Charter Financial will also hold 1.7 million shares of Freddie Mac common stock and will be the parent corporation to Charter Insurance Company (in addition to CharterBank) following the reorganization. Charter Insurance Company will hold 400,000 shares of Freddie Mac common stock following the reorganization.
Charter Financial may use the net proceeds retained by it to pay dividends to stockholders and to repurchase shares of its common stock. In the future, however, Charter Financial as the holding company of CharterBank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in CharterBank. There are no plans for any additional capital issuance, merger or acquisition, or other diversification of the activities of Charter Financial at the present time.

     Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends Charter Financial receives from CharterBank. Initially, Charter Financial will neither own nor lease any property, but will instead use the premises, equipment and furniture of CharterBank. At the present time, we intend to employ only persons who are officers of CharterBank to serve as officers of Charter Financial. We will however, use the support staff of CharterBank from time to time. These persons will not be separately compensated by Charter Financial. Charter Financial will hire additional employees, as appropriate, to the extent it expands its business in the future. See "How We Intend to Use the Proceeds from the Offering."

                REGULATION OF CHARTERBANK AND CHARTER FINANCIAL

General

     Charter Financial and First Charter, MHC, will be regulated as savings and loan holding companies by the Office of Thrift Supervision. CharterBank, as a federal stock savings bank, will continue to be subject to the regulation, examination and supervision by the Office of Thrift Supervision. CharterBank must file reports with the Office of Thrift Supervision concerning its activities and financial condition. Charter Financial and First Charter, MHC will also be required to file reports with, and otherwise comply with the rules and regulations of the Office of Thrift Supervision. Charter Financial will also be required to file reports with, and otherwise comply with, the rules and regulations of the SEC under the federal securities laws.

     On November 12, 1999, President Clinton signed into law landmark financial services legislation, titled the Gramm-Leach-Bliley Act ("GLB Act"). The GLB Act repeals depression-era laws restricting affiliations among banks, securities firms, insurance companies and other financial services providers. The impact of the GLB Act on Charter Financial, CharterBank and First Charter, MHC, where relevant, is discussed throughout the regulation section below.

     Any change in such laws and regulations, whether by the Office of Thrift Supervision, the FDIC, or through legislation, could have a material adverse impact on Charter Financial and CharterBank and their operations and stockholders.


Federal Banking Regulation

     Activity Powers. CharterBank derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, CharterBank may invest in mortgage loans secured by residential and commercial real estate; commercial and consumer loans; certain types of debt securities; and certain other assets. CharterBank may also establish service corporations that may engage in activities not otherwise permissible for CharterBank, including certain real estate equity investments and securities and insurance brokerage.
CharterBank's authority to invest in certain types of loans or other investments is limited by federal law.

     Loans-to-One-Borrower Limitations. CharterBank is generally subject to the same limits on loans to one borrower as a national bank. With specified exceptions, CharterBank's total loans or extensions of credit to a single borrower cannot exceed 15% of CharterBank's unimpaired capital and surplus which does not include accumulated other comprehensive income. CharterBank may lend additional amounts up to 10% of its unimpaired capital and surplus, if the loans or extensions of credit are fully-secured by readily-marketable collateral. CharterBank currently complies with applicable loans-to-one-borrower limitations.

     QTL Test. Under federal law, CharterBank must comply with the qualified thrift lender, or "QTL" test. Under the QTL test, CharterBank is required to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least nine months of the most recent 12-month period. "Portfolio assets" means, in general, CharterBank's total assets less the sum of:

     .    specified liquid assets up to 20% of total assets;

     .    goodwill and other intangible assets; and

     .    the value of property used to conduct CharterBank's business.


     "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of CharterBank's portfolio assets. Recent legislation broadened the scope of "qualified thrift investments" to include 100% of an institution's credit card loans, education loans and small business loans. CharterBank may also satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code of 1986. CharterBank met the QTL test at March 31, 2001, and in each of the prior 12 months, and, therefore, qualifies as a thrift lender. For purposes of calculating compliance with the QTL test, we use the cost basis of our investment of our Freddie Mac stock, rather than the current market value of the stock.

     If CharterBank fails the QTL test it must either operate under certain restrictions on its activities or convert to a bank charter.

     Capital Requirements. Office of Thrift Supervision regulations require CharterBank to meet three minimum capital standards:

     (1) a tangible capital ratio requirement of 1.5% of total assets, as adjusted under the Office of Thrift Supervision regulations;

     (2) a leverage ratio requirement of 3% of core capital to such adjusted total assets, if a savings association bas been assigned the highest composite rating of 1 under the Uniform Financial Institutions Ratings System; and

     (3) a risk-based capital ratio requirement of 8% of core and supplementary capital to total risk-weighted assets.

     The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining compliance with the risk-based capital requirement, CharterBank must compute its risk-weighted assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulation based on the risks that the Office of Thrift Supervision believes are inherent in the type of asset.

     Tangible capital is defined, generally, as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings and minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights) and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in supplementary capital. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.


     At March 31, 2001, CharterBank met each of its capital requirements.

     Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), as implemented by Office of Thrift Supervision regulations, CharterBank has a continuing and affirmative obligation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for CharterBank nor does it limit its discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Office of Thrift Supervision, in connection with its examination of CharterBank, to assess CharterBank's record of meeting the credit needs of its community and to take the record into account in its evaluation of certain applications by CharterBank. The CRA also requires all institutions to make public disclosure of their CRA ratings. CharterBank received a "Satisfactory" CRA rating in its most recent examination.

     CRA regulations rate an institution based on its actual performance in meeting community needs. In particular, the system focuses on three tests:

     . lending test, to evaluate the institution's record of making loans in its assessment areas;

     . an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and

     . a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     Transactions with Related Parties. CharterBank's authority to engage in transactions with its "affiliates" is limited by the Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). In general, these transactions must be on terms which are as favorable to CharterBank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of CharterBank's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from CharterBank. In addition, the Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

     CharterBank's authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of CharterBank's capital. In addition, extensions of credit in excess of certain limits must be approved by CharterBank's Board of Directors.

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations, including CharterBank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     Standards For Safety And Soundness. Under federal law, the Office of Thrift Supervision has adopted, a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings standards, and compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines.

     In addition, the Office of Thrift Supervision adopted regulations that authorize, but do not require, the Office of Thrift Supervision to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan or fails in any material respect to implement an accepted plan, the Office of Thrift Supervision must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of federal law. If an institution fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such order in judicial proceedings and to impose civil money penalties.

     Limitation on Capital Distributions. The Office of Thrift Supervision imposes various restrictions or requirements on CharterBank's ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file an application or a notice with the Office of Thrift Supervision at least 30 days before making a capital distribution. CharterBank must file an application for prior approval if:

     .    it is not eligible for expedited treatment;

     . the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to CharterBank's net income for that year plus CharterBank's retained net income for the previous two years;

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

     .    it would not adequately be capitalized after the distribution; or

     . the distribution would violate an agreement with the Office of Thrift Supervision or applicable regulation.

     CharterBank will be required to file a capital distribution notice or application with the Office of Thrift Supervision before paying Charter Financial a dividend. The Office of Thrift Supervision may disapprove of a notice or application if:

     .     CharterBank would be undercapitalized following the distribution;

     . the proposed capital distribution raises safety and soundness concerns; or

     . the capital distribution would violate a prohibition contained in any statute, regulation or agreement.





     Liquidity. CharterBank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.




     Prompt Corrective Action Regulations. Under the Office of Thrift Supervision prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of the following four categories based on the association's capital:

     .     well capitalized;

     .     adequately capitalized;

     .     undercapitalized; and

     .     critically undercapitalized.


     At March 31, 2001, CharterBank met the criteria for being considered "well-capitalized."

     When appropriate, the Office of Thrift Supervision can require corrective action by a savings association holding company under the "prompt corrective action" provisions of federal law.

     Insurance of Deposit Accounts. CharterBank is a member of the Savings Association Insurance Fund, and CharterBank pays its deposit insurance assessments to the SAIF. The FDIC also maintains another insurance fund, the Bank Insurance Fund, which primarily insures the deposits of banks and state chartered savings banks.

     Under federal law, the FDIC established a risk based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the quarter ending three months before the beginning of

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

the assessment period. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the regulation, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates currently range from 0.0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concern). The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%.

     In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payment on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the Financing Corporation bonds mature in 2017.


     Federal Home Loan Bank System. CharterBank is a member of the Federal Home Loan Bank of Atlanta, which is one of the regional Federal Home Loan Banks making up the Federal Home Loan Bank System. Each Federal Home Loan Bank provides a central credit facility primarily for its member institutions. CharterBank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Atlanta in an amount equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home-purchase contracts and similar obligations, but not less than $500 or 5% of outstanding advances. CharterBank was in compliance with this requirement with an investment in the capital stock of the Federal Home Loan Bank of Atlanta at March 31, 2001, of $12.7 million. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long term advances may be obtained only for the purpose of providing funds for residential housing finance.

     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, CharterBank's net interest income would be affected.

     Under the GLB Act, membership in the Federal Home Loan Bank System is now voluntary for all federally-chartered savings associations, such as CharterBank. The GLB Act also replaces the existing redeemable stock structure of the Federal Home Loan Bank System with a capital structure that requires each Federal Home Loan Bank to meet a leverage limit and a risk-based permanent capital requirement. Two classes of stock are authorized: Class A (redeemable on 6-months notice) and Class B (redeemable on 5-years notice).

     Prohibitions Against Tying Arrangements. Federal savings banks are subject to the prohibitions of 12 U.S.C. (S) 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

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

Federal Reserve System

     Under Federal Reserve Board regulations, CharterBank is required to maintain non-interest-earning reserves against its transaction accounts. The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $42.8 million or less, subject to adjustment by the Federal Reserve Board, and an initial reserve of $1.3 million plus 10%, subject to adjustment by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $42.8 million. The first $5.5 million of otherwise reservable balances, subject to adjustments by the Federal Reserve Board, are exempted from the reserve requirements. CharterBank is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce CharterBank's interest-earning assets, to the extent the requirement exceeds vault cash.


Holding Company Regulation

     Charter Financial and First Charter, MHC will be savings and loan holding companies regulated by the Office of Thrift Supervision. As such, Charter Financial and First Charter, MHC will register with and be subject to Office of Thrift Supervision examination and supervision, as well as certain reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Charter Financial and First Charter, MHC and any of their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve System.

     Restrictions Applicable to Charter Financial. Because Charter Financial will be acquired after May 4, 1999, under the GLB Act it will be prohibited from engaging in non-financial activities. Unitary savings and loan associations acquired before this date are "grandfathered" under the GLB Act and generally have no restrictions on their business activities. Charter Financial's activities, however, will be restricted to:

     . furnishing or performing management services for a savings institution subsidiary of such holding company;

     .    conducting an insurance agency or escrow business;

     . holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

     . holding or managing properties used or occupied by a savings institution subsidiary of such company;

     .    acting as trustee under a deed of trust;

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

     . any other activity (a) that the Federal Reserve Bank ("FRB"), by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956 ("BHC"), unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (b) in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987;

     . purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the Office of Thrift Supervision; and

     .    any activity permissible for financial holding companies under section 4(k) of the BHC.

     Permissible activities which are deemed to be financial in nature or incidental thereto under section 4(k) of the Banking Holding Company Act include:

     . lending, exchanging, transferring, investing for others or safeguarding money or securities;

     . insurance activities or providing and issuing annuities, and acting as principal, agent or broker;

     .    financial, investment or economic advisory services;

     . issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

     .    underwriting, dealing in, or making a market in securities;

     . activities previously determined by the Federal Reserve Board to be closely related to banking;

     . activities that bank holding companies are permitted to engage in outside of the U.S.; merchant banking activities; and

     .    portfolio investments made by an insurance company.

     In addition, Charter Financial cannot be acquired or acquire a company unless the company is engaged solely in financial activities.

     Restrictions Applicable to Activities of Mutual Holding Companies. Under federal law, a mutual holding company may engage only in the following activities:

     .    investing in the stock of a savings institution;

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


     . acquiring a mutual association through the merger of such association into a savings institution subsidiary of such holding company or an interim savings institution subsidiary of such holding company;

     . merging with or acquiring another holding company, one of whose subsidiaries is a savings institution;

     . investing in a corporation the capital stock of which is available for purchase by a savings institution under federal law or under the law of any state where the subsidiary savings institution or association is located; and

     . the permissible activities described above for non-grandfathered savings and loan holding companies.

     If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

     Restrictions Applicable to All Savings and Loan Holding Companies. Federal law prohibits a savings and loan holding company, including Charter Financial and First Charter, MHC, directly or indirectly, from acquiring:

     . control (as defined under HOLA) of another savings institution (or a holding company parent) without prior Office of Thrift Supervision approval;

     . through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior Office of Thrift Supervision approval; or

     . control of any depository institution not insured by the FDIC (except through a merger with and into the holding company's savings institution subsidiary that is approved by the Office of Thrift Supervision).

     A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

     .    in the case of certain emergency acquisitions approved by the FDIC;

     . if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

     . if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings

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

          institution or savings and loan holding company is located or by a holding company that controls such a state chartered association.

     If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test set forth in Section 10(m) of the HOLA and regulations of the Office of Thrift Supervision, the holding company must register with the FRB as a bank holding company under the BHC Act within one year of the savings institution's failure to so qualify.


                                   TAXATION

Federal


     General. For federal income tax purposes, we report income on the basis of a taxable year ending September 30, using the accrual method of accounting, and we are generally subject to federal income taxation in the same manner as other corporations. Following the reorganization, CharterBank and Charter Financial will constitute an affiliated group of corporations and, therefore, will be eligible to report their income on a consolidated basis. CharterBank is not currently under audit by the IRS and has not been audited for the past five years. The last federal audit of CharterBank's federal tax return was related to the fiscal year ended September 30, 1991.

     Distributions. To the extent that we (CharterBank) make "non-dividend distributions" to stockholders, such distributions will be considered to result in distributions from our unrecaptured tax bad debt reserve as of December 31, 1987 (our "base year reserve"), to the extent thereof and then from our supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in our income. Non-dividend distributions include distributions in excess of our current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. Dividends paid out of our current or accumulated earnings and profits will not be included in our income.

     The amount of additional income created from a non-dividend distribution is equal to the lesser of our base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in some situations, approximately one and one-half times the non-dividend distribution would be includible in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. We do not intend to pay dividends that would result in the recapture of any portion of our bad debt reserves.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code"), imposes a tax on alternative minimum taxable income at a rate of 20%. Only 90% of alternative minimum taxable income can be offset by alternative minimum tax net operating loss carryovers of which we currently have none. Alternative minimum taxable income is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. We have been subject to a tax on alternative minimum taxable income during the past five years.

     Elimination of Dividends. Charter Financial may exclude from its income 100% of dividends received from CharterBank as a member of the same affiliated group of corporations.

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

State

     CharterBank currently files and will continue to file Georgia and Alabama income tax returns. Generally, the income of financial institutions in Georgia and Alabama, which is calculated based on federal taxable income, subject to certain adjustments, is subject to both Alabama and Georgia tax. We are not currently under audit with respect to our Georgia or Alabama income tax returns and our state tax returns have not been audited for the past five years.

     Charter Financial will be required to file a Georgia income tax return and will generally be subject to a state income tax rate that is the same tax rate as the tax rate for financial institutions in Georgia.


                                  MANAGEMENT


Shared Management Structure

     Charter Financial's directors and executive officers will be the same as CharterBank's. Although it has no current plans to do so, CharterBank may choose to appoint additional directors in the future. We expect that Charter Financial and CharterBank will continue to have common executive officers until there is a business reason to establish separate management structures.

     To date, CharterBank has compensated its directors and executive officers for their services to the bank. Charter Financial and First Charter, MHC will pay additional compensation to these directors for their services to the holding company. To the extent that Charter Financial uses the services of officers and employees of CharterBank and does not pay additional compensation for those individuals, we expect Charter Financial and First Charter, MHC to reimburse CharterBank for a part of the compensation paid to each executive officer that is proportionate to the amount of time which he or she devotes to performing services for Charter Financial.

Directors

     Composition of our Boards. We have seven directors. Each belongs to one of three classes with staggered three-year terms of office. Classes One, Two and Three have directors whose terms expire in 2001, 2002 and 2003, respectively.
At each of the annual shareholder meetings of Charter Financial, the shareholders will elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Directors of CharterBank will be elected by Charter Financial as its sole stockholder.

     Who Our Directors Are. The following table states our directors' names, their ages as of March 31, 2001, the years when they began serving as directors and the years when their current terms of office as directors will expire:

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

                                                                                Charterbank       Current
                                                                                  Director         Term
Directors               Age(1)                     Position                        Since          Expires
---------------------------------------------------------------------------------------------------------
John W. Johnson, Jr.     80             Chairman of the Board, Director             1954             2001
Robert L. Johnson        47     President, Chief Executive Officer and Director     1986             2002
David Z. Cauble, III     48                        Director                         1996             2002
Jane W. Darden           51                        Director                         1988             2003
William B. Hudson        71                        Director                         1975             2001
Thomas M. Lane           46                        Director                         1996             2003
R. Terry Taunton         51                        Director                         1977             2002


(1)  At March 31, 2001.

     Our Directors' Backgrounds. The business experience for the past five years of each of our directors is as follows:

     John W. Johnson, Jr. Mr. Johnson is the founder of CharterBank and has served as Chairman of the Board since 1954. Mr. Johnson also served as the President of CharterBank from 1954 to 1996. He practiced law in Lanett, Alabama, for over 50 years and served in the Alabama State Senate from 1950 to 1954. Mr. Johnson graduated from the University of Alabama and the University of Alabama School of Law and also served as First Lieutenant in the U.S. Army during World War II. Mr. Johnson is the father of Robert L. Johnson.

     Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of the Bank since 1996. Prior to that time, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer. He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master's Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the Graduate School of Community Bank Management. He is also currently on the boards of Chattahoochee Valley Hospital Society and is Chairman of The Charter Foundation. Mr. Johnson is also affiliated with the West Point Rotary Club. Mr. Johnson is the son of John W. Johnson, Jr.

     David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Mr. Cauble graduated from Washington & Lee University. Other affiliations of Mr. Cauble include: Chairman of Cobb Foundation, Young Presidents' Organization and First United Methodist Church Foundation.

     Jane W. Darden. Mrs. Darden is a homemaker and part-time bookkeeper. She was formerly employed in the banking field for 5 years. She has a B.A. in Psychology from Converse College and she also serves on the Staff-Parish Relations Committee at West Point Methodist Church.

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

     William B. Hudson. Mr. Hudson is an Account Executive for the Robinson-Humphrey Company, a division of Salomon Smith Barney. He has been employed in the brokerage business for the past 37 years. Mr. Hudson graduated from the University of Georgia with a degree in business with Postgraduate studies at Auburn University.

     Thomas M. Lane. Mr. Lane has been the Senior Vice President and Treasurer of West Point Stevens, Inc. since March 2000 and previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for West Point Pepperell, the predecessor of West Point Stevens, Inc. He has been continuously employed in various financial and accounting positions with West Point Pepperell since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976. Currently, he also serves on the board of directors for Junior Achievement.

     R. Terry Taunton. Mr. Taunton is a self-employed owner of Taunton-Emfinger, Inc., a paint, hardware and building supplies business. He is also the President of Taunton-Johnson Corporation, a real estate development corporation established in 1973. Mr. Taunton graduated from Auburn University with a degree in Business Administration.


Meetings of the Board of Directors and Its Committees

     Our Board of Directors meets on a monthly basis and may hold additional special meetings. During 2000, the Board of Directors of CharterBank held 12 regular meetings and five special meetings. The Board of Directors of Charter Financial did not meet in 2000.

     The Board of Directors of CharterBank maintains an Executive, Audit, and Personnel and Compensation Committee.

     The Executive Committee consists of Director Taunton, as the Chair, and two other board members (one of which must be an outside director) who serve on a rotating basis. The Executive Committee meets as needed with the full power of the Board of Directors. The Executive Committee, among other things, is responsible for review, ratification and/or approval of loans that exceed certain threshold amounts. The Executive Committee of CharterBank met 12 times during 2000.

     The Audit Committee consists of Directors Darden, Hudson, Taunton, Lane and Cauble with Director Darden serving as Chair. The Committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants and reviews the work of third parties who function as internal auditors. The Audit Committee of CharterBank met twice during 2000.

     The Personnel and Compensation Committee consists of Directors Hudson, Darden, Taunton, Lane and Cauble with Director Hudson serving as Chair. The committee provides advice and recommendations to the Board in the areas of employee salaries and benefit programs. The Personnel and Compensation Committee of CharterBank met four times during 2000.

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

Director Compensation

     Meeting Fees. CharterBank's practice has been to provide each non-employee director an annual retainer of $8,000. Each committee chairman has been provided a $1,000 additional annual retainer for his or her service as chairman. A fee of $500 has been provided to each director for attendance at each board meeting. Non-employee directors have received a fee of $200 for each stand alone committee meeting and $100 per committee meeting if it is held in conjunction with a board meeting. CharterBank paid fees totaling $74,651 to its non-employee directors for the year ended September 30, 2000.

     CharterBank also provides a $8,000 annual retirement fee to Martha B. Jones who serves as a director emeritus member of the board.

     Effective as of the reorganization, directors of CharterBank will continue to receive the director's fees discussed above and directors of Charter Financial will receive an annual retainer of $2,000. Directors of Charter Financial and First Charter, MHC will also receive a fee of $500 for each board meeting attended.


Executive Officers Who are Not Directors

     Curtis R. Kollar, 49, is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President & Treasurer of CharterBank since 1991 and was named Chief Financial Officer of CharterBank in January of 2001. He has an undergraduate degree from Ohio Wesleyan and an MS in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 16 years experience in the banking field. Current affiliations of Mr. Kollar include: West Point Rotary Club and Keep Troup Beautiful.

     William C. Gladden, 49, has been the Vice President and Secretary of the Bank since 1991. He was also a Director of Charter Federal Savings and Loan from 1988 to 1990. He was the Manager of Telecommunications for West Point Pepperell from 1984 to 1990. Mr. Gladden is a graduate of the National School of Banking and has a B.S. in Management from Georgia Tech, 1976. Current affiliations of Mr. Gladden include: Chambers County Library Board, Troup-Chambers Habitat for Humanity and West Point Rotary Club.

     Bonnie F. Bonner, 44, has been the Assistant Secretary and Secretary to the Board of Directors of the Bank since 1989. She has also served as an Assistant Vice President of CharterBank since 1990. She is a graduate of the National School of Banking. She received her B.S. from Auburn University in 1977. Ms. Bonner's current affiliations include: Historic Chattahoochee Commission, City of Valley Historic Preservation Commission and Sheltering A Vision.

     Lee Washam, 39, has been a Vice President and Senior Credit Officer of CharterBank since April 2000 and was named Executive Vice President in January of 2001. Mr. Washam is the former Executive Vice President of First Flag Bank, LaGrange, Georgia, and has over 17 years of banking experience. Mr. Washam received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam's current affiliations include: LaGrange Noon Lions

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

Club, the Georgia Community Bankers Association, Highland Country Club and New Community Church.

Executive Officer Compensation

     Summary Compensation Table. The following table provides information about the compensation paid to CharterBank's Chief Executive Officer and to the other most highly compensated executive officers whose annual salary and bonus for fiscal year 2000 was at least $100,000.

                                                                  Annual Compensation
                                         -----------------------------------------------------------------
           Name and                                                       Other Annual             LTIP            All Other
      Principal Position         Year     Salary ($)     Bonus ($)     Compensation ($)/(A)/      Payouts       Compensation/(b)/
---------------------------    -------   ------------   ----------   ------------------------  -----------    --------------------
John W. Johnson, Jr.
Chairman                         2000      $ 120,000      $ 38,360              -                 $ 46,313            $ 5,868

Robert L. Johnson, President
and Chief Executive Officer      2000      $ 135,000      $ 47,629              -                 $ 46,313            $ 5,515

___________________________

(a) CharterBank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of the Bank believes that the aggregate value of these benefits for 2000 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.

(b) Includes the following components: (1) employer matching contributions to the CharterBank 401(k) Plan: Mr. John Johnson, $5,250; Mr. Robert Johnson, $5,250 and (2) dollar value of premium payments for life insurance coverage provided by CharterBank: Mr. John Johnson, $618; Mr. Robert Johnson, $265.


Employment Agreements

     Charter Financial and CharterBank each have entered into parallel employment agreements with Mr. Robert Johnson to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years beginning as of the effective date of the reorganization and may be renewed annually after a review of the executive's performance. These agreements provide for a minimum annual salary of $183,000, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

     Charter Financial and CharterBank may terminate the executive's employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years, but not to exceed three times the executive's average annual compensation for the five years preceding
the year in which his employment terminates.   The same severance benefits would
be payable if the executive resigns during the term following:

     .    a loss of title, office or membership on the board of directors;

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

     . material reduction in duties, functions or responsibilities; involuntary relocation of the executive's principal place of employment to a location over 35 miles in distance from CharterBank's principal office in West Point, Georgia and over 35 miles from the executive's principal residence; or

     . other material breach of contract by Charter Financial or CharterBank which is not cured within 30 days.

The employment agreements also provide uninsured death and disability benefits.

     If Charter Financial or CharterBank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an "excess parachute payment" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive,
on excess parachute payments.   Neither Charter Financial nor CharterBank could
claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.


Change of Control Agreements

     CharterBank will enter into a two-year change of control agreement with Bonnie F. Bonner and one-year change of control agreements with Curtis R. Kollar, William C. Gladden, Linda Drummond and Lee Washam. These agreements will be guaranteed by Charter Financial. The term of these agreements is perpetual until CharterBank gives notice of non-extension, at which time the term is fixed for two years in the case of the two year agreements and one year in the case of the one-year agreements.

     Generally, CharterBank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CharterBank or Charter Financial signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer's employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years in the case of officers with a two-year agreement, and one year in the case of officers with a one-year agreement. CharterBank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the board of directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from CharterBank's principal office on the day before the change of control and over 35 miles from the officer's principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

     If CharterBank or Charter Financial experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an "excess parachute payment" under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by CharterBank and Charter Financial for federal income tax purposes.

Benefit Plans

     401 (k) Plan. CharterBank has adopted the 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of CharterBank who have completed at least three months of service. Eligible employees may contribute from 1% to 8% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2000 the limit was $10,500). Under the 401(k) Plan, CharterBank will make a matching contribution equal to 50% of the first 8% of compensation deferred by the participant.

     The 401(k) plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account. One permitted investment is Charter Financial common stock. The plan itself is not an eligible account holder in this initial stock offering. However, participants who are eligible account holders and supplemental eligible account holders may use their subscription rights to purchase stock for their plan accounts. This plan will purchase common stock for other participants in the initial offering, to the extent that shares are available. After the offering, the plan will purchase in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

     Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and will take effect at the completion of the reorganization.


     Charter Financial intends to lend this plan enough money to purchase up to 8.0% of the shares sold in the offering to persons other than First Charter, MHC. If CharterBank's post-reorganization tangible capital does not exceed 10.0%, purchases by the employee stock ownership plan may be limited to 7.0% of the outstanding common stock of Charter Financial.

     Although contributions to this plan will be discretionary, CharterBank intends to contribute enough money each year to make the required principal and interest payments on the loan from Charter Financial. It is expected that this loan will be for a term of 30 years and will call for level annual payments of principal and interest. The plan will initially pledge the shares it purchases as collateral for the loan and hold them in a suspense account.

     The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2001 through 2031. Although the repayment period of the ESOP loan is scheduled over a 30-year term, we anticipate that we may prepay a portion of the principal which would trigger the release of additional ESOP shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

     This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

     The Office of Thrift Supervision has proposed regulations which would permit the ESOP to purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit ESOP purchases in amounts lesser than permitted under the proposal. However, if the Office of Thrift Supervision adopts these proposed regulations, the ESOP may purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, or 7.0% of 49.9% of the outstanding common stock of Charter Financial if CharterBank's post-reorganization tangible capital does not exceed 10.0%. If the proposed regulations are adopted prior to the close of the offering, Charter Financial intends to fund the ESOP with 8% of 49.9% of the outstanding shares of Charter Financial.

     Benefit Restoration Plan. CharterBank has also established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP's benefit formula and the full matching contribution under the 401(k) Plan. Currently, only the Chief Executive Officer has been selected for participation. The restorative payments consist of payments in lieu of shares that cannot be allocated to the participant's account under the ESOP and payments for employer matching contributions that cannot be allocated under the 401(k) Plan due to the legal limitations imposed on tax-qualified plans. Also, in the case of a participant who retires before the repayment in full of the ESOP's loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

     Incentive Compensation Program. CharterBank maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective, pre-established performance goals. The first part of the plan consists of a short term incentive program which rewards short term performance based on the achievement of key operating goals. All exempt, non-commissioned employees who are not covered under another incentive compensation plan are eligible to participate. These short term incentive payments are made either quarterly or annually depending on the employee's job description. The second feature of the incentive compensation plan is a long-term incentive compensation plan for certain officers of CharterBank. This long term incentive plan grants "phantom stock" units to selected employees. Each unit represents a dollar amount that will be paid under a formula at the end of a three year period. In general, a participant whose employment terminates prior to the payout of the units will forfeit his or her shares. In the case of normal or early retirement, as defined under the plan, stock units will be valued at the quarter end following retirement and paid out within 90 days, if the employee has been employed with CharterBank for more than 5 years and is age 55 or older or if the employee has become permanently disabled. In the event of death, stock units will be valued at the quarter end following death and paid to the employee's estate within 90 days. Finally, under a change in control, all participants become fully vested.

     Mutual Fund Option Plan. CharterBank maintains the CharterBank Mutual Fund Option Plan under which certain key employees and directors of CharterBank may be granted options to purchase shares of selected mutual funds at a reduced price. Under this plan, a plan participant may elect to reduce the compensation which would otherwise be received by him during the plan year. The amount of a participant's compensation reduction is converted by means of a formula into an option to purchase selected mutual fund shares at a discounted exercise price. The formula provides that the number of shares subject to each participant compensation reduction option shall be (i) the amount of the compensation reduction divided by (ii) 75% of the fair market value of the shares at the time of grant. The exercise price of the compensation reduction options is 25% of the greater of the fair market value at the time of exercise or the time of grant. CharterBank will pay each participant a dividend equivalent payment equal in value to the after-tax net value of dividends or distributions made on the mutual fund shares subject to the options.

     The plan also allows discretionary grants by CharterBank to eligible employees and directors, the exercise price, vesting, exercise period and other terms of which are determined by the committee under the plan. Upon a change of control (as defined in the plan) all such options vest. Unless otherwise determined in the option agreement, all options granted under the plan are not exercisable until both (i) one year has elapsed since the date of the option grant and (ii) the options have vested. This plan does not require CharterBank to purchase any mutual fund shares subject to these options until the options are exercised.

Future Stock Benefit Plans

     Stock Option Plan. We intend to implement a stock option plan for our directors and officers as part of the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Charter Financial Corp. held by persons other than First Charter, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

     We expect to adopt a stock option plan that will authorize the Compensation Committee to grant options to purchase up to 10.0% of the shares sold in the offering to persons other than First Charter, MHC, over a period of 10 years. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of options granted to non-employee directors to 30% of the shares authorized for the plan.

     . We must also limit the number of options granted to any one non-employee director to 5% of the shares authorized for the plan and the number of options that are granted to any executive officer to 25% of the shares that are authorized for the plan.

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

     . We must not permit the options to become vested at a rate more rapid than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death, disability or, if permitted by the Office of Thrift Supervision, change in control.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions. In connection with removing this restriction, we expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     We expect the stock option plan will permit the Personnel and Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

     Non-qualified stock options may be granted to either employees or non-employees such as directors, consultants and other service providers. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option.

     When a non-qualified stock option is exercised, Charter Financial and CharterBank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

     The Office of Thrift Supervision has proposed regulations which would allow us to grant options to purchase up to 10.0% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit stock option awards in amounts lesser than permitted under the proposal.

     Management Recognition Plan. We intend to implement a management recognition plan for our directors and officers as part of the reorganization. Applicable regulations prohibit us from implementing this plan until 6 months after the reorganization. If we implement this plan within one year after the reorganization, applicable regulations require that we first obtain the approval of the holders of a majority of the outstanding shares of Charter Financial Corp. held by persons other than First Charter, MHC. We have not decided whether we will implement this plan before or after the one-year anniversary of the reorganization.

     We expect to adopt a management recognition plan that will authorize the Personnel and Compensation Committee to make restricted stock awards of up to 4.0% of the shares sold in the offering to persons other than First Charter, MHC. If CharterBank's post-reorganization tangible capital does not exceed 10.0%, our ability to make restricted stock awards may be limited to 3.0% of the shares sold in the offering to persons other than First Charter, MHC. The Personnel and Compensation Committee will decide which directors and officers will receive restricted stock and the terms of those awards. If we implement a management recognition plan before the first anniversary of the reorganization, applicable regulations will require that we observe the following restrictions:

     . We must limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan.

     . We must also limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan.

     . We must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan.

     . We must not permit accelerated vesting for any reason other than death, disability or, if permitted by the Office of Thrift Supervision, change in control.

After the first anniversary of the reorganization, we may amend the plan to change or remove these restrictions and to provide for accelerated vesting in cases of retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan's initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

     We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

     Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his income for federal income tax purposes. Charter Financial and CharterBank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, Charter Financial and CharterBank may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

     The Office of Thrift Supervision has proposed regulations which would permit us to make restricted stock awards for up to 4.0% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, or 3.0% of 49.9% of the outstanding common stock of Charter Financial if CharterBank's post-reorganization tangible capital does not exceed 10.0%. These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit restricted stock awards in amounts lesser than permitted under the proposal.

Transactions with Directors and Executive Officers

     We make loans to our directors and executive officers. We offer discounted loans to all of our employees through an employee loan program. For the year ended September 30, 2000, loans to executive officers, directors and their associates totaled $883,886. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

     CharterBank's general counsel is the law firm of Johnson, Caldwell & McCoy. Curt M. Johnson, the brother of Robert L. Johnson and the son of John W. Johnson, Jr., is a partner of this law firm. The firm represents the Bank in real estate and commercial loan closings and other matters, wherein the Bank's borrower typically pays the legal fees and expenses. CharterBank, paid the law firm $136,465 for the year ended September 30, 2000.

     CharterBank leases its Shawmut branch, which is located at 3500 20/th/ Avenue, Valley, Alabama, from the Taunton-Johnson Corporation which is owned by Robert L. Johnson and Terry Taunton. Director Taunton also serves as the President of the Taunton-Johnson Corporation. CharterBank paid Taunton-Johnson Corporation $40,000 for the year ended September 30, 2000 for the lease of Shawmut Branch.

Proposed Purchases of Common Stock by Management


     The following table presents, for each of our directors and executive officers, the amount of stock they wish to purchase in the offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively our directors and executive officers expect to purchase a total of 193,000 shares, or approximately 3.6% of shares we sell in the offering and .7% of our outstanding common stock (assuming the sale of 5,290,000 shares of common stock). These shares do not include shares expected to be issued under any stock benefit plans of Charter Financial. If all shares issuable under such stock benefit plans were issued to directors and executive officers of Charter Financial, directors and executive officers of Charter Financial would own up to 1,356,800 shares, or 25.6% of the shares sold in the offering and 5.1% of our outstanding common stock (assuming the sale of 5,290,000 shares of the common stock).



                                                                   Number          Percent of
                      Name                        Amount         of Shares         Shares Sold
     ------------------------------------         ------         ---------         -----------
     Directors and Executive Officers:
     John W. Johnson, Jr.                      $  500,000          50,000             0.95%
     Robert L. Johnson                            300,000          30,000             0.57
     David Z. Cauble, III                         100,000          10,000             0.19
     Jane W. Darden                                50,000           5,000             0.09
     William B. Hudson                            100,000          10,000             0.19
     Thomas M. Lane                               100,000          10,000             0.19
     R. Terry Taunton                             100,000          10,000             0.19
     Curtis R. Kollar                             300,000          30,000             0.57
     William C. Gladden                            30,000           3,000             0.06
     Lee Washam                                   300,000          30,000             0.57
     Bonnie F. Bonner                              50,000           5,000             0.09
                                               ----------         -------
     Total to be Purchased by Directors        $1,930,000         193,000             3.65%
      and Executives Officers                  ==========         =======

                      THE REORGANIZATION AND THE OFFERING

--------------------------------------------------------------------------------
 The Board of Directors of CharterBank has adopted the plan of reorganization, subject to the approval of the Office of Thrift Supervision and members of CharterBank, as well as the satisfaction of certain conditions.

 Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the plan of reorganization.
--------------------------------------------------------------------------------

General


     On October 26, 2000, the Board of Directors of CharterBank unanimously adopted the plan of reorganization pursuant to which CharterBank will reorganize into a "two-tiered" mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Charter Financial will be the mid-tier stock holding company and First Charter, MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization, Charter Financial will own all of the stock of CharterBank and First Charter, MHC will own at least a majority of Charter Financial. This reorganization to a mutual holding company structure also includes the offering by Charter Financial of up to 49.9% of its outstanding shares to qualifying depositors of CharterBank, tax qualified employee plans of CharterBank and other members of CharterBank in a subscription offering and to certain other persons in a direct community offering and/or syndicated community
offering.   The reorganization will be effected as described under "--Tax
Aspects" or in any other manner that is permitted by the Office of Thrift Supervision and is consistent with the intent of the plan of reorganization.

--------------------------------------------------------------------------------
 The following is a brief summary of pertinent aspects of the reorganization. A copy of the plan is available from CharterBank upon request and is available for inspection at the offices of CharterBank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find Additional Information."
--------------------------------------------------------------------------------

Reasons for the Reorganization

     The reorganization is intended to provide an additional source of capital not available to us as a mutual institution. The reorganization will enable CharterBank to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form. We are committed to being an independent community-oriented institution, and the Board of Directors believes that the mutual holding company structure is best suited for this purpose.

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

     The reorganization is also intended to provide an additional source of capital to Charter Financial in order to allow it:

     .    to fund new loans;

     . to establish or acquire new branches in our targeted market areas within the I-85 corridor;

     .    to diversify products that we offer;

     . to increase delivery systems, including the expanded use of ATMs and the introduction of Internet banking;

     .    to invest in securities; and

     .    funds for general corporate purposes.

     CharterBank also wishes to reorganize into a mutual holding company structure to separate the business of running a community-based savings bank from decisions concerning its investment in Freddie Mac stock. As part of the reorganization, Charter Financial and First Charter, MHC will retain approximately 2,100,000 (including 400,000 shares held by Charter Insurance Company) and 400,000 shares of Freddie Mac stock, respectively along with any deferred taxes associated with the Freddie Mac stock, which will allow CharterBank's management to refocus on core banking activities. The remaining 2,555,000 shares of Freddie Mac stock will be retained by CharterBank.

     Additionally, after the reorganization, Charter Financial will have the ability to issue additional shares of common stock to raise capital or to support mergers or acquisitions, rather than assuming the risks of raising capital through the sale of Freddie Mac stock. No additional capital issuance or mergers or acquisitions are planned or contemplated at the present time. The ability of Charter Financial to issue common stock will enable Charter Financial to establish stock benefit plans for directors, management and employees, including incentive stock option plans, management recognition plans and an employee stock ownership plan. We also believe that the reorganization will provide local customers and other residents with an opportunity to become equity owners of Charter Financial, and thereby participate in possible stock price appreciation and cash dividends. This is consistent with our objective of being a locally-owned financial institution. We believe that, through expanded local stock ownership, current customers and non-customers who purchase common stock will seek to enhance the financial success of CharterBank through consolidation of their banking business and increased referrals to CharterBank.

     The proceeds from the sale of common stock of Charter Financial will be invested in order to enhance our profitability and facilitate growth. Additionally, our stronger capital position after the offering will enhance operating flexibility, support desired expansion and provide a cushion for absorbing unanticipated losses. CharterBank will receive approximately 50% of the net proceeds of the reorganization as equity capital, to be used initially to invest in short-term investments and adjustable rate mortgage-backed securities, then later for making loans within our market area. Charter Financial will also use a portion of the cash proceeds from the reorganization to extend a loan to the ESOP, for use in purchasing shares of common stock issued as part of the reorganization. The remainder of the proceeds will be retained by Charter Financial to repurchase common stock, pay dividends to stockholders or for other general purposes.

     After considering the advantages and risks of the reorganization, as well as applicable fiduciary duties, the Board of Directors of CharterBank unanimously approved the reorganization as being in the best interests of CharterBank, our members and the communities that we serve.


Structure of the Reorganization

     The reorganization will be structured as a "purchase and assumption" transaction. As part of the reorganization, CharterBank will convert to a mutual holding company, First Charter, MHC and will establish Charter Financial and CharterBank as subsidiaries. The reorganization will be effected as follows:

     1. CharterBank will establish a federal corporation, Charter Financial as a wholly-owned subsidiary;

     2. CharterBank will establish a federally chartered stock savings bank as a wholly-owned subsidiary of Charter Financial;

     3. CharterBank will exchange its charter for a federal mutual holding company charter to become First Charter, MHC;

     4. First Charter, MHC will transfer all of its assets and liabilities to Charter Financial, including all of the stock of Charter Insurance Company, but excluding 400,000 Freddie Mac shares and approximately $100,000 cash;

     5. Charter Financial will transfer 400,000 Freddie Mac shares to Charter Insurance Company; and

     6. Charter Financial will transfer the assets and liabilities received from First Charter, MHC under step 4, other than the Charter Insurance Company stock and 1,700,000 Freddie Mac shares, to a newly formed stock bank to be named CharterBank.

     In addition, as part of the reorganization, Charter Financial will sell up to 20% of its common stock in a subscription and community offering. Approximately 50% of the proceeds of the offering will be retained by Charter Financial and the balance transferred to CharterBank. As a result of these transactions:

     . CharterBank will become First Charter, MHC, and will own 400,000 Freddie Mac shares, $100,000 cash and at least 80% of Charter Financial;

     . Charter Financial will own all of the stock of CharterBank and Charter Insurance Company and 1,700,000 Freddie Mac shares;

     .    CharterBank will own 2,555,000 Freddie Mac shares; and

     .    Charter Insurance Company will own 400,000 Freddie Mac shares.


Effects of the Reorganization

     Continuity. While the reorganization is being accomplished, and after its completion, the routine business of CharterBank of accepting deposits and making loans will continue without interruption. CharterBank will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the reorganization, CharterBank will continue to provide services for depositors and borrowers under current policies by its management and staff.

     The Board of Directors of CharterBank currently consists of seven members. After the reorganization, these seven directors will continue to serve on the Board of Directors of CharterBank and will become the new Board of Directors of Charter Financial and First Charter, MHC.

     There will be no change in our offices or staff as part of the reorganization. The officers of Charter Financial will be the current executive officers of CharterBank. See "Management."

     Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with CharterBank. All deposit accounts in CharterBank will continue to be insured up to the legal maximum by the FDIC the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at CharterBank.

     Each depositor of CharterBank will have both a deposit account in CharterBank and a pro rata ownership interest in the equity of First Charter, MHC based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of First Charter, MHC. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of First Charter, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of First Charter, MHC, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of First Charter, MHC have no way to realize the value of their ownership interest in First Charter, MHC, except in the unlikely event that First Charter, MHC is liquidated.

     All loans of CharterBank will retain the same status that they had prior to the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

     Voting Rights. After the reorganization, direction of CharterBank will continue to be under the control of the Board of Directors of CharterBank. Charter Financial, as the holder of all of the outstanding common stock of CharterBank, will have exclusive voting rights with respect

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to any matters concerning CharterBank requiring stockholder approval, including the election of directors of CharterBank.

     After the reorganization, the holders of the common stock of Charter Financial will have exclusive voting rights with respect to any matters concerning Charter Financial. These voting rights will be exclusive except to the extent Charter Financial in the future issues additional common stock or preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Charter Financial's stockholders, including the election of directors of Charter Financial, subject to the restrictions and limitations set forth in Charter Financial's federal stock charter discussed below.

     By virtue of its ownership of a majority of the outstanding shares of common stock of Charter Financial, First Charter, MHC will be able to control the outcome of most matters presented to the stockholders of Charter Financial for resolution by vote. However, current regulations and regulatory policies require that the adoption of a second-step conversion of First Charter, MHC be approved by a majority of the vote of the shares held by the public stockholders (i.e., all stockholders except First Charter, MHC).

     As a federally-chartered mutual holding company, First Charter, MHC will have no authorized capital stock and, thus, no stockholders. Holders of deposit accounts in and borrowers of CharterBank will become members of First Charter, MHC entitled to vote on all questions requiring action by the members of First Charter, MHC including, without limitation, election of directors of First Charter, MHC. In addition, all persons who become depositors of CharterBank following the reorganization will have membership rights with respect to First Charter, MHC. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

     Liquidation Rights. In the unlikely event of a complete liquidation of CharterBank prior to the completion of the reorganization, each depositor would receive a pro rata share of any assets of CharterBank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in CharterBank at the time of liquidation.


     Upon a complete liquidation of CharterBank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of CharterBank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of CharterBank above that amount. Instead, the holder of CharterBank's common stock (i.e., Charter Financial) would be entitled to any assets remaining upon a liquidation of CharterBank.


     Upon a complete liquidation of Charter Financial, each holder of shares of the common stock of Charter Financial, including First Charter, MHC, would be entitled to receive a pro rata share of Charter Financial's assets, following payment of all debts, liabilities and claims of greater priority of or against Charter Financial including the rights of depositors in the liquidation account of CharterBank, if any.

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




     If liquidation of First Charter, MHC occurs following completion of the reorganization, all depositors of CharterBank at that time will be entitled, pro rata to the value of their deposit accounts, to a distribution of any assets of First Charter, MHC remaining after payment of all debts and claims of creditors.

     We have no plans to liquidate CharterBank or First Charter, MHC in the future.

     Tax Aspects. Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies, it is intended that the reorganization will be effected through the purchase and assumption method. Under the plan of reorganization, consummation of the reorganization is conditioned upon, among other things, the prior receipt by CharterBank of either a private letter ruling from the IRS and from the Georgia taxing authorities or an opinion of Thacher Proffitt & Wood as to the federal income tax consequences and from Alston & Bird LLP as to the Georgia and Alabama income tax consequences of the reorganization to CharterBank, First Charter, MHC, Charter Financial, eligible account holders and supplemental eligible account holders. Based in part upon representations of CharterBank, Thacher Proffitt & Wood has issued its opinion regarding certain federal income tax consequences of the reorganization. With regard to the reorganization, Thacher Proffitt & Wood has opined that:

     (1) The conversion of the present CharterBank to mutual holding company form under the name First Charter, MHC will constitute a reorganization under Code section 368(a)(1)(F);

     (2) The transfer of assets by First Charter, MHC (the present CharterBank) to Charter Financial solely in exchange for common stock of Charter Financial and the assumption by Charter Financial of liabilities of First Charter, MHC will be an exchange described in Code section 351.

     (3) The transfer of assets by Charter Financial to the new CharterBank solely in exchange for common stock of the new CharterBank and the assumption by the new CharterBank of the liabilities of Charter Financial will be an exchange described in Code section 351.

     (4) None of First Charter, MHC (the present CharterBank), Charter Financial or the new CharterBank will recognize gain or loss as a result of the reorganization; and

     (3) Eligible account holders and supplemental eligible account holders will not recognize gain or loss upon their receipt of nontransferable subscription rights to purchase shares of Charter Financial, provided the amount to be paid for such shares is equal to fair market value of such shares.

     Thacher Proffitt & Wood will not opine as to whether the present CharterBank will be required to include any amount of its bad debt reserve in income as a result of the transfer of its loans to Charter Financial and to the new CharterBank, or as to the effect of the reorganization on any bad debt reserve of the new CharterBank. Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached in the
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

opinion. If there is a disagreement, we can not guarantee that the IRS would not prevail in a judicial or administrative proceeding.

     Accounting Consequences. The reorganization will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of our assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in Charter Financial's, First Charter, MHC's and CharterBank's financial statements based on their historical amounts.

How We Determined the Offering Range and the $10.00 Price Per Share

     The plan of reorganization requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. CharterBank has retained RP Financial to make the independent valuation. RP Financial's fees for its services in making such appraisal are estimated to be $100,000. CharterBank has not had any prior business dealings with RP Financial, other than preparing CharterBank's business plan for the reorganization and for its previous non-stock mutual holding company reorganization (which was withdrawn from the Office of Thrift Supervision). Charter Financial will indemnify RP Financial and its employees and affiliates against losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

     . the present and projected operating results and financial condition of CharterBank, and the economic and demographic conditions in CharterBank's existing market area;

     .    historical, financial and other information relating to CharterBank;

     . a comparative evaluation of the operating and financial statistics of CharterBank with those of other similarly situated savings associations and savings institutions located in the Southeast;

     . the impact of the reorganization on CharterBank's equity and earnings potential;

     .    dividends that may be paid by Charter Financial; and

     . the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, RP Financial has advised CharterBank that, in its opinion, dated July 20, 2001, the estimated pro forma market value of the common stock of Charter


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


Financial Corp. being offered to persons other than First Charter, MHC ranged from a minimum of $39.1 million to a maximum of $52.9 million with a midpoint of $46.0 million (the estimated valuation range).


     The Board of Directors of CharterBank held a meeting to review and discuss the appraisal report prepared by RP Financial. Representatives of RP Financial participated in the meeting to explain the contents of the appraisal report. The Board of Directors reviewed the methods that RP Financial used to determine the pro forma market value of the common stock and the appropriateness of the assumptions that RP Financial used in determining this value. The Board of Directors determined that the common stock will be sold at $10.00 per share, which is the price most commonly used in stock offerings involving converting savings institutions.

     The Board of Directors has approved the independent appraisal of RP Financial which established an estimated valuation range of $39.1 million to $52.9 million, with a midpoint of $46.0 million. Based on the independent appraisal and taking into account that Charter Financial must be at least a majority-owned subsidiary of First Charter, MHC, so long as First Charter, MHC is in mutual form, Charter Financial expects to issue between 3,910,000 and 5,290,000 shares of common stock. The estimated valuation range and the offering range may be amended with the approval of the Office of Thrift Supervision, due to subsequent developments in the financial condition of CharterBank or market conditions generally.


-------------------------------------------------------------------------------
 The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by CharterBank, nor did RP Financial value independently the assets or liabilities of CharterBank. The valuation considers CharterBank as a going concern and should not be considered as an indication of the liquidation value of CharterBank. Moreover, because such valuation is necessarily based upon estimates and projections, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the reorganization will thereafter be able to sell such shares at prices at or above the purchase price.

 -------------------------------------------------------------------------------

     The maximum of the estimated valuation range may be increased up to 15% and the number of shares of common stock to be issued in the reorganization may be increased to 6,083,500 shares due to regulatory considerations, changes in the market and general financial and economic conditions without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated valuation range.


     We may not sell any shares of common stock unless RP Financial confirms to CharterBank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the appraisal report is incompatible with its estimate of the pro forma market value of the common stock upon the conclusion of the offering.

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

     If RP Financial concludes that the pro forma market value of the common stock is either more than 15% above the maximum of the estimated valuation range or less than the minimum of the estimated valuation range, CharterBank and Charter Financial, after consulting with the Office of Thrift Supervision may:

     (1) terminate the plan of reorganization and return all subscription funds promptly, paying interest at CharterBank's passbook savings rate of interest and cancel all account withdrawal authorizations;

     (2)  establish a new estimated valuation range and either:

          (a)  hold new subscription and community offerings; or

          (b) provide subscribers the opportunity to change or cancel their orders (a "resolicitation"); or

     (3) take such other actions as permitted by the Office of Thrift Supervision in order to complete the reorganization.

If a resolicitation is commenced, unless an affirmative response is received from a subscriber within a designated period of time, all funds will be promptly returned to the subscriber and account withdrawal authorizations canceled as described above.


     A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of CharterBank and at the Office of Thrift Supervision.

Subscription Offering and Subscription Rights

     In accordance with the plan of reorganization, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

     (1) Eligible accounts holders. Depositors with deposits in CharterBank with balances aggregating $50 or more as of September 30, 1999.

     (2) Tax-qualified employee stock benefit plans of CharterBank, including the ESOP.

     (3) Supplemental eligible account holders. Depositors with deposits in CharterBank with balances aggregating $50 or more on June 30, 2001, other than those depositors who would otherwise qualify as eligible account holders and except for officers, directors and their associates; and

     (4) Other Members. Other depositors and borrowers of CharterBank on the voting record date, who do not qualify in the preceding categories.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the

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

maximum and minimum purchase limitations set forth in the plan of reorganization and as described below under "-Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each eligible account holder will receive, as first priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $500,000 See "- Limitations on Common Stock Purchases."


     If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.

     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 1999. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation. The subscription rights of eligible account holders who are also directors or officers of CharterBank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one-year period preceding September 30, 1999.


     Priority 2: The Tax-Qualified Employee Benefit Plans. On a second priority basis, the tax-qualified employee benefit plans, including the ESOP, will receive, as a second priority and without payment therefor, non-transferable subscription rights to purchase up to 8% of the shares sold in the offering to persons other than First Charter, MHC. As a tax-qualified employee benefit plan, the ESOP expects to purchase up to 8% of the shares sold in the offering to persons other than First Charter, MHC, or up to 312,800 shares, based on the issuance of 3,910,000 shares at the minimum of the offering range or up to 423,200 shares based on the issuance of 5,290,000 at the maximum of the offering range. The Office of Thrift Supervision has proposed regulations which would permit the ESOP to purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC. These proposed regulations have not yet been adopted and may not be adopted for the foreseeable future or at all, or if adopted, may permit ESOP purchases in amounts lesser than permitted under the proposal. However, if the Office of Thrift Supervision adopts these proposed regulations, the ESOP may purchase up to 8% of 49.9% of the outstanding shares of Charter Financial common stock, including those shares issued to First Charter, MHC, or up to 780,400 and 1,055,900 shares of common stock, respectively, at the minimum and maximum of the offering range. If the proposed regulations are adopted prior to the close of the offering, Charter Financial intends to fund the ESOP with 87% of the 49.9% of the outstanding shares of Charter Financial. Subscriptions by the ESOP will not be aggregated i.e., shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of CharterBank's directors, officers or employees. It has not been determined whether the ESOP will subscribe for shares in the offering or purchase shares in private transactions or on the open market after completion of the offering.

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


     Priority 3: Supplemental Eligible Account Holders. To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders and tax-qualified employee benefit plans, each supplemental eligible account holder will receive, as a third priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $500,000. See "- Limitations on Common Stock Purchases."


     If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, available shares first will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled. However, no fractional shares shall be issued.



     To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at June 30, 2001. Failure to list an account or providing incorrect information could result in the loss of all or part of an allocation.

     Priority 4: Other Members. On a fourth priority basis, each other member of CharterBank who is not eligible in the preceding priority categories shall receive non-transferable subscription rights to subscribe for common stock in an amount up to $500,000. See "- Limitations on Common Stock Purchases."


     Expiration Date for the Subscription Offering. The subscription offering
will expire at 4:00 p.m. Eastern time, on [        ], unless we extend this
period to [____].

     Persons in Non-qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country.


Direct Community Offering and Syndicated Community Offering


     Direct Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, Charter Financial may offer shares for sale pursuant to the plan of reorganization in a direct community offering to the public with preference given to natural persons residing in our Community Reinvestment Act assessment area, which is comprised of the entirety of Troup and Harris counties, Georgia, and the entirety of Chambers and Lee counties, Alabama. Persons will be deemed to reside in these counties if they occupy a dwelling within these counties and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these counties. We may utilize depositor or loan records or

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


such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion. Stock sold in the direct community offering will be offered and sold in a manner to achieve the widest distribution of the stock. No person may purchase more than $500,000 of common stock in the direct community offering. Further, any shares sold in the direct community offering and/or the syndicated community offering must first be filled up to a maximum of 2% of the shares issued in the offering to promote a wide distribution of stock. Thereafter, we must allocate any remaining shares on an equal number of shares per order basis until we fill all orders. Allocation of shares if an oversubscription occurs will be allocated (to the extent shares remain available) so that each person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their subscriptions.


     The direct community offering, if any, may commence concurrently with or subsequent to the commencement of the subscription offering and shall terminate no later than 45 days after the expiration of the subscription offering unless extended by Charter Financial, with the approval of the Office of Thrift Supervision, if necessary. We may terminate the direct community offering or the syndicated community offering as soon as we have received orders for at least the minimum number of shares available for purchase in the offering.

     Syndicated Community Offering. If any stock remains unsold in the subscription and direct community offerings, we may use the services of broker-dealers to sell such shares on a best efforts basis in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P. No person may purchase more than $500,000 of common stock in the syndicated community offering.


     Sandler O'Neill & Partners, L.P. has not selected any particular broker-dealers to participate in a syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O'Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

     The syndicated community offering may commence during the direct community offering, if any, or after the direct community offering is terminated. The syndicated community offering will terminate no more than 45 days following the expiration of the subscription offering unless extended by Charter Financial with the approval of the Office of Thrift Supervision. Such extensions may not be beyond [____], 2002.

--------------------------------------------------------------------------------
The opportunity to subscribe for shares of common stock in the direct community offering or syndicated community offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a subscription in part, the subscriber will not have the right to cancel the remainder of the subscription.
--------------------------------------------------------------------------------

     If for any reason a syndicated community offering of unsubscribed shares cannot be effected or is not deemed advisable, we will seek to make other arrangements, subject to the

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

approval of the Office of Thrift Supervision and to compliance with applicable state and federal securities laws.

Marketing Arrangements

     Sandler O'Neill & Partners, L.P. We have engaged Sandler O'Neill & Partners, L.P. as financial and marketing agent in connection with the offering of the common stock. Sandler O'Neill & Partners, L.P. has agreed to use its best efforts to assist us with the solicitation of subscriptions for shares of common stock in the offering. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares of common stock.

     Sandler O'Neill & Partners, L.P. will receive fees for services provided in connection with the offering equal to 1.25% of the aggregate purchase price of shares sold in the subscription offering and direct community offering, excluding shares sold to the ESOP and any directors, officers or employees of CharterBank. If there is a syndicated community offering, we will also pay Sandler O'Neill & Partners, L.P. a management fee equal to 1.25% of the aggregate purchase price of common stock sold in the syndicated community offering, sales commissions payable to selected dealers and any sponsoring dealer's fees, provided that fees payable by us to Sandler O'Neill & Partners, L.P. for the shares they sell will not exceed 2.5% of the aggregate purchase price of the common stock sold in the syndicated community offering. Aggregate fees payable by us under a selected dealers agreement will not exceed 7.0% of the aggregate purchase price of the common stock sold in the syndicated community offering. Sandler O'Neill & Partners, L.P. will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees of up to $75,000. We have agreed to indemnify Sandler O'Neill & Partners, L.P. to the extent allowed by law, for reasonable costs and expenses in connection with certain claims and liabilities, including liabilities under the Securities Act of 1933.

     The following table sets forth the per share and total commissions and expenses to be paid to Sandler O'Neill & Partners, L.P. by us at each level of the offering range (assuming all shares are sold in the subscription offering or direct community offering).

                                Minimum     Midpoint    Maximum     Supermaximum
                               ---------    --------    --------    ------------
Commissions:
   Per share total..........    $   0.11    $   0.11    $   0.11      $   0.11
   Total....................    $425,525    $504,875    $584,225      $675,475
   Expenses.................     125,000     125,000     125,000       125,000



     Directors, Officers and Employees. Directors and executive officers of CharterBank may participate in the solicitation of offers to purchase common stock. Other employees of CharterBank may participate in the offering in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Charter Financial will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors, officers and employees to participate in the sale of common stock. No director, officer or employee of

Charter Financial, First Charter, MHC or CharterBank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in common stock.


     Offering Expenses. The following table sets forth the estimated expenses that we expect to pay as part of the offering, other than underwriting commissions and expenses:

SEC Registration Fee (1)...........................................   $ 12,895
OTS application fee and registration...............................     14,400
NASD filing fee....................................................      5,000
Nasdaq National Market Listing Fee (2).............................     90,000
Printing, postage and mailing......................................    100,000
Legal fees and expenses............................................    400,000
Accounting fees and expenses.......................................    200,000
Appraiser's fees and expenses (including preparing business plan)..    100,000
Conversion agent fees and expenses.................................     15,000
Certificate printing...............................................     10,000
Blue Sky fees and expenses (including fees of counsel).............     10,000
Miscellaneous......................................................     17,705
                                                                      --------
Total..............................................................   $975,000
                                                                      ========


Procedure for Purchasing Shares in Subscription and Direct Community Offerings

     Use of Order Forms. To purchase shares in the subscription offering and the direct community offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a subscriber's deposit accounts at CharterBank (which must be given by completing the appropriate blanks on the stock order form), must be received by CharterBank no later than 4:00 p.m., Eastern time, on the indicated expiration date unless extended. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order forms to one of our full service branch offices. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or correct withdrawal instructions) are not required to be accepted. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled order forms. We have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days of the end of the subscription offering or we conduct a resolicitation of subscribers for some other reason. If resolicitation is commenced, subscribers will have an opportunity to change or cancel their orders. Unless an affirmative response is received from a subscriber within a designated timeframe, all funds will be promptly returned to the subscriber with interest at CharterBank's passbook-savings rate and all account withdrawal authorizations will be canceled.

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     In order to ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase eligibility, depositors must list on the stock order form all deposit accounts as of the applicable eligibility record date giving all names on each account and the account numbers.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration date for the offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by personal check, bank check, money order or by authorization of withdrawal from your current deposit accounts maintained at CharterBank. Interest will be paid on payments made by check, bank check or money order at our passbook savings rate of interest from the date payment is received until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn will remain in the account and continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold immediately will be placed on such funds, thereby making them unavailable to the depositor. We may also authorize wire transfers as proper payment.

     CharterBank will waive any applicable penalties for early withdrawal from certificates of deposit. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a statement savings account and will earn interest at the passbook savings rate.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes. Rather, the ESOP may pay for such shares of common stock subscribed for at the purchase price upon completion of the offering; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to Charter Financial from an unrelated financial institution or from Charter Financial to lend to the ESOP the aggregate purchase price of the shares for which it subscribed. Charter Financial intends to provide such a loan to the ESOP.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at CharterBank. Persons with IRAs maintained at CharterBank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Assistance on how to transfer IRAs maintained at CharterBank can be obtained from the Conversion Center. Depositors interested in

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

using funds in an IRA to purchase common stock should contact the Conversion Center as soon as possible.

     Certificates representing shares of common stock purchased will be mailed to purchasers to the addresses specified in properly completed order forms, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Conversion Center

     If you have any questions regarding the offering or the reorganization,
please call the Conversion Center at [         ], from 10:00 a.m. to 4:00 p.m.,
Eastern time, Monday through Friday.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

--------------------------------------------------------------------------------
We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
--------------------------------------------------------------------------------

Limitations on Common Stock Purchases

     The plan of reorganization includes the following limitations on the number of shares of common stock which may be purchased during the reorganization:

     (1)  No subscription for fewer than 25 shares will be accepted;

     (2)  No fractional shares will be allocated or issued;

     (3) Purchasers in the subscription offering may subscribe for and purchase common stock in the subscription offering in an amount up to $500,000;


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


     (4) The tax-qualified employee benefit plans are permitted to purchase up to 8% of the shares of common stock sold in the offering to persons other than First Charter, MHC. As a tax-qualified employee benefit plan, the ESOP intends to purchase 8% of the shares of common stock sold in the offering to persons other than First Charter, MHC ( or more if the Office of Thrift Supervision adopts proposed regulations permitting mutual holding companies to purchase additional stock for stock benefit plans);

     (5) The officers and directors of CharterBank and their associates in the aggregate, excluding purchases by the tax-qualified employee benefit plans, may purchase up to 25% of the shares of stock issued in the offering;

     (6) The aggregate amount of outstanding common stock of Charter Financial owned or controlled by persons other than First Charter, MHC must be less than 50% of Charter Financial's total outstanding stock following the reorganization;

     (7) Persons purchasing shares of common stock in the direct community offering or the syndicated community offering, may purchase common stock in an amount up to $500,000, subject to increase as described below; and


     (8) Except for the tax-qualified employee benefit plans, the maximum amount of shares of common stock purchased in all categories of the offering by any person, together with associates of, and groups of persons acting in concert with, such person, shall not exceed $1,300,000 subject to increase as described below.


     Subject to any required regulatory approval and the requirements of applicable laws and regulations, the $500,000 and $1,000,000 maximum amounts may be altered by CharterBank, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, to the following amounts: (i) increased to a maximum of 5% of the shares offered in the offering, or (ii) decreased to not less than one-half of one percent (.5%) of the number of shares of stock offered in the reorganization. If the purchase limitations are increased, subscribers for the maximum amount in the subscription offering will be given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by and in the sole discretion of the Board of Directors of CharterBank and, if necessary, allocated giving priority in accordance with the priorities set forth in the plan of reorganization and described in this prospectus.


     If we sell more than 5,290,000 shares, the additional shares will be allocated in accordance with the priorities and procedures described in "- Subscription Offering and Subscription Rights" and "-Direct Community Offering and Syndicated Community Offering."


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

     The term "associate" of a person is defined to mean:

     (1) any corporation or organization (other than First Charter, MHC, Charter Financial, CharterBank or any majority-owned subsidiary thereof) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (exclusive of any tax-qualified employee stock benefit plan);

     (3) any person who is related by blood or marriage to such person, and (1) lives in the same home as such person; or (2) is a director or senior officer of CharterBank or any affiliate thereof; and

     (4) any person "acting in concert" with any of the persons or entities specified in clauses (1) through (3) above; provided, however, that any tax-qualified or non-tax-qualified employee stock benefit plan shall not be deemed to be an associate of any director, or officer of First Charter, MHC, Charter Financial or CharterBank, to the extent provided in the plan of reorganization.

     We have the sole discretion to determine whether prospective purchasers are "associates" or "acting in concert." Directors and officers are not treated as associates of each other solely by virtue of holding such positions.

     We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization.


Restrictions on Purchase or Transfer of Shares After the Reorganization

     All shares of common stock purchased in connection with the reorganization by an officer or director of CharterBank, First Charter, MHC or Charter Financial will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase, except in the event of the death of such officer or director. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer. The directors and executive officers of Charter Financial and CharterBank will also be subject to the federal insider trading rules and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of common stock of Charter Financial by directors or officers of Charter Financial, First Charter, MHC or CharterBank, and their associates during the three-year period following reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more

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

than 1% of the outstanding common stock or purchases of common stock made and held by any tax-qualified or non-tax-qualified employee plan of CharterBank.


Interpretation, Amendment and Termination

     All interpretations of the plan of reorganization by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Directors of CharterBank, the plan of reorganization may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to CharterBank's members. Amendment of the plan of reorganization thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the Board of Directors of CharterBank at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of reorganization shall be terminated if the reorganization is not completed within 24 months from the date on which the members of CharterBank approve the plan of reorganization, and may not be extended by CharterBank or the Office of Thrift Supervision.

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

               RESTRICTIONS ON ACQUISITION OF CHARTER FINANCIAL
                                AND CHARTERBANK

General

     The plan of reorganization provides for the reorganization of CharterBank into a mutual holding company structure. See "The Reorganization and The Offering - General." The plan of reorganization provides for the adoption of a new federal stock charter and bylaws for CharterBank, as well as for the adoption of a federal stock charter and bylaws of Charter Financial and First Charter, MHC. Certain provisions in CharterBank's and Charter Financial's federal stock charter and bylaws as well as other regulatory restrictions on CharterBank and Charter Financial may have certain anti-takeover effects.


Statutory and Regulatory Restrictions on Acquisition

     Regulatory Restrictions Applicable for Three Years. For three years following a savings association's conversion to stock form, Office of Thrift Supervision regulations prohibit any person, without its prior approval from acquiring or making an offer to acquire more than 10% of the stock of the converted institution or of its holding company if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the shares beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

     In the recent past, it has been the Office of Thrift Supervision's general policy to routinely approve acquisitions in excess of 10% of the stock of converted savings associations or their holding companies after the passage of one year from the conversion, especially when such acquisitions are negotiated with the target company. However, the Office of Thrift Supervision has recently stated in the preamble to the proposed rulemaking for its new conversion regulations that the Office of Thrift Supervision intends on taking a very close look at applications to make sure all criteria are fully met before it will give written approval of acquisitions within the first three years following conversion. Therefore, this regulation and change in Office of Thrift Supervision policy may prevent any acquisition of control of CharterBank, whether "friendly" or hostile, for at least three years after the completion of the reorganization.

     Statutory and Regulatory Change in Control Restrictions. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings association or a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of

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

voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where enumerated control factors are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

     .    it would result in a monopoly or substantially lessen competition;

     . the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

     . the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.

     The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity securities.


Mutual Holding Company Structure

     The mutual holding company structure could restrict the ability of stockholders of Charter Financial to effect a change of control of management because, as long as First Charter, MHC remains in mutual form, it will control at least a majority of Charter Financial's voting stock. First Charter, MHC will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of CharterBank and Charter Financial. First Charter, MHC will be able to elect all members of the board of directors of Charter Financial, and, as a general matter, will be able to control the outcome of all matters presented to Charter Financial's stockholders for approval, except for matters that require a vote greater than a majority. First Charter, MHC, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Charter Financial by minority stockholders.


Charter Financial's Charter and Bylaws

     Charter Financial's federal stock charter and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Charter Financial more difficult.

--------------------------------------------------------------------------------
The following description is a summary of the provisions of the charter and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.
--------------------------------------------------------------------------------

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


     Directors. Certain provisions of Charter Financial's bylaws will impede changes in control of the board of directors. Charter Financial's bylaws provide that the board of directors will be divided into three classes. The members of each class will be elected for a term of three years and one class of directors will be elected by ballot annually. Thus, it would take two annual elections to replace a majority of Charter Financial's board. Finally, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

     Restrictions on Call of Special Meetings. Charter Financial's federal stock charter provides that for a period of five years from the date of the reorganization, special meetings of shareholders relating to changes in control of Charter Financial or amendments to its charter shall be called only by the board of directors.

     Prohibition of Cumulative Voting. Charter Financial's federal stock charter prohibits cumulative voting for the election of directors. This means that First Charter, MHC will be able to elect all of the directors of Charter Financial and thus prevent a minority stockholder from obtaining representation on the board of directors.

     Limitation of Voting Rights. Charter Financial's federal stock charter also provides that for five years following the date of the reorganization, no person, other than First Charter, MHC, shall own more than 10% of the outstanding shares of Charter Financial. This limitation does not apply to a transaction in which Charter Financial forms a holding company, the purchase of shares by an underwriter in a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan. If a party acquires in excess of 10% of Charter Financial's shares, those shares will be considered "excess shares" and will not be counted as shares entitled to vote.

     Authorized but Unissued Shares of Capital Stock. After the reorganization, Charter Financial will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Charter Financial by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since First Charter, MHC must always own at least a majority of our common stock.

     Our federal stock charter also authorizes five million shares of serial preferred stock, no par value per share. Charter Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Charter Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of

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

preferred stock, therefore may be to deter a future attempt to gain control of Charter Financial. The board of directors has no present plan or understanding to issue any preferred stock.

     Ownership of Common Stock by Management. We expect our directors and officers to purchase up to 193,000 shares of common stock in the offering. Directors and officers are expected to control the voting of 3.6% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 8% of the shares of common stock issued in the offering through the ESOP. Under the terms of the ESOP, the unallocated shares will be voted by the independent trustees for the ESOP generally in the same proportion as the instructions received by the trustee from participants voting their allocated shares. In addition, the officers and directors of Charter Financial will also be officers and directors of First Charter, MHC which, after the reorganization, will own at least a majority of Charter Financial's common stock.


     Certain provisions of Charter Financial's stock option plan and other benefit plans provide for benefits and cash payments in the event of a change in control of Charter Financial. The plans provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Charter Financial and thus generally may serve to perpetuate current management.

     Indemnification. Charter Financial's bylaws provide that it shall indemnify every person who acts on behalf of Charter Financial, or serves as a director or officer of Charter Financial, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interest of Charter Financial, and with respect to any criminal proceeding such person had no reason to believe his or her conduct was unlawful. The bylaws also provide that such indemnification shall be to the fullest extent permitted under federal law.


               DESCRIPTION OF CAPITAL STOCK OF CHARTER FINANCIAL

General

     Charter Financial is authorized to issue sixty million (60,000,000) shares of common stock having a par value of $.01 per share and ten million (10,000,000) shares of preferred stock having no par value per share. Charter Financial currently expects to sell up to 5,290,000 shares of common stock (or 6,083,500 shares of common stock in the event of an increase of 15% in the estimated valuation range) to purchasers of common stock in the offering and to issue up to 21,160,000 shares of common stock to First Charter, MHC (or 24,334,000 shares of common stock in the event of an increase of 15% in the estimated valuation range). Charter Financial will not issue any shares of preferred stock in the offering. Except as discussed above in "Restrictions on Acquisition of Charter Financial and CharterBank," each share of Charter Financial's common stock will have the same relative rights as, and will be identical in all respects with, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all such stock will be duly authorized, fully paid and non-assessable. Under Office of Thrift Supervision regulations, a majority of the issued and outstanding voting stock of Charter Financial must be held at all times by First Charter, MHC.

     The shares of common stock:

     .    are not deposit accounts and are subject to investment risk;

     . are not insured or guaranteed by the FDIC, or any other government agency; and

     .    are not guaranteed by Charter Financial or CharterBank.

Common Stock

     Dividends. The payment of dividends by Charter Financial is subject to limitations which are imposed by law. See "Our Policy Regarding Dividends" and "Regulation of CharterBank and Charter Financial." The owners of common stock of Charter Financial will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available therefor. If Charter Financial issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon the effective date of the reorganization, the holders of common stock of Charter Financial will possess exclusive voting rights in Charter Financial. They will elect Charter Financial's board of directors and act on such other matters as are required to be presented to them under law or Charter Financial's Charter or as are otherwise presented to them by the board of directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under some circumstances, shares in excess of 10% of Charter Financial's common stock may be considered "excess shares" and may therefore not be entitled to vote. See "Restrictions on Acquisition of Charter Financial and CharterBank." If Charter Financial issues preferred stock, holders of the preferred stock may also possess voting rights. See "Restrictions on Acquisition of Charter Financial and CharterBank."


     Liquidation. In the event of any liquidation, dissolution or winding up of CharterBank, Charter Financial, as owner of CharterBank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of CharterBank (including all deposit accounts and accrued interest thereon) (see "The Reorganization and The Offering - Effects of the Reorganization -Liquidation Rights"), all assets of CharterBank available for distribution. In the event of liquidation, dissolution or winding up of Charter Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Charter Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

     Preemptive Rights; Redemption. Holders of the common stock of Charter Financial will not be entitled to preemptive rights with respect to any shares which may be issued. The

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

common stock is not subject to redemption. Therefore, the board of directors may sell share of common stock without first offering those shares to existing stockholders of Charter Financial.

Preferred Stock

     Charter Financial will not issue any shares of its authorized preferred stock in the reorganization. We may issue preferred stock in the future with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                            LEGAL AND TAX OPINIONS

     Thacher Proffitt & Wood, Washington, D.C., will issue its opinion to us of the legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal taxation. Certain matters relating to state taxation will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for Sandler, O'Neill & Partners, L.P. by Malizia Spidi & Fisch, PC, Washington, D.C.


                                    EXPERTS

     The financial statements of CharterBank as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, which is included herein and upon the authority of said firm as experts in accounting and auditing.

     RP Financial has consented to the publication in this document of a summary of its letter to CharterBank setting forth its opinion as to the estimated pro forma market value of CharterBank after the reorganization and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                           REGISTRATION REQUIREMENTS

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act). We are subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Charter Financial, that file electronically with the SEC. The address for this web site is "http://www.sec.gov."

     This document contains a description of the material features of certain exhibits to the Form S-1. The statements as to the contents of such exhibits, however, are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     A copy of Charter Financial's federal stock charter and bylaws, as well as a copy of the Federal Stock Charter and Bylaws of CharterBank and First Charter, MHC, are available for review at any of our offices. A copy of the plan of reorganization is available from offices of CharterBank without charge. You may
also call the Conversion Center at [        ], Monday through Friday, 10:00 a.m.
to 4:00 p.m., Eastern time, to request of a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of CharterBank.

     CharterBank has filed with the Office of Thrift Supervision a Notice of Mutual Holding Company Reorganization on Form MHC-1 and an Application for Approval of a Minority Stock Issuance on Form MHC-2. This prospectus omits some information contained in those applications. You may examine the Office of Thrift Supervision applications at the main office of the Office of Thrift Supervision, 1700 G Street, NW, Washington, DC 20552 and at the office of the Regional Director of the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, N.E. Atlanta, Georgia 30309.

                                  CHARTERBANK

                  Index to Consolidated Financial Statements



Consolidated Statements of Financial Condition at March 31, 2001
(unaudited) and September 30, 2000 and 1999                                  F-2

Consolidated Statements of Income and Comprehensive Income (Loss)
 for the Six Months ended March 31, 2001 and 2000 (unaudited)
 and for Each of the Years in the Three-Year Period ended
 September 30, 2000                                                          F-4

Consolidated Statements of Equity for the Six Months ended
 March 31, 2001 (unaudited) and for Each of the Years in the
 Three-Year Period ended September 30, 2000                                  F-6

Consolidated Statements of Cash Flows for the Six Months ended
 March 31, 2001 and 2000 (unaudited) and for Each of the Years
 in the Three-Year Period ended September 30, 2000                           F-7

Notes to Consolidated Financial Statements                                   F-9

Independent Auditors' Report                                                 F-45

Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

The financial statements for the holding companies Charter Financial and First Charter, MHC are not included as the formation of the companies has not been approved.

                                   CHARTERBANK

                 Consolidated Statements of Financial Condition

           March 31, 2001 (unaudited) and September 30, 2000 and 1999



                                                                March 31,                September 30,
                                                            --------------- -----------------------------------------
                         Assets                                    2001               2000                 1999
                                                            --------------- ----------------------  -----------------
                                                               (Unaudited)  (As restated - note 22)
Cash and amounts due from depository
    institutions (note 18)                                   $   7,501,722           5,662,675            5,033,121
Interest-bearing deposits in other financial
    institutions                                                17,465,258           2,629,767            5,209,359
                                                            --------------       --------------        ------------
                   Cash and cash equivalents                    24,966,980           8,292,442           10,242,480
                                                            --------------       --------------        ------------
Loans held for sale, market value of $412,000,
    $839,000 and $2,897,000 at March 31, 2001,
    September 30, 2000 and 1999, respectively                      410,000             832,526            2,896,798
Freddie Mac common stock and other equity
    securities (note 4)                                        327,715,650         273,285,938          263,135,825
Mortgage-backed securities and collateralized
    mortgage obligations available for sale
    (notes 5 and 13)                                           300,737,770         367,707,904          356,498,633
Other investment securities available
    for sale (notes 4 and 13)                                    8,786,014          13,882,374           31,930,108
Federal Home Loan Bank stock (notes 4 and 13)                   12,700,000          12,587,500           10,407,500

Loans receivable, net of undisbursed proceeds of
    loans-in-process                                           252,331,255         259,699,417          214,216,827
    Unamortized loan origination costs (fees), net                  43,079             113,317              (50,838)
    Allowance for loan losses                                   (5,375,458)         (6,346,001)          (5,709,802)
                                                            --------------       --------------        ------------
                   Loans receivable, net
                      (notes 6 and 13)                         246,998,876         253,466,733          208,456,187
                                                            --------------       --------------        ------------
Real estate owned (note 7)                                         767,779             629,993              222,210
Accrued interest and dividends receivable
    (note 8)                                                     3,981,595           4,476,844            4,395,153
Premises and equipment, net (note 9)                             3,644,185           3,534,071            3,452,429
Goodwill and other intangible assets, net
    (notes 2 and 3)                                                     --                  --            4,533,333
Income taxes receivable                                                 --                  --            3,145,376
Other assets (notes 10 and 11)                                   4,119,438           3,990,493            5,269,722
                                                            --------------       --------------        ------------
                   Total assets                              $ 934,828,287         942,686,818          904,585,754
                                                            ==============       ==============        ============



                                                    March 31,                  September 30,
                                                  ------------          -----------------------------
                 Liabilities and Equity               2001                 2000               1999
                                                  ------------          -----------       -----------
                                                   (Unaudited)     (As restated- note 22)
Liabilities:
    Deposits (note 12)                            $185,186,759          274,370,643       282,965,378
    Borrowings (note 13)                           352,304,750          352,218,500       312,866,769
    Advance payments by borrowers for taxes
       and insurance                                 1,449,892            1,998,777         2,034,702
    Deferred income taxes (note 14)                121,625,651          100,247,176        96,677,839
    Other liabilities                               25,049,090            9,324,980        11,551,783
                                                  ------------          -----------      ------------
                   Total liabilities               685,616,142          738,160,076       706,096,471
                                                  ------------          -----------      ------------
Equity (note 18):
    Retained earnings                               54,347,287           51,698,621        50,826,334
    Accumulated other comprehensive
       income - net unrealized holding gains
       on securities available for sale            194,864,858          152,828,121       147,662,949
                                                  ------------          -----------      ------------
                   Total equity                    249,212,145          204,526,742       198,489,283

Commitments and contingencies
    (notes 6, 15, 16, and 19)
                                                  ------------          -----------      ------------
                   Total liabilities and equity   $934,828,287          942,686,818       904,585,754
                                                  ============          ===========      ============


See accompanying notes to consolidated financial statements.

                                  CHARTERBANK

       Consolidated Statements of Income and Comprehensive Income (Loss)

         For the Six Months ended March 31, 2001 and 2000 (unaudited) and the Years ended September 30, 2000, 1999, and 1998

                                                                             March 31,                    September 30,
                                                                     -----------------------    -----------------------------------
                                                                        2001         2000          2000        1999         1998
                                                                     -----------  ----------    ----------  ----------  -----------
                                                                           (Unaudited)                (As restated - note 22)
Interest and dividend income:
    Investment debt securities                                      $   480,958      707,533     1,194,033   1,524,095      479,973
    Investment equity securities                                      2,343,614    2,085,133     4,307,513   3,689,704    3,276,080
    Mortgage-backed securities and collateralized mortgage
       obligations                                                   11,861,480   13,344,511    27,476,406  16,592,249   12,162,877
    Loans receivable                                                 11,248,324    9,834,694    21,075,913  15,015,066   13,153,429
    Interest-bearing deposits in other financial institutions           232,949       60,668       159,089     148,332      103,038
                                                                    -----------  -----------    ---------- -----------  -----------
             Total interest and dividend income                      26,167,325   26,032,539    54,212,954  36,969,446   29,175,397
                                                                    -----------  -----------    ---------- -----------  -----------
Interest expense:
    Deposits (note 12)                                                6,164,257    6,879,962    13,932,849  10,423,679    5,978,373
    Borrowings (note 13)                                             11,720,486   10,058,886    22,714,554  12,917,754   13,431,467
                                                                    -----------  -----------    ---------- -----------  -----------
             Total interest expense                                  17,884,743   16,938,848    36,647,403  23,341,433   19,409,840
                                                                    -----------  -----------    ---------- -----------  -----------
             Net interest income                                      8,282,582    9,093,691    17,565,551  13,628,013    9,765,557
Provision for loan losses (note 6)                                      300,000      180,000     1,410,000     240,000      180,000
                                                                    -----------  -----------    ---------- -----------  -----------
             Net interest income after provision for
               loan losses                                            7,982,582    8,913,691    16,155,551  13,388,013    9,585,557
                                                                    -----------  -----------    ---------- -----------  -----------
Noninterest income:
    Loan servicing fees                                                 217,294      203,263       410,468     290,615      227,997
    Service charges on deposit accounts                                 354,675      332,779       700,568     377,717      327,299
    Gain on sale of loans and servicing released loan fees              536,033      300,463       730,457   1,133,051    1,029,640
    Gain (loss) on sale of mortgage-backed securities,
      collateralized mortgage obligations, and
      other investments (notes 4 and 5)                                 219,113     (182,477)     (127,636)    395,645      766,506
    Gain on disposition of Freddie Mac common stock (note 4)                 --           --            --  35,865,650           --
    Equity in (loss) earnings of limited partnerships (note 11)         (71,615)          --       (28,602)    448,000   (5,797,145)
    Other                                                                39,489      179,771       263,787     239,216      139,147
                                                                    -----------  -----------    ---------- -----------  -----------
             Total noninterest income (loss)                          1,294,989      833,799     1,949,042  38,749,894   (3,306,556)
                                                                    -----------  -----------    ---------- -----------  -----------
Noninterest expenses:
    Salaries and employee benefits (notes 15 and 16)                  3,209,695    2,511,669     4,956,345   4,193,329    3,498,530
    Occupancy                                                           840,102      882,588     1,942,041   1,252,843    1,046,983
    Furniture and equipment                                             195,158      235,640       419,208     379,188      268,094
    Net cost of operations of real estate owned                           5,474       50,076       106,785      18,718       37,720
    Federal insurance premiums and other regulatory fees                113,886      155,019       267,498     259,828      180,103
    Marketing                                                           189,916      204,455       375,787     315,327      247,764
    Charitable contributions (note 4)                                    12,328       17,176        61,689   2,181,656       24,599
    Legal and professional                                              340,201      670,089     1,455,120     752,677      373,166
    Amortization and impairment of intangibles (note 3)                      --      475,000     4,533,333      66,667           --
    Other                                                               867,591      918,134     1,824,538   1,328,991      945,045
                                                                    -----------  -----------    ---------- -----------  -----------
             Total noninterest expenses                               5,774,351    6,119,846    15,942,344  10,749,224    6,622,004
                                                                    -----------  -----------    ---------- -----------  -----------

             Income (loss) before income taxes, carried forward     $ 3,503,220    3,627,644     2,162,249  41,388,683     (343,003)
                                                                    ===========  ===========    ========== ===========  ===========

                                  CHARTERBANK

       Consolidated Statements of Income and Comprehensive Income (Loss)

         For the Six Months ended March 31, 2001 and 2000 (unaudited) and the Years ended September 30, 2000, 1999, and 1998


                                                                          March 31,                      September 30,
                                                                  ------------------------    -----------------------------------
                                                                     2001         2000          2000         1999        1998
                                                                  -----------  -----------    ----------  -----------  ----------
                                                                         (Unaudited)                (As restated - note 22)

             Income (loss) before income taxes, brought forward   $ 3,503,220    3,627,644     2,162,249   41,388,683    (343,003)

Income tax expense (benefit) - (note 14)                              854,554      941,234     1,289,962   14,359,324    (817,916)
                                                                  -----------  -----------    ----------  -----------  ----------
             Net income                                             2,648,666    2,686,410       872,287   27,029,359     474,913
                                                                  -----------  -----------    ----------  -----------  ----------
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) arising during
    the period, net of income taxes of $26,511,581,
    $(16,936,361), $3,197,892, $(899,027), and $31,543,476
    for the six months ended March 31, 2001 and 2000
    (unaudited) and for the years ended September 30, 2000,
    1999, and 1998, respectively                                   42,171,272  (26,940,222)    5,086,803   (1,466,834) 52,081,857
  Less reclassification adjustment for losses (gains)
    included in net income, net of income taxes of
    $84,578, $(70,436), $(49,268), $13,996,860, and
    $289,126, for the six months ended March 31, 2001
    and 2000 (unaudited) and for the years ended September 30,
    2000, 1999, and 1998, respectively                               (134,535)     112,041        78,369  (22,264,435)   (477,380)
                                                                  -----------  -----------    ----------  -----------  ----------
                   Total other comprehensive income (loss)         42,036,737  (26,828,181)    5,165,172  (23,731,269) 51,604,477
                                                                  -----------  -----------    ----------  -----------  ----------
                   Comprehensive income (loss)                    $44,685,403  (24,141,771)    6,037,459    3,298,090  52,079,390
                                                                  ===========  ===========    ==========  ===========  ==========

See accompanying notes to consolidated financial statements.

                                   CHARTERBANK

                        Consolidated Statements of Equity

       For the Six Months ended March 31, 2001 (unaudited) and Years ended
                       September 30, 2000, 1999, and 1998

                                                                         Accumulated
                                                                            other
                                                                        comprehensive
                                                                           income -
                                                                        net unrealized
                                                                        holding gains
                                                                        on securities
                                                        Retained        available for       Total
                                                        earnings            sale           equity
                                                      --------------    -------------    -----------
Balance at September 30, 1997                         $   23,322,062      119,789,741    143,111,803
Net income                                                   474,913               --        474,913
Change in net unrealized holding gains
  on securities, net of income taxes of
  $31,254,350                                                     --       51,604,477     51,604,477
                                                      --------------    -------------    -----------
Balance at September 30, 1998                             23,796,975      171,394,218    195,191,193

Net income                                                27,029,359               --     27,029,359
Change in net unrealized holding gains
  on securities, net of income taxes of
  $10,974,781                                                     --      (23,731,269)   (23,731,269)
                                                      --------------    -------------    -----------
Balance at September 30, 1999                             50,826,334      147,662,949    198,489,283

Net income (as restated - note 22)                           872,287               --        872,287

Change in net unrealized holding gains on
  securities, net of income taxes of $3,247,160                   --        5,165,172      5,165,172
                                                      --------------    -------------    -----------
Balance at September 30, 2000
  (as restated - note 22)                                 51,698,621      152,828,121    204,526,742

Net income (unaudited)                                     2,648,666               --      2,648,666
Change in net unrealized holding gains
  on securities, net of income taxes of
  $26,596,159 (unaudited)                                         --       42,036,737     42,036,737
                                                      --------------    -------------    -----------
Balance at March 31, 2001 (unaudited)                 $   54,347,287      194,864,858    249,212,145
                                                      ==============    =============    ===========


                                   CHARTERBANK

                      Consolidated Statements of Cash Flows

   For the Six Months ended March 31, 2001 and 2000 (unaudited) and the Years ended September 30, 2000, 1999, and 1998


                                                                                    March 31,
                                                                              ---------------------------
                                                                                  2001           2000
                                                                              -------------   -----------
Cash flows from operating activities:
    Net income                                                                $   2,648,666     2,686,410
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                                 300,000       180,000
          Depreciation and amortization                                             246,543       724,902
          Provision for asset impairment                                                 --            --
          Deferred income tax (benefit) expense                                  (5,048,529)      161,000
          Equity in loss (earnings) of limited partnerships                          71,615            --
          (Accretion) amortization of premiums and discounts, net                (2,355,141)      506,088
          Gain on sale of loans held for sale                                       (11,936)      (40,464)
          Proceeds from sale of loans held for sale                              21,536,869    16,753,474
          Originations and purchases of loans held for sale                     (21,102,407)  (18,996,544)
          (Gain) loss on sales of mortgage-backed securities,
            collateralized mortgage obligations, and other
            investments                                                            (219,113)      182,477
          Donation of FNMA stock                                                         --            --
          Gain on disposition of stock                                                   --            --
          (Gain) loss on sales of real estate owned                                 (11,759)       49,912
          Donation of real estate owned                                                  --            --
          Freddie Mac common stock contributed to charitable
            organization                                                                 --            --
          Changes in assets and liabilities:
            Decrease (increase) in accrued interest and dividends
              receivable                                                            495,249       (92,665)
            Decrease (increase) in income tax refunds receivable                         --     2,998,250
            (Increase) decrease in other assets                                    (200,560)    1,796,639
            Increase (decrease) in other liabilities                             15,724,110    (2,479,160)
                                                                              -------------  -------------
                   Net cash  provided by operating activities                    12,073,607     4,430,319
                                                                              -------------  -------------
Cash flows from investing activities:
    Proceeds from sales of mortgage-backed securities and
       collateralized mortgage obligations available for sale                   114,532,730    32,205,133
    Principal collections on mortgage-backed securities and
       collateralized mortgage obligations available for sale                    13,956,020    16,802,307
    Purchases of mortgage-backed securities and collateralized
       mortgage obligations available for sale                                  (46,378,745)  (89,713,490)
    Purchases of equity securities and other investment
       securities available for sale                                               (112,500)   (2,287,500)
    Principal collections on other investment securities available for sale              --    15,000,000
    Proceeds from sale of other investment securities available for sale          6,564,772     1,982,424
    Proceeds from sale of Freddie Mac stock                                              --            --
    Net decrease (increase) in loans receivable, exclusive of loan sales          5,535,444   (31,705,944
    Proceeds from sale of real estate owned                                         506,386       869,567
    Purchases of premises and equipment, net of dispositions                       (356,657)     (703,487)
    Purchase of loans                                                                    --            --
    Acquisition of Citizens Bancgroup, Inc., net of cash paid                            --            --
                                                                              -------------  -------------
                   Net cash provided by (used in) investing activities           94,247,450   (57,550,990)
                                                                              -------------  -------------

                                                                                                 September 30,
                                                                              ------------------------------------------------
                                                                                  2000                 1999           1998
                                                                              ------------        ------------    ------------
                                                                         (As restated - note 22)
Cash flows from operating activities:
    Net income                                                                     872,287          27,029,359         474,913
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Provision for loan losses                                              1,410,000             240,000         180,000
          Depreciation and amortization                                          1,378,240             731,851         587,496
          Provision for asset impairment                                         3,803,333                  --              --
          Deferred income tax (benefit) expense                                    322,177           7,831,928      (2,025,709)
          Equity in loss (earnings) of limited partnerships                         28,602            (448,000)      5,797,145
          (Accretion) amortization of premiums and discounts, net                 (454,812)            136,024         133,539
          Gain on sale of loans held for sale                                      (44,874)           (153,346)       (620,970)
          Proceeds from sale of loans held for sale                             36,230,650          23,282,129      63,825,430
          Originations and purchases of loans held for sale                    (34,121,504)        (22,435,402)    (65,727,913)
          (Gain) loss on sales of mortgage-backed securities,
            collateralized mortgage obligations, and other
            investments                                                            127,636            (395,645)       (766,506)
          Donation of FNMA stock                                                    25,633                  --              --
          Gain on disposition of stock                                                  --         (35,865,650)             --
          (Gain) loss on sales of real estate owned                                 69,353              15,248          24,584
          Donation of real estate owned                                             17,000                  --              --
          Freddie Mac common stock contributed to charitable
            organization                                                                --           2,152,500              --

          Changes in assets and liabilities:
            Decrease (increase) in accrued interest and dividends
              receivable                                                           (81,691)         (1,096,608)     (1,275,740)
            Decrease (increase) in income tax refunds receivable                 3,145,376          (3,145,376)             --
            (Increase) decrease in other assets                                  1,050,627            (223,465)     (2,274,747)
            Increase (decrease) in other liabilities                            (2,226,803)          2,872,043       2,030,882
                                                                              ------------        ------------    ------------
                   Net cash  provided by operating activities                   11,551,230             527,590         362,404
                                                                              ------------        ------------    ------------
Cash flows from investing activities:
    Proceeds from sales of mortgage-backed securities and
      collateralized mortgage obligations available for sale                    67,269,563         260,278,302     224,913,926
    Principal collections on mortgage-backed securities and
       collateralized mortgage obligations available for sale                   40,206,702          41,812,636      24,734,025
    Purchases of mortgage-backed securities and collateralized
       mortgage obligations available for sale                                (120,209,208)       (422,174,802)   (369,569,242)
    Purchases of equity securities and other investment
       securities available for sale                                            (3,892,500)        (52,103,423)    (17,644,339)
    Principal collections on other investment securities available for sale     16,712,500                  --         176,284
    Proceeds from sale of other investment securities available for sale         3,135,170          28,149,121      22,352,291
    Proceeds from sale of Freddie Mac stock                                             --          34,468,568              --
    Net decrease (increase) in loans receivable, exclusive of loan sales       (47,698,339)         (9,694,763)    (31,413,858)
    Proceeds from sale of real estate owned                                        783,655             303,487         245,054
    Purchases of premises and equipment, net of dispositions                      (529,882)           (459,310)       (182,151)
    Purchase of loans                                                                   --          (8,271,000)             --
    Acquisition of Citizens Bancgroup, Inc., net of cash paid                           --           1,404,425              --
                                                                              ------------        ------------    ------------
                   Net cash provided by (used in) investing activities         (44,222,339)       (126,286,760)   (146,388,010)
                                                                              ------------        ------------    ------------

                                                                                                                         (Continued)

                                  CHARTERBANK

                     Consolidated Statements of Cash Flows

       For the Six Months ended March 31, 2001 and 2000 (unaudited) and the Years ended September 30, 2000, 1999, and 1998

                                                                                March 31,
                                                                  --------------------------------------
                                                                        2001                  2000
                                                                  ---------------       ----------------
                                                                                (Unaudited)
Cash flows from financing activities:
    Net increase in savings and demand
      deposit accounts                                            $    4,657,988              1,508,986
    Net (decrease) increase in time deposits                         (93,841,872)           (12,525,280)
    Proceeds from Federal Home Loan Bank advances                    273,000,000            276,750,000
    Principal payments on advances from Federal Home
       Loan Bank                                                    (271,000,000)          (244,900,000)
    Proceeds from other borrowings                                    35,094,000             31,995,607
    Principal payments on other borrowings                           (37,007,750)            (2,085,000)
    Net (decrease) increase in advance payments by borrowers
       for taxes and insurance                                          (548,885)              (525,538)
                                                                  ---------------       ----------------
               Net cash (used in) provided by financing activities   (89,646,519)            50,218,775
                                                                  ---------------       ----------------
               Net increase (decrease) in cash and cash
                   equivalents                                        16,674,538             (2,901,896)

Cash and cash equivalents at beginning of period                       8,292,442             10,242,480
                                                                  ---------------       ----------------
Cash and cash equivalents at end of period                        $   24,966,980              7,340,584
                                                                  ===============       ================

Supplemental disclosures of cash flow information:
    Interest paid                                                 $   18,641,557             16,303,892
                                                                  ===============       ================
    Income taxes paid                                             $      150,000                     --
                                                                  ===============       ================

    Detail of acquisitions:
       Fair value of assets acquired                              $           --                     --
       Liabilities assumed                                                    --                     --
                                                                  ---------------       ----------------
               Net cash acquired in acquisition                   $           --                     --
                                                                  ===============       ================
    Financing activities:
       Real estate acquired through foreclosure of the
          loans receivable                                        $      632,413               1,023,531
                                                                  ===============       ================
       Contribution of real estate acquired for sale to charity   $           --                     --
                                                                  ===============       ================



                                                                                       September 30,
                                                                  -------------------------------------------------------
                                                                           2000                 1999            1998
                                                                  ---------------------     -------------   -------------
                                                                  (As rested - note 23)
Cash flows from financing activities:
    Net increase in savings and demand
      deposit accounts                                                      175,114            4,521,548       1,782,387
    Net (decrease) increase in time deposits                             (8,769,849)         100,791,763      43,939,755
    Proceeds from Federal Home Loan Bank advances                       676,853,978          367,600,000     140,865,000
    Principal payments on advances from Federal Home
       Loan Bank                                                       (647,753,978)        (358,950,000)   (113,865,000)
    Proceeds from other borrowings                                    1,505,184,509          862,308,219     642,549,985
    Principal payments on other borrowings                           (1,494,932,778)        (846,729,450)   (567,836,985)
    Net (decrease) increase in advance payments by borrowers
       for taxes and insurance                                              (35,925)             292,410         500,664
                                                                    ---------------         ------------    -------------
               Net cash (used in) provided by financing activities       30,721,071          129,834,490     147,935,806
                                                                    ---------------         ------------    -------------
               Net increase (decrease) in cash and cash
                   equivalents                                           (1,950,038)           4,075,320       1,910,200

Cash and cash equivalents at beginning of period                         10,242,480            6,167,160       4,256,960
                                                                    ---------------         ------------    -------------
Cash and cash equivalents at end of period                                8,292,442           10,242,480       6,167,160
                                                                    ===============         ============    =============
Supplemental disclosures of cash flow information:
    Interest paid                                                        36,872,174           25,104,646      18,892,759
                                                                    ===============         ============    =============
    Income taxes paid                                                            --           11,192,000       1,020,307
                                                                    ===============         ============    =============
    Detail of acquisitions:
       Fair value of assets acquired                                             --           41,033,492              --
       Liabilities assumed                                                       --          (42,437,917)             --
                                                                    ---------------         ------------    -------------
               Net cash acquired in acquisition                                  --           (1,404,425)             --
                                                                    ===============         ============    =============
    Financing activities:
       Real estate acquired through foreclosure of the
          loans receivable                                                1,277,793              351,305         129,640
                                                                    ===============         ============    =============
       Contribution of real estate acquired for sale to charity              17,002                   --               --
                                                                    ===============         ============    =============


See accompanying notes to consolidated financial statements.

                                  CHARTERBANK

    Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998


(1)  Summary of Significant Accounting Policies

     CharterBank (the "Company") was organized as a federally chartered mutual savings and loan association in 1954. The Company is primarily regulated by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), and undergoes periodic examinations by those regulatory authorities.

     The Company primarily provides mortgage loans and a full range of deposit products to individual customers through its main office in West Point, Georgia and four full-service branch offices located in LaGrange, Georgia, and Valley, Alabama (three). In addition, the Company operates four loan production offices located in various Georgia and Alabama locations. The Company primarily competes with other financial institutions in its market area within west central Georgia and east central Alabama. The Company considers its primary lending market to be the states of Georgia and Alabama.

     The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the financial institutions industry. The following is a summary of the significant accounting policies that the Company follows in presenting its consolidated financial statements.

     (a)  Basis of Presentation

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenue and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and mortgage loan prepayment assumptions used to determine the amount of revenue recognition on mortgage-backed securities and collateralized mortgage obligations. In connection with the determination of the allowance for loan losses and the value of real estate owned, management obtains independent appraisals for significant properties. In connection with the determination of revenue recognition on mortgage-backed securities and collateralized mortgage obligations, management obtains independent estimates of mortgage loan prepayment assumptions, which are based partly on historical prepayments and current interest rates.

          A substantial portion of the Company's loans are secured by real estate located in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the real estate market conditions of this market area.

     (b)  Cash Equivalents

          Cash equivalents, as presented in the financial statements, include amounts due from other depository institutions and interest-bearing deposits in other financial institutions. Generally, interest-bearing deposits in other financial institutions are for one-day periods.

     (c) Investments, Mortgage-Backed Securities, and Collateralized Mortgage Obligations

          Investments, mortgage-backed securities, and collateralized mortgage obligations available for sale are reported at fair value, as determined by independent quotations. Investment in stock of a Federal Home Loan Bank is required of every federally insured financial institution who utilizes

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998.


          its services. Generally, the Federal Home Loan Bank will repurchase excess stock at cost; accordingly, the investment in Federal Home Loan Bank stock is carried at cost which approximates its fair value.

          Purchase premiums and discounts on investment securities are amortized and accreted to interest income using the interest method over the period to maturity of the related securities. Purchase premiums and discounts on mortgage-backed securities and collateralized mortgage obligations are amortized and accreted to interest income using the interest method over the remaining lives of the securities, taking into consideration assumed prepayment patterns.

          Gains and losses on sales of investments, mortgage-backed securities, and collateralized mortgage obligations are recognized on the trade date, based on the net proceeds received and the adjusted carrying amount of the specific security sold.

     (d)  Loans and Interest Income

          Loans are reported at the principal amounts outstanding, net of unearned income, deferred loan fees/origination costs, and the allowance for loan losses. Loans held for sale are carried at the lower of aggregate cost or market, with market determined on the basis of open commitments for committed loans. For uncommitted loans, market is determined on the basis of current delivery prices in the secondary mortgage market.

          Interest income is recognized using the simple interest method on the balance of the principal amount outstanding. Unearned income, primarily arising from deferred loan fees, net of certain origination costs, and deferred gains on the sale of the guaranteed portion of Small Business Administration (SBA) loans, is amortized over the lives of the underlying loans using the interest method over the contractual life of the loans.

          The accrual of interest income is discontinued on loans which become contractually past due by 90 days or when reasonable doubt exists as to the full timely collection of interest or principal. Interest previously accrued but not collected is reversed against current period interest income when such loans are placed on nonaccrual status. Interest on nonaccrual loans which is ultimately collected is credited to income in the period received.

          In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 114, Accounting by Creditors for Impairment of a Loan. SFAS 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in fiscal 1996. In October 1994, the FASB issued SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, which amends the requirements of SFAS 114 regarding interest income recognition and related disclosure requirements. Under the provisions of SFAS 114 and SFAS 118, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. The provisions of SFAS 114 do not apply to large pools of smaller balance homogeneous loans, such as consumer and installment loans, which are collectively evaluated for impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998.


          agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

          Gains or losses on the sale of mortgage loans are recognized at settlement dates and are computed as the difference between the sales proceeds received and the net book value of the mortgage loans sold. At the time of sale, a servicing asset is recorded if expected servicing revenues exceed an amount approximating adequate servicing compensation. For sales of the SBA guaranteed portion of loans, the basis in the portion of the loan sold is determined by allocating the loan carrying value to the portion sold, portion retained, and servicing asset, if any, based on their relative fair values. The servicing asset, included in other assets, is amortized using the interest method over the estimated life of the serviced loans considering assumed prepayment patterns.

     (e)  Allowance for Loan Losses

          The allowance for loan losses is adjusted through provisions for loan losses charged or credited to operations. Loans are charged off against the allowance for loan losses when management believes that the collection of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is determined through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, delinquency trends, collateral, loan concentrations, specific problem loans, and economic conditions that may affect the borrowers' ability to pay.


          To the best of management's ability, all known and inherent losses that are both probable and reasonable to estimate have been recorded. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to adjust the allowance based on their judgment about information available to them at the time of their examination.

     (f)  Real Estate Owned

          Real estate acquired through foreclosure, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost or fair value, less disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized and charged to the allowance for loan losses. Subsequent write-downs are charged to a separate allowance for losses pertaining to real estate owned, established through provisions for estimated losses on real estate owned charged to operations. Based upon management's evaluation of the real estate acquired through foreclosure, additional expense is recorded when necessary. Gains recognized on the disposition of the properties are recorded in other income.

          Costs of improvements to real estate are capitalized, while costs associated with holding the real estate are charged to operations.

                                  CHARTERBANK

     Six Months ended March 31, 2000 and 2001 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998.

     (g)  Premises and Equipment

          Premises and equipment are stated at cost, less accumulated depreciation which is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets range from 20 to 50 years for buildings and improvements and three to 15 years for furniture, fixtures, and equipment.

     (h)  Mortgage Banking Activities

          In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 125 was amended by SFAS No. 127, which deferred the effective date of certain provisions of SFAS No. 125 until January 1, 1998. SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, to clarify that a debt security may not be classified as held to maturity if it can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment. SFAS No. 125 also amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights in SFAS No. 65, Accounting for Certain Mortgage Banking Activities, and supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights.

          Mortgage loan servicing rights are included in other assets. Mortgage servicing rights are stated at cost, less accumulated amortization and impairment valuation allowance. Under SFAS No. 125, the Company recognizes, as separate assets, rights to service mortgage loans for others, either purchased or through Company originations. Prior to the adoption of SFAS No. 125, separate mortgage servicing rights were recognized only when purchased. Mortgage servicing rights which are acquired through either the purchase or origination of mortgage loans are recognized as separate assets when the Company sells or securitizes those loans with servicing rights retained. For originated mortgage loans, the amount of the mortgage servicing rights to be recognized is determined based upon an allocation of the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Fair value is determined by discounted cash flow analyses using appropriate assumptions for servicing fee income, servicing fee costs, prepayment rates, and discount rates. For mortgage servicing rights acquired separate from the mortgage loans, the Company capitalizes the amount paid.

          The cost of the mortgage servicing rights is amortized in proportion to and over the period of net servicing income which is estimated to be generated by the underlying mortgage servicing rights.

          In accordance with SFAS No. 125, the Company periodically assesses its capitalized mortgage servicing rights for impairment based upon the fair value of those rights, including those rights purchased before the adoption of SFAS No. 125. To measure the fair value of its mortgage servicing rights, the Company uses discounted cash flow analyses taking into consideration appropriate assumptions for servicing fee income, servicing fee costs, prepayment rates, and

                                  CHARTERBANK

     Six months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998.

          discount rates. The Company stratifies its capitalized mortgage servicing rights for the purpose of evaluating impairment, taking into consideration relevant risk characteristics, including loan type, note rate, and note term. If the recorded amount of the mortgage servicing rights exceeds the fair value, the amount of the impairment is recognized through a valuation allowance, with a corresponding charge to operations. Additionally, the Company will prospectively accelerate future amortization if a reduction in expected future net servicing income is estimated.

          Fees for servicing loans for investors are based on the outstanding principal balance of the loans serviced and are recognized as income when earned.

     (i)  Insurance

          At March 31, 2001 (unaudited) and September 30, 2000, the Company was covered under a $5,000,000 banker's blanket bond policy, and a $1,000,000 errors and omissions policy. At March 31, 2001 (unaudited) and September 30, 2000, the Company was also covered with a $10,000,000 umbrella policy.

     (j)  Investment in Limited Partnerships

          The carrying value of the Company's share (based on its underlying ownership interest) of limited partnerships is based on the Company's original investment adjusted for its pro rata share of the partnerships' net income or losses.

     (k)  Income Taxes

          The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (l)  Comprehensive Income

          Comprehensive income for the Company consists of net income for the period and unrealized holding gains on investments, mortgage-backed securities, and collateralized mortgage obligations classified as available for sale, net of income taxes.

     (m)  Goodwill and Other Intangible Assets

          Goodwill and other intangible assets include costs in excess of net assets acquired and deposit premiums recorded in connection with the acquisition of Citizens Bancgroup, Inc. These intangible assets are being amortized using the straight-line method over five years.

          The Company examines the carrying value of its intangible assets to determine whether there are any impairment losses. If indicators of impairment were present in intangible assets used in operations and undiscounted future cash flows were not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified.

                                  CHARTERBANK

          Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                    September 30, 2000, 1999, and 1998

     (n)  Accounting Pronouncements

          In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those financial instruments at fair value. The effective date of SFAS No. 133 was delayed until fiscal years beginning after June 15, 2000 with the issuance of SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting standards of Statement No. 133 for certain derivative instruments and certain hedging activities. The Company adopted SFAS No. 133, as amended, on October 1, 2000. The adoption of SFAS No. 133, as amended, did not have a material impact on the Company's consolidated financial statements.

          In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 replaces SFAS No. 125 issued in June 1996 and is effective for fiscal years ending after December 15, 2000. SFAS No. 140 addresses implementation issues that were identified in applying SFAS No. 125. SFAS No. 140 is not expected to have a material impact on the Company.

     (o)  Reclassifications

          Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform to the presentation adopted in 2000.


(2)  Business Combinations

     Effective August 18, 1999, the Company acquired all of the issued and outstanding shares of Citizens Bancgroup, Inc. ("CNB"), Valley, Alabama, and its wholly owned banking subsidiary, Citizens National Bank, for a purchase price of approximately $2,250,000 in cash. The acquisition has been accounted for using the purchase method of accounting and, hence, the results of operations of CNB have been included in the consolidated financial statements from the aforementioned effective date. The assets and liabilities of CNB, including purchase accounting recorded at fair value, as of the date of the acquisition, were as follows:


           Loans, net                                      $   24,722,000
           Other earning assets                                10,458,000
           Other assets                                         4,908,000
           Goodwill and other intangibles                       4,600,000
                                                           --------------
                                                               44,688,000

           Deposits                                            42,041,000
           Other liabilities                                      397,000
                                                           --------------

              Purchase price                               $    2,250,000
                                                           ==============

                                  CHARTERBANK

          Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September 30, 2000, 1999, and 1998

     The following summarizes the unaudited pro forma consolidated results of operations assuming CNB was acquired in a purchase accounting transaction on October 1, 1997:

                                                              1999                  1998
                                                      ------------------    ------------------

         Interest income                              $       41,787,000            34,408,000
                                                      ==================    ==================

         Net interest income                          $       16,150,000            12,714,000
                                                      ==================    ==================

         Noninterest income (loss)                    $       39,404,000            (2,865,000)
                                                      ==================    ==================

         Net income                                   $       23,807,000               118,000
                                                      ==================    ==================


(3)  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets at September 30, 2000 and 1999 consists of the following:


                                                                       2000                   1999
                                                                   -------------          -------------


         Goodwill                                                  $   3,125,000              3,125,000
         Deposit premium                                               1,475,000              1,475,000
                                                                   -------------          -------------
                                                                       4,600,000              4,600,000
         Accumulated amortization and allowance for
           impairment                                                 (4,600,000)               (66,667)
                                                                   -------------          -------------
         Goodwill and other intangible assets, net                 $          --              4,533,333
                                                                   =============          =============


     The Company examines the carrying amount of its intangible assets to determine whether there are any impairment losses. The analysis for the year ended September 30, 2000 indicated that undiscounted future cash flows associated with the purchase of assets and assumption of liabilities of CNB would be negative and therefore insufficient to recover the carrying amount of the related intangible assets primarily due to charge-offs of loans purchased. Accordingly, the Company recorded an impairment loss of $3,603,333 in addition to scheduled amortization of $930,000 for the year ended September 30, 2000.

                                  CHARTERBANK

          Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September 30, 2000, 1999, and 1998

(4)  Investment Securities

     Investment securities available for sale are summarized as follows:

                                                                              March 31, 2001
                                                                                (unaudited)
                                              -----------------------------------------------------------------------------
                                                                        Gross               Gross
                                                  Amortized          unrealized          unrealized           Estimated
                                                    cost                gains              losses             fair value
                                              ---------------    -----------------    ---------------    ------------------

Freddie Mac common stock                      $     6,886,116          320,829,534                 --           327,715,650

Other:
   U.S. Government agencies                         7,931,565                   --            180,551             7,751,014
   Corporate debt                                   1,000,000               35,000                 --             1,035,000
                                              ---------------    -----------------    ---------------    ------------------
                                                    8,931,565               35,000            180,551             8,786,014
                                              ---------------    -----------------    ---------------    ------------------
                                              $    15,817,681          320,864,534            180,551           336,501,664
                                              ===============    =================    ===============    ==================

                                                                            September 30, 2000
                                              -----------------------------------------------------------------------------
                                                                        Gross               Gross
                                                  Amortized          unrealized          unrealized           Estimated
                                                    cost                gains              losses             fair value
                                              ---------------    -----------------    ---------------    ------------------

Freddie Mac common stock                      $     6,886,116          266,399,822                 --           273,285,938

Other:
   U.S. Government agencies                        14,448,989                   --          1,569,115            12,879,874
   Corporate debt                                   1,000,000                2,500                 --             1,002,500
                                              ---------------    -----------------    ---------------    ------------------
                                                   15,448,989                2,500          1,569,115            13,882,374
                                              ---------------    -----------------    ---------------    ------------------
                                              $    22,335,105          266,402,322          1,569,115           287,168,312
                                              ===============    =================    ===============    ==================

                                                                            September 30, 1999
                                              -----------------------------------------------------------------------------
                                                                        Gross               Gross
                                                  Amortized          unrealized          unrealized           Estimated
                                                    cost                gains              losses             fair value
                                              ---------------    -----------------    ---------------    ------------------

Freddie Mac common stock                      $     6,886,116          255,973,884                 --           262,860,000
Other equity securities                                92,541              183,284                 --               275,825
                                              ---------------    -----------------    ---------------    ------------------
                                                    6,978,657          256,157,168                 --           263,135,825
                                              ---------------    -----------------    ---------------    ------------------
Other:
   U.S. Government agencies                        31,388,055                   --          1,438,102            29,949,953
   Corporate debt                                   1,951,435               28,720                 --             1,980,155
                                              ---------------    -----------------    ---------------    ------------------
                                                   33,339,490               28,720          1,438,102            31,930,108
                                              ---------------    -----------------    ---------------    ------------------
                                              $    40,318,147          256,185,888          1,438,102           295,065,933
                                              ===============    =================    ===============    ==================


     The Company's investment in Federal Home Loan Bank stock was $12,700,000 (unaudited), $12,587,500 and $10,407,500 at March 31, 2001 (unaudited) and
     September 30, 2000 and 1999, respectively. Under SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, the investment in Federal Home Loan Bank stock is carried at cost because it is considered a restricted stock investment. The investment in Federal Home Loan Bank stock was not considered impaired at March 31, 2001 (unaudited) and September 30, 2000 and 1999.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                    September 30, 2000, 1999, and 1998

     The amortized cost and fair value of investments in debt securities available for sale at March 30, 2001 (unaudited) and September 30, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                               March 31, 2001                          September 30, 2000
                                                   -------------------------------------     ------------------------------------

                                                     Amortized cost         Estimated            Amortized            Estimated
                                                                            fair value              cost             fair value
                                                   ----------------     ----------------     ----------------     ---------------
                                                                (unaudited)

Due less than one year                           $      1,000,000            1,035,000            1,000,000           1,002,500
Due after one year through five years                          --                   --                   --                  --
Due after five years through ten years                         --                   --                   --                  --
Due after ten years                                     7,931,565            7,751,014           14,448,989          12,879,874
                                                 ----------------     ----------------     ----------------     ---------------

                                                 $      8,931,565            8,786,014           15,448,989          13,882,374
                                                 ================     ================     ================     ===============


     Proceeds from sales of investment securities for the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000, 1999, and 1998 were $6,564,772 (unaudited), $1,982,424 (unaudited), $3,135,170,
     $28,149,121, and $22,352,291, respectively. Gross gains of $185,337,
     $148,097, and $46,388 were realized on sales of investment securities for the years ended September 30, 2000, 1999, and 1998, respectively. There were no gross gains on sales of investment securities for the six months ended March 31, 2001 and 2000 (unaudited). Gross realized losses on sales of investment securities for the six months ended March 31, 2001 and 2000 (unaudited) and for the years ended September 30, 2000, 1999, and 1998 were $42,229 (unaudited), $17,577 (unaudited), $22,072, $12,968, and $8,689, respectively.

     During the year ended September 30, 2000, the Company donated 425 shares of Fannie Mae stock with a fair value of $25,633 to LaGrange College. The Company recognized a gain on the disposition of the stock of $16,694 and recorded contribution expense for the total fair value in 2000.

     During the year ended September 30, 1999, the Company donated 35,000 shares of Freddie Mac common stock with a fair value of $2,152,500 to a charitable foundation formed by the Company. The Company recognized a gain on the disposition of the stock of $2,117,365 and recorded contribution expense for the total fair value in 1999.

     During the year ended September 30, 1999, the Company sold 570,000 shares of Freddie Mac common stock with a fair value of $34,468,568. The Company recognized a gain on the disposition of the stock of $33,748,285.

     Investment securities with an aggregate carrying amount of $8,786,014 (unaudited), $13,882,374 and $26,841,596 at March 31, 2001 (unaudited) and
     September 30, 2000 and 1999, respectively, were pledged to secure Federal Home Loan Bank advances and to collateralize securities sold under agreements to repurchase.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                    September 30, 2000, 1999, and 1998

(5)  Mortgage-Backed Securities and Collateralized Mortgage Obligations

     Mortgage-backed securities and collateralized mortgage obligations available for sale are summarized as follows:


                                                                                   March 31, 2001
                                                                                    (unaudited)
                                                 --------------------------------------------------------------------------------
                                                                             Gross              Gross
                                                      Amortized           unrealized          unrealized            Estimated
                                                        cost                 gains              losses             fair value
                                                 -----------------     ---------------    ----------------    -------------------
Mortgage-backed securities:
   FNMA certificates                             $      43,126,256             129,031             540,064             42,715,223
   GNMA certificates                                    43,473,674              68,310             616,660             42,925,324
   FHLMC certificates                                    4,165,049              25,556               5,301              4,185,304
Collateralized mortgage obligations:
   FNMA                                                 69,926,921             245,836             319,095             69,853,662
   GNMA                                                  3,517,508              22,161              17,719              3,521,950
   FHLMC                                                79,395,842             249,237             470,021             79,175,058
   Other                                                60,447,027              32,217           2,117,995             58,361,249
                                                 -----------------     ---------------    ----------------    -------------------

                                                 $     304,052,277             772,348           4,086,855            300,737,770
                                                 =================     ===============    ================    ===================

                                                                                 September 30, 2000
                                                ----------------------------------------------------------------------------------
                                                                             Gross                Gross
                                                     Amortized            unrealized           unrealized             Estimated
                                                        cost                 gains               losses              fair value
                                                ------------------     ---------------     -----------------     -----------------
Mortgage-backed securities:
   FNMA certificates                             $      52,832,211                  --             2,049,108            50,783,103
   GNMA certificates                                    85,700,103                  --             3,529,073            82,171,030
   FHLMC certificates                                   25,043,175               8,313               696,083            24,355,405
Collateralized mortgage obligations:
   FNMA                                                 78,831,227             107,091             1,160,820            77,777,498
   GNMA                                                  3,517,509                  --               211,955             3,305,554
   FHLMC                                                70,512,731             160,124             1,303,632            69,369,223
   Other                                                67,198,421                  --             7,252,330            59,946,091
                                                 -----------------     ---------------     -----------------     -----------------

                                                 $     383,635,377             275,528            16,203,001           367,707,904
                                                 =================     ===============     =================     =================

                                                                                 September 30, 1999
                                                 --------------------------------------------------------------------------------
                                                                             Gross              Gross
                                                      Amortized           unrealized          unrealized            Estimated
                                                        cost                 gains              losses             fair value
                                                 -----------------     ---------------    ----------------    -------------------
Mortgage-backed securities:
   FNMA certificates                             $      64,839,039                 767           2,303,384             62,536,422
   GNMA certificates                                    81,650,700                  --           3,731,214             77,919,486
   FHLMC certificates                                   24,357,067                  --             572,560             23,784,507
Collateralized mortgage obligations:
   FNMA                                                 61,620,667              13,081           1,105,945             60,527,803
   FHLMC                                                60,493,323              39,976           1,069,519             59,463,780
   GNMA                                                  3,504,249                  --             188,360              3,315,889
   Other                                                74,287,972                  --           5,337,226             68,950,746
                                                 -----------------     ---------------    ----------------    -------------------

                                                 $     370,753,017              53,824          14,308,208            356,498,633
                                                 =================     ===============    ================    ===================

                                  CHARTERBANK

          Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                    September 30, 2000, 1999, and 1998

     Proceeds from sales, gross gains, and gross losses on the sales of mortgage-backed securities and collateralized mortgage obligations are as follows:

                                                                     Gross             Gross
                                               Proceeds              gains             losses
                                          -----------------     --------------     -------------

         Six months ended:
          March 31:
             2001 (unaudited)              $       114,532,730            429,033           167,691
             2000 (unaudited)                       32,205,133              1,487           166,387
         Year ended:
          September 30:
             2000                                   67,269,563             38,957           346,552
             1999                                  260,278,302            757,275           496,759
             1998                                  224,913,926            995,413           266,606


     Mortgage-backed securities and collateralized mortgage obligations with an aggregate carrying amount of $238,112,724 (unaudited), $284,469,404 and $236,913,212 at March 31, 2001 (unaudited) and September 30, 2000 and 1999, respectively, were pledged to secure Federal Home Loan Bank advances and to collateralize securities sold under agreements to repurchase.

     The FASB has issued SFAS No. 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments, which requires improved disclosures about derivative financial instruments; futures, forward, swap, or option contracts; or other financial instruments with similar characteristics. It also amends existing requirements of SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk, and SFAS No. 107, Disclosures About Fair Value of Financial Instruments. It requires that a distinction be made between financial instruments held or issued for the purposes of trading or for purposes other than trading. For derivative financial instruments held or issued for trading, disclosure of average fair values and of net trading gains or losses is required. At March 31, 2001 (unaudited) and September 30, 2000 and 1999, the Company did not hold any derivative financial instruments for trading purposes. For derivative financial instruments held or issued for purposes other than trading, it requires disclosure about those purposes, about how the instruments are reported in the financial statements, and, if the purpose is hedging anticipated transactions, about the anticipated transactions, the classes of derivative financial instruments used to hedge those transactions, the amounts of hedging gains and losses deferred, and the transactions or other events that result in recognition of the deferred gains or losses in income. At March 31, 2001 (unaudited) and September 30, 2000 and 1999, the Company did not hold any derivative financial instruments with the purpose of hedging transactions. The Company held collateralized mortgage obligations at March 31, 2001 (unaudited) and September 30, 2000 and 1999. These investments are classified as available for sale and are carried at fair value in the Company's consolidated financial statements.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                       September 30, 2000, 1999 and 1998


     The following table shows additional information related to the collateralized mortgage obligations held by the Company:


                                                                                  March 31, 2001
                                                                                    (unaudited)
                                                 ----------------------------------------------------------------------------
                                                                            Weighted-                               Net
                                                        Fair                 Average                             unrealized
                                                        value                 Life               Yield              loss
                                                 -----------------     -----------------      -----------     ---------------

     Fixed rate                                         $    62,211,217         17.60 years           6.596%       $   (1,979,062)
     Variable rate                                          148,700,700         15.18 years           6.614              (396,379)
                                                        ---------------                                            --------------

        Total                                           $   210,911,917                                            $   (2,375,383)
                                                        ===============                                            ==============

                                                                                     September 30, 2000
                                                       ----------------------------------------------------------------------------
                                                                                 Weighted-                                 Net
                                                              Fair                average                              unrealized
                                                              Value                 life               Yield              loss
                                                       -----------------     ----------------       -------------     -------------

     Fixed rate                                         $    94,888,626         14.86 years           6.937%       $   (8,417,676)
     Variable rate                                          115,509,740         16.62 years           7.852            (1,243,846)
                                                        ---------------                                            --------------

        Total                                           $   210,398,366                                            $   (9,661,522)
                                                        ===============                                            ==============


                                                                               September 30, 1999
                                                 ----------------------------------------------------------------------------
                                                                            Weighted-                                Net
                                                        Fair                 Average                             unrealized
                                                        Value                 Life               Yield              loss
                                                 -----------------     ----------------       -------------     -------------

     Fixed rate                                         $    83,961,705         15.80 years           7.16%        $   (5,780,071)
     Variable rate                                          108,296,513         17.82 years           6.50             (1,867,922)
                                                        ---------------                                            --------------

        Total                                           $   192,258,218                                            $   (7,647,993)
                                                        ===============                                            ==============

     (6)  Loans Receivable

          Loans receivable are summarized as follows:


                                                                       March 31,                         September 30,
                                                                 ------------------      ------------------------------------------
                                                                        2001                    2000                    1999
                                                                ------------------      ------------------      ------------------
                                                                    (unaudited)


     1-4 family residential real estate mortgage                 $     153,319,783             152,821,962             132,035,747
     Commercial real estate                                             59,194,455              60,837,874              46,544,858
     Commercial                                                          7,096,270               8,986,583               3,244,785
     Real estate construction                                           14,445,857              16,018,366              13,510,507
     Consumer and other                                                 26,718,132              29,914,580              24,352,786
     Undisbursed proceeds of loans-in-process                           (8,443,242)             (8,879,948)             (5,471,856)
                                                                 -----------------      ------------------      ------------------
            Loans receivable, net of undisbursed proceeds
              of loans-in-process                                      252,331,255             259,699,417             214,216,827

     Unamortized loan origination costs (fees), net                         43,079                 113,317                 (50,838)
     Allowance for loan losses                                          (5,375,458)             (6,346,001)             (5,709,802)
                                                                 -----------------      ------------------      ------------------

           Loans receivable, net                                 $     246,998,876             253,466,733             208,456,187
                                                                 =================      ==================      ==================

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                       September 30, 2000, 1999, and 1998

     In addition to the above, the Company was servicing loans primarily for the Federal Home Loan Mortgage Corporation with aggregate principal balances of $159,671,717 (unaudited), $171,532,909, $165,057,335, and $132,429,806, at
     March 31, 2001 and 2000 (unaudited) and September 30, 2000, 1999, and 1998, respectively.

     Loans to certain executive officers, directors, and their associates totaled $1,116,156 (unaudited), $883,886 and $758,245 at March 31, 2001
     (unaudited) and September 30, 2000 and 1999, respectively. Such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk nor present other unfavorable features. The following is a summary of activity with respect to such aggregate loans to these individuals and their associates and affiliated companies:

          Balance at September 30, 1999                    $     758,245
          New loans                                              378,624
          Repayments                                             252,983
                                                           -------------
          Balance at September 30, 2000                          883,886

          New loans (unaudited)                                  502,767
          Repayments (unaudited)                                 270,497
                                                           -------------

          Balance at March 31, 2001 (unaudited)            $   1,116,156
                                                           =============


     At March 31, 2001 (unaudited) and September 30, 2000 and 1999, the Company had $1,661,084 (unaudited), $2,830,774, and $1,989,006, respectively, of nonperforming loans. The following is a summary of interest income relating to nonperforming loans for the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000, 1999, and 1998.


                                                                  March 31,                                September 30,
                                                     --------------------------------     ------------------------------------------
                                                         2001             2000             2000            1999             1998
                                                     -------------   --------------   --------------   -------------   -------------
                                                                (unaudited)


          Interest income at contractual rate        $      71,129           83,548          303,990          44,937         35,414
          Interest income actually recorded                (21,358)         (16,773)        (127,679)        (16,195)       (22,975)
                                                     -------------   --------------   --------------   -------------    -----------


          Reduction of interest income               $      49,771           66,775          176,311          28,742         12,439
                                                     =============   ==============   ==============   =============    ===========


     The following is a summary of transactions in the allowance for loan losses:


                                                             March 31,                                  September 30,
                                                  ------------------------------     ----------------------------------------------
                                                      2001             2000              2000              1999             1998
                                                  -------------    -------------     ------------      ------------     -----------
                                                            (unaudited)

          Balance at beginning of year            $   6,346,001    $   5,709,802        5,709,802         2,054,288       1,845,613
          Loan loss reserve of acquired
            company                                          --               --               --         3,751,796              --
          Loans charged off                          (1,616,468)        (689,679)      (1,137,938)         (420,101)       (256,166)
          Recoveries on loans previously
            charged off                                 345,925          214,384          364,137            83,819         284,841
          Provision for loan losses charged
            to operations                               300,000          180,000        1,410,000           240,000         180,000
                                                  -------------    -------------     ------------      ------------     -----------

          Balance at end of year                  $   5,375,458    $   5,414,507        6,346,001         5,709,802       2,054,288
                                                  =============    =============     ============      ============     ===========

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                       September 30, 2000, 1999, and 1998

     At March 31, 2001 (unaudited) and September 30, 2000 and 1999, pursuant to the definition within SFAS 114, the Company had impaired loans of approximately $400,000 (unaudited), $1,200,000, and $2,000,000 with related amounts included in the allowance for loan losses of approximately $168,000 (unaudited), $715,000, and $560,000, respectively.

     The average recorded investment in impaired loans for the six months ended March 31, 2001 and 2000 (unaudited) and for the years ended September 30, 2000, 1999, and 1998 was approximately $931,000 (unaudited), $1,355,000
     (unaudited), $740,000, $500,000, and $600,000, respectively. Interest income recognized on impaired loans for the six months ended March 31, 2001 and 2000 (unaudited) and for the years ended September 30, 2000, 1999, and 1998, was not significant.

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss, in the event of nonperformance by the customer for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded loans.

   A summary of the Company's financial instruments with off-balance sheet risk at March 31, 2001 (unaudited) and September 30, 2000 and 1999 is as follows:


                                                             March 31,                    September 30,
                                                        -----------------     ------------------------------------
                                                              2001                 2000                1999
                                                        -----------------     ----------------    ----------------
                                                            (unaudited)

Financial instruments whose contract amounts
 represent credit risk - commitments:
   Mortgage loans                                       $    7,556,785            5,109,000           7,444,548
   Open-end consumer loans                                   6,653,437            6,953,873           6,553,796
   Open-end commercial loans                                 2,741,100              456,254             460,000
   Construction loans                                        8,443,242            8,879,948           5,471,856
                                                        --------------     ----------------    ----------------

      Total commitments                                 $   25,394,564           21,399,075          19,930,200
                                                        ==============     ================    ================

     The Company was also committed to sell loans of approximately $536,000 (unaudited) and $1,349,000 at March 31, 2001 (unaudited) and September 30, 2000, respectively.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but consists primarily of residential real estate.


                                   Page F-22

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                       September 30, 2000, 1999, and 1998

     The following summarizes the Company's commitments to fund fixed-rate loans at March 31, 2001 (unaudited) and September 30, 2000 and 1999:


                                                            Amount                  Range of rates
                                                     -------------------        --------------------

         March 31, 2001 (unaudited)                   $       5,340,785                6.75 - 10.00%
                                                      =================          ==================

         September 30, 2000                           $       1,188,000                7.63 - 10.50%
                                                      =================          ==================

         September 30, 1999                           $       2,602,346                7.50 - 11.63%
                                                      =================          ==================


     In the origination of mortgage loans, the Company enters into adjustable interest rate contracts with caps and floors written with the intent of managing its interest rate exposure. Interest rate caps and floors enable customers and the Company to transfer, modify, or reduce their interest rate risk. At March 31, 2001 (unaudited) and September 30, 2000 and 1999, adjustable rate mortgage loans with interest rate caps and floors amounted to $108,541,355 (unaudited), $117,758,166, and $89,475,956, respectively.

     The Company has sold loans and has the obligation to repurchase any loan or loans that become 90 days or more delinquent. At March 31, 2001 (unaudited) and September 30, 2000 and 1999, the balance of these loans was $6,723,732 (unaudited), $7,602,761, and $8,757,542 respectively with a related recourse reserve in other liabilities of $163,454 at March 31, 2001 (unaudited) and September 30, 2000 and 1999, respectively.


(7)  Real Estate Owned

     At March 31, 2001 (unaudited) and September 30, 2000 and 1999, real estate owned is summarized as follows:

                                                                 March 31,                September 30,
                                                           ------------------     ----------------------------
                                                                  2001                2000            1999
                                                             --------------       ------------    ------------
                                                              (unaudited)


Real estate acquired through foreclosure                    $      767,779             629,993         222,210
                                                            ==============        ============    ============

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                       September 30, 2000, 1999 and 1998


(8)  Accrued Interest and Dividends Receivable

     At March 31, 2001 (unaudited) and September 30, 2000 and 1999, accrued interest and dividends receivable are summarized as follows:


                                                                 March 31,                   September 30
                                                            ----------------     ----------------------------------
                                                                  2001                2000                1999
                                                            ----------------     --------------    ----------------
                                                              (unaudited)


Loans                                                     $        1,718,520          1,791,634           1,585,415
Mortgage-backed securities and collateralized
 mortgage obligations                                              1,930,836          2,265,767           2,230,487
Investment securities                                                105,205            170,011             382,523
Other                                                                227,034            249,432             196,728
                                                            ----------------     --------------    ----------------

                                                          $        3,981,595          4,476,844           4,395,153
                                                            ================     ==============    ================

(9)  Premises and Equipment

     Premises and equipment at March 31, 2001 (unaudited) and September 30, 2000 and 1999 is summarized as follows:

                                                               March 31,                  September 30,
                                                           ----------------     ---------------------------------
                                                                 2001                2000               1999
                                                           ----------------     --------------    ---------------
                                                              (unaudited)

         Land                                               $     1,152,232          1,152,232            671,868
         Buildings and improvements                               3,370,151          3,359,995          3,957,224
         Furniture, fixtures, and equipment                       2,746,846          2,519,319          2,125,290
         Construction in progress                                   191,987            101,035                 --
                                                            ---------------     --------------    ---------------
                                                                  7,461,216          7,132,581          6,754,382

         Less accumulated depreciation                            3,817,031          3,598,510          3,301,953
                                                            ---------------     --------------    ---------------

                                                            $     3,644,185          3,534,071          3,452,429
                                                            ===============     ==============    ===============


     The Company recorded an impairment allowance of $200,000 during the year ended September 30, 2000 relating to certain buildings and improvements which represent current and former branch sites to be sold. The aggregate fair value of such properties (which are included in other assets) was estimated at $415,870 at March 31, 2001 (unaudited) and September 30, 2000.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998

(10)  Mortgage Servicing Rights

      Activity in mortgage servicing rights (which are included in other assets) for the six months ended March 31, 2001 (unaudited) and for the years ended September 30, 2000 and 1999 consists of the following:


                                                                March 31,                       September 30,
                                                          ------------------     -----------------------------------------
                                                                 2001                    2000                  1999
                                                          ------------------     -------------------     -----------------
                                                             (unaudited)

              Balance at beginning of period             $      1,097,284               1,320,840             1,021,995
              Capitalized during the period                         4,554                 107,877               626,797
              Amortization expense                               (149,546)               (331,433)             (327,952)
                                                         ----------------     -------------------     -----------------

              Balance at end of period                   $        952,292               1,097,284             1,320,840
                                                         ================     ===================     =================


      There was no valuation allowance at March 31, 2001 (unaudited) and September 30, 2000 and 1999.


(11)  Investment in Limited Partnerships

      During 1997, the Company purchased interests in two limited partnerships, which were formed to acquire mortgage servicing rights, for $7,000,000. The Company is allocated approximately 12% and 21% of the respective earnings or losses of these two partnerships. As discussed in note 1, the Company uses the equity method of accounting for its investment in both of these limited partnerships because it exercises significant influence over the partnerships. Accordingly, the Company recognized equity in the net
      (loss) earnings of the limited partnerships of $(71,615) during the six months ended March 31, 2001 (unaudited) and $(28,602), $448,000, and $(5,797,145) during the years ended September 30, 2000, 1999, and 1998. An independent valuation of the mortgage servicing rights of the limited partnerships is performed quarterly. During the year ended September 30, 1998, the Company wrote off its entire limited partnership investment of $2 million in the partnership for which it had a previous 12% interest because limited partner equity had been permanently impaired as a result of the declining fair value of mortgage servicing rights owned by the partnership. The Company also recorded a $3.7 million valuation allowance in 1998 relating to its $5 million limited partnership investment in the partnership for which it has a 21% interest because of the declining fair value of mortgage servicing rights owned by the partnership.

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                            30, 2000, 1999 and 1998


      Financial information (unaudited), including balance sheets as of March 31, 2001 and September 30, 2000 and 1999 for the 21% partnership and income statements for the six months ended March 31, 2001 and 2000 and the years ended September 30, 2000, 1999, and 1998 for both partnerships, is as follows:


                                                            March 31,                    September 30,
                                                       ----------------     -------------------------------------
                                                             2001                 2000                 1999
                                                       ----------------     ----------------     ----------------
                                                         (unaudited)

         Cash                                          $      1,000,556              683,534              259,120
         Mortgage servicing rights, net                      17,526,055           19,324,955           23,001,851
         Other assets, primarily current                      1,298,367              491,911            1,342,528
                                                       ----------------     ----------------     ----------------

                                                       $     19,824,978           20,500,400           24,603,499
                                                       ================     ================     ================

         Long-term debt                                $     10,050,000           10,950,000           14,580,000
         Other liabilities                                    1,050,878              479,076              813,499
         Partners' capital:
           CharterBank                                       1,799,783            1,871,398            1,900,000
           Other partners                                    6,924,317            7,199,926            7,310,000
                                                      ----------------     ----------------     ----------------

                                                      $     19,824,978           20,500,400           24,603,499
                                                      ================     ================     ================


                                                                                     For the Six Months
                                                                                       ended March 31,
                                                                           -------------------------------------
                                                                                  2001                 2000
                                                                           ----------------     ----------------
                                                                                         (unaudited)

         Revenues                                                           $      2,821,397            3,178,427
         Expenses                                                                  3,168,621            3,178,427
                                                                            ----------------     ----------------

         Net loss                                                           $       (347,224)                  --
                                                                            ================     ================

         CharterBank's equity in net loss                                   $        (71,615)                  --
                                                                            ================     ================


                                                                            For the Years ended September 30,
                                                               ----------------------------------------------------------
                                                                      2000                 1999                 1998
                                                               ----------------     ----------------     ----------------

         Revenues                                              $      6,211,819            7,627,343           21,626,742
         Expenses                                                     6,350,495            5,466,224           58,241,077
                                                               ----------------     ----------------     ----------------

         Net (loss) income                                     $       (138,676)           2,161,119          (36,614,335)
                                                               ================     ================     ================

         CharterBank's equity in net (loss) income             $        (28,602)             448,000           (5,797,145)
                                                               ================     ================     ================


                                   Page F-26

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                           30, 2000, 1999, and 1998



(12)  Deposits

      At March 31, 2001 (unaudited) and September 30, 2000 and 1999, deposits are summarized as follows:


                                                                                     March 31, 2001
                                                               --------------------------------------------------------
                                                                                     (unaudited)
                                                               --------------------------------------------------------
                                                                                                            Weighted-
                                                                                        Range of            average
                                                                                        interest            interest
                                                                      Amount              rates                rate
                                                               ----------------    ----------------    ----------------

      Demand, NOW, and money
        market accounts                                         $     38,179,169           0.00-4.37                2.43
      Savings deposits                                                 8,327,577                1.99                1.99
      Time deposits by original term:
        Time deposits over $100,000                                   33,238,166           4.15-8.25                6.42
        Other time deposits:
          12 months or less                                           72,604,969           4.15-7.60                6.21
          13-36 months                                                23,855,359           4.28-7.55                5.94
          37 months or more                                            8,981,519           4.55-8.00                5.96
                                                                ----------------                        ----------------

             Total deposits                                          185,186,759                                    5.23
                                                                                                        ================
      Accrued interest payable                                           788,963
                                                                ----------------

                                                                $    185,975,722
                                                                ================

                                                                             September 30,
                                         ----------------------------------------------------------------------------------------
                                                            2000                                       1999
                                         ------------------------------------------   -------------------------------------------
                                                                             Weighted-                                  Weighted-
                                                               Range of       average                     Range of       average
                                                               interest      interest                     interest      interest
                                                  Amount         rates         rate          Amount         rates         rate
                                         -----------------   ------------   ------------   ---------    ------------   ----------
      Demand, NOW, and money
        market accounts                        $  33,462,598    0.00-5.73%         2.66   $  32,885,036    0.00-4.89%         1.98
      Savings deposits                             8,386,160         1.99          1.99       8,788,608    0.00-2.50          2.49
      Time deposits by original term:
        Time deposits over $100,000               20,282,757    4.57-8.25          6.09      19,179,956    4.15-7.25          5.13
        Other time deposits:
          12 months or less                      132,630,681    4.15-7.60          6.31      91,773,350    4.04-6.45          4.95
          13-36 months                            57,547,631    4.23-7.55          5.40     117,991,218    4.35-6.70          5.50
          37 months or more                       22,060,816    4.15-8.00          5.78      12,347,210    4.55-8.00          5.67
                                               -------------               ------------   -------------                -----------
             Total deposits                      274,370,643                       6.01     282,965,378                       4.80
                                                                           ============                                ===========

      Accrued interest payable                     1,710,488                                  2,053,237
                                               -------------                              -------------

                                               $ 276,081,131                              $ 285,018,615
                                               =============                              =============


      Beginning in 1999, the Company actively pursued out of market time deposits from various credit unions and brokers as a source of funds. The balance of the credit union deposits was $40,897,572 (unaudited), $40,533,563, and $41,239,710 and of broker deposits was $-0- (unaudited), $89,355,215, and $87,994,000 at March 31, 2001 (unaudited) and September
      30, 2000 and 1999, respectively.



                                   Page F-27

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                          30, 2000, 1999 and 1998

      At September 30, 2000, time deposits based on scheduled maturity dates are as follows:


          Year ending September 30,
          -------------------------

            2001                                $    202,240,459
            2002                                      16,777,909
            2003                                       7,085,118
            2004                                       2,041,837
            2005 and thereafter                        4,376,562
                                                ----------------

                                                $    232,521,885
                                                ================


      Interest expense on deposits is summarized as follows:

                                           March 31,                                 Years ended September 30,
                              ----------------------------------     --------------------------------------------------------
                                    2001               2000                2000                  1999               1998
                              ---------------    ---------------     ---------------     -----------------     --------------
                                          (unaudited)

      Demand, NOW, and
       money market accounts    $      437,045            358,562             765,137               449,325            400,305
      Savings deposits                  79,289            178,105             274,959               291,947            167,868
      Time deposits                  5,647,923          6,343,295          12,892,753             9,682,407          5,410,200
                                --------------     --------------     ---------------     -----------------    ---------------

                                $   6,164,257          6,879,962          13,932,849            10,423,679           5,978,373
                                =============     ==============      ==============      ================     ===============


      Deposits of certain officers, directors, and their associates totaled $524,365 (unaudited), $1,123,378, and $916,501 at March 31, 2001
      (unaudited) and September 30, 2000 and 1999, respectively. Such deposits have substantially the same terms as those for comparable transactions with other persons.

      Deposits over $100,000 are not federally insured.


(13)  Borrowings

      At March 31, 2001 (unaudited) and September 30, 2000 and 1999, borrowings are summarized as follows:


                                                            March 31,                       September 30,
                                                       -----------------      ---------------------------------------
                                                             2001                    2000                 1999
                                                       -----------------      ------------------    -----------------
                                                         (unaudited)

          Federal Home Loan Bank advances              $     236,750,000             234,750,000          205,650,000
          Securities sold under agreements to
            Repurchase                                       115,554,750             117,468,500          107,216,769
                                                       -----------------      ------------------    -----------------

                                                       $     352,304,750             352,218,500          312,866,769
                                                       =================      ==================    =================


                                   Page F-28

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                          30, 2000, 1999 and 1998


      Federal Home Loan Bank advances at March 31, 2001 (unaudited) and September 30, 2000 and 1999 are summarized by year of maturity in the table below:


                                                                          March 31, 2001
                                                                            (unaudited)
                                              ---------------------------------------------------------------------
                                                                                                     Weighted-
                                                                              Interest                average
                 Due                                  Amount                   rates                    rate
      ------------------------------------    ---------------------    -------------------     --------------------

      Less than one year                      $          25,000,000                   6.38%                    6.38
      One to two years                                           --                     --                       --
      Two to three years                                 56,000,000              4.85-6.49                     5.60
      Thereafter                                        155,750,000              5.34-6.33                     5.83
                                              ---------------------                            --------------------

                                              $         236,750,000                                            5.83
                                              =====================                            ====================

                                                                          September 30,
                                      ------------------------------------------------------------------------------------
                                                        2000                                       1999
                                      ----------------------------------------   -----------------------------------------
                                                                     Weighted-                                  Weighted-
                                                       Interest       average                     Interest       average
                 Due                      Amount         rates         rate          Amount         rates         rate
     ------------------------------   -------------   -----------   ----------   ------------   ------------   -----------

     Less than one year               $ 125,000,000    6.53-6.94%       6.60     $ 125,900,000    5.21-5.75%         5.47
     One to two years                            --           --          --        25,000,000         5.28          5.28
     Two to three years                  31,000,000    6.46-6.49        6.46                --           --            --
     Thereafter                          78,750,000    4.85-6.48        5.83        54,750,000    4.85-6.49          5.09
                                      -------------               ----------     -------------             --------------

                                      $ 234,750,000                     6.32     $ 205,650,000                       5.34
                                      =============               ==========     =============             ==============

      The interest rates on $80,000,000 (unaudited) and $155,000,000 of the Federal Home Loan Bank ("FHLB") advances at March 31, 2001 (unaudited) and September 30, 2000 are adjusted periodically, based on short-term interest rate indices.

      At March 31, 2001 (unaudited) and September 30, 2000, the Company has pledged, under a specific collateral lien with the FHLB, all stock of the FHLB, certain qualifying first mortgage loans with unpaid principal balances totaling $147,083,737 (unaudited) and $135,227,055, respectively, and certain mortgage-backed securities, collateralized mortgage obligations, corporate securities, and U.S. government agency securities with an aggregate fair value of $125,603,119 (unaudited) and $174,758,100, respectively.

      At March 31, 2001 (unaudited) and September 30, 2000, the Company had available line of credit commitments with the FHLB totaling $280,450,000 (unaudited) and $283,896,000 of which $236,750,000 (unaudited) and $234,750,000 was advanced and $43,700,000 (unaudited) and $49,146,000 was available at March 31, 2001 (unaudited) and September 30, 2000, respectively.

      As of March 31, 2001 (unaudited) and September 30, 2000, the Company's fixed rate FHLB advances include $83,750,000 (unaudited) and $53,750,000 of advances that are callable by the FHLB under certain circumstances. Of these advances, $25,000,000 are callable prior to September 30, 2001. If called by the FHLB, such advances could be refinanced at prevailing market rates on the date of the call.

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                          30, 2000, 1999 and 1998


      The securities sold under agreements to repurchase at March 31, 2001 (unaudited) and September 30, 2000 are secured by certain mortgage-backed securities, collateralized mortgage obligations, and U.S. government agency securities with an aggregate fair value, including accrued interest, of $121,987,872 (unaudited) and $124,395,137, respectively. All securities sold under the agreements to repurchase are under the Company's control. The repurchase agreements at March 31, 2001 (unaudited) and September 30, 2000 and 1999 have maturities of less than 45 days, and provide for the purchase of identical securities and specify delivery of the underlying securities to an approved custodian. The aggregate carrying amount of such securities sold under the agreements to repurchase exceeded the amount of repurchase liabilities by approximately $6,433,000 (unaudited) and $6,900,000 at March 31, 2001 (unaudited) and September 30, 2000, respectively.

      The following summarizes pertinent data related to securities sold under the agreements to repurchase for the six months ended March 31, 2001 and 2000 (unaudited) and years ended September 30, 2000, 1999, and 1998:


                                                  March 31,                           September 30,
                                       --------------------------------------------------------------------------
                                                2001            2000           2000           1999           1998
                                       --------------------------------------------------------------------------
                                                 (unaudited)

Weighted-average borrowing
 rate at period-end                             5.45%           5.11           6.76           5.54           5.67
                                      ==============     ===========    ===========      =========     ==========
Weighted-average borrowing
 rate during the period                         6.49%           6.09           6.64           5.42           5.82
                                      ==============     ===========    ===========      =========     ==========
Average daily balance during
 period                               $  130,280,595     107,826,302    122,725,585     60,134,537     59,660,408
                                      ==============     ===========    ===========     ==========     ==========
Maximum month-end balance
 during the period                    $  157,962,635     137,127,376    153,308,116    111,320,019    127,764,875
                                      ==============     ===========    ===========    ===========    ===========

      Interest expense on borrowings for the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000, 1999, and 1998 is summarized as follows:


                                                    March 31,                        September 30,
                                           --------------------------------------------------------------------
                                                   2001          2000          2000          1999          1998
                                           --------------------------------------------------------------------
                                                   (unaudited)

Securities sold under agreements
 to repurchase                             $  4,225,118     3,280,791     8,149,449     3,260,558     3,473,310
Federal Home Loan Bank advances               7,495,368     6,778,095    14,565,105     9,657,196     9,958,157
                                           ------------   -----------   -----------    ----------    ----------


                                           $ 11,720,486    10,058,886    22,714,554    12,917,754    13,431,467
                                           ============   ===========   ===========    ==========    ==========


                                   Page F-30

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                          30, 2000, 1999 and 1998


(14)  Income Taxes

      Income tax expense (benefit) attributable to income from continuing operations for the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000, 1999, and 1998 consists of:

                                           March 31,                                      September 30,
                             -----------------------------------    ------------------------------------------------------
                                   2001                2000              2000               1999                 1998
                             ---------------     ---------------    --------------    ---------------    -----------------
                                          (unaudited)

      Federal:
        Current            $     5,142,388             739,070           926,667          5,594,643            1,107,751
        Deferred                (4,422,473)            136,900           273,850          6,657,139           (1,814,696)
      State:
        Current                    760,695              41,164            41,118            932,753              100,042
        Deferred                  (626,056)             24,100            48,327          1,174,789             (211,013)
                           ---------------     ---------------    --------------    ---------------    -----------------

                           $       854,554             941,234         1,289,962         14,359,324             (817,916)
                           ===============     ===============    ==============    ===============    =================


      The difference between the actual total provision for Federal and state income taxes and Federal income taxes computed at the statutory rate of 34% for the six months ended March 31, 2001 and 2000 (unaudited) and 34%, 35%, and 34% for the years ended September 30, 2000, 1999, and 1998, respectively, is summarized as follows:


                                                                                March 31,
                                                                  ------------------------------------
                                                                        2001                2000
                                                                  ----------------     ---------------
                                                                               (unaudited)

      Computed "expected" tax expense                              $     1,191,095           1,233,399
      Increase (decrease) in tax expense resulting from:
        Dividends received deduction                                      (445,143)           (386,524)
        State income taxes, net of Federal tax effect                       88,862              43,074
        Change in the deferred tax asset valuation
          allowance                                                             --            (133,000)
       Goodwill amortization and impairment                                     --             161,500
       Other, net                                                           19,740              22,785
                                                                   ---------------     ---------------

                                                                   $       854,554             941,234
                                                                   ===============     ===============

                                                                                        September 30,
                                                                 --------------------------------------------------------
                                                                        2000                1999                1998
                                                                 ----------------     ---------------     ---------------

      Computed "expected" tax expense (benefit)                      $    735,165          14,486,039            (116,621)
      Increase (decrease) in tax expense resulting from:
        Dividends received deduction                                     (796,176)           (725,117)           (621,063)
        Gain on disposition of stock                                       (5,676)           (741,078)                 --
        State income taxes, net of Federal tax effect                      59,034           1,369,902             (73,241)
        Change in the deferred tax asset valuation
          allowance                                                      (266,554)            (35,518)                 --
        Goodwill amortization and impairment                            1,541,333                  --                  --
        Other, net                                                         22,836               5,096              (6,991)
                                                                    -------------       -------------       -------------

                                                                    $   1,289,962          14,359,324            (817,916)
                                                                    =============       =============       =============

                                  CHARTERBANK

Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended September
                          30, 2000, 1999 and 1998


      The effective tax rate for the six months ended March 31, 2001 and 2000 (unaudited) and for the years ended September 30, 2000, 1999, and 1998 was 24.39% (unaudited), 25.95% (unaudited), 59.66%, 34.69%, and benefit of
      238.46%, respectively.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 2001 (unaudited) and September 30, 2000 and 1999 are presented below:


                                                                    March 31,                    September 30,
                                                                ----------------      ------------------------------------
                                                                       2001                  2000                1999
                                                                 ----------------      ----------------    ----------------
                                                                     (unaudited)

      Deferred tax assets:
        Georgia business credit carryforward                $               --               180,483                  --
        Allowance for loan losses                                    1,095,682             1,436,582           1,144,257
        Deferred compensation                                          195,054               195,054             223,430
        Alternative minimum tax credit carryforward                    175,848               175,848              96,058
        Self-insurance reserve                                         102,563                55,099              23,846
        Charitable contributions carryforward                          652,225               652,225             828,569
        Investment in limited partnership                              603,957               603,957             580,925
        Pension expenses                                                    --                    --             195,327
        Real estate acquired through foreclosure                       119,525               119,525             200,752
        Net operating loss carryforward                                877,644               899,684           1,157,628
        Other                                                          269,588               148,659             230,798
                                                              ----------------      ----------------    ----------------
             Total gross deferred tax assets                         4,092,086             4,467,116           4,681,590

        Less valuation allowance                                       941,000               941,000           1,207,554
                                                              ----------------      ----------------    ----------------
             Net deferred tax assets                                 3,151,086             3,526,116           3,474,036
                                                              ----------------      ----------------    ----------------


      Deferred tax liabilities:
        Deferred loan fees, net                                       522,193               539,482             282,454
        Mortgage servicing rights                                     362,599               413,896             498,221
        Net unrealized holding gains on securities
          available for sale                                      122,504,617            96,077,613          92,830,453
        Investment securities market adjustment
          for tax reporting                                         1,265,837             6,598,770           6,108,444
        Federal Home Loan Bank stock dividends                         45,862                45,862              52,553
        Other                                                          75,629                97,669             379,750
                                                             ----------------      ----------------    ----------------
             Total gross deferred tax liabilities                 124,776,737           103,773,292         100,151,875
                                                             ----------------      ----------------    ----------------

             Net deferred tax liabilities                    $    121,625,651           100,247,176          96,677,839
                                                             ================      ================    ================


      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at March 31, 2001 (unaudited) and September 30, 2000. The Company has net operating loss carryforwards of approximately $2,400,000 which begin to expire in 2018. The

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998


      valuation allowance of $941,000 at March 31, 2001 (unaudited) and September 30, 2000 relates to a portion of the charitable contributions and net operating loss carryforwards. The charitable contribution carryforward begins to expire in 2002.

      Prior to January 1, 1996, the Company was permitted under the Internal Revenue Code ("Code") a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The provisions of the Code permitted the Company to deduct from taxable income an allowance for bad debts based on the greater of a percentage of taxable income before such deduction or actual loss experience. Retained earnings at September 30, 2000 include approximately $2,137,000 for which no deferred Federal income tax liability has been recognized. The amounts represent an allocation of income for bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

      On August 20, 1996, President Clinton signed legislation which has eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. This new legislation also requires a thrift to generally recapture the excess of its current tax reserves over its 1987 base year reserves whereas, the base year reserves are frozen from taxation. As the Company had previously provided deferred taxes on this amount, no additional financial statement tax expense resulted from this legislation.


(15)  Employee Benefits

      Prior to December 31, 1999, the Company had a qualified noncontributory defined benefit retirement plan covering substantially all of its employees. Employees covered under the plan were eligible to participate after completion of one year of service. The benefits were based on each employee's years of service up to a maximum of 25 years, and the average of the highest five consecutive annual salaries. An employee became fully vested upon completion of five years of qualifying service. Normal retirement age was 65, but provision was made for earlier retirement. It was the policy of the Company to fund the maximum amount that could be deducted for Federal income tax purposes. Plan assets consisted primarily of listed common stocks and cash. The plan was frozen effective December 31, 1999 and the termination process initiated with disbursements being made to eligible participants following completion of the termination.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998

      The following table sets forth the funded status of the plan at September 30, 2000 and 1999:


                                                                                   September 30,
                                                                      -------------------------------------
                                                                             2000                 1999
                                                                      ----------------     ----------------

      Change in benefit obligation:
        Projected benefit obligation at beginning
          of period                                                        $      1,557,877            1,743,882
        Service cost                                                                 51,322              255,682
        Interest cost                                                                76,493              109,215
        Amendments                                                                  576,498             (123,712)
        Actuarial loss (gain)                                                       493,970             (375,078)
        Benefits paid                                                                    --              (52,112)
        Curtailment                                                              (1,028,063)                  --
        Settlement                                                               (1,151,599)                  --
                                                                           ----------------     ----------------
               Projected benefit obligation at end of period                        576,498            1,557,877
                                                                           ----------------     ----------------


      Change in plan assets:
        Fair value of plan assets at beginning
           of period                                                              1,493,849            1,240,560
         Actual return on plan assets                                               234,248              305,401
         Benefits paid                                                                   --              (52,112)
         Settlement                                                              (1,151,599)                  --
                                                                           ----------------     ----------------
              Fair value of plan assets at end of period                            576,498            1,493,849
                                                                           ----------------     ----------------


      Funded status
      Unrecognized net actuarial loss                                                    --             (457,692)
      Unrecognized prior service cost                                                    --               (3,944)
      Unrecognized transition obligation                                                 --              (12,310)
                                                                           ----------------     ----------------
              Accrued pension cost                                         $             --             (537,974)
                                                                           ================     ================


      The components of net pension expense (recovery) for the years ended September 30, 2000, 1999, and 1998 are as follows:


                                                                 2000                1999                1998
                                                           ----------------     ---------------     ---------------

      Service cost for benefits earned during the year      $     51,322             255,682             222,526
      Interest cost on projected benefit obligations              76,493             109,215              97,105
      Actual return on plan assets                              (114,439)            (99,071)           (234,326)
      Net amortization and deferral                               (4,610)             (1,164)            157,793
      Curtailment and settlement                                (546,740)                 --                  --
                                                            ------------         -----------       -------------
              Net pension (recovery) expense                $   (537,974)            264,662             243,098
                                                            ============         ===========       =============

      Assumptions used to determine the actuarial
        present value of the accumulated and
        projected benefit obligations were:
          Discount rate                                             7.75%               7.75                7.75
          Expected long-term rate of return on assets               8.00                8.00                8.00
          Rate of increase in future compensation
            Levels                                                   N/A                4.50                4.50

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998



      The Company has a 401(k) Profit Sharing Plan and Trust (Plan) which covers substantially all of its employees. CharterBank matches 50% of employee contributions to the Plan, up to 8% of employee compensation, and may make additional discretionary contributions. The Company made contributions to the Plan of $111,777 (unaudited) and $59,862 (unaudited) in the six months ended March 31, 2001 and 2000 (unaudited), respectively. The Company made contributions to the Plan of $96,934, $27,040, and $33,298 in the years ended September 30, 2000, 1999, and 1998, respectively.

      During 1996, the Company implemented a short-term incentive plan which covers substantially all employees. The Company also implemented a long-term incentive plan which covers key employees and is based on the Company's comprehensive earnings, as defined. For the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000, 1999, and 1998, the Company expensed $469,709 (unaudited), $431,356
      (unaudited), $946,027 (as restated - note 22), $830,325, and $654,000, respectively, related to the incentive plans.


(16)  Commitments and Contingent Liabilities

      In the normal course of business, the Company is party (both as plaintiff and defendant) to certain matters of litigation. In the opinion of management and counsel, none of these matters should have a material adverse effect on the Company's financial position.

      The Company was self-insured for employee medical and health care claims up to a maximum of $10,000 per year per employee until February 28, 2001. Claims above the self-insured maximum amounts were covered under an insurance policy up to a maximum of $990,000. Total employee medical and health care claims paid by the Company were $226,276, $192,956, and $199,438 for the years ended September 30, 2000, 1999, and 1998, respectively. At March 31, 2001 (unaudited) and September 30, 2000 and 1999, the Company has accrued $270,978 (unaudited), $146,074 and $63,219, respectively, for employee medical and health care claims previously reported and not paid as well as medical and health care claims incurred but not reported.


(17)  Fair Value of Financial Instruments

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

      (a)  Cash and Cash Equivalents

           The carrying amount approximates fair value because of the short maturity of these instruments.

      (b) Investment and Mortgage-Backed Securities and Collateralized Mortgage Obligations Available for Sale

           The fair value of investment and mortgage-backed securities and collateralized mortgage obligations available for sale is estimated based on bid quotations received from securities dealers. In aggregate, the fair value of investment and mortgage-backed securities and collateralized mortgage obligations available for sale at March 31, 2001 (unaudited) and September 30, 2000 and 1999 was $637,239,434 (unaudited), $654,876,216, and $651,564,566, respectively (see notes 4 and 5).

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998


      (c)  Loans Receivable

           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

           Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

           The following table presents information for loans at March 31, 2001 (unaudited) and September 30, 2000 and 1999:

                                                                            March 31, 2001
                                                               -------------------------------------------
                                                                      Carrying               Estimated
                                                                       amount                fair value
                                                               -------------------      ------------------
                                                                             (unaudited)

           1-4 family residential real estate                  $    153,319,783             155,454,644
           Commercial real estate                                    59,194,455              59,312,878
           Commercial                                                 7,096,270               6,796,518
           Real estate construction                                   6,002,615               6,021,888
           Other loans                                               26,718,132              26,696,161
           Unamortized loan origination costs, net                       43,079                  42,131
           Allowance for loan losses                                 (5,375,458)             (5,375,458)
                                                               ----------------         ---------------

                                                               $    246,998,876             248,948,762
                                                               ================         ===============

           Loans held for sale                                 $        410,000                 411,995
                                                               ================         ===============


                                                                                     September 30,
                                             ---------------------------------------------------------------------------------------
                                                           2000                                             1999
                                             ------------------------------------------      ---------------------------------------
                                                   Carrying               Estimated                Carrying              Estimated
                                                    amount                fair value                amount               fair value
                                             ------------------      ------------------      -------------------      --------------
          1-4 family residential real
            estate                          $      152,821,962            150,438,834             132,035,747           125,433,959
          Commercial real estate                    60,837,874             59,889,168              46,544,858            44,217,615
          Commercial                                 8,986,583              8,698,016               3,244,785             3,082,546
          Real estate construction                   7,138,418              7,027,102               8,038,651             8,038,651
          Other loans                               29,914,580             30,169,131              24,352,786            24,509,000
          Unamortized loan origination
            costs (fees), net                          113,317                113,317                 (50,838)              (50,838)
          Allowance for loan losses                 (6,346,001)            (6,346,001)             (5,709,802)           (5,709,802)
                                            ------------------     ------------------     -------------------    ------------------

                                            $      253,466,733            249,989,567             208,456,187           199,521,131
                                            ==================     ==================     ===================    ==================

          Loans held for sale               $          832,526                839,000               2,896,798             2,897,000
                                            ==================     ==================     ===================    ==================


                                   Page F-36

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998


     (d)  Mortgage Servicing Rights

          The fair value of mortgage servicing rights approximates its carrying value due to the Company's evaluation of the underlying loan portfolio and subsequent adjustment for loan prepayments and other market conditions.

     (e)  Deposits

          Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of March 31, 2001 (unaudited) and September 30, 2000 and 1999. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The following table presents information for deposits at March 31, 2001 (unaudited) and September 30, 2000 and 1999:


                                                                                   March 31, 2001
                                                                    ------------------------------------------
                                                                          Carrying               Estimated
                                                                           amount                fair value
                                                                    ------------------      ------------------
                                                                                    (unaudited)

          Demand, NOW, and money market accounts                   $      38,179,169              38,179,169
          Savings deposits                                                 8,327,577               8,327,577
          Time deposits                                                  138,680,013             140,131,712
                                                                   -----------------       -----------------

                                                                   $     185,186,759             186,638,458
                                                                   =================       =================

                                                                                  September 30,
                                            ------------------------------------------------------------------------------------
                                                                 2000                                      1999
                                            ------------------------------------------    --------------------------------------
                                                    Carrying              Estimated            Carrying             Estimated
                                                     amount              fair value             amount             fair value
                                            --------------------     -----------------    -----------------    -----------------

          Demand, NOW, and money
            market accounts                 $      33,462,598            33,462,598           32,885,036           32,885,036
          Savings deposits                          8,386,160             8,386,160            8,788,608            8,788,608
          Time deposits                           232,521,885           233,066,063          241,291,734          240,053,000
                                            -----------------     -----------------    -----------------    -----------------

                                            $     274,370,643           274,914,821          282,965,378          281,726,644
                                            =================     =================    =================    =================

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998



     (f)  Borrowings

          The fair value of the Company's borrowings is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using rates quoted for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The following presents information for borrowings at March 31, 2001 (unaudited) and September 30, 2000 and 1999:


                                                                                         March 31, 2001
                                                                             ------------------------------------
                                                                                  Carrying           Estimated
                                                                                   amount            fair value
                                                                             ----------------    ----------------
                                                                                          (unaudited)

            Federal Home Loan Bank advances                                  $    236,750,000         236,751,651
            Securities sold under agreements to repurchase                        115,554,750         115,597,903
                                                                             ----------------      --------------

                                                                             $    352,304,750         352,349,554
                                                                             ================      ==============

                                                                                     September 30,
                                                  ---------------------------------------------------------------------------------
                                                                     2000                                      1999
                                                  ---------------------------------------    --------------------------------------
                                                       Carrying              Estimated            Carrying             Estimated
                                                        Amount              fair value             amount             fair value
                                                  -----------------     -----------------    -----------------    -----------------

             Federal Home Loan Bank
               advances                          $    234,750,000           233,557,186          205,650,000          204,022,000
             Securities sold under
               agreements to repurchase               117,468,500           117,466,938          107,216,769          107,216,769
                                                 ----------------     -----------------    -----------------    -----------------

                                                 $    352,218,500           351,024,124          312,866,769          311,238,769
                                                 ================     =================    =================    =================


     (g)  Accrued Interest and Dividends Receivable and Payable

          The carrying amount of accrued interest and dividends receivable and payable approximate their fair values (see notes 8 and 12).

     (h)  Commitments

          The fair value of commitments to extend credit to fund home equity, real estate construction, and real estate mortgage loans is immaterial because the underlying interest rates on such commitments approximate market rates.

     (i)  Limitations

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998



      In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


(18)  Regulatory Matters

      The Company is required to maintain noninterest-bearing cash reserve balances. The aggregate average cash reserve balances maintained at March 31, 2001 (unaudited) and September 30, 2000 and 1999 to satisfy the regulatory requirement were $530,852, $512,634, and $549,796, respectively.

      Under OTS regulations, the Company is required to measure its interest rate risk and maintain the interest rate risk within limits the Company establishes. Based on its asset/liability structure at March 31, 2001 (unaudited) and September 30, 2000, the Company's earnings may be negatively impacted if interest rates rise significantly.

      Under provisions of the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA") of 1989, the Company is required to meet certain core, tangible, and risk-based capital ratios. The regulations require institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of total assets, a minimum 3% core capital ratio, and 8% risk-based capital ratio.

      The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

      The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary Federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized," it must generally be placed in receivership or conservatorship within 90 days.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998



      To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4%, and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

      As of September 30, 2000, the most recent notification from the OTS categorized the Company as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and core/leverage ratios as set forth in the following table. Management is not aware of the existence of any conditions or events occurring subsequent to September 30, 2000, which would affect the Company's well-capitalized classification.

      The table of compliance with minimum capital requirements is presented below at March 31, 2001 (unaudited) and September 30, 2000 and 1999 (in thousands):


                                                                                   March 31, 2001
                                                               ---------------------------------------------------
                                                                                              Tier 1        Total
                                                                                 Core/         risk-        risk-
                                                                 Tangible      leverage        based        based
                                                                  capital       capital       capital      capital
                                                               ----------    ----------    ------------   --------
                                                                                    (unaudited)

Total equity                                                   $  249,212       249,212       249,212      249,212
General valuation allowances                                           --            --            --        4,794
Allowable unrealized gains                                             --            --            --       49,553
Accumulated comprehensive income                                 (194,865)     (194,865)     (194,865)    (194,865)
                                                               ----------    ----------    ----------     --------

Regulatory capital                                             $   54,347        54,347        54,347      108,694
                                                               ==========    ==========    ==========     ========

Total assets                                                   $  934,828       934,828       934,828      934,828
                                                               ==========    ==========    ==========     ========

Regulatory total assets                                        $  617,464       617,464
                                                               ==========    ==========

Risk-weighted assets                                                                       $  383,139      383,139
                                                                                           ==========     ========

Capital ratio                                                        8.80%         8.80         14.18        28.37
Regulatory capital category:
 Adequately capitalized or minimum FIRREA
  requirement equal to or greater than                               1.50          3.00        N/A            8.00
   Capital exceeding requirement                               $   45,085        35,823        N/A          78,043
                                                               ==========    ==========    ==========     ========
Adequately capitalized or minimum FDICIA
 requirement equal to or greater than                                              4.00%         4.00         8.00

Capital exceeding requirement                                                $   29,648        39,021       78,043
                                                                             ==========    ==========     ========

Well capitalized, equal to or greater than                                         5.00%         6.00        10.00

Capital exceeding requirement                                                $   23,474        31,359       70,380
                                                                             ==========    ==========     ========

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998




                                                                                 September 30, 2000
                                                               ---------------------------------------------------
                                                                                              Tier 1        Total
                                                                                 Core/         risk-        risk-
                                                                 Tangible      leverage        based        based
                                                                  capital       capital       capital      capital
                                                               ----------    ----------    -----------------------

Total equity                                                  $   204,527       204,527       204,527      204,527
General valuation allowances                                           --            --            --        4,905
Allowable unrealized gains                                             --            --            --       46,794
Accumulated comprehensive income                                 (152,828)     (152,828)     (152,828)    (152,828)
                                                              -----------    ----------    ----------    ---------


Regulatory capital                                            $    51,699        51,699        51,699      103,398
                                                              ===========    ==========    ==========    =========

Total assets                                                  $   942,687       942,687       942,687      942,687
                                                              ===========    ==========    ==========    =========

Regulatory total assets                                       $   690,412       690,412
                                                              ===========    ==========

Risk-weighted assets                                                                      $   390,982      390,982
                                                                                          ===========    =========

Capital ratio                                                        7.49%         7.49         13.22        26.45
Regulatory capital category:
  Adequately capitalized or minimum FIRREA
   requirement equal to or greater than                              1.50          3.00        N/A            8.00
   Capital exceeding requirement                              $    41,343        30,987        N/A          72,119
                                                              ===========    ==========    ==========    =========

Adequately capitalized or minimum FDICIA
  requirement equal to or greater than                                             4.00%         4.00         8.00

Capital exceeding requirement                                               $    24,083        36,060       72,119
                                                                            ===========    ==========    =========

Well capitalized, equal to or greater than                                         5.00%         6.00        10.00

Capital exceeding requirement                                               $    17,178        28,240       64,300
                                                                            ===========    ==========    =========

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998


                                                                                 September 30, 1999
                                                               ---------------------------------------------------
                                                                                              Tier 1        Total
                                                                                 Core/         risk-        risk-
                                                                 Tangible      leverage        based        based
                                                                  capital       capital       capital      capital
                                                               ----------    ----------    ----------    ---------

      Total equity                                               $  198,489       198,489       198,489      198,489
      General valuation allowances                                       --            --            --        3,178
      Allowable unrealized gains                                         --            --            --       42,961
      Accumulated comprehensive income                             (147,662)     (147,662)     (147,662)    (147,662)
      Goodwill                                                       (4,533)       (4,533)       (4,533)      (4,533)
                                                                 ----------    ----------    ----------    ---------

      Regulatory capital                                         $   46,294        46,294        46,294       92,433
                                                                 ==========    ==========    ==========    =========

      Total assets                                               $  904,586       904,586       904,586      904,586
                                                                 ==========    ==========    ==========    =========

      Regulatory total assets                                    $  659,666       659,666
                                                                 ==========    ==========

      Risk-weighted assets                                                                   $  252,144      252,144
                                                                                             ==========    =========

      Capital ratio                                                    7.02%         7.02         18.36        36.66
      Regulatory capital category:
         Adequately capitalized or minimum FIRREA
           requirement equal to or greater than                        1.50%         3.00        N/A            8.00
         Capital exceeding requirement                           $   36,399        26,504        N/A          72,261
                                                                 ==========    ==========    ==========    =========

      Adequately capitalized or minimum FDICIA
        requirement equal to or greater than                                          4.0%         4.00         8.00

      Capital exceeding requirement                                            $   19,907        36,208       72,261
                                                                               ==========    ==========    =========

      Well capitalized, equal to or greater than                                     5.00%         6.00        10.00

      Capital exceeding requirement                                            $   13,311        31,165       67,219
                                                                               ==========    ==========    =========


(19)  Lease Commitments

      The Company assumed leases of a branch facility and parking lot in connection with the Citizens National Bank acquisition. The leases are from a partnership in which a Company executive, a Board Member, and other related parties are partners. The facility lease expires July 31, 2008 and the parking lot lease expired as of January 31, 1998. The parking lot lease is presently being paid month-to-month and is in the process of being renewed. For the six months ended March 31, 2001 and 2000 (unaudited) and the years ended September 30, 2000 and 1999, lease expense relating to these leases was $27,881 (unaudited), $16,000 (unaudited), $40,000, and $8,000, respectively.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                      September 30, 2000, 1999, and 1998

      Future minimum lease payments for the branch facility lease are as follows:


               Year ending September 30,
               -------------------------

                 2001                             $       42,000
                 2002                                     42,000
                 2003                                     42,000
                 2004                                     42,000
                 2005                                     42,000
                 Thereafter                              119,000
                                                  --------------

                                                  $      329,000
                                                  ==============


(20)  Formation of Insurance Subsidiary

      On November 18, 1999, the Company submitted an application to the OTS to obtain approval for the proposed formation of a service corporation subsidiary to engage in the reinsurance of mortgage guaranty insurance. On September 1, 2000, the Company received approval from the OTS to invest in a service corporation established to form the chartered reinsurance company. On November 30, 2000, the Company capitalized this wholly owned subsidiary with a capital contribution of $450,000. Operations commenced in December 2000.


(21)  Subsequent Event

      On October 26, 2000, the Company announced that its Board of Directors had approved a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance (the "Plan"). As part of the reorganization, the bank will organize a mid-tier stock holding company to be known as Charter Financial Corp. that will own 100% of the bank's common stock. Charter Financial Corp. will issue a majority of its shares to a mutual holding company to be known as First Charter, MHC. The remaining shares of Charter Financial Corp.'s common stock, which will be no more than 49% of the total shares, will be offered in a subscription offering to certain current and former members of the bank. The amount and pricing of the stock will be based on an independent appraisal of the organization.

      The transaction is subject to approval by the OTS, the bank's Federal banking regulator. If approved by the OTS, the Plan will also be submitted to the bank's eligible members for approval. Although it is not possible to predict when such approvals will be received, the bank presently expects to commence the stock offering during the second quarter of 2001. The common stock will be offered on a priority basis in a Subscription Offering to eligible customers of the bank. Shares not sold in the Subscription Offering may be offered to the general public in a Community Offering.

      A liquidation account will not be established since the Company members retain their rights as members of the mutual holding company.

      After the reorganization, the Company will be limited in the amount of dividends it can pay to Charter Financial Corp. The Company can pay its current year income and any undistributed income from the two prior years. The Company may apply to the OTS to pay distributions in amounts larger than such restriction. The Company must also remain well capitalized after any capital distribution.

                                  CHARTERBANK

     Six Months ended March 31, 2001 and 2000 (unaudited) and Years ended
                     September 30, 2000 and 1999, and 1998


      Reorganization costs will be treated as reductions in the offering proceeds and thus as a reduction of the capital raised. If the offering is not successfully completed, the costs will be expensed in the period the reorganization is terminated. Reorganization costs through March 31, 2001 totaled $483,960 (unaudited).


(22)  Restatement of Previously Reported Financial Statements

      For the year ended September 30, 2000, the Company's Board of Directors approved a special management incentive bonus accrual of $1,200,000. In light of regulatory concerns regarding certain distributions related to the accrual, on March 22, 2001, the Board of Directors rescinded its approval of such special management incentive bonus accrual and instructed members of executive management to repay the $200,000 which was disbursed in December 2000 related to this accrual. Accordingly, the Board of Directors of the Company has determined to restate its consolidated financial statements at and for the year ended September 30, 2000 for the effects of the clarification regarding the regulatory authorities' position.


      The effects of the adjustments to the September 30, 2000 consolidated financial statements are as follows:

      . Reductions in both salaries and benefits expense and other liabilities of $1,200,000; and

      . Increases in both income tax expense and deferred income tax liability of $450,000 to reflect the income tax effect of the above adjustment.

      The aggregate effect of such adjustments was to increase previously reported income before income taxes by $1,200,000, net income by $750,000, comprehensive income by $750,000, deferred income taxes by $450,000, retained earnings by $750,000, and to decrease previously recorded other liabilities by $1,200,000.

                         Independent Auditors' Report


The Board of Directors
CharterBank:


We have audited the accompanying consolidated statements of financial condition of CharterBank (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of income and comprehensive income, equity, and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CharterBank at September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 22, the consolidated statement of financial condition as of September 30, 2000, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the year ended September 30, 2000 have been restated.

                                                   /s/ KPMG LLP


Atlanta, Georgia
December 1, 2000, except as to
  note 22, as to which the
  date is March 22, 2001

________________________________________________________________________________


You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of CharterBank or Charter Financial may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.



                                    [Logo]

               (Proposed Stock Holding Company for CharterBank)



                    Up to 6,083,500 Shares of Common Stock


                                    ______



                                  PROSPECTUS



                       Sandler O'Neill & Partners, L.P.


                                  [         ]


Until the later of [     ] or 25 days after commencement of the offering, all
dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

________________________________________________________________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.
SEC Registration Fee (1)...........................................  $   15,209
OTS application fee and registration...............................      14,400
NASD filing fee....................................................       5,000
Nasdaq National Market Listing Fee (2).............................      90,000
Printing, postage and mailing......................................     100,000
Legal fees and expenses............................................     400,000
Placement Agent's fees and commissions (3).........................     450,000
Placement Agent's expenses (excluding counsel fees)................      50,000
Placement Agent's counsel fees and expenses........................      75,000
Accounting fees and expenses.......................................     200,000
Appraiser's fees and expenses (including preparing business plan)..     100,000
Conversion agent fees and expenses.................................      15,000
Certificate printing...............................................      10,000
Blue Sky fees and expenses (including fees of counsel).............      10,000
Miscellaneous......................................................      15,391
                                                                     ----------
TOTAL..............................................................  $1,550,000
                                                                     ==========


_____________

(1) Expenses based upon the registration and sale of 6,083,500 shares each at $10.00 per share.
(2)  Based total shares outstanding of 23,000,000.
(3) Assumes 2.5% commission paid on sale of 4,600,000 shares and excluding ESOP shares and shares purchased by management.



Item 14.  Indemnification of Directors and Officers.

     12 C.F.R. Section 545.121 of OTS Regulations sets forth the ability of a federal savings & loan association to indemnify its officers and directors. This section provides that a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association for: (1) any amount for which that person become liable under a judgment if such action; and (2) reasonable costs and expenses, including reasonable attorney's fees paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under such section if he or she attains a favorable judgment in such enforcement action.

     Indemnification shall be made to such individuals if (1) final judgments on the merits is in the individual's favor; or (2) in case of (i) settlement;
(ii) Final judgment against the individual, or (iii) final judgment in the individual's favor, other than on the merits, if a majority of the disinterested directors determine that the individual was acting in good faith within the scope of his or her employment or authority as he or she could have reasonably perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

     The section also provides that no indemnification may be made unless the association gives the OTS 60 days notice of its intention to make such indemnification.

     In addition to providing indemnification, under OTS Regulations, a savings association may obtain insurance to protect it and its officers, directors and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers or employees. However, the savings association may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

     Section 545.121 of OTS regulations is subject to and qualified by 12 U.S.C
(S) 1821(k) which provides in general that a director or officer of an insured depository institution may be held personally liable for monetary damages by, on behalf of, or at the request or direction of the Federal Deposit Insurance Corporation in certain circumstances.

     Article XII of both the Charter Financial Corp.'s and CharterBank's Bylaws provide that it shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Charter Financial Corp. or CharterBank for: (a) any amount for which that person becomes liable under a judgment in such action; and (b) reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under the indemnification section of the bylaws if he or she attains a favorable judgment in such enforcement action. These bylaw sections mirror OTS regulations as set forth above.

     Section 19 of the Bylaws of the First Charter, MHC provide that the mutual holding company shall indemnify its officers, directors and employees to the fullest extent permitted by the rules and regulations of the OTS at 12 C.F.R.
(S) 545.121.

     CharterBank and Charter Financial Corp. have each entered into a separate Employment Agreement with Robert L. Johnson. The Agreements each provide for indemnification to be provided to Mr. Johnson to the fullest extent permitted under federal law. CharterBank is also a party to Change of Control Agreements with certain officers of CharterBank which provide for indemnification for attorneys' fees in some instances. These Change of Control Agreements are guaranteed by Charter Financial Corp.


Item 15.  Recent Sales of Unregistered Securities.

          Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a)  List of Exhibits.

     1.1 Engagement Letter dated March 1, 2001, between CharterBank and Sandler O'Neill & Partners, L.P.*
     1.2 Form of Agency Agreement, between CharterBank and Sandler O'Neill & Partners, L.P.*

     2.1 CharterBank Amended Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Stock Issuance
     3.1  Federal Stock Charter of Charter Financial Corp.*
     3.2  Bylaws of Charter Financial Corp.*

     3.3  Federal Stock Charter of CharterBank**
     3.4  Bylaws of CharterBank*
     3.5  Federal Stock Charter of First Charter, MHC*
     3.6  Bylaws of First Charter, MHC*
     4.1  Federal Stock Charter of Charter Financial Corp. (See Exhibit
          3.1)*
     4.2  Bylaws of Charter Financial Corp. (See Exhibit 3.2)*
     4.3  Form of Stock Certificate of Charter Financial Corp.*

     5.1 Opinion of Thacher Proffitt & Wood regarding legality of securities to be registered**

     8.1  Opinion of Thacher Proffitt & Wood regarding federal tax matters**

     8.2 Opinion of Alston & Bird regarding Georgia state and local tax matters**

     8.3 Opinion of Alston & Bird regarding Alabama state and local tax matters**
     8.4  Letter from RP Financial, LC. regarding subscription rights*
     10.1 Form of Employee Stock Ownership Plan of Charter Financial Corp.*
     10.2 Form of Benefit Restoration Plan of Charter Financial Corp.*

     10.3 Form of Employment Agreement by and among Robert L. Johnson and Charter Financial Corp.**

     10.4 Form of One Year Change in Control Agreement by and among certain officers, Charter Financial Corp. and CharterBank**

     10.5 Form of Two Year Change in Control Agreement by and among certain officers, Charter Financial Corp. and CharterBank**

     10.6 Form of Charter Financial Corp. 2001 Recognition and Retention
          Plan**

     10.7 Form of Charter Financial Corp. 2001 Stock Option Plan**
     21.1 Form of Subsidiaries of the Registrant*

     23.1 Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1 to this Registration Statement)**
     23.2 Consent of KPMG LLP

     23.3 Consent of RP Financial, LC.

     23.4 Consent of Alston & Bird (included in Exhibits 8.2 and 8.3 to this Registration Statement)**
     24.1 Powers of Attorney (included in Signature Page of this Registration Statement)*

     99.1 Appraisal Report of RP Financial, LC. (Tables filed in paper format only)**

     99.2 Updated Appraisal Report of RP Financial, LC. (Tables filed in paper format only)**

     99.3 Updated Appraisal Report of RP Financial, LC. (Tables filed in paper format only)


     99.4 Form of marketing materials to be used in connection with the offering***


-----------
*Previously filed with the initial filing of the Registration Statement on Form S-1 on March 27, 2001.

**Previously filed with Amendment No. 1 to the Registration Statement on Form
  S-1 on May 18, 2001.

***Previously filed with Amendment No. 2 to the Registration Statement on Form
   S-1 on July 30, 2001.


(b)  Financial Statement Schedules.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Reorganization.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, Georgia on August 9, 2001.


                                    Charter Financial Corp.

                                    /s/ Robert L. Johnson
                                    --------------------------------------
                                    By: Robert L. Johnson
                                    President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

         Name                         Title                      Date
         ----                         -----                      ----

*                       Chairman of the Board               August 9, 2001


----------------------
John W. Johnson, Jr.

*                       President, Chief Executive Officer  August 9, 2001

----------------------  and Director (principal executive
Robert L. Johnson       officer

*                       Director                            August 9, 2001

----------------------
David Z. Cauble, III

*                       Director                            August 9, 2001

----------------------
Jane W. Darden

*                       Director                            August 9, 2001

----------------------
William B. Hudson

*                       Director                            August 9, 2001

----------------------
Thomas M. Lane

*                       Director                            August 9, 2001

----------------------
R. Terry Taunton

*                       Chief Financial Officer, Vice       August 9, 2001

----------------------  President and Treasurer (principal
Curtis R. Kollar        accounting officer)

*/s/ Robert L. Johnson as attorney-in-fact by power of attorney dated March 22, 2001, as filed on March 27, 2001.